                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             Red Lion Hotels, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             [RED LION LETTERHEAD]



                                                                October 10, 1996


To the Stockholders of Red Lion Hotels, Inc.:


     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Red Lion Hotels, Inc. ("Red Lion") to be held on Friday, November 8, 1996, at 8:00 a.m. (local time), at Le Parker Meridien Hotel, Salon Concorde, 119 West 56th Street, New York, New York 10019.


     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of September 12, 1996 (the "Merger Agreement"), by and among Red Lion, Doubletree Corporation ("Doubletree") and RLH Acquisition Corp., a wholly owned subsidiary of Doubletree ("Merger Sub"), and the merger of Merger Sub with and into Red Lion (the "Merger"). Under the terms of the Merger Agreement, each share of Common Stock, par value $.01 per share, of Red Lion ("Red Lion Common Stock") which is outstanding immediately prior to the Merger will be converted into the right to receive (i) $21.30 in cash and (ii) 0.2398 shares of common stock, par value $.01 per share, of Doubletree (such cash and stock consideration, together, the "Merger Consideration"), subject to adjustment under certain circumstances as described in the accompanying Proxy Statement/Prospectus. Detailed information concerning the proposed Merger are set forth in the accompanying Notice of the Special Meeting and Proxy Statement/Prospectus, which you are urged to read carefully.

     AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF RED LION HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE PROPOSED MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, RED LION AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND THE OPINION OF SMITH BARNEY INC., RED LION'S FINANCIAL ADVISOR, STATING THAT, AS OF THE DATE OF SUCH OPINION, THE MERGER CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF RED LION COMMON STOCK WAS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.


     The affirmative vote of the holders of not less than a majority of the outstanding shares of Red Lion Common Stock will be necessary for approval and adoption of the Merger Agreement and the Merger. As of October 9, 1996, Red Lion, a California Limited Partnership (the "Partnership") beneficially owned 20,900,000 shares (or approximately 66.7% of the then outstanding shares) of Red Lion Common Stock entitled to vote at the Special Meeting, and therefore the Partnership has sufficient voting power to constitute a quorum and to approve and adopt the Merger Agreement and the Merger, regardless of the vote of any other stockholder. Pursuant to a separate agreement, the Partnership has agreed to vote in favor of approval and adoption of the Merger Agreement and the Merger. As a result, upon the vote of the Partnership in accordance with such agreement, approval and adoption of the Merger Agreement and the Merger by the stockholders of Red Lion is assured.


     Nevertheless, because of the significance to Red Lion of the Merger, your participation in the Special Meeting, in person or by proxy, is important. IN ORDER TO ENSURE THAT YOUR INTERESTS ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. If you attend the Special Meeting in person you may, if you wish, vote personally on all matters brought before the Special Meeting even if you have previously returned your Proxy.

                                          Sincerely,

                                          /s/ David J. Johnson
                                          David J. Johnson
                                          Chairman of the Board,
                                          Chief Executive Officer and President

                             RED LION HOTELS, INC.

                                4001 MAIN STREET
                          VANCOUVER, WASHINGTON 98663
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON NOVEMBER 8, 1996

                            ------------------------

To the Stockholders of Red Lion Hotels, Inc.:


     A Special Meeting of Stockholders (the "Special Meeting") of Red Lion Hotels, Inc., a Delaware corporation ("Red Lion"), will be held on Friday, November 8, 1996, at 8:00 a.m. (local time), at Le Parker Meridien Hotel, Salon Concorde, 119 West 56th Street, New York, New York 10019, for the following purposes:


          (1) to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of September 12, 1996 (the "Merger Agreement"), by and among Red Lion, Doubletree Corporation, a Delaware corporation ("Doubletree"), and RLH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Doubletree ("Merger Sub"), and the merger of Merger Sub with and into Red Lion upon the terms and subject to the conditions thereof (the "Merger"), pursuant to which, among other things, each share of Common Stock, par value $.01 per share, of Red Lion ("Red Lion Common Stock") which is outstanding immediately prior to the Merger (other than shares as to which appraisal rights have been perfected, and not withdrawn or lost, under the Delaware General Corporation Law) will be converted into the right to receive (i) $21.30 in cash (plus, if the Merger does not occur on or prior to November 18, 1996, interest accruing at a fluctuating rate per annum equal to the prime interest rate from time to time of Bankers Trust Company, compounded daily, on $30.106 plus such accrued interest, for the period commencing on November 18, 1996 and ending on the day on which the Merger occurs) and (ii) 0.2398 shares (the "Exchange Ratio") of common stock, par value $.01 per share, of Doubletree ("Doubletree Common Stock"); provided, however, that in the event that the "volume-weighted average quote" of the reported sales prices per share of the Doubletree Common Stock quoted on The Nasdaq Stock Market's National Market, as reported by Bloomberg L.P., for the 10 consecutive trading days (on which shares of the Doubletree Common Stock are actually traded) immediately preceding the second business day prior to the effective time of the Merger (the "Final Doubletree Stock Price"), is equal to or less than $34.89, or equal to or greater than $38.56, the Exchange Ratio shall be subject to adjustment as follows: (a) if the Final Doubletree Stock Price is equal to or less than $31.22, then the Exchange Ratio shall be equal to the sum of 0.2398 plus the quotient obtained by dividing $0.8806 by the Final Doubletree Stock Price ; (b) if the Final Doubletree Stock Price is greater than $31.22 and equal to or less than $34.89, then the Exchange Ratio shall be equal to the quotient obtained by dividing $8.3657 by the Final Doubletree Stock Price; (c) if the Final Doubletree Stock Price is equal to or greater than $38.56 but less than $42.23, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.2463 by the Final Doubletree Stock Price; (d) if the Final Doubletree Stock Price is equal to or greater than $42.23 but less than $44.07, then the Exchange Ratio shall be equal to the difference of 0.2398 minus the quotient obtained by dividing $0.8806 by the Final Doubletree Stock Price; and (e) if the Final Doubletree Stock Price is equal to or greater than $44.07, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.6866 by the Final Doubletree Stock Price; and

          (2) to consider and transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.


     The Board of Directors of Red Lion has fixed the close of business on October 9, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof, and only stockholders of record at such time will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. The affirmative vote of the holders of not less than a majority of the outstanding shares of Red Lion Common Stock will be necessary for approval and adoption of the Merger Agreement and the Merger.

     IN ORDER TO ENSURE THAT YOUR INTERESTS ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. A PRE-ADDRESSED, STAMPED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

                                          By Order of the Board of Directors,


                                          /s/ Beth A. Ugoretz
                                          Beth A. Ugoretz
                                          Secretary


October 10, 1996

                             RED LION HOTELS, INC.

                                PROXY STATEMENT
                            ------------------------

                       DOUBLETREE CORPORATION PROSPECTUS
                            ------------------------

                              GENERAL INFORMATION


     This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is furnished in connection with the solicitation of proxies by the Board of Directors of Red Lion Hotels, Inc., a Delaware corporation ("Red Lion"), for use at a Special Meeting of Stockholders of Red Lion (the "Special Meeting"), to be held on November 8, 1996, or any adjournments or postponements thereof.


     At the Special Meeting, the stockholders of Red Lion will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of September 12, 1996 (the "Merger Agreement"), by and among Red Lion, Doubletree Corporation, a Delaware corporation ("Doubletree"), and RLH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Doubletree ("Merger Sub"), and the merger of Merger Sub with and into Red Lion upon the terms and subject to the conditions thereof (the "Merger"). A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Appendix A. As more fully described herein, in the Merger and pursuant to the Merger Agreement, Red Lion will become a wholly owned subsidiary of Doubletree, and each share of Common Stock, par value $.01 per share, of Red Lion ("Red Lion Common Stock") which is outstanding immediately prior to the Merger (other than shares as to which appraisal rights have been perfected, and not withdrawn or lost, under the Delaware General Corporation Law) will be converted into the right to receive
(i) $21.30 in cash (plus, if the Merger does not occur on or prior to November 18, 1996, interest accruing at a fluctuating rate per annum equal to the prime interest rate from time to time of Bankers Trust Company, compounded daily, on $30.106 plus such accrued interest, for the period commencing on November 18, 1996 and ending on the day on which the Merger occurs) and (ii) 0.2398 shares (the "Exchange Ratio") of common stock, par value $.01 per share, of Doubletree ("Doubletree Common Stock"); provided, however, that in the event that the "volume-weighted average quote" of the reported sales prices per share of the Doubletree Common Stock quoted on The Nasdaq Stock Market's National Market, as reported by Bloomberg L.P., for the 10 consecutive trading days (on which shares of the Doubletree Common Stock are actually traded) immediately preceding the second business day prior to the Effective Time (as defined below) (the "Final Doubletree Stock Price"), is equal to or less than $34.89, or equal to or greater than $38.56, the Exchange Ratio shall be subject to adjustment as follows: (a) if the Final Doubletree Stock Price is equal to or less than $31.22, then the Exchange Ratio shall be equal to the sum of 0.2398 plus the quotient obtained by dividing $0.8806 by the Final Doubletree Stock Price; (b) if the Final Doubletree Stock Price is greater than $31.22 and equal to or less than $34.89, then the Exchange Ratio shall be equal to the quotient obtained by dividing $8.3657 by the Final Doubletree Stock Price; (c) if the Final Doubletree Stock Price is equal to or greater than $38.56 but less than $42.23, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.2463 by the Final Doubletree Stock Price; (d) if the Final Doubletree Stock Price is equal to or greater than $42.23 but less than $44.07, then the Exchange Ratio shall be equal to the difference of 0.2398 minus the quotient obtained by dividing $0.8806 by the Final Doubletree Stock Price; and (e) if the Final Doubletree Stock Price is equal to or greater than $44.07, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.6866 by the Final Doubletree Stock Price. Appendix E to this Proxy Statement/Prospectus sets forth the number of shares of Doubletree Common Stock which would be issued in the Merger for each share of Red Lion Common Stock based on various assumed Final Doubletree Stock Prices.


     This Proxy Statement/Prospectus also constitutes a prospectus of Doubletree with respect to up to 8,802,545 shares of Doubletree Common Stock to be issued to holders of Red Lion Common Stock and holders of options to purchase Red Lion Common Stock in the Merger. On October 3, 1996, the last reported sale price of the Doubletree Common Stock on The Nasdaq Stock Market's National Market was $45.50 per share.


     SEE "RISK FACTORS" COMMENCING ON PAGE 19 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE MERGER.


     This Proxy Statement/Prospectus is first being mailed to the stockholders of Red Lion on or about October 10, 1996.

                            ------------------------

THE SHARES OF DOUBLETREE COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN
 APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
   PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
     CRIMINAL OFFENSE.
                            ------------------------

 THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED UPON OR ENDORSED
   THE MERITS OF THE MERGER. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------


        The date of this Proxy Statement/Prospectus is October 10, 1996.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DOUBLETREE OR RED LION SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Doubletree and Red Lion are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Doubletree and Red Lion with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The shares of Red Lion Common Stock are listed on the New York Stock Exchange and, as such, certain of the periodic reports, proxy statements and other information filed by Red Lion with the Commission can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The shares of Doubletree Common Stock are quoted on The Nasdaq Stock Market's National Market, and, as such, certain of the reports, proxy statements and other information concerning Doubletree can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006. Such materials can also be inspected on the Internet at http://www.sec.gov.

     Doubletree has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Doubletree Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus also constitutes the Prospectus of Doubletree filed as part of the Registration Statement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Doubletree are incorporated by reference in this Proxy Statement/Prospectus:

          1. Doubletree's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Doubletree 10-K");

          2. The portions of the Proxy Statement dated March 15, 1996 for the 1996 Annual Meeting of Stockholders of Doubletree that have been incorporated by reference in the Doubletree 10-K;

          3. Doubletree's Quarterly Reports on Form 10-Q for the interim periods ended March 31, 1996 and June 30, 1996;

          4. Doubletree's Current Reports on Form 8-K dated February 27, 1996 and September 12, 1996; and

          5. The description of the Doubletree Common Stock contained in the Registration Statement on Form 8-A filed by Doubletree pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     The following documents filed with the Commission by Red Lion are incorporated by reference in this Proxy Statement/Prospectus:

          1. Red Lion's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Red Lion 10-K");

          2. The portions of the Proxy Statement dated April 15, 1996 for the 1996 Annual Meeting of Stockholders that have been incorporated by reference in the Red Lion 10-K;

          3. Red Lion's Quarterly Reports on Form 10-Q for the interim periods ended March 31, 1996 and June 30, 1996;

          4. Red Lion's Current Reports on Form 8-K dated August 29, 1996 and September 12, 1996; and

          5. The description of the Red Lion Common Stock contained in its Registration Statement on Form 8-A filed by Red Lion pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     All documents and reports filed by Doubletree or Red Lion with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document (which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Proxy Statement/Prospectus.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO DOUBLETREE AND RED LION WHICH ARE NOT ATTACHED HERETO OR DELIVERED HEREWITH. SUCH DOCUMENTS RELATING TO DOUBLETREE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM DOUBLETREE, 410 NORTH 44TH STREET, SUITE 700, PHOENIX, ARIZONA 85008,
ATTENTION: WILLIAM L. PEROCCHI, TELEPHONE: (602) 220-6666. SUCH DOCUMENTS RELATING TO RED LION (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM RED LION, 4001 MAIN STREET, VANCOUVER, WASHINGTON 98663, ATTENTION: RANDALL OLIVER, DIRECTOR OF INVESTOR RELATIONS, TELEPHONE: (360) 696-0001. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY SUCH REQUEST SHOULD BE MADE BY NOVEMBER 1, 1996.

                            ------------------------

     ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO RED LION HAS BEEN SUPPLIED BY RED LION, AND ALL INFORMATION CONTAINED HEREIN RELATING TO DOUBLETREE HAS BEEN SUPPLIED BY DOUBLETREE, AND NEITHER RED LION NOR DOUBLETREE WARRANTS THE ACCURACY OR COMPLETENESS OF INFORMATION RELATING TO THE OTHER PARTY.

     Unless otherwise noted, the statistics set forth in "Business of Red Lion" in this Proxy Statement/Prospectus relating to the lodging industry (other than Red Lion statistics) are from, or have been derived from, information published or provided by Smith Travel Research, an industry research organization. Smith Travel Research has not provided any form of consultation, advice or counsel regarding any aspect of the Merger, and Smith Travel Research is in no way associated with the proposed transaction.

                             CORPORATE ORGANIZATION

DOUBLETREE

     Doubletree Corporation ("Doubletree") was incorporated on May 19, 1994 to succeed to all the assets, liabilities and business operations of Doubletree Partners, formerly Guest Quarters Hotel Partnership ("GQHP"). On December 16, 1993, Doubletree Partners and Doubletree Hotels Corporation ("DHC") were combined through the transfer of the ownership interests in DHC to Doubletree Partners in exchange for cash and partnership interests in Doubletree Partners (the "Doubletree Combination Transaction"). On June 30, 1994 (immediately prior to the initial public offering of Doubletree Common Stock), the partners of Doubletree Partners, other than Samantha Hotel Corporation ("Samantha"), contributed their general partnership interests to Doubletree, and the Samantha owners contributed all the capital stock of Samantha to Doubletree in consideration for an aggregate of 15,500,000 shares of Doubletree Common Stock, distributed in proportion to their respective ownership interests in Doubletree Partners prior to such transfers (the "Doubletree Reorganization").

RED LION

     Red Lion Hotels, Inc. ("Red Lion") was incorporated in March 1994 as a wholly-owned subsidiary of Red Lion, a California Limited Partnership (prior to August 1, 1995, "Historical Red Lion" and, on and after August 1, 1995, the "Partnership"). Red Lion's operations commenced in March 1995 when Historical Red Lion contributed a 49.4% interest in a joint venture which owns the Santa Barbara Red Lion Hotel to Red Lion. Red Lion completed an initial public offering of Red Lion Common Stock on August 1, 1995 (the "Red Lion Offering"). After giving effect to the Red Lion Offering, the Partnership currently owns approximately 67% of outstanding Red Lion Common Stock. Immediately prior to the closing of the Red Lion Offering, Historical Red Lion repaid certain of its outstanding indebtedness with existing cash balances and contributed substantially all of its assets (excluding 17 hotels (the "Red Lion Leased Hotels"), certain minority joint venture interests and certain current assets) and certain liabilities to Red Lion (the "Red Lion Formation").

     On August 1, 1995, Red Lion refinanced or repaid substantially all of the debt contributed pursuant to the Red Lion Formation with the net proceeds of the Red Lion Offering, borrowings under a new term loan and existing cash (the "Red Lion Refinancing"). Red Lion also entered into a long-term master lease with the Partnership for the Red Lion Leased Hotels.
                         ------------------------------

     Doubletree Hotels(R), Doubletree Guest Suites(R), Doubletree Club Hotels(R) and Club Hotels by Doubletree(R) are registered trademarks of Doubletree.

     Red Lion Hotel(R), Red Lion Inns(R) and Red Lion(R) are registered trademarks of Red Lion.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
GENERAL INFORMATION...................................................................    i
AVAILABLE INFORMATION.................................................................   ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   ii
CORPORATE ORGANIZATION................................................................   iv
SUMMARY...............................................................................    1
  The Parties.........................................................................    1
  The Combined Company................................................................    2
  The Special Meeting.................................................................    4
  The Merger..........................................................................    5
  Forward Looking Information.........................................................   10
  Unaudited Summary Pro Forma Financial Data of Doubletree............................   11
  Summary Financial Information of Doubletree.........................................   13
  Summary Financial Information of Red Lion...........................................   16
  Common Stock Price Range of Doubletree and Red Lion.................................   18
  Dividends...........................................................................   18
RISK FACTORS..........................................................................   19
  Financing of the Merger; Leverage...................................................   19
  Integration of the Two Companies....................................................   19
  Competition for and Dependence on Management Contracts, Leases and Franchise
     Agreements; Competition for Guests...............................................   20
  Risk of Contract Turnover...........................................................   20
  Dependence on Certain Hotel Owners..................................................   21
  Risks Associated with Expansion.....................................................   22
  Risks Associated with Owning and Leasing Real Estate................................   22
  Investment Losses; Risks Associated with Joint Ventures; Contingent Liabilities.....   23
  Risks Associated with New Construction..............................................   24
  Risks Associated with the Lodging Industry..........................................   24
  Fluctuations in Operating Results...................................................   24
  Government Regulations..............................................................   24
  Environmental Regulations...........................................................   25
  Potential Conflicts of Interest.....................................................   25
  Significant Stockholders............................................................   26
  Anti-Takeover Provisions............................................................   26
  Price Volatility....................................................................   26
  Shares Eligible For Future Sale.....................................................   26
THE SPECIAL MEETING...................................................................   27
  Time and Place; Purposes............................................................   27
  Record Date; Quorum.................................................................   27
  Votes Required......................................................................   27
  Proxies.............................................................................   28
THE MERGER............................................................................   29
  Background of the Merger............................................................   29
  Reasons for the Merger; Recommendation of Board of Directors........................   33
  Opinions of Financial Advisors......................................................   35
  Interests of Certain Persons in the Merger..........................................   42
  Accounting Treatment................................................................   45
  Certain Federal Income Tax Consequences.............................................   45
  Regulatory Approval.................................................................   46
  Nasdaq Quotation....................................................................   46
  Federal Securities Law Consequences.................................................   46
  Appraisal Rights....................................................................   47

                                                                                        PAGE
                                                                                        ----
  Financing of the Merger.............................................................   49
THE MERGER AGREEMENT..................................................................   51
  The Merger..........................................................................   51
  Merger Consideration................................................................   51
  Exchange of Certificates............................................................   52
  Effect of the Merger on Stock Options...............................................   54
  Representations and Warranties......................................................   54
  Certain Covenants...................................................................   54
  Conditions..........................................................................   59
  Termination.........................................................................   61
  Termination Fees....................................................................   62
  Expenses............................................................................   62
  Amendment and Waiver................................................................   62
  Registration Rights Agreement; Lock-Up..............................................   62
  Partnership Services Agreement......................................................   63
THE COMBINED COMPANY..................................................................   64
  Business and Strategy...............................................................   64
  Directors and Executive Officers....................................................   67
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION......................   70
SELECTED CONSOLIDATED FINANCIAL DATA OF DOUBLETREE....................................   77
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
  OF DOUBLETREE.......................................................................   79
  Overview............................................................................   79
  Results of Operations...............................................................   79
  Liquidity and Capital Resources.....................................................   82
BUSINESS OF DOUBLETREE................................................................   84
  Recent Developments.................................................................   84
  The Lodging Industry................................................................   86
  Hotel Operations: Doubletree Brand Hotels...........................................   86
  Hotel Operations: Non-Doubletree Brand Hotels.......................................   89
  Investments and Commitments.........................................................   91
  Hotel Properties....................................................................   93
  The RFS Acquisition.................................................................   98
  Competition.........................................................................   98
  Government Regulation...............................................................   98
  Environmental Matters...............................................................   99
  Intellectual Property...............................................................   99
  Insurance...........................................................................   99
  Employees...........................................................................   99
  Legal Proceedings...................................................................   99
SELECTED PRO FORMA FINANCIAL, HISTORICAL FINANCIAL AND OTHER DATA OF RED LION.........  100
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
  OF RED LION.........................................................................  102
  Results of Operations...............................................................  102
  Liquidity and Capital Resources.....................................................  106
  Seasonality.........................................................................  106
  Inflation...........................................................................  106
BUSINESS OF RED LION..................................................................  107
  General.............................................................................  107
  Hotels..............................................................................  107

                                                                                        PAGE
                                                                                        ----
  Customers and Marketing.............................................................  109
  Hotel Management and Centralized Support Services...................................  110
  Management Contracts................................................................  111
  Joint Ventures......................................................................  111
  The Partnership Lease...............................................................  111
  Competition.........................................................................  112
  Environmental Matters...............................................................  113
  Employees...........................................................................  113
  Trademarks and Service Marks........................................................  114
  Legal Proceedings...................................................................  114
  Government Regulation...............................................................  114
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF DOUBLETREE..........  115
DESCRIPTION OF CAPITAL STOCK OF DOUBLETREE............................................  118
  Common Stock........................................................................  118
  Preferred Stock.....................................................................  118
  Registration Rights.................................................................  118
  Certain Provisions of Delaware Law..................................................  119
  Limitation of Liability and Indemnification Agreements..............................  120
COMPARATIVE RIGHTS OF STOCKHOLDERS....................................................  121
  General.............................................................................  121
  Authorized Capital..................................................................  121
  Number of Directors; Removal; Filling Vacancies.....................................  121
  Classified Board of Directors.......................................................  122
  Special Meetings of Stockholders....................................................  122
  Stockholder Action by Written Consent...............................................  122
  Advance Notice Provisions for Stockholder Proposals, Including Nomination of
     Directors........................................................................  123
  Cumulative Voting...................................................................  124
  Amendment of the Certificate of Incorporation and Bylaws............................  124
  Business Combinations...............................................................  124
  Limitation of Liability of Directors................................................  125
  Indemnification of Directors and Officers...........................................  125
LEGAL MATTERS.........................................................................  126
EXPERTS...............................................................................  126
INDEX TO FINANCIAL STATEMENTS.........................................................  F-1
APPENDIX A -- Agreement and Plan of Merger (excluding exhibits).......................  A-1
APPENDIX B -- Opinion of Smith Barney Inc. ...........................................  B-1
APPENDIX C -- Opinion of Morgan Stanley & Co. Incorporated............................  C-1
APPENDIX D -- Section 262 of the Delaware General Corporation Law.....................  D-1
APPENDIX E -- Sample Exchange Ratio Adjustments.......................................  E-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus (the "Proxy Statement/Prospectus"). Reference is made to, and this summary is qualified in its entirety by reference to, the more detailed information contained elsewhere, or incorporated by reference, in this Proxy Statement/Prospectus and the Appendices attached hereto. Stockholders are urged to read carefully this Proxy Statement/Prospectus, the attached Appendices and such information incorporated by reference, in their entirety. As used in this Proxy Statement/Prospectus, (i) "Doubletree" refers to Doubletree Corporation and, unless the context otherwise requires, its subsidiaries, (ii) "Red Lion" refers to Red Lion Hotels, Inc. (and, for periods prior to the Red Lion Formation, the operations of Historical Red Lion and Historical Red Lion's subsidiaries, affiliates and joint ventures) and, unless the context otherwise requires, its subsidiaries, (iii) the "Partnership" means Red Lion, a California Limited Partnership, and its subsidiaries, subsequent to the Red Lion Formation and (iv) the "Combined Company" refers to the operations of Doubletree (including Red Lion) after giving effect to the Merger. For a discussion of the historical corporate organization of Doubletree and Red Lion, see "Corporate Organization." Unless the context otherwise requires, all assumptions relating to the Merger assume no adjustment to the Exchange Ratio (as defined herein) has been made.

THE PARTIES


     Doubletree. Doubletree is one of the nation's leading hotel management companies. At June 30, 1996, Doubletree managed, leased, or franchised 179 hotels with an aggregate of 41,232 rooms in 37 states, the District of Columbia and Mexico. This represents a 63% and 43% increase in managed, leased or franchised hotels and aggregate room count, respectively, during the twelve month period ended June 30, 1996. Excluding the hotels which became part of the Doubletree system through the acquisition of RFS, Inc., a privately held hotel operator ("RFS Management"), in February 1996 (the "RFS Acquisition") through which Doubletree significantly expanded its portfolio of non-Doubletree brand hotels (the "RFS Hotels"), this growth was 17% and 19%, respectively. See "Business of Doubletree -- The RFS Acquisition." Doubletree provides hotel owners with management and franchise services under its Doubletree Hotels, Doubletree Guest Suites, Doubletree Club Hotels and Club Hotels by Doubletree brand names, as well as management services for non-Doubletree brand hotels. At June 30, 1996, the Company's hotels included 60 Doubletree Hotels, 37 Doubletree Guest Suites, 13 Doubletree Club Hotels, and 69 hotels operated by Doubletree under third party brand names or as independent hotels.


     Merger Sub, a Delaware corporation and a wholly owned subsidiary of Doubletree, was organized at the direction of Doubletree to effect the Merger described herein, and has not conducted any business other than in connection with the Merger.

     The principal executive offices of Doubletree and Merger Sub are located at 410 North 44th Street, Suite 700, Phoenix, Arizona 85008, their telephone number at such address is (602) 220-6666 and Doubletree maintains a web site at http://www.doubletreehotels.com.

     Red Lion. Red Lion is a leading full service hospitality company. At June 30, 1996, Red Lion operated 55 hotels containing 14,540 rooms in the western United States. In July 1996, Red Lion acquired a hotel in Houston, Texas, containing 319 rooms. In September 1996, Red Lion purchased the Modesto, California hotel, which it managed prior to such acquisition. These two acquisitions and the April 1996 acquisition of a hotel in San Antonio, Texas are referred to herein as the "Red Lion 1996 Hotel Acquisitions." A typical Red Lion property is a full service hotel located in close proximity to a business or commercial center, airport, major highway or tourist destination. Red Lion hotels target the business traveler (both individual and group) and compete primarily in the upscale segment of the lodging industry with national chains. Red Lion has long term operating control over substantially all of its properties. As of September 15, 1996, Red Lion owned or leased, under a long-term lease, 41 of its 56 hotels. Red Lion's remaining 15 hotels are operated pursuant to management contracts. Owned hotels consist of 100% owned properties (17 hotels) and properties in which Red Lion holds at least a 50% interest through joint venture agreements (seven hotels).

     Red Lion's principal executive offices are located at 4001 Main Street, Vancouver, Washington 98663, its telephone number at such address is (360) 696-0001, and Red Lion maintains a web site at http://www.travelweb.com/thisco/redlion/common/redlion.htm1.


THE COMBINED COMPANY

     The Combined Company will be one of the largest full service hotel operating companies in the United States. On a pro forma basis, as of June 30, 1996, the Combined Company would have had a portfolio of 234 hotels (197 of which it would have managed and 37 of which it would have franchised) containing 55,770 rooms in the United States and Mexico. On a pro forma basis, the Combined Company would have had revenues of $599.3 million for the year ended December 31, 1995 and $327.9 million for the six months ended June 30, 1996, with operating income of $60.7 million and $46.1 million and net income of $21.0 million and $15.0 million, respectively.

     Doubletree's principal business strategy is, and the Combined Company's principal business strategy will be, to provide its hotel owners with high quality, responsive hotel management and franchise services designed to improve hotel profitability and to provide its hotel guests with a high level of satisfaction. In executing this business strategy, Doubletree seeks to implement policies and programs designed to increase revenues while minimizing operating expenses. Doubletree seeks to grow hotel revenues by continuing to strengthen the Doubletree brand and implementing national, regional and local sales and marketing programs. Programs designed to reduce costs include providing purchasing services at favorable prices to hotel owners, offering management services and the Doubletree brand for one combined fee, minimizing the costs associated with operating under the Doubletree brand name, and promoting employee productivity and morale. As a result of these and other Doubletree business strategies, net operating income for the 46 hotels managed by Doubletree for the period from January 1, 1991 through December 31, 1995 has, Doubletree believes, increased on average by approximately 20% per annum during such period.

     Doubletree's growth strategy is, and the Combined Company's growth strategy will be, focused on four areas: (i) improving the revenue and operating performance of its existing hotels; (ii) increasing the number of rooms under its management or brand in its hotel portfolio; (iii) expanding the support services it offers to hotel owners; and (iv) acquiring other hotel management companies.

     Doubletree believes that it has several competitive strengths that will enable it to implement its growth strategy and continue to obtain additional management contracts, leases and franchise agreements, including: (i) a proven track record of generating profits for hotel owners; (ii) the strength of the Doubletree brand; (iii) the ability to offer capital and flexible management structures to hotel owners; (iv) established relationships with institutional hotel investors; (v) the operation of multiple product lines and brands; and
(vi) the ability to increase penetration into Doubletree's existing markets.

     Doubletree has pursued its growth strategy in 1996 by completing the following transactions:

     - Acquisition of RFS, Inc. and Strategic Alliance with RFS Hotel Investors, Inc. In February 1996, Doubletree significantly expanded its portfolio of non-Doubletree brand hotels with the acquisition of RFS Management, which operates 50 hotels with approximately 7,000 rooms under such franchise brands as Holiday Inn, Holiday Inn Express, Residence Inn by Marriott, Hampton Inn, and Comfort Inn. The RFS Acquisition allows the Combined Company to further pursue non-Doubletree brand management contract and lease opportunities. Doubletree also separately negotiated a Right of First Refusal (as defined below in "Business of Doubletree -- Recent Developments -- Acquisition of RFS Management") with RFS Hotel Investors, Inc., a leading hotel real estate investment trust (the "REIT"), which provides a new source of long-term hotel management and lease opportunities for additions to the Combined Company's hotel portfolio.

     - Formation of Candlewood. Doubletree has entered the mid-priced extended stay segment of the hotel industry through a joint venture ("Candlewood") with entities controlled by Mr. Jack DeBoer, the founder of Residence Inns, whom the industry credits with creating the extended stay concept. Mr. DeBoer is primarily responsible for the development and day-to-day operations of Candlewood.

       Candlewood's first hotel commenced operations in May 1996. Doubletree believes that Candlewood provides an opportunity to generate additional revenue and participate in a rapidly expanding and high demand segment of the lodging industry.

     - Formation of Joint Venture Strategic Alliance with Patriot American Hospitality, Inc. In August 1996, Doubletree and Patriot American Hospitality, Inc. ("Patriot"), one of the nation's leading hotel real estate investment trusts, committed to invest $20.0 million and $200.0 million, respectively, of equity capital to acquire hotels that would be managed, branded and leased by Doubletree. Management believes this strategic alliance will provide the Combined Company with another source of long-term hotel management and lease opportunities. The joint venture has successfully completed the acquisition of four Doubletree hotels.

     The Merger is consistent with, and is an important step in, Doubletree's growth strategy. The Red Lion hotels complement Doubletree's current brand portfolio and create critical mass for improved national brand awareness. While there can be no assurance that the integration of Doubletree and Red Lion will be successful or accomplished in a timely fashion or that the Combined Company will successfully implement its growth strategy (see "Risk
Factors -- Integration of the Two Companies" and "Risk Factors--Risk of Contract Turnover"), Doubletree believes the Merger will generate several benefits, including:

     - Doubletree believes that the Combined Company's expanded size and diverse geographic presence presents opportunities for enhancing Doubletree's brand recognition. Subject to the receipt of necessary third party approvals, Doubletree currently intends to convert most of the Red Lion hotels to one of the Doubletree brands, thereby providing a major increase in market coverage for Doubletree's full service product, particularly in the western United States. Based on its examination of Red Lion hotels, Doubletree believes that such properties are generally in well maintained condition and of high quality. As a result Doubletree does not expect that such hotel brand conversions will require significant capital expenditures. If the plans to convert the Red Lion hotels to Doubletree brand hotels are successful, the Merger will nearly double the number of upscale, non-suite Doubletree brand hotels, with limited overlap in existing markets served. Notwithstanding the increased size and presence of the Combined Company, Doubletree believes that there will be a significant number of available markets offering expansion potential for the Combined Company, including many of the markets in which the Combined Company's hotels will be located.

     - Doubletree believes that as a result of Doubletree's national brand recognition, marketing strength, and higher average daily rate ("ADR") structure compared to Red Lion's, the conversion of the Red Lion hotels to the Doubletree brand presents opportunities for improvement in both ADR and occupancy rates.

     - Doubletree believes that the majority of leases and management agreements covering the Red Lion hotels are long-term, stable assets that do not present a significant risk that they will be terminated or renegotiated in the ordinary course of the Combined Company's business.

     - Doubletree believes that the Combined Company will create economies of scale in services provided to its hotel owners, such as centralized reservations services, national sales and marketing departments, centralized accounting, management information services and other administrative departments. As a result of the Merger, Doubletree believes that the Combined Company will achieve additional cost savings in these centralized services departments over those that have been experienced by Doubletree or Red Lion separately. In addition, Doubletree believes that the opportunity to integrate Red Lion's and Doubletree's corporate headquarters and services will result in cost savings that will directly benefit the Combined Company.

     - Doubletree believes that the combination of the experienced hotel employees at each of Doubletree and Red Lion will result in the Combined Company having a large pool of hotel employees with proven track records that can further support the implementation of Doubletree's business strategy and support the Combined Company's future growth. In addition, the Merger presents Doubletree with the opportunity to augment its successful corporate management team with individuals from Red Lion's experienced corporate management team.

     - Doubletree believes it can extend its purchasing power and leverage with vendors to the Red Lion hotels. Doubletree offers purchasing services to the hotels in its portfolio and uses its purchasing power, and, where appropriate, the purchasing power of certain of its major stockholders, to negotiate favorable contract terms with vendors, on both a regional and national basis. Doubletree believes that the Combined Company's increased size will further increase its purchasing power with such vendors and any prospective vendors, which may therefore result in cost savings to the hotel owners and may generate increased profits for the Combined Company.

     - Doubletree believes Red Lion's significant investments in upgrading its reservation system will enhance the performance of its current reservation system. Red Lion has invested approximately $11 million in developing a new, state-of-the-art central reservations system, which includes a direct interface with airline reservation systems, advanced marketing database capabilities and improved revenue management tools, including real-time room inventory, and is anticipated to be operational throughout the Red Lion system in early 1997. Doubletree currently intends to integrate its current reservation system with Red Lion's reservation system, capitalizing on the best aspects of each system, for use by the Combined Company's portfolio of hotels.

     As a result of the Merger, Doubletree will acquire 100% ownership in 17 of Red Lion's 56 hotel properties. Doubletree believes that these hotels can benefit substantially from the implementation of the Combined Company's business strategy. Doubletree, however, remains focused on managing hotels, and once such operating improvements outlined above have been realized, will explore all of its alternatives, including the sale of one or more of such properties while retaining the right to manage the hotels sold.

     It is expected that Doubletree's management team will continue to manage the operations of the Combined Company after the completion of the Merger. Doubletree intends to review its own operations and the operations of Red Lion in order to develop a plan to integrate the operations of both companies, capitalizing on the best aspects of each organization. Although no specific plans have been developed, Doubletree anticipates that there are opportunities to integrate corporate functions, sales and marketing, central reservations and accounting functions. The Board of Directors of Doubletree will be expanded to include two additional members to be designated by the Partnership, an entity affiliated with Kohlberg Kravis Roberts & Co. ("KKR"). The Partnership is the majority stockholder of Red Lion and will own approximately 12.9% of all outstanding Doubletree Common Stock upon consummation of the Merger and the Financing Plan (as defined below). GE Investment Management Incorporated ("GEIM"), Doubletree's principal stockholder, and the Trustees of General Electric Pension Trust ("GEPT") will beneficially own an aggregate of approximately 23.8% of the Doubletree Common Stock upon consummation of the Merger and the Financing Plan (as defined below). See "The Merger -- Financing of the Merger" and "Security Ownership of Certain Beneficial Owners and Management of Doubletree."

THE SPECIAL MEETING


     Date, Time, Place and Purpose. This Proxy Statement/Prospectus relates to a Special Meeting of Stockholders of Red Lion (the "Special Meeting"), to be held at Le Parker Meridien Hotel, Salon Concorde, 119 West 56th Street, New York, New York 10019 on Friday, November 8, 1996, starting at 8:00 a.m., local time. At the Special Meeting, the stockholders of Red Lion will be asked (i) to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger and (ii) to consider and transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.



     Record Date; Quorum. The record date for the Special Meeting is October 9, 1996 (the "Record Date"). Accordingly, only holders of record of Red Lion Common Stock as of such date will be entitled to notice of and to vote at the Special Meeting. The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Red Lion Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. As of the Record Date, there were approximately 31,315,000 shares of Red Lion Common Stock outstanding and entitled to vote at the Special Meeting.

     Votes Required. Under the Delaware General Corporation Law (the "DGCL"), the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Red Lion Common Stock outstanding on the Record Date is required for the approval and adoption of the Merger Agreement and the Merger. As of the Record Date, the directors and executive officers of Red Lion as a group beneficially owned in the aggregate 929,730 shares (or approximately 3.0% of the outstanding shares) of Red Lion Common Stock.



     In addition, as of the Record Date, the Partnership beneficially owned 20,900,000 shares (or approximately 66.7% of the then outstanding shares) of Red Lion Common Stock entitled to vote at the Special Meeting, and therefore the Partnership has sufficient voting power to constitute a quorum and to approve and adopt the Merger Agreement and the Merger, regardless of the vote of any other stockholder. Pursuant to a Shareholder Support Agreement dated as of September 12, 1996 by and between Doubletree and the Partnership (the "Red Lion Shareholder Support Agreement"), the Partnership has agreed to vote in favor of approval and adoption of the Merger Agreement and the Merger. As a result, upon the vote of the Partnership in accordance with such agreement, approval and adoption of the Merger Agreement and the Merger by the stockholders of Red Lion are assured.


THE MERGER


     Effect of the Merger and Merger Consideration. Upon consummation of the Merger, Red Lion will become a wholly owned subsidiary of Doubletree, and each share of Red Lion Common Stock which is outstanding immediately prior to the Effective Time (other than shares as to which appraisal rights have been perfected, and not withdrawn or lost, under the DGCL) will be converted into the right to receive (i) $21.30 in cash (plus, if the Merger does not occur on or prior to November 18, 1996, interest accruing at a fluctuating rate per annum equal to the prime interest rate from time to time of Bankers Trust Company, compounded daily, on $30.106 plus such accrued interest, for the period commencing on November 18, 1996 and ending on the day on which the Effective Time occurs) (the "Cash Consideration") and (ii) 0.2398 shares (the "Exchange Ratio") of common stock, par value $.01 per share, of Doubletree ("Doubletree Common Stock") (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"); provided, however, that in the event that the "volume-weighted average quote" of the reported sales prices per share of the Doubletree Common Stock quoted on The Nasdaq Stock Market's National Market ("Nasdaq"), as reported by Bloomberg L.P., for the 10 consecutive trading days (on which shares of the Doubletree Common Stock are actually traded) immediately preceding the second business day prior to the Effective Time (the "Final Doubletree Stock Price"), is equal to or less than $34.89, or equal to or greater than $38.56, the Exchange Ratio shall be subject to adjustment as follows: (a) if the Final Doubletree Stock Price is equal to or less than $31.22, then the Exchange Ratio shall be equal to the sum of 0.2398 plus the quotient obtained by dividing $0.8806 by the Final Doubletree Stock Price; (b) if the Final Doubletree Stock Price is greater than $31.22 and equal to or less than $34.89, then the Exchange Ratio shall be equal to the quotient obtained by dividing $8.3657 by the Final Doubletree Stock Price; (c) if the Final Doubletree Stock Price is equal to or greater than $38.56 but less than $42.23, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.2463 by the Final Doubletree Stock Price; (d) if the Final Doubletree Stock Price is equal to or greater than $42.23 but less than $44.07, then the Exchange Ratio shall be equal to the difference of 0.2398 minus the quotient obtained by dividing $0.8806 by the Final Doubletree Stock Price; and (e) if the Final Doubletree Stock Price is equal to or greater than $44.07, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.6866 by the Final Doubletree Stock Price. Appendix E to this Proxy Statement/Prospectus sets forth the number of shares of Doubletree Common Stock which would be issued in the Merger for each share of Red Lion Common Stock based on various assumed Final Doubletree Stock Prices. See "The Merger Agreement -- The Merger" and "The Merger Agreement -- Merger Consideration."


     At the Effective Time, each option to purchase Red Lion Common Stock then outstanding under Red Lion's 1995 Equity Participation Plan (each, a "Red Lion Option") will be converted into and represent the right to receive (i) the Merger Consideration into which the share or shares of Red Lion Common Stock issuable upon exercise of such Red Lion Option would have been converted if such Red Lion Option had been exercised immediately prior to the Effective Time, reduced by (ii) the aggregate exercise price for the shares of Red Lion Common Stock then issuable upon exercise of such Red Lion Option and the amount of any withholding taxes which may be required thereon. See "The Merger Agreement -- Effect of the Merger on Stock Options."

     Recommendation of the Board of Directors. The Board of Directors of Red Lion has unanimously determined that the terms of the proposed Merger are fair to, and in the best interests of, Red Lion and its stockholders. Accordingly, the Board of Directors of Red Lion has unanimously approved the Merger Agreement and the Merger, and unanimously recommends that all stockholders vote for approval and adoption of the Merger Agreement and the Merger. For a discussion of the factors considered by the Red Lion Board of Directors in reaching its decision, see "The Merger -- Reasons for the Merger; Recommendation of Board of Directors."

     Opinions of Financial Advisors. Smith Barney Inc. ("Smith Barney") has acted as financial advisor to Red Lion in connection with the Merger and has delivered a written opinion, dated September 12, 1996, to the Board of Directors of Red Lion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Red Lion Common Stock.

     On September 12, 1996, Morgan Stanley & Co. Incorporated ("Morgan Stanley") rendered its opinion (the "Morgan Stanley Opinion") to the Doubletree Board of Directors that, as of such date, the Merger Consideration to be paid to the holders of Red Lion Common Stock pursuant to the Merger Agreement was fair from a financial point of view to Doubletree.

     Copies of the full texts of the written opinions of Smith Barney and Morgan Stanley which set forth the assumptions made, procedures followed, matters considered and limits of their respective reviews, are attached to this Proxy Statement/Prospectus as Appendices B and C, respectively, and should be read carefully in their entirety. See "The Merger -- Opinions of Financial Advisors."


     Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors of Red Lion with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of Red Lion and the Board of Directors of Red Lion have certain interests in the Merger that are in addition to the interests of stockholders of Red Lion generally. Red Lion's executive officers, including Mr. David Johnson, its Chief Executive Officer, have severance and other agreements providing for certain lump sum payments upon termination of the executive officers in connection with the Merger and gross-up payments for certain excise taxes. The vesting of all options granted to these officers will be accelerated immediately prior to the consummation of the Merger, and all such options will be converted into the right to receive the Merger Consideration, less the option exercise price and any withholding taxes thereon. In addition, pursuant to the Merger Agreement, Doubletree will be required to maintain or cause Red Lion to maintain, subject to certain insurance premium limitations, directors' and officers' liability insurance for Red Lion's officers and directors for six years following the Merger. Mr. Edward Gilhuly and Mr. Michael Michelson, directors of Red Lion, will be appointed to the Board of Directors of Doubletree, effective upon consummation of the Merger. Pursuant to the Merger Agreement, at the Effective Time, the 1993 Registration Rights Agreement will be amended to grant to the Partnership certain demand and "piggyback" registration rights covering the shares of Doubletree Common Stock to be issued to the Partnership in the Merger. For a more detailed discussion of these interests, see "The Merger -- Interests of Certain Persons in the Merger," "The Merger Agreement -- Certain Covenants" and "The Merger
Agreement -- Registration Rights Agreement; Lock-Up."



     At the Effective Time, Doubletree, Red Lion and certain affiliates of Red Lion, will enter into a Partnership Services Agreement (the "Partnership Services Agreement") pursuant to which Doubletree will, upon request from the Partnership, provide certain support services to the Partnership in return for a fee. In addition, pursuant to the Partnership Services Agreement, Doubletree will agree to guaranty, subject to defenses available to Red Lion, the liabilities and obligations of Red Lion owed to the Partnership and its affiliates arising out of or related to Red Lion's business. See "The Merger Agreement -- Partnership Services Agreement."

     Conditions to the Merger. The obligations of Doubletree and Red Lion to consummate the Merger are subject to the satisfaction or, where legally permitted, waiver of certain conditions, including, among others, (i) the effectiveness of the registration statement on Form S-4 with respect to the issuance of Doubletree Common Stock in the Merger and the absence of any stop order suspending the effectiveness thereof and no proceeding for that purpose having been initiated or threatened by the Commission, (ii) obtaining requisite stockholder approvals, (iii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iv) the absence of any statute, rule, regulation, decree, injunction or other order of any governmental or regulatory authority or any court prohibiting the consummation of the Merger or any other material transaction pursuant to the Merger Agreement, (v) the absence of any change, event, occurrence or circumstance in the business, operations, properties, financial condition or results of operations of Red Lion or Doubletree and their respective subsidiaries (each taken as a whole) which, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the business, operations, properties, financial condition or results of operations of Red Lion or Doubletree and their respective subsidiaries, each taken as a whole, and (vi) the receipt of customary "comfort" letters from the independent public accountants of Red Lion and Doubletree. See "The Merger Agreement -- Conditions."


     Approval of Doubletree Stockholders. Doubletree has received an exemption from certain corporate governance requirements of Nasdaq for it to obtain the approval of its stockholders for the issuance of Doubletree Common Stock pursuant to the Merger ("Doubletree Stockholder Approval"). See "The Merger Agreement -- Certain Covenants -- Approval of Doubletree Stockholders."



     Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time of the Merger (i) by mutual consent of Doubletree and Red Lion, (ii) by either Doubletree or Red Lion if (a) the Merger shall not have been consummated by January 31, 1997, (b) Doubletree shall not have received an exemption from the requirements of Nasdaq to obtain the Doubletree Stockholder Approval, and the Doubletree Stockholder Approval shall not have been obtained upon a vote at a meeting of stockholders of Doubletree duly convened therefor (a "Doubletree Stockholders Meeting") or at any adjournment thereof, or (c) a court or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable (and the party seeking to terminate the Merger Agreement therefor shall have used all reasonable efforts to remove such injunction, order or decree), (iii) by the Board of Directors of Red Lion (a) if, by reason of a proposal with respect to a merger, acquisition or similar transaction involving 15% or more of the stock or consolidated assets of Red Lion (as further described herein, an "Alternative Transaction Proposal") being made, the Board of Directors of Red Lion determines that it will not recommend approval of the Merger by the stockholders of Red Lion, or withdraws such recommendation, whether before or after approval and adoption of the Merger Agreement by the stockholders of Red Lion, or (b) the Final Doubletree Stock Price is equal to or less than $29.38, or (iv) by the Board of Directors of Doubletree if (a) the Board of Directors of Red Lion shall have withdrawn or modified in a manner materially adverse to Doubletree its approval or recommendation of the Merger Agreement or the Merger or shall have recommended an Alternative Transaction Proposal to the stockholders of Red Lion (together with the circumstances described in (iii)(a) immediately above, a "Change of Recommendation"), (b) all of the conditions to the obligations of Doubletree to consummate the Merger shall have been satisfied, and Doubletree is unable to consummate the Merger or to pay the Merger Consideration as a result of its failure to obtain financing in an amount necessary to consummate the Merger or to pay the Merger Consideration due to the nonfulfillment of certain conditions precedent to the initial loans under the New Credit Facility (as defined below) or, to the extent the Bridge Loan (as defined below) is necessary for such financing, certain of the conditions precedent to the Bridge Loan (each, a "Financing Contingency"), or (c) the Final Doubletree Stock Price is equal to or less than $25.71. See "The Merger Agreement -- Termination."

     Termination Fees. In the event that the Merger Agreement is terminated due to a Change of Recommendation, Red Lion is required to pay Doubletree a cash fee of $25.0 million simultaneously upon (or, in the case of any such termination by Doubletree, no later than two business days after) such termination. In the event that the Merger Agreement is terminated for failure to obtain an exemption from the requirements of Nasdaq to obtain the Doubletree Stockholder Approval and the Doubletree Stockholder Approval shall not have been obtained at a Doubletree Stockholders Meeting, Doubletree is required to pay Red Lion a cash fee of $25.0 million. In the event that the Merger Agreement is terminated due to a Financing Contingency, Doubletree is required to pay Red Lion a cash fee of $12.0 million, which fee shall be the sole and exclusive remedy of Red Lion for the failure of the parties to consummate the Merger. Any such fees payable by Doubletree will be paid simultaneously with (or, in the case of any such termination by Red Lion in connection with the failure of Doubletree to obtain any required Doubletree Stockholder Approval, no later than two business days after) such termination. See "The Merger Agreement -- Termination Fees."



     Effective Time of the Merger. The Merger will become effective upon the filing of a Certificate of Merger (as defined below) with the Secretary of State of the State of Delaware or such later time as is specified in such certificate (the "Effective Time"). Such filing will be made as promptly as practicable after the requisite stockholder approvals have been obtained and all other conditions to the Merger have been satisfied or waived. Subject to the satisfaction (or waiver) of the other conditions to the obligations of Doubletree and Red Lion to consummate the Merger, it is presently expected that the Merger will be consummated immediately following the Special Meeting or as soon thereafter as such other conditions are satisfied.


     Exchange of Certificates. Upon consummation of the Merger, each holder of a certificate or certificates representing shares of Red Lion Common Stock or certificates or instruments representing Red Lion Options (collectively, "Certificates") outstanding immediately prior to the Merger will, upon the surrender thereof together with a letter of transmittal, duly executed, to a designated exchange agent (the "Exchange Agent"), be entitled to receive the aggregate Cash Consideration and a certificate or certificates representing the number of whole shares of Doubletree Common Stock into which such shares of Red Lion Common Stock or Red Lion Options will have been converted (in the case of the Red Lion Options, reduced as described above) as a result of the Merger. After the consummation of the Merger, the Exchange Agent will mail a letter of transmittal with instructions to all holders of record of Red Lion Common Stock as of the Effective Time for use in surrendering the Certificates in exchange for certificates representing shares of Doubletree Common Stock. Such letter of transmittal and instructions will also be available prior to the Effective Time upon written request and compliance with certain other requirements. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. See "The Merger Agreement -- Exchange of Certificates."

     Appraisal Rights. In connection with the Merger, holders of shares of Red Lion Common Stock will be entitled to demand appraisal rights in respect of such shares of Red Lion Common Stock under Section 262 of the DGCL ("Section 262"), subject to satisfaction by such stockholder of the conditions for appraisal rights established by Section 262. Failure to take any of the steps required under Section 262 on a timely basis may result in the loss of appraisal rights.
Section 262 is set forth in full in Appendix D to this Proxy Statement/ Prospectus. See "The Merger -- Appraisal Rights."

     Accounting Treatment. The Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the Combined Company will not include income (or loss) of Red Lion prior to the Effective Time. See "The Merger -- Accounting Treatment."


     Certain Federal Income Tax Consequences. The exchange of Red Lion Common Stock in the Merger will be fully taxable to holders of such stock. Consequently, a holder of Red Lion Common Stock who, pursuant to the Merger, exchanges his or her Red Lion Common Stock for cash and Doubletree Common Stock will realize a gain or loss measured by the difference between (i) the sum of the amount of cash and the fair market value of the Doubletree Common Stock (based on its trading price on the date of the Merger) received in the Merger and (ii) such holder's tax basis in the Red Lion Common Stock. See "The Merger -- Certain Federal Income Tax Consequences."

     Because certain tax consequences of the Merger may vary depending upon the particular circumstances of each stockholder, it is recommended that Red Lion stockholders consult their tax advisors concerning the Federal (and any State, local and foreign) tax consequences of the Merger in their particular circumstances.

     Resales of Doubletree Common Stock. The shares of Doubletree Common Stock to be issued to the stockholders of Red Lion in connection with the Merger have been registered under the Securities Act. All shares of Doubletree Common Stock received by Red Lion stockholders in the Merger will be freely transferable, except that shares of Doubletree Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Red Lion at the time of the Special Meeting may be resold by them only in certain permitted circumstances. See "The Merger -- Federal Securities Law Consequences" for a discussion of the limitations on transfer of shares of Doubletree Common Stock held by such affiliates.

     Registration Rights Agreement; Lock-Up. Pursuant to the Merger Agreement, Doubletree will grant to the Partnership four demand and unlimited "piggyback" registration rights with respect to the shares of Doubletree Common Stock to be issued to the Partnership in the Merger. See "Description of Capital Stock of Doubletree -- Registration Rights." Pursuant to the Red Lion Shareholder Support Agreement, the Partnership has agreed not to sell or otherwise dispose of any such shares of Doubletree Common Stock for 180 days following the Effective Time of the Merger, except for a distribution to a limited partner of the Partnership (which shares will represent approximately 2.3% of Doubletree Common Stock to be outstanding after giving effect to the Merger and the Financing Plan (as defined herein)). See "The Merger -- Interests of Certain Persons in the Merger" and "The Merger Agreement -- Registration Rights Agreement; Lock-Up."

     Financing of the Merger. The total amount of funds required by Doubletree to consummate the Merger and to pay related fees and expenses is expected to be approximately $918.8 million, including approximately $684.3 million to be paid to stockholders and optionholders of Red Lion as Cash Consideration in the Merger, approximately $213.3 million which will be used to retire existing outstanding indebtedness of Red Lion immediately following consummation of the Merger and $21.2 million of estimated fees and expenses excluding underwriters discounts and commissions of the Equity Offering (as defined below). It is currently anticipated that such amounts will be financed (the "Financing Plan") through (i) $600.0 million of borrowings under a $736.0 million term loan and revolving credit facility committed by Morgan Stanley and the Bank of Nova Scotia (the "New Credit Facility"), (ii) approximately $191.0 million in net proceeds from the public offering and sale by Doubletree of newly-issued shares of Doubletree Common Stock at or prior to the Effective Time (the "Equity Offering"), (iii) $100.0 million in proceeds from the sale of newly-issued shares of Doubletree Common Stock, and warrants to purchase additional newly-issued shares of Doubletree Common Stock (the "Warrants"), to GEPT or an affiliate thereof (the "GEPT Equity Investment"), and (iv) cash on hand.

                                                                            AMOUNT
                                                                        --------------
                                                                        (IN MILLIONS)
        Sources of Funds:
        Borrowings under the New Credit Facility.......................     $600.0
        Proceeds from the GEPT Equity Investment.......................      100.0
        Net proceeds from the Equity Offering..........................      191.0
        Cash on hand...................................................       27.8
                                                                              ----
             Total sources of funds....................................     $918.8
                                                                              ====
        Uses of Funds:
        Cash Consideration in the Merger...............................     $684.3
        Repayment of existing indebtedness of Red Lion.................      213.3
        Estimated fees and expenses, excluding underwriting discounts
          and commissions in connection with the Equity Offering.......       21.2
                                                                              ----
             Total uses of funds.......................................     $918.8
                                                                              ====

     In the event that the Equity Offering is not consummated at or prior to the Effective Time, Doubletree currently intends to obtain substitute financing, to the extent necessary, through additional borrowings under the New Credit Facility and bridge financing of up to $150.0 million for which Doubletree has received a written commitment from Morgan Stanley (the "Bridge Loan"). See "The Merger -- Financing of the Merger."

FORWARD LOOKING INFORMATION

     The statements contained in this Proxy Statement/Prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties. The following factors are among the factors that could cause actual results to differ materially from the forward-looking statements: national or local economic conditions affecting the supply and demand for hotel space; competition in hotel operations, including additional or improved services or facilities of competitors and price competition; competition for acquisition and other expansion opportunities which could limit the ability of Doubletree to implement its external growth strategy; availability of financing to fund expansion opportunities; and integration of the business of Doubletree and Red Lion following the Merger. The forward-looking statements should be considered in light of these factors.

            UNAUDITED SUMMARY PRO FORMA FINANCIAL DATA OF DOUBLETREE

     The following combined statement of operations table presents unaudited pro forma summary financial information for Doubletree for the year ended December 31, 1995 and the six month periods ended June 30, 1995 and June 30, 1996 as if the Merger, the Financing Plan, the Red Lion Formation and the Red Lion 1996 Hotel Acquisitions had each occurred on January 1, 1995. Additionally, the balance sheet data below is based on the unaudited June 30, 1996 balance sheets of Red Lion and Doubletree and assumes that the Merger and the Financing Plan were completed as of June 30, 1996 and that the two hotels acquired subsequent to June 30, 1996 in connection with the Red Lion 1996 Hotel Acquisitions had been purchased as of June 30, 1996. The unaudited pro forma financial data set forth below is presented for informational purposes only and may not reflect Doubletree's future results of operations and financial position or what the results of operations and financial position would have been had such transactions occurred on the dates indicated. The information below should be read in conjunction with the "Unaudited Pro Forma Condensed Consolidated Financial Information" and notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition of Doubletree" included elsewhere in this Proxy Statement/Prospectus.

                                                            YEAR ENDED       SIX MONTHS ENDED JUNE
                                                           DECEMBER 31,               30,
                                                           ------------     -----------------------
                                                            PRO FORMA       PRO FORMA     PRO FORMA
                                                               1995           1995          1996
                                                           ------------     ---------     ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Total revenues.........................................    $599,309       $ 286,670     $ 327,888
  Total operating costs and expenses.....................     538,613         250,571       281,754
  Operating income.......................................      60,696          36,099        46,134
  Interest, net..........................................     (37,050)        (18,819)      (18,838)
  Income before income taxes and minority interest.......      23,646          17,280        27,296
  Net income.............................................      20,970           9,725        14,970
  Earnings per share(1)..................................    $   0.55       $    0.26     $    0.39
  Weighted average common and common equivalent
     shares(1)...........................................      38,091          37,856        38,721
OTHER DATA:
  Operating Data Excluding Non-Recurring Items
     Operating income....................................    $ 77,923(2)    $  36,099     $  46,134
     Net income..........................................      22,011(3)        9,189(3)     14,970
     Earnings per share(1)...............................    $   0.58(3)    $    0.24(3)  $    0.39
  EBITDA(4)..............................................    $119,296       $  64,836     $  75,747

                                                                              AS OF JUNE 30, 1996
                                                                              -------------------
BALANCE SHEET DATA:
  Cash and cash equivalents...............................................        $    39,121
  Total assets............................................................          1,736,766
  Long-term debt, net of current portion..................................            595,000
  Stockholders' equity....................................................            728,363
  Book value per common share.............................................        $     18.70

---------------

(1) Pro forma per share information assumes that the approximately 15.9 million shares to be issued in connection with the Merger were issued as of January 1, 1995.


(2) Excludes $2.6 million of business combination expenses incurred by Doubletree in the fourth quarter of 1995 related to the RFS Acquisition and $14.7 million of formation expenses incurred by Red Lion as a result of the Red Lion Formation in August 1995.

(3) Adjusted to (a) provide for increased income tax expense on the excluded business combination and formation expenses incurred during the year ended December 31, 1995, (b) exclude the deferred tax benefit of $9.7 million related to the Red Lion Formation and provide for income taxes at the statutory rate and (c) provide for taxes on RFS Management's earnings that were not taxed due to its Sub-Chapter S status for both 1995 periods.

(4) EBITDA represents earnings before interest expense, income taxes, income
    (loss) attributable to joint venturers' interest, and depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles, and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by generally accepted accounting principles. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability to service debt.

    For the year ended December 31, 1995 EBITDA includes $14.7 million of non-recurring formation expenses associated with the Red Lion Formation and $2.6 million of business combination expenses related to the RFS Acquisition. Excluding these expenses, EBITDA for the year ended December 31, 1995 would have been $136.5 million.

COMBINED SUMMARY OPERATING DATA

                                                           AS OF DECEMBER
                                                                 31,             AS OF JUNE 30,
                                                          -----------------     -----------------
                                                           1994       1995       1995       1996
                                                          ------     ------     ------     ------
NUMBER OF HOTELS
  Owned Hotels..........................................      21         21         21         22
  Management Contracts..................................      92         97         96        102
  Lease Agreements......................................      21         22         22         73
  Franchise Agreements..................................      23         30         24         37
                                                          ------     ------     ------     ------
     Total..............................................     157        170        163        234
                                                          ======     ======     ======     ======
NUMBER OF ROOMS
  Owned Hotels..........................................   5,113      5,113      5,117      5,406
  Management Contracts..................................  25,729     28,105     27,322     29,552
  Lease Agreements......................................   4,608      5,006      5,006     12,234
  Franchise Agreements..................................   4,969      6,641      5,209      8,580
                                                          ------     ------     ------     ------
     Total..............................................  40,419     44,865     42,654     55,772
                                                          ======     ======     ======     ======
OTHER DATA
  Total Doubletree average daily rate(1)................  $82.21     $86.41     $82.22     $87.93
  Doubletree branded hotels average daily rate(1).......   84.59      88.99      88.55      94.99
  Red Lion average daily rate...........................   70.52      75.14      74.80      79.75
  Total Doubletree occupancy percentage(1)..............    71.0%      71.8%      72.8%      74.5%
  Doubletree branded hotels occupancy percentage(1).....    71.2       71.9       72.1       73.9
  Red Lion occupancy percentage.........................    72.1       72.7       72.2       71.0
  Total Doubletree REVPAR(1)(2).........................  $58.38     $62.03     $59.86     $65.51
  Doubletree branded hotels REVPAR(1)(2)................   60.22      63.96      63.84      70.20
  Red Lion REVPAR(2)....................................   50.85      54.59      54.10      56.61

---------------
(1) For the years ended 1994 and 1995, includes information only for hotels continuously managed by Doubletree (including RFS Management, but excluding Red Lion) since January 1, 1994. For the six months ended June 30, 1995 and 1996, includes only information for hotels continuously managed by Doubletree (including RFS Management, but excluding Red Lion) since January 1, 1995. Doubletree branded hotels include only those hotels managed by Doubletree under the Doubletree brand. Total Doubletree includes all hotels (other than Red Lion hotels) managed by Doubletree.

(2) REVPAR is occupancy percentage multiplied by average daily rate.

                  SUMMARY FINANCIAL INFORMATION OF DOUBLETREE


     The following tables present summary historical consolidated financial information for Doubletree, all of which have been restated to give effect to the RFS Acquisition in February 1996, which was accounted for as a pooling of interests. The table also presents summary pro forma consolidated financial information for the year ended December 31, 1993, assuming that the Doubletree Combination Transaction and the Doubletree Reorganization had each occurred on January 1, 1993. The information below should be read in conjunction with the consolidated financial statements of Doubletree and notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition of Doubletree." Pro forma results of operations are not necessarily indicative of the results of operations as they might have been had the Doubletree Combination Transaction and the Doubletree Reorganization been consummated at the beginning of the period shown. The results of operations for the six months ended June 30, 1995 and 1996 are not necessarily indicative of the results expected for the full year. For a discussion of the historical corporate organization of Doubletree, see "Corporate Organization."


                                                                                  SIX MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,                  JUNE 30,
                                     --------------------------------------     --------------------
                                     PRO FORMA(1)      ACTUAL       ACTUAL      ACTUAL       ACTUAL
                                         1993           1994         1995        1995         1996
                                     ------------     --------     --------     -------     --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                     ---------------------------------------------------------------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Total revenues...................    $ 56,796       $112,482     $196,586     $91,349     $117,376
  Total operating costs and
     expenses......................      41,171         93,711      174,282      79,452      100,181
  Operating income.................      15,625         18,771       22,304      11,897       17,195
  Interest, net....................      (1,247)           799        3,920       1,726        1,947
  Income before income taxes and
     minority interest.............      14,378         19,570       26,224      13,623       19,142
  Net income.......................       8,615         13,235(2)    17,791       9,387       12,427
  Earnings per share...............    $   0.47       $   0.66(2)  $   0.80     $  0.43     $   0.54
  Pro forma net income(3)..........                                $ 18,736     $ 8,851
  Pro forma earnings per
     share(3)......................                                $   0.84     $  0.40
  Weighted average common and
     common equivalent shares(4)...      18,228         20,071       22,219      21,984       22,849
OTHER DATA:
  EBITDA(5)........................    $ 19,115       $ 23,344     $ 31,137(5)  $15,811     $ 22,225

                                                                                     AS OF
                                                                                    JUNE 30,
                                                                                      1996
                                                                                    --------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.......................................................  $ 46,566
  Total assets....................................................................   211,973
  Long-term debt, net of current portion..........................................        --
  Stockholders' equity............................................................   154,461
  Book value per common share.....................................................  $   6.70

                                                        AS OF DECEMBER 31,       AS OF JUNE 30,
                                                        -------------------     -----------------
                                                         1994        1995        1995       1996
                                                        ------      -------     ------     ------
SUMMARY OPERATING DATA:
  NUMBER OF HOTELS
  Doubletree Full-Service Hotels......................      44           56         49         60
  Doubletree Guest Suite Hotels.......................      33           36         34         37
  Doubletree Club Hotels..............................      14           13         14         13
                                                        ------       ------     ------     ------
     Total Doubletree Brand Hotels....................      91          105         97        110
  Non-Doubletree Brand Hotels.........................      13           11         13         69
                                                        ------       ------     ------     ------
     Total Company Hotel Portfolio....................     104          116        110        179
                                                        ======       ======     ======     ======
  Management Contracts................................      77           81         81         86
  Lease Agreements(6).................................       4            5          5         56
  Franchise Agreements................................      23           30         24         37
                                                        ------       ------     ------     ------
     Total Company Hotel Portfolio....................     104          116        110        179
                                                        ======       ======     ======     ======

                                                        AS OF DECEMBER 31,       AS OF JUNE 30,
                                                        -------------------     -----------------
                                                         1994        1995        1995       1996
                                                        ------      -------     ------     ------
NUMBER OF ROOMS
  Doubletree Full-Service Hotels......................  14,207       18,422     16,269     19,334
  Doubletree Guest Suite Hotels.......................   7,138        7,693      7,378      8,033
  Doubletree Club Hotels..............................   2,573        2,386      2,573      2,364
                                                        ------      -------     ------     ------
     Total Doubletree Brand Hotels....................  23,918       28,501     26,220     29,731
  Non-Doubletree Brand Hotels.........................   2,620        2,114      2,551     11,501
                                                        ------      -------     ------     ------
     Total Company Hotel Portfolio....................  26,538       30,615     28,771     41,232
                                                        ======      =======     ======     ======
  Management Contracts................................  20,952       22,957     22,545     24,407
  Lease Agreements(6).................................     617        1,017      1,017      8,245
  Franchise Agreements................................   4,969        6,641      5,209      8,580
                                                        ------      -------     ------     ------
     Total Company Hotel Portfolio....................  26,538       30,615     28,771     41,232
                                                        ======      =======     ======     ======

                                                            YEARS ENDED         SIX MONTHS ENDED
                                                           DECEMBER 31,             JUNE 30,
                                                        -------------------     -----------------
                                                         1994        1995        1995       1996
                                                        ------      -------     ------     ------
REVPAR ANALYSIS(7)
  Doubletree Full-Service Hotels......................  $56.48      $ 60.08     $58.22     $64.28
  Doubletree Guest Suite Hotels.......................   69.57        73.74      77.00      84.13
  Doubletree Club Hotels..............................   41.59        43.99      47.34      50.74
     Total Doubletree Brand Hotels....................   60.22        63.96      63.84      70.20
  Non-Doubletree Brand Hotels.........................   49.02        52.51      50.60      54.69
     Total Company Hotel Portfolio....................   58.38        62.03      59.86      65.51

---------------
(1) Assumes that the Doubletree Combination Transaction and the Doubletree Reorganization had each occurred on January 1, 1993.

(2) Doubletree's effective tax rate for the year ended December 31, 1994 was 32.4% due to the organizational structure of Doubletree prior to its initial public offering. Had a 35% rate been applied, 1994 net income and earnings per share would have been $12.7 million and $0.63, respectively.

(3) During the fourth quarter of 1995, Doubletree and RFS Management incurred, in the aggregate, $2.6 million of business combination expenses related to the RFS Acquisition which closed in February 1996. RFS Management, as a Subchapter S corporation for Federal income tax purposes, was generally not liable for Federal income taxes for 1995. Accordingly, RFS Management did not provide for Federal income taxes in its 1995 financial statements. Pro forma adjustments have been made for the year ended December 31, 1995 and the six months ended June 30, 1995 to provide for income taxes on the earnings of RFS Management at the effective tax rate of Doubletree; also, for the year ended December 31, 1995 pro forma adjustments have been made to exclude the business combination expenses and provide for a related increase in income tax expense.

(4) Assumes that the 15,500,000 shares issued in connection with the Doubletree Reorganization and 2,727,811 shares issued to acquire RFS Management, which was accounted for as a pooling of interests, were outstanding for all periods presented.

(5) Includes $2.6 million of business combination expenses related to the RFS Acquisition. Excluding these expenses, EBITDA would have been $33.7 million for the year ended December 31, 1995.

(6) Includes one owned hotel (239 rooms).

(7) For the years ended 1994 and 1995, includes only information for hotels managed by Doubletree (including RFS Management) for the entire two-year period. For the six months ended June 30, 1995 and 1996, includes only information for hotels managed by Doubletree (including RFS Management) during both periods.

                   SUMMARY FINANCIAL INFORMATION OF RED LION

     The following tables present pro forma summary consolidated financial information for 1994 and 1995 for Red Lion giving effect to the Red Lion Formation and the Red Lion Refinancing as if they had occurred on January 1, 1994 and the actual results of operations for the six months ended June 30, 1996. THE FINANCIAL INFORMATION FOR ALL PERIODS PRESENTED HAS BEEN ADJUSTED TO CONFORM TO THE FINANCIAL STATEMENT PRESENTATION OF DOUBLETREE. The information below should be read in conjunction with the consolidated financial statements of Red Lion and notes thereto, "Unaudited Pro Forma Condensed Consolidated Financial Information" and notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition of Red Lion." Pro forma results of operations are not necessarily indicative of the results of operations as they might have been had the Red Lion Formation and the Red Lion Refinancing been consummated at the beginning of the period shown. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results expected for the full year. For a discussion of the historical corporate organization of Red Lion, see "Corporate Organization."

                                               YEARS ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                                              ---------------------------     ---------------------------
                                               PRO FORMA       PRO FORMA       PRO FORMA
                                              AS ADJUSTED     AS ADJUSTED     AS ADJUSTED     AS ADJUSTED
                                                 1994            1995            1995            1996
                                              -----------     -----------     -----------     -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Total revenues............................   $ 345,857       $ 375,948       $ 181,810       $ 198,416
  Total operating costs and expenses........     284,515         318,183         148,264         159,106
  Operating income..........................      61,342          57,765(1)       33,546          39,310
  Interest, net.............................     (18,814)        (16,929)         (9,496)         (6,939)
  Income before income taxes and minority
     interest...............................      42,528          40,836(1)       24,050          32,371
  Net income................................      24,922          32,751(1)       14,335          18,836
  Earnings per share........................   $    0.80       $    1.05(1)    $    0.46       $    0.60
  Weighted average common and
     common equivalent shares...............      31,313          31,313          31,313          31,313
OTHER DATA:
  EBITDA....................................   $  83,109       $  81,922(2)    $  45,785       $  50,592

                                                                              AS OF JUNE 30, 1996
                                                                              -------------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.................................................       $  36,509
  Total assets..............................................................         531,883
  Long-term debt, net of current portion....................................         204,109
  Stockholders' equity......................................................         249,115
  Book value per common share...............................................       $    7.96

                                                           AS OF DECEMBER
                                                                 31,             AS OF JUNE 30,
                                                          -----------------     -----------------
                                                           1994       1995       1995       1996
                                                          ------     ------     ------     ------
SUMMARY OPERATING DATA
  NUMBER OF HOTELS:(3)
  Owned Hotels..........................................      21         21         21         22
  Management Contracts..................................      15         16         15         16
  Leased Hotels.........................................      17         17         17         17
                                                          ------     ------     ------     ------
     Total..............................................      53         54         53         55
                                                          ======     ======     ======     ======
  NUMBER OF ROOMS:(3)
  Owned Hotels..........................................   5,113      5,113      5,117      5,406
  Management Contracts..................................   4,777      5,148      4,777      5,145
  Leased Hotels.........................................   3,991      3,989      3,989      3,989
                                                          ------     ------     ------     ------
     Total..............................................  13,881     14,250     13,883     14,540
                                                          ======     ======     ======     ======
  REVPAR:(4)
  Owned Hotels..........................................  $56.98     $60.52     $59.88     $63.20
  Management Contracts..................................   47.82      51.10      51.61      53.20
  Leased Hotels.........................................   46.60      51.20      49.65      52.45
                                                          ------     ------     ------     ------
     Total..............................................  $50.85     $54.59     $54.10     $56.61
                                                          ======     ======     ======     ======

---------------

(1) Includes $14.7 million of non-recurring costs associated with the Red Lion Formation. Excluding these costs, operating income and income before income taxes and minority interest would have been $72.4 million and $55.5 million, respectively. Net income and earnings per share adjusted to exclude the costs associated with the Red Lion Formation, to provide for taxes at the statutory rate and to exclude $9.7 million of deferred tax benefits related to the Red Lion Formation would have been $32.8 million and $1.05, respectively.

(2) Includes $14.7 million of non-recurring costs associated with the Red Lion Formation. Excluding these costs, EBITDA would have been $96.6 million for the year ended December 31, 1995.

(3) The information reflects the 17 Red Lion Leased Hotels, which were owned prior to August 1, 1995, as if the hotels were leased on each date presented.

(4) For the years ended 1994 and 1995, and the six months ended June 30, 1995 and 1996, includes information for all hotels owned or operated under management contracts and a lease agreement.

              COMMON STOCK PRICE RANGE OF DOUBLETREE AND RED LION

     The Doubletree Common Stock has been quoted on Nasdaq under the symbol "TREE" since July 1, 1994. The Red Lion Common Stock has been listed on the New York Stock Exchange (the "NYSE") under the symbol "RL" since July 26, 1995. The table below sets forth, for the calendar quarters indicated, the high and low bid prices as reported on Nasdaq and the high and low closing sales prices as reported on the NYSE Composite Tape, respectively, for the Doubletree Common Stock and the Red Lion Common Stock. The information with respect to Nasdaq quotations was obtained from the National Association of Securities Dealers, Inc. and reflects interdealer prices, without retail markup, markdown or commissions and may not represent actual transactions.


                                                        DOUBLETREE              RED LION
                                                       COMMON STOCK           COMMON STOCK
                                                     -----------------     ------------------
                                                      HIGH       LOW        HIGH        LOW
                                                     ------     ------     ------     -------
    YEAR ENDED DECEMBER 31, 1994:
      Third Quarter................................  $19.75     $14.50         --          --
      Fourth Quarter...............................   21.75      17.50         --          --
    YEAR ENDED DECEMBER 31, 1995:
      First Quarter................................   19.75      16.25         --          --
      Second Quarter...............................   21.50      19.00         --          --
      Third Quarter................................   24.25      18.75     $24.38     $ 20.63
      Fourth Quarter...............................   25.88      20.50      21.13       15.75
    YEAR ENDED DECEMBER 31, 1996:
      First Quarter................................   27.88      23.25      19.38       16.25
      Second Quarter...............................   35.38      26.50      23.63       19.25
      Third Quarter................................   39.50      31.25      29.63       20.63
      Fourth Quarter (through October 4, 1996).....   45.00      40.50      30.50       29.75



     The closing sale prices of Doubletree Common Stock and Red Lion Common Stock on September 12, 1996, the last trading day preceding public announcement of the Merger Agreement, were $37.00 and $28.75, respectively. On October 4, 1996 the closing sale price of Doubletree Common Stock was $45.00 and the closing sale price of Red Lion Common Stock was $30.375.


     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE DOUBLETREE COMMON STOCK AND THE RED LION COMMON STOCK.

DIVIDENDS

     No dividends have been declared or paid on either Doubletree Common Stock or Red Lion Common Stock since the incorporation of Doubletree and Red Lion, respectively. After the consummation of the Merger, Doubletree currently intends to retain any future earnings for reinvestment in the Combined Company and does not anticipate paying any cash dividends on the Doubletree Common Stock in the foreseeable future. Any payment of dividends in the future will be at the discretion of the Board of Directors of Doubletree and will be dependent upon the Combined Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. Doubletree will be prohibited from paying cash dividends or other distributions due to certain covenants under the New Credit Facility.

                                  RISK FACTORS

     The stockholders of Red Lion are being asked to approve and adopt the Merger Agreement and the Merger. If the Merger is consummated, the stockholders of Red Lion will become stockholders of Doubletree and will be subject to certain risks, including risks inherent in Doubletree's business, many of which are also applicable to Red Lion's business. Red Lion stockholders should carefully consider the following factors in addition to the other information contained in this Proxy Statement/Prospectus in evaluating whether to vote for the approval and adoption of the Merger Agreement and the Merger.

FINANCING OF THE MERGER; LEVERAGE


     Following consummation of the Merger and the related transactions, including the Financing Plan described in "The Merger -- Financing of the Merger," Doubletree will have substantial indebtedness, and as a result significant debt service obligations. After giving effect to the Merger and assuming the Financing Plan is effectuated, on June 30, 1996 Doubletree would have had $600.0 million of indebtedness and $728.4 million of stockholders' equity, resulting in a debt to total capital ratio of 0.45 to 1.00. In addition, depending on prevailing financial, economic and market conditions (including the trading market for Doubletree Common Stock) and any other factors or considerations the Board of Directors or management of Doubletree deems relevant, Doubletree may finance the Merger through additional borrowings under the New Credit Facility or the Bridge Loan, in lieu of the sale of Doubletree Common Stock in the Equity Offering. Accordingly, following the Merger, the amount of outstanding indebtedness may be greater than contemplated under the Financing Plan and stockholders' equity may be lower than contemplated under the Financing Plan, resulting in a debt to total capital ratio of up to 0.59 to
1.00. See "The Merger -- Financing of the Merger."



     In the event that Doubletree finances the Merger through the Bridge Loan and does not refinance the Bridge Loan in a timely manner, the interest rates thereunder will increase six months from the date of issuance and, upon the first anniversary of issuance, the notes thereunder will be exchanged for certain rollover notes and warrants to purchase Doubletree Common Stock. Although Doubletree intends to redeem any outstanding Bridge Loan notes as soon as practicable after the issuance thereof, there can be no assurance that the Company will be able to do so, if at all, in a timely manner. See "The
Merger -- Financing of the Merger -- The Bridge Loan."


     The degree to which Doubletree is leveraged could have important consequences to holders of Doubletree Common Stock, including the following: (i) Doubletree's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of Doubletree's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to Doubletree for its operations; (iii) certain of Doubletree's borrowings are and will continue to be at variable rates of interest, which causes Doubletree to be vulnerable to increases in interest rates; and (iv) such indebtedness contains or will contain numerous financial and other restrictive covenants, including those restricting the incurrence of indebtedness, the creation or existence of liens, the declaration or payment of dividends, certain investments, the acquisition of securities of Doubletree, and certain extraordinary corporate transactions. Failure by Doubletree to comply with such covenants may result in an event of default which, if not cured or waived, could have a material adverse effect on Doubletree.

     Doubletree's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. There can be no assurance that Doubletree's cash flow from its operations will be sufficient for payment of Doubletree's indebtedness in the future.

INTEGRATION OF THE TWO COMPANIES

     In determining the terms of the proposed Merger, the Boards of Directors of both Doubletree and Red Lion evaluated the companies' respective businesses based in part on expectations concerning the future operations of the Combined Company. The evaluations took into consideration the expectation that the combination of the two companies would produce the beneficial effects described below in "The Merger -- Reasons for the Merger; Recommendation of Board of Directors" and in "The Combined Company." In addition, Doubletree and Red Lion believe that a key benefit to be realized from the Merger will be the integration of their respective hotel portfolios. There can be no assurance that these expectations will be fulfilled. The combination of Doubletree and Red Lion presents certain risks with regard to the integration of the two organizations. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations; integrating different strategies and integrating personnel with disparate business backgrounds and corporate cultures. There can be no assurance that Doubletree and Red Lion will be able to integrate effectively or in a timely manner. Nor can there be any assurance that, even if integrated, the Combined Company's product and service offerings will be successful. The integration and consolidation is intended to realize cost savings. There can be no assurance of the extent to which such cost savings will be achieved, if any. If the Combined Company is not successful in integrating its strategies and hotel portfolios or if its integrated products and services fail to achieve market acceptance, the Combined Company could be adversely affected.

     In addition, as a key benefit of the Merger, Doubletree currently intends to convert most of the Red Lion hotels to one of the Doubletree brands. In some cases, such hotel brand conversions are subject to the approval of unaffiliated third parties. There can be no assurance that any such necessary third party approvals will be obtained.

COMPETITION FOR AND DEPENDENCE ON MANAGEMENT CONTRACTS, LEASES AND FRANCHISE AGREEMENTS;
COMPETITION FOR GUESTS

     Competition for management contracts, leases and franchise agreements in the lodging industry is intense. The Combined Company will compete with national and regional brand franchisers and management companies, some of which have greater name recognition than either Doubletree or Red Lion and greater financial resources than the Combined Company. In addition, smaller hotel management companies compete against the Combined Company. Doubletree believes that the Combined Company's ability to secure management contracts, leases or franchise agreements will be based principally upon the perceived value and quality of the Combined Company's management services, brand name and the potential economic advantages to the hotel owner of retaining the Combined Company's management services or brand names. Doubletree believes that the perceived value of a brand name to a hotel owner is in part a function of the success of the hotels currently under management under that brand name. Competitive factors also include relationships with hotel owners and investors, marketing support, reservation system capacity and the willingness to make debt and equity investments (collectively, "Investments") in connection with new management contracts and leases. No assurance can be given that the Combined Company will be successful in retaining current, or competing for additional, management contracts, leases or franchise agreements.

     Competition for guests in the lodging industry is also intense. Competitive factors in the industry include room rates, quality of accommodations, name recognition, service levels and convenience of location. The Combined Company's hotels will be located in areas that generally contain numerous other competitors, some of which have greater name recognition than either Doubletree or Red Lion and greater financial resources than the Combined Company. There can be no assurance that demographic, geographic or other changes in markets will not adversely affect the convenience or desirability of the locales in which the Combined Company's hotels are located. Further, there can be no assurance that new or existing competitors will not significantly lower rates, offer greater convenience, services or amenities, or significantly expand or improve facilities in a market in which the Combined Company's hotels compete, thereby adversely affecting the Combined Company's ability to attract guests.

RISK OF CONTRACT TURNOVER

     Management contracts, leases and franchise agreements will be acquired, terminated and renegotiated in the ordinary course of the Combined Company's business. Many of the management contracts and leases to which Doubletree is a party may be terminated by the owner of the hotel property if Doubletree fails to meet certain performance standards, or in the event of a change in control of the property through sale or foreclosure, or otherwise. Few of the management contracts and leases to which Red Lion is a party are subject to the same types of risks. In the event of a termination other than for performance, many contracts require the hotel owner to pay a termination fee, which may be more or less than the book value, if any, of the contract asset. If the Combined Company loses a capitalized management contract, lease or franchise agreement, the Combined Company will record a write-off of the remaining book value (less any termination fee received) of such management contract, lease or franchise agreement, which could have a material adverse effect on the Combined Company's results of operations and financial condition.

     Ownership of individual hotels and hotel portfolios change from time to time, and management and hotel brands may be changed concurrently. Historically, Doubletree and Red Lion have been successful in retaining management contracts, leases or franchise agreements in the majority of cases, because of their operating performance and competitive advantages. During 1995, four hotels managed by Doubletree (all operated under non-Doubletree brands) and two Doubletree franchised hotels were sold to new owners which did not retain Doubletree's services. In the six months ended June 30, 1996, two Doubletree managed hotels operated under the Doubletree brand and one Doubletree franchised hotel were sold to new owners which did not retain Doubletree's services. None of these terminations resulted in a material loss to Doubletree. In 1995 and the six months ended June 30, 1996, Doubletree was able to add 12 and 13 new hotels (net of the above terminations), excluding the RFS Acquisition, respectively, and achieved a net growth in rooms of 4,077 and 3,638, respectively.


     In 1995 and 1996, Starwood Lodging Trust, or its affiliates ("Starwood"), a company that owns and manages hotels, has acquired an aggregate of nine Doubletree brand hotels and one non-Doubletree brand hotel. Of such ten hotels, five are subject to Doubletree brand franchise agreements, four are subject to short-term management agreements convertible to Doubletree brand franchise agreements and the non-Doubletree brand hotel has left the Doubletree system. Doubletree has received notice from Starwood that it intends to convert the short-term management agreements of the hotels to short-term Doubletree franchise agreements, effective October 1, 1996. Starwood has indicated that three of such franchise agreements will likely be converted to other brands in early 1997. However, Doubletree currently anticipates that it would terminate two of the three franchise agreements as a result of the Merger. See "Business of Doubletree -- Recent Developments." In addition, in 1996, Starwood entered into a franchise agreement with Doubletree covering a Doubletree brand hotel that was not previously a part of the Doubletree system. There can be no assurance that Doubletree will retain the long-term management or franchise of the hotels that are owned by Starwood. There can be no assurance that the Combined Company will be as successful in the future as Doubletree and Red Lion have been in the past in retaining contracts, avoiding a material loss on contract termination, replacing terminated contracts with favorable new contracts or renegotiating and converting contracts.


DEPENDENCE ON CERTAIN HOTEL OWNERS

     Doubletree manages hotels for, leases hotels from, and franchises its brands to, (i) certain affiliates of two of its original stockholders, GE Investment Hotel Partners I, Limited Partnership ("GEHOP") and Metropolitan Life Insurance Company ("Metropolitan"), (ii) affiliates of certain of its directors and (iii) other major hotel investors. At June 30, 1996, affiliates of GEHOP and Metropolitan owned 12 and ten hotels, respectively, that were managed or leased by Doubletree. On the same date, Doubletree managed four hotels for affiliates of Norman B. Leventhal, a director of Doubletree. In 1995 Doubletree received in the aggregate (including reimbursements) $11.8 million, $10.3 million and $3.4 million, respectively, under contracts with these parties. At June 30, 1996, Doubletree also leased 49 hotels (45 of which it managed) from RFS Partnership, L.P., a limited partnership (the "Landlord"), of which RFS Hotel Investors, Inc. (the "REIT") is the sole general partner and 98.6% owner. For a description of certain of the relationships between Doubletree and the REIT, see "Business of Doubletree -- The RFS Acquisition." In addition, at June 30, 1996, there were five unrelated hotel owners that each owned between three and six hotels which are managed by or franchised from Doubletree.

     In addition, Red Lion leases from the Partnership the Red Lion Leased Hotels pursuant to a long-term lease (the "Partnership Lease"). The Partnership will continue to own the Red Lion Leased Hotels following consummation of the Merger. Michael Michelson, a director and stockholder of RLA-GP, Inc. ("RLA"), the general partner of the Partnership, and Edward Gilhuly, a director and officer of RLA, will be members of the Doubletree Board of Directors. While Red Lion believes the terms of the Partnership Lease are fair to Red Lion and the Partnership, those terms were not negotiated on an arms-length basis.

     Although Doubletree and Red Lion each believe that it has satisfactory relationships with these respective hotel owners, no assurance can be given that the Combined Company's relationship with these owners will remain satisfactory. In addition, the Combined Company's growth opportunities are dependent in part on its ability to maintain satisfactory relationships with these and other institutional hotel investors, and therefore the failure of the Combined Company to maintain any of these relationships could have a material adverse effect on the Combined Company's results of operation and financial condition or its ability to expand its portfolio of hotels under management or franchise.

RISKS ASSOCIATED WITH EXPANSION

     A major focus of the Combined Company's growth strategy will be to add significantly to its portfolio of hotels through the acquisition of management contracts, leases and franchise agreements, individually or in groups, including through the acquisition of hotel management companies. There can be no assurance that the Combined Company will be able to obtain new contracts, leases and franchise agreements, that such contracts, leases and franchise agreements will be profitable, or that the Combined Company's systems, procedures and controls and management, financial and other resources, will be adequate to support such expansion.

     There can be no assurance that the Combined Company will be able to integrate successfully new hotels, new hotel products or new hotel management company acquisitions into its operations, that new hotels, new hotel products or new hotel management company acquisitions will achieve revenue and profitability levels comparable to Doubletree's or Red Lion's existing hotels or that the combined business will be profitable. Hotels being operated under newly acquired management contracts or lease agreements, including those of Red Lion, may begin with lower occupancy and room rates. Furthermore, the Combined Company's expansion within its existing markets could adversely affect the financial performance of the Combined Company's existing hotels or its overall results of operations. Expansion into new markets may present operating and marketing challenges that are different from those currently encountered by Doubletree and Red Lion in its existing markets. There can be no assurance that the Combined Company will anticipate all of the changing demands, including those presented by the Merger, that expanding operations will impose on its management or its management information and reservation systems, and the failure to adapt its systems and procedures could have a material adverse effect on the Combined Company's business.

RISKS ASSOCIATED WITH OWNING AND LEASING REAL ESTATE

     As of June 30, 1996, Doubletree leased 56 hotels and owned one hotel. At the Effective Time, Doubletree's acquisition of Red Lion will result in Doubletree leasing 17 additional hotels, owning 17 additional hotels and having at least a 50% joint venture interest in seven hotels. As a result, the Combined Company will be subject to varying degrees of risk generally related to leasing and owning real estate. In addition to general risks related to the lodging industry, these risks include, among others, liability for long-term lease obligations, changes in national, regional and local economic conditions, local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and compliance with environmental laws, and adverse changes in zoning laws and other regulations, many of which are beyond the control of the Combined Company. Moreover, real estate investments are relatively illiquid, which means that the ability of the Combined Company to vary its portfolio of hotels in response to changes in economic and other conditions may be limited. Historically, Doubletree has earned management fees based on a percentage of specified hotel revenues and its risk has been limited to the extent of its management fee. However, lease terms typically require the payment of a fixed monthly base rent regardless of the performance of the hotel leased, in addition to a variable rent based on a percentage of revenues.

     The majority of the hotels that will be leased by the Combined Company will be leased from the REIT pursuant to the Percentage Leases (as defined in "Business of Doubletree -- Hotel Operations: Non-Doubletree Brand
Hotels -- Lease and Management Agreements") and the Partnership pursuant to the Partnership Lease. Each of the Percentage Leases and the Partnership Lease is a "triple net" lease which requires the lessee to maintain the leased hotel in good condition and repair and in conformity with all applicable legal requirements and to make, or cause to be made, all items of maintenance, repair, replacement and alteration to the leased hotel as necessary for such purpose. The Percentage Leases, the Partnership Lease and any other leases pursuant to which the Combined Company is the lessee will expose the Combined Company to the risk that the hotels covered by such leases will not generate sufficient revenues to meet the Combined Company's lease and other obligations. If such obligations are not met, the lessor can terminate the lease.

     In addition to provisions generally included in "triple net" leases, the Percentage Leases contain, among other things, a cross-default provision for events of default under any Percentage Lease acquired as part of the RFS Acquisition. This cross-default provision could result in additional leverage in favor of the REIT in the event of a dispute between RFS Management and the REIT. The Percentage Leases also require RFS Management to continue to make rental payments and to pay all other charges required under the lease for up to six months if a hotel is substantially damaged or destroyed and to indemnify the REIT from and against a number of liabilities, costs and expenses. The REIT has retained the right to sell one or more of the hotels subject to the Percentage Leases and to terminate the Percentage Leases relating to such hotels, provided that in connection with any such termination the REIT pays RFS Management the fair market value of such lease or offers to lease to RFS Management a substitute hotel under a lease with a fair market value equal to that of the lease being terminated. For a more detailed description of the Percentage Leases, see "Business of Doubletree -- Hotel Operations: Non-Doubletree Brand Hotels -- Lease and Management Agreements."

     The Partnership Lease requires, among other things, Red Lion to pay substantially all expenses associated with the operation of the Red Lion Leased Hotels, including all ground lease expense, real estate taxes, insurance, utilities and services. The Partnership has retained the right to sell one or more of the Red Lion Leased Hotels, subject to the terms of the Partnership Lease. Red Lion also has agreed to fully indemnify the Partnership and its affiliates for any matter arising by reason of or in connection with the leasing, use, non-use, occupancy, management or operation of each of the Red Lion Leased Hotels prior to or during the term of the Partnership Lease, including environmental matters. In connection with the Merger, Doubletree has agreed to guaranty these indemnification obligations. For a more detailed description of the Partnership Lease, see "Business of Red Lion -- The Partnership Lease."

INVESTMENT LOSSES; RISKS ASSOCIATED WITH JOINT VENTURES; CONTINGENT LIABILITIES

     Doubletree and Red Lion have made selective Investments in hotels and hotel ventures in connection with acquiring or maintaining management of hotels and to enhance the respective value or position of Doubletree and Red Lion in the lodging industry. They have also made certain financial commitments for the same purposes. See "Business of Doubletree -- Investments and Commitments" and "Business of Red Lion -- Joint Ventures." These Investments and commitments may involve risks of loss different in nature or amount from losses ordinarily associated with hotel management alone, and losses arising from Investments or commitments could have a material adverse effect on the Combined Company. There can be no assurance that the Combined Company will not sustain material losses on its Investments and commitments.

     Investments in joint venture arrangements to acquire or develop additional hotels may, under certain circumstances, involve risks such as the possibility that the co-venturer in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with the business interests or goals of the Combined Company, or be in a position to take action contrary to the instructions or requests of the Combined Company or contrary to the Combined Company's policies or objectives. Consequently, actions by a co-venturer might result in subjecting hotels owned by the joint venture to additional risk. Although the Combined Company will seek to maintain sufficient control of any joint venture to permit the Combined Company's objectives to be achieved, it may be unable to take action without the approval of its joint venture partners or its joint venture partners could take actions binding on the joint venture without the Combined

Company's consent. Additionally, should a joint venture partner become bankrupt, the Combined Company could, in certain circumstances, become liable for such partner's share of joint venture liabilities.

     In addition, each corporate subsidiary of the Combined Company which serves as a general partner will be liable for the obligations of the partnership or joint venture it manages. Although Doubletree believes that it is not responsible for the liabilities of these subsidiaries, no assurance can be given that the Combined Company would not be found liable for its subsidiaries' obligations nor that it would not be required to pay substantial sums to satisfy its subsidiaries' obligations.

RISKS ASSOCIATED WITH NEW CONSTRUCTION

     Doubletree, through joint ventures and partnerships, is involved in the construction of several new hotels. Any construction project entails significant construction risks, including cost overruns, shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interferences, any of which, if they occurred could delay construction or result in a substantial increase in costs of the construction of the new hotels.

     The opening of newly constructed hotels is contingent upon, among other things, receipt of all required licenses, permits and authorizations. The scope of the approvals required for a new hotel is extensive, including, without limitation, state and local land-use permits, building and zoning permits, health and safety permits and liquor licenses. In addition, unexpected changes or concessions required by local, regulatory and state authorities could involve significant additional costs and could delay or prevent the completion of construction or the opening of a new hotel. There can be no assurance that the necessary permits, licenses and approvals for the construction and operation of the new hotels will be obtained, or that such permits, licenses and approvals will be obtained within the anticipated time frame.

RISKS ASSOCIATED WITH THE LODGING INDUSTRY

     The lodging industry may be adversely affected by changes in economic conditions, changes in local market conditions, oversupply of hotel space, a reduction in demand for hotel space in an area, changes in travel patterns, extreme weather conditions, changes in governmental regulations that influence or determine wages, prices or construction costs, changes in interest rates, the availability of financing for operating or capital needs, and changes in real estate tax rates and other operating expenses. Room supply and demand historically have been sensitive to shifts in GNP growth, which has resulted in cyclical changes in average daily room and occupancy rates. Overbuilding in the industry in the mid and late 1980s, when approximately 500,000 rooms were added, resulted in an oversupply of rooms. This oversupply and the general downturn in the economy led to depressed industry performance and a lack of capital available to the industry in the late 1980s and early 1990s. Due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenues.

FLUCTUATIONS IN OPERATING RESULTS

     The lodging industry is seasonal in nature with the second and third quarters generally accounting for a greater proportion of annual revenues than the first and fourth quarters. Quarterly earnings may be adversely affected by events beyond the Combined Company's control such as poor weather conditions, economic factors and other considerations affecting travel. In addition, the loss of one or several management contracts, leases or franchise agreements, the timing of achieving incremental revenues from new contracts, leases or franchise agreements and the realization of a gain or loss upon the sale of hotels in which Doubletree has an equity interest may also adversely impact earnings comparisons.

GOVERNMENT REGULATIONS

     The hotel industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and beverages (such as health and liquor license laws) and building and zoning requirements. Also, the Combined Company and its customers are subject to laws governing their relationships with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. The Combined Company will also be subject to federal regulations and certain state laws that govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on franchise agreements, including limitations on noncompetition provisions and termination or nonrenewal of a franchise. Some states require that certain materials be approved before franchises can be offered or sold in that state. The failure to obtain or retain liquor licenses or approvals to sell franchises, or an increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect the Combined Company. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Doubletree and Red Lion each believes that the hotels under their respective management are substantially in compliance with these requirements; however, a determination that such hotels are not in compliance with the ADA could result in the imposition of fines, an award of damages to private litigants or significant expense to the Combined Company in bringing these hotels into compliance. These and other initiatives could adversely affect the Combined Company as well as the hotel industry in general. See "Business of Doubletree -- Government Regulation" and "Business of Red Lion -- Government Regulation."

ENVIRONMENTAL REGULATIONS

     Under various Federal, State, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. For example, liability may arise as a result of the historical use of a site or from the migration of contamination from adjacent or nearby properties. Any such contamination or liability may also reduce the value of the property. In addition, certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials ("ACMs") into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. In connection with the ownership or operation of hotels, including properties managed, leased or franchised by Doubletree or Red Lion, Doubletree or Red Lion, as the case may be, may be potentially liable for any such costs.

     The condition of a limited number of Red Lion's properties has been affected by historical uses of such properties or activities in the vicinity of such properties. There can be no assurance that the current condition of Doubletree's or Red Lion's properties have not been or will not be further affected by the historical or current uses of such properties or the activities in the vicinity of Doubletree's or Red Lion's properties or that liability resulting from non-compliance or other claims relating to environmental matters will not have a material adverse effect on the Combined Company. See "Business of Doubletree -- Environmental Matters" and "Business of Red
Lion -- Environmental Matters."

POTENTIAL CONFLICTS OF INTEREST

     Certain affiliates of Doubletree are parties to management contracts, leases and franchise agreements and other business arrangements with Doubletree. These relationships, coupled with such parties' ownership of Doubletree Common Stock and their representation on Doubletree's Board of Directors, could give rise to conflicts of interest. See "Security Ownership of Certain Beneficial Owners and Management of Doubletree." Doubletree believes that its contracts with these persons are on terms no less favorable to Doubletree than those that could have been obtained from unaffiliated third parties. There can be no assurance that these parties will continue to transact business with the Combined Company or that they will not attempt to utilize their ownership positions and contractual rights with the Combined Company to influence the terms on which they transact business with the Combined Company in the future. The Combined Company expects to have a policy requiring any material transaction or agreement with a related party be approved by a majority of the directors not interested in such transaction or agreement.

     Mr. Michelson, a stockholder and a director of RLA, and Mr. Gilhuly, an officer and director of RLA, will become members of the Board of Directors of Doubletree upon consummation of the Merger. Their representation on the Board, as well as the Partnership's ownership of Doubletree Common Stock, could give rise to a conflict of interest regarding transactions between, or other matters relating to, the Combined Company and the Partnership, including enforcing any rights of the Combined Company under, or modifying or amending, the Partnership Lease with respect to the Red Lion Leased Hotels. Circumstances might arise where the Partnership will not consent to amendments or modifications of these contractual arrangements, and the Partnership's lack of consent could adversely affect the Combined Company's operations. While Red Lion believes the terms of the Partnership Lease are fair to Red Lion and the Partnership, those terms were not negotiated on an arms-length basis.

SIGNIFICANT STOCKHOLDERS

     Following completion of the Merger and the Financing Plan, GEIM and GEPT (collectively, the "GEI Entities") will beneficially own an aggregate of approximately 23.8% and the Partnership will own approximately 12.9% of the total outstanding shares of Doubletree Common Stock. In addition, two members of the Board of Directors of Doubletree are associated with the GEI Entities, and the Partnership will have the right to designate two persons to be nominated and elected to the Board of Directors of Doubletree effective upon consummation of the Merger. By virtue of their representation on the Board of Directors of Doubletree and ownership of Doubletree Common Stock, such significant stockholders can be expected to have substantial influence over the Combined Company. See "Security Ownership of Certain Beneficial Owners and Management of Doubletree" and "The Combined Company -- Directors and Executive Officers."

ANTI-TAKEOVER PROVISIONS

     The Board of Directors of Doubletree has the authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares, without any further vote or action by the stockholders. The rights of the holders of Doubletree Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of entrenching Doubletree's Board of Directors and making it more difficult for a third party to acquire a majority of the outstanding voting stock of Doubletree. Doubletree currently has no plans to issue shares of preferred stock. See "Description of Capital Stock of Doubletree -- Preferred Stock." In addition, the provision in the certificate of incorporation of Doubletree which requires the vote of at least 80% of the outstanding shares of Doubletree Common Stock for certain amendments to the certificate of incorporation could hinder a third party's ability to acquire control of Doubletree. See "Comparative Rights of Stockholders."

PRICE VOLATILITY

     The market price of the Doubletree Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Doubletree Common Stock. See "Summary -- Common Stock Price Range of Doubletree and Red Lion."

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of Doubletree's Common Stock in the public market after the implementation of the Merger and Financing Plan could adversely affect the market price of Doubletree's Common Stock. Upon completion of the Merger and Financing Plan, Doubletree will have 38,960,540 outstanding shares of Doubletree Common Stock (39,777,416 if the underwriters' over-allotment option under the terms of the Equity Offering is exercised in full), of which 18,590,650 shares are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act and may not be sold in the absence of registration under the Securities

Act unless an exemption from registration is available. Following completion of the Merger, the Partnership and certain other principal stockholders are entitled to certain demand and "piggyback" registration rights with respect to registration of an aggregate of 16,354,278 shares for offer or sale to the public. See "The Merger -- Interests of Certain Persons in the Merger" and "Description of Capital Stock of Doubletree -- Registration Rights." The Partnership, GEHOP, Mr. Ferris, Mr. Ueberroth and certain of Doubletree's executive officers and directors have agreed, subject to certain exceptions, not to offer or sell their shares of Doubletree Common Stock for a period of up to 180 days after the Effective Time.


                              THE SPECIAL MEETING

TIME AND PLACE; PURPOSES


     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of Red Lion Common Stock by the Board of Directors of Red Lion for use at a Special Meeting of Stockholders of Red Lion (the "Special Meeting"), to be held at Le Parker Meridien Hotel, Salon Concorde, 119 West 56th Street, New York, New York 10019 on Friday, November 8, 1996, starting at 8:00 a.m., local time. At the Special Meeting, holders of Red Lion Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger and such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Appendix A.


     THE RED LION BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT RED LION STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

RECORD DATE; QUORUM


     The Board of Directors of Red Lion has fixed October 9, 1996 as the record date (the "Record Date") with respect to the Special Meeting. Accordingly, only holders of record of Red Lion Common Stock at the close of business on the Record Date will be entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, there were approximately 31,315,000 shares of Red Lion Common Stock outstanding and entitled to vote at the Special Meeting, which shares were held by approximately 93 holders of record. The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Red Lion Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting.


VOTES REQUIRED

     Each holder of record, as of the Record Date, of Red Lion Common Stock is entitled to cast one vote per share, exercisable in person or by properly executed proxy. Under the DGCL, the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Red Lion Common Stock outstanding on the Record Date is required to approve and adopt the Merger Agreement and the Merger.

     As of the Record Date, the directors and executive officers of Red Lion as a group beneficially owned in the aggregate 929,730 shares (or approximately 3.0% of the then outstanding shares) of Red Lion Common Stock.


     In addition, as of the Record Date, the Partnership beneficially owned 20,900,000 shares (or approximately 66.7% of the then outstanding shares) of Red Lion Common Stock entitled to vote at the Special Meeting, and therefore THE PARTNERSHIP HAS SUFFICIENT VOTING POWER TO CONSTITUTE A QUORUM AND TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER, REGARDLESS OF THE VOTE OF ANY OTHER STOCKHOLDER. PURSUANT TO THE RED LION SHAREHOLDER SUPPORT AGREEMENT, THE PARTNERSHIP HAS AGREED TO VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. AS A RESULT, UPON THE VOTE OF THE PARTNERSHIP IN ACCORDANCE WITH SUCH AGREEMENT, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE STOCKHOLDERS OF RED LION ARE ASSURED.

PROXIES

     All shares of Red Lion Common Stock represented by properly executed proxies received at or prior to the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated in such proxies. Properly executed proxies which do not contain voting instructions will be voted FOR approval and adoption of the Merger Agreement and the Merger. Abstention from voting on the proposal to approve and adopt the Merger Agreement and the Merger or a broker non-vote on the proposal to approve and adopt the Merger Agreement and the Merger will have the practical effect of voting against approval and adoption of the Merger Agreement and the Merger.

     If any other matters are properly presented at the Special Meeting for consideration, the person or persons named in the relevant form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. Red Lion has no knowledge of any matters to be presented at the Special Meeting other than those matters referred to and described herein.


     The grant of a proxy on the form of proxy does not preclude a stockholder from voting in person or otherwise revoking a proxy. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. A stockholder may revoke a proxy at any time prior to its exercise by delivering to Beth A. Ugoretz, Senior Vice President, General Counsel and Secretary of Red Lion, a duly executed revocation or a proxy bearing a later date or by voting in person at the Special Meeting.


     Red Lion will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Red Lion and its subsidiaries may solicit proxies from Red Lion stockholders by telephone or facsimile or in person. Such persons will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms, nominees, fiduciaries and other custodians for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and Red Lion will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith.


                STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES

                             WITH THEIR PROXY CARDS

                                   THE MERGER

BACKGROUND OF THE MERGER

     In 1985, the Partnership acquired the business of Red Lion. At various times since that acquisition, the Partnership has considered various alternatives to realize the increased value of its investment in the Red Lion business. In 1995, after exploring various alternatives, including the possible sale of the Red Lion business, the Partnership decided to contribute substantially all of the assets and liabilities of the Red Lion business to Red Lion Hotels, Inc. and undertake an initial public offering. This public offering was consummated on August 1, 1995, and the proceeds were used to retire a portion of Red Lion's indebtedness.

     Since the public offering, Red Lion has continued to evaluate opportunities to maximize the value of the stockholders' investment in Red Lion. In the spring of 1996, the directors of Red Lion consulted with investment bankers and analyzed a list of various companies in the lodging and real estate industry to determine who might be a potential candidate to acquire Red Lion. These investment bankers and directors of Red Lion made contacts with these companies, including the Second Lodging Company (as defined below), to determine if any of these companies would be interested in exploring a possible acquisition of Red Lion at a significant premium to Red Lion's stock price. Prior to consulting with investment bankers, the Board received an unsolicited inquiry from the First Lodging Company (as defined below) expressing an interest in engaging in a transaction with Red Lion. Also in the spring of 1996, the Board received an unsolicited inquiry from another lodging company expressing an interest in engaging in a transaction with Red Lion, if such a transaction could be treated as a pooling transaction. After a determination that pooling treatment would not be available, that company indicated no further interest. None of the discussions with any of these lodging companies progressed to the point where a proposal was made to Red Lion.

     During this same period, Peter V. Ueberroth, Co-Chairman of Doubletree, met with George R. Roberts, founding partner of KKR, and Mr. Ueberroth expressed an interest in acquiring Red Lion. A short time later, Mr. Ueberroth called Mr. Michael W. Michelson, a general partner of KKR and a director of Red Lion. During their conversation, Mr. Ueberroth again expressed an interest in acquiring Red Lion and indicated that any transaction would include a substantial amount of Doubletree Common Stock as consideration. Mr. Michelson responded that the Board of Directors was open to receiving any proposal that might be made, that there was substantial public information on which to base such a proposal and that the Board of Directors would be most interested in a transaction involving a significant amount of cash.

     On June 7, 1996, Richard J. Ferris, Co-Chairman of Doubletree, Mr. Ueberroth, Mr. Roberts, Mr. Michelson and Edward A. Gilhuly, a general partner of KKR and a director of Red Lion, met, and Messrs. Ueberroth and Ferris expressed an interest in acquiring Red Lion at a price in the range of $800 -- 850 million in cash for all of the common equity of Red Lion and stated that such a transaction would not be subject to a financing contingency.

     On June 13, 1996, Messrs. Michelson and Gilhuly had a telephone conversation with Mr. Ferris where they stated that any price below $900 million would be inadequate and would fail to maximize value to the stockholders of Red Lion. During a subsequent conversation, Mr. Ferris indicated that the price would be at least $850 million in cash but that he could not commit to anything more until Doubletree received additional information regarding Red Lion.

     On June 25, 1996, after executing a confidentiality agreement, a meeting among Richard M. Kelleher, a Director of Doubletree, William L. Perocchi, Chief Financial Officer of Doubletree, a representative of Doubletree's independent auditor, David J. Johnson, Chief Executive Officer and a director of Red Lion, Mr. Gilhuly and Todd A. Fisher, an executive of KKR and director of Red Lion, was held. At this meeting, Doubletree was provided non-public information on Red Lion's 1996 forecast, recent acquisitions and various other financial, tax and legal information. In addition, the Doubletree representatives reviewed with Messrs. Johnson, Gilhuly and Fisher, their proposed structure.

     On July 8, 1996, Messrs. Ferris and Ueberroth met with Messrs. Roberts, Michelson, Gilhuly and Fisher to present Doubletree's offer. Messrs. Ferris and Ueberroth indicated that Doubletree would be willing to make a firm offer of $850 million in cash for all of Red Lion's common equity, subject to, among other things, due diligence, and that such offer would not be subject to a financing contingency.

     During the period from July 8 to July 22, 1996, Messrs. Michelson and Gilhuly engaged in various telephone conversations with Mr. Ferris, during which they provided additional information regarding Red Lion, reiterated that the Board of Directors of Red Lion continued to believe that $850 million for all of the common equity of Red Lion was inadequate and suggested that Doubletree consider additional information regarding Red Lion that the Board had provided, including the incremental cash flow from recently announced acquisitions.

     On July 22, 1996, Messrs. Ferris and Perocchi had a meeting with Messrs. Roberts, Michelson, Gilhuly and Fisher to discuss a revised proposal. In that meeting, Mr. Ferris indicated that Doubletree would be prepared to offer $900 million for all of the common equity of Red Lion, but that such offer would include $300 million in Doubletree stock and would be conditioned upon the completion of financing and that the definitive agreements for such a transaction would have to include a $25 million break-up fee.

     During the period from July 22 to July 30, 1996, a series of phone conversations ensued during which Messrs. Michelson and Gilhuly responded to Doubletree's revised proposal by stressing Red Lion's inability to accept a financing contingency and by agreeing to include up to $250 million in Doubletree stock in the aggregate consideration of $900 million.

     On July 30, 1996, Mr. Michelson spoke with Messrs. Ferris and Perocchi by telephone during which the Doubletree offer was revised to remove the financing contingency through a combination of bank commitment letters, an equity commitment from one of its shareholders and a bridge commitment. However, they indicated that they were not prepared to reduce the $300 million stock component of the aggregate consideration. The parties also discussed the mechanics of a collar to set an exchange ratio, severance programs for employees of Red Lion and, given the amount of stock to be held by the Partnership, representation on Doubletree's Board of Directors by the Partnership.

     A further discussion took place on July 31, 1996, between Mr. Ferris and Mr. Michelson where the mechanism of the collar, the break-up fee and certain severance arrangements were discussed, but no agreement was reached. On August 1, 1996, in another telephone conversation between Mr. Ferris and Mr. Michelson, Mr. Ferris indicated that Doubletree was willing to reduce the equity portion to $250 million and to agree to Red Lion's proposed severance arrangements. A break-up fee of $25 million was agreed, with a reciprocal fee if Doubletree's stockholders did not approve the transaction.

     On August 2, 1996, Mr. Ferris and Mr. Michelson refined the structure of the collar and agreed to meet on August 6, 1996 to discuss the process for completing Doubletree's confirmatory due diligence and definitive documentation. Prior to the August 6 meeting, the parties translated the aggregate consideration of $900 million to $28.106 per share, consisting of $20.30 in cash and $7.81 of Doubletree Common Stock.

     At the August 6 meeting, the process of confirmatory due diligence and definitive documentation was discussed. In addition, Mr. Ferris requested a lock-up option on the shares of Red Lion Common Stock held by the Partnership, or an increase in the break-up fee or the right to meet any competing offers. Messrs. Roberts, Gilhuly and Fisher rejected the request.

     Between August 6 and September 4, 1996, the parties and their respective advisors conducted due diligence and negotiated the terms of the proposed merger agreement with the intention of Red Lion and Doubletree holding meetings of their Boards of Directors to approve the transaction on September 5 and executing a merger agreement shortly after those meetings.

     On August 28, 1996, Red Lion issued a press release that stated that it was in discussions concerning a possible acquisition by Doubletree. Both before and after this announcement, the Board received inquiries from other lodging industry companies regarding a possible transaction with Red Lion. The Board responded to these inquiries by telling the interested parties to review the publicly available information and submit proposals and expressed to each of these companies that time was of the essence. In the meantime, the parties and their respective advisors continued to complete their due diligence and negotiate the terms of the merger agreement and related documentation.

     During the night of September 4, 1996, Red Lion received a letter from a company in the lodging industry (the "First Lodging Company") which had previously indicated to the Board that it was not interested in a transaction with Red Lion, indicating that it was interested in acquiring Red Lion at a price of at least $29.00 per share in cash and stock, of which at least 85% would be cash, subject to a number of contingencies.

     In the morning of September 5, 1996, the Board of Directors of Red Lion met to discuss the Doubletree transaction and the letter received the previous night. After discussions among the Board of Directors, representatives of Smith Barney and representatives of Latham & Watkins, the Board of Directors determined that they should defer approving the Doubletree transaction and authorized Red Lion and its representatives to investigate further the indication of interest from the First Lodging Company.

     Shortly after the conclusion of Red Lion's Board of Directors meeting, Mr. Michelson called Mr. Ferris to inform him of the receipt of the letter and that Red Lion was not prepared to proceed with the Doubletree transaction at that time. Mr. Ferris indicated that the Doubletree Board of Directors was about to begin its meeting to approve the then current transaction and that he would inform the Board of Directors of the developments.

     Following the Doubletree Board of Directors meeting, Mr. Ferris called Mr. Michelson and informed him that the Doubletree Board of Directors had approved the proposed transaction and asked if Mr. Michelson had any update on the other indication of interest. Mr. Michelson said that he had nothing new to report. They agreed to speak the next day in the early afternoon. Mr. Ferris confirmed the conversation in a letter to the Board of Directors of Red Lion and stated that while Doubletree remained committed to the transaction, it did not undertake to keep Doubletree's offer open indefinitely.

     Also on September 5, 1996, Smith Barney had a number of discussions with the First Lodging Company in which it clarified its original letter. The First Lodging Company submitted a revised letter to the Board, in which the First Lodging Company indicated that it was interested in acquiring Red Lion at a price of "at least $30 per share" in cash. The letter stated that if a definitive agreement was entered into, the transaction would not be subject to any financing contingency.

     On September 6, 1996, Mr. Michelson spoke by telephone with one of the principals of the First Lodging Company to confirm its interest in a transaction with Red Lion in view of its prior decision in the summer of 1996 not to pursue a transaction with Red Lion.

     Based upon those discussions it was determined by Red Lion that the First Lodging Company should be given an opportunity to conduct preliminary due diligence. On September 6, 1996, after executing a confidentiality agreement, the First Lodging Company and its representatives began to review materials made available to them by Red Lion.

     In the afternoon of September 6, 1996, Mr. Michelson called Mr. Ferris to reiterate that Red Lion was not in a position to approve the Doubletree transaction on its then current terms and that Red Lion was evaluating the other indication of interest as quickly as possible. Mr. Michelson suggested that they next speak at noon on September 10, 1996. Several hours later, Mr. Ferris called Mr. Michelson to inform him that Doubletree was not prepared to have its offer remain outstanding until noon September 10, and that he would need to know by noon on September 7, 1996, whether Red Lion was going to approve the Doubletree transaction.

     Throughout September 7, 1996, the First Lodging Company reviewed materials made available by Red Lion, and employees of Red Lion and other Red Lion representatives met with employees and representatives of the First Lodging Company to assist them in their review of Red Lion and its operations.

     On the morning of September 7, 1996, Red Lion received another letter from a company in the lodging industry (the "Second Lodging Company"), also a company which previously indicated that it had no interest in acquiring Red Lion, expressing an interest in evaluating an acquisition of Red Lion and stating that such an acquisition might be accomplished "for up to $30 per share" in cash.

     Red Lion's Board of Directors and its financial and legal advisors met on the morning of September 7 to discuss the second indication of interest, the status of the First Lodging Company's due diligence investigation and the upcoming conversation between Mr. Michelson and Mr. Ferris. At the end of the meeting, the Board of Directors determined that in light of the two other indications of interest it should not at that time approve the Doubletree transaction. Because of the uncertainty of either of the two transactions, it authorized Mr. Michelson to offer to reimburse Doubletree's expenses up to $5 million if Doubletree agreed to keep its offer open for two weeks and if Red Lion ultimately did a transaction in 1996 with someone other than Doubletree. Mr. Michelson called Mr. Ferris, informed him that Red Lion was not prepared at that time to approve the Doubletree transaction and presented the expense reimbursement proposal. They agreed to speak early the next morning.

     Early on September 8, 1996, Mr. Ferris informed Mr. Michelson that Doubletree would not accept the expense reimbursement proposal but that Doubletree was prepared to increase its offer to $29.11 per share of Red Lion Common Stock, composed of $21.30 per share in cash and $7.81 per share in Doubletree Common Stock. Mr. Ferris indicated that he would need to know by the end of the day whether the improved offer was acceptable. After that call Mr. Michelson reported the conversation to Red Lion's Board of Directors, financial advisors and legal counsel. The Red Lion Board of Directors discussed the alternatives and scheduled another meeting for later in the day.

     During September 8, the First Lodging Company continued its evaluation of Red Lion and a possible transaction. In the early evening, representatives of the First Lodging Company and Red Lion held a telephone conference to discuss structure, to comment on a draft merger agreement, to explain the financing of the proposed transaction and to discuss valuation of Red Lion. During this conversation, the First Lodging Company reiterated its ability to pay at least $30 per share in cash and stated that its due diligence efforts had not revealed any facts that would prevent the First Lodging Company from meeting that price per share. Red Lion and the First Lodging Company agreed that the First Lodging Company could take an additional 24 hours to examine the valuation of Red Lion and financing for the transaction.

     Red Lion's Board of Directors met after the telephone conversation with the First Lodging Company to discuss the meeting and to discuss Mr. Michelson's upcoming call with Mr. Ferris. At the conclusion of the meeting, Mr. Michelson informed Mr. Ferris that he would call him the next morning to respond to Mr. Ferris's improved offer. During that call, Mr. Ferris told Mr. Michelson that the terms of any transaction involving Doubletree would have to be resolved by the end of the next day, September 9.

     On September 9, 1996, the Second Lodging Company which submitted the indication of interest on September 7, executed a confidentiality agreement, and representatives and employees of the lodging company commenced a review of the materials made available to them by Red Lion.

     In the morning of September 9, Mr. Michelson called Mr. Ferris and informed him that Red Lion expected to receive significant information from the First Lodging Company later that day and was not yet prepared to respond to Doubletree's offer. Mr. Ferris reiterated that they must resolve these issues by the end of that day, and they agreed to speak later in the day.

     During the course of September 9, the First Lodging Company continued to evaluate Red Lion, the structure of a possible transaction and the effects of the transaction on its financial statements. Also during the day, representatives of Red Lion had conversations with representatives of the First Lodging Company to discuss financing for the transaction. In the afternoon of September 9, the First Lodging Company called Messrs. Michelson and Gilhuly and informed them that after analyzing the pro forma effects of the transaction on its financial statements and certain tax consequences of the transaction, although it was still interested in acquiring Red Lion, it would not be able to meet its initial indication of value.

     Following this conversation, the Red Lion Board met and resolved that Mr. Michelson should speak to Mr. Ferris and obtain the best possible terms for a transaction with Doubletree.

     During the afternoon and night of September 9, Mr. Michelson and Mr. Ferris had a series of conversations concerning the principal economic terms of Doubletree's acquisition of Red Lion. At the end of those conversations, Doubletree increased its offer to $21.30 in cash and $8.81 in Doubletree Common Stock for each share of Red Lion Common Stock. From September 10 to September 12, 1996, Red Lion and its financial and legal advisors and Doubletree and its financial and legal advisors completed the negotiation of the merger agreement and related documents.

     At a meeting of Red Lion's Board of Directors on the afternoon of September 11, 1996, the terms of the Merger Agreement were discussed. Representatives of Smith Barney made a presentation to the Board of Directors and delivered its oral opinion (which it subsequently confirmed by delivery of a written opinion dated September 12, 1996) that, as of that date and based upon its review and analysis and subject to the limitations set forth therein, the Merger Consideration to be received by the holders of Red Lion Common Stock pursuant to the Merger was fair to such stockholders from a financial point of view. By unanimous vote of all directors of Red Lion, the Board determined that the Merger was fair to and in the best interest of the stockholders of Red Lion. The Board authorized execution of the Merger Agreement, subject to satisfactory resolution of any remaining issues, and recommended that stockholders approve and adopt the Merger Agreement and the Merger.

     Following this meeting, the First Lodging Company's views as to valuation were confirmed in a conversation between an officer of the First Lodging Company and Mr. Gilhuly.

     Also on September 11, a representative of Smith Barney told the Board that the Second Lodging Company would not be in a position to confirm or modify its indication of interest for at least a week.

     During the evening of September 11, Mr. Michelson and Mr. Ferris had a conversation to discuss a number of issues related to the terms of the Merger. Following that conversation, the Merger Agreement and related documentation were finalized, certain governmental entities which are limited partners of the Partnership approved the transaction, and the Merger Agreement was executed in the afternoon of September 12.


     As of October 3, 1996, Red Lion had not heard from the Second Lodging Company regarding its indication of interest in acquiring Red Lion.


REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS

     At a meeting held on September 11, 1996, the Board of Directors of Red Lion unanimously determined that the terms of the Merger are fair to, and in the best interests of, Red Lion and its stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS OF RED LION UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND RESOLVED UNANIMOUSLY TO RECOMMEND THAT THE STOCKHOLDERS OF RED LION VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     In reaching its determination, the Red Lion Board of Directors consulted with Red Lion management, as well as its legal counsel and its financial advisor, and considered a number of factors, including, without limitation, the following:

          (i) Red Lion's Business, Condition and Prospects. The Red Lion Board considered information with respect to the financial condition, results of operations and business of Red Lion, on both a historical and prospective basis, and current industry, economic and market conditions. The Red Lion Board considered Red Lion's historical growth strategies, including selective hotel acquisitions and potential business combinations with larger competitors. The Red Lion Board considered favorable to its determination that a combination with Doubletree would allow Red Lion to enjoy opportunities for operating efficiencies and synergies as a result of the Merger, particularly through the integration of information systems and support functions and the combined purchasing power of the two companies.

          (ii) Doubletree's Business, Condition and Prospects. The Red Lion Board considered information with respect to the financial condition, results of operations and business of Doubletree, on both a historical and prospective basis, and current industry, economic and market conditions. Management and Red Lion's legal and financial representatives made presentations to and provided the Red Lion Board with information regarding Doubletree's financial condition and prospects after conducting business, legal and financial due diligence. In evaluating Doubletree's prospects, the Red Lion Board considered, among other things, the performance of its hotels, the strength of its management team, the success of its recent hotel acquisitions and the reputation of the Doubletree brand name in the hotel industry. The Red Lion Board also considered Doubletree's geographical distribution of hotels and found it to be complementary to the distribution of Red Lion hotels. The Red Lion Board found favorable the fact that the Combined Company would enjoy increased market capitalization and greater financial strength.


          (iii) Termination Provisions and Termination Fee. The Red Lion Board considered the provisions of the Merger Agreement that permit the Red Lion Board to continue to receive unsolicited inquiries and proposals, negotiate and give information to third parties and to terminate the Merger Agreement upon payment to Doubletree of the $25.0 million termination fee if, by reason of an alternative proposal being made, the Red Lion Board determines that it will not recommend approval of the Merger, or withdraws such recommendation, in the exercise of its fiduciary duties. The Board believed that a 2.6% termination fee was within the range of fees payable in comparable transactions and that the fee would not in and of itself preclude alternative proposals.


          (iv) Opinion of Smith Barney Inc. The Red Lion Board considered as favorable to its determination the oral opinion delivered on September 11, 1996 by Smith Barney (which it subsequently confirmed by delivery of a written opinion dated September 12, 1996) that as of the date of such opinion, and based upon and subject to certain matters stated therein, the Merger Consideration to be received by holders of Red Lion Common Stock (pursuant to the Merger Agreement draft of September 11, 1996) was fair, from a financial point of view, to such holders. The Red Lion Board also considered the oral and written presentations made to it by Smith Barney. See "--Opinions of Financial Advisors -- Red Lion Financial Advisor." A copy of Smith Barney's written opinion to the Red Lion Board, dated as of September 12, 1996, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference.

          (v) Ability of Stockholders of Red Lion to Obtain a Continuing Equity Interest in Doubletree. The Red Lion Board regarded as favorable to its determination the fact that the terms of the Merger permit holders of Red Lion Common Stock to continue to hold an equity interest in Doubletree following the Merger, thus enabling Red Lion stockholders to participate in the synergies expected to result from the combination of the two companies.


          (vi) Historical and Recent Market Prices Compared to Consideration to be Received by Holders of Red Lion Common Stock. The Red Lion Board reviewed the historical market prices and recent trading activity of Red Lion Common Stock. The Red Lion Board considered as favorable to its determination the fact that the value to be received per share of Red Lion Common Stock represented a premium of 27.43% over the closing sale price of $23.625 for Red Lion Common Stock on August 28, 1996, the last trading day preceding Red Lion's announcement that Red Lion and Doubletree were in preliminary merger discussions. The Red Lion Board took into account that the value to be received by holders of Red Lion Common Stock pursuant to the Merger Agreement was within the equity reference ranges in Smith Barney's analysis of selected companies, selected merger and acquisition transactions and discounted cash flow. The Board also considered the mechanism contained in the Merger Agreement that limits the effect of changes in the price of Doubletree Common Stock on the value of the consideration to be received by Red Lion stockholders in the Merger. While the Exchange Ratio is not affected so long as the Final Doubletree Stock Price is greater than $34.89 or less than $38.56, the Exchange Ratio will be adjusted in the event of price declines in the Doubletree Common Stock below $34.89. The Red Lion Board recognized that this "collar" limits the ability of Red Lion stockholders to benefit from appreciation in the Doubletree Common Stock at prices above $38.56 but determined that this limitation was offset by the protection afforded by the limitation on risk associated with price declines.


          (vii) Other Indications of Interest. The Red Lion Board reviewed its numerous discussions over time with other lodging companies regarding a potential transaction with Red Lion, including time periods prior to and following Red Lion's initial public offering, as described in "--Background of the Merger." In addition, the Red Lion Board discussed the indications of interest it had received during its discussions with Doubletree. The Board regarded as favorable to its determination that the First Lodging Company was unable to meet its initial indication of value, that the Second Lodging Company's indication of value had not been confirmed and that the Board's discussions over time with other lodging industry participants had failed to yield a transaction on terms as favorable as those presented by the Merger. The Red Lion Board also determined that, due to the preliminary stages of the indications of interest from the First Lodging Company and the Second Lodging Company, there would be a substantial risk of non-consummation if the Board pursued a transaction with either the First Lodging Company or the Second Lodging Company.

          (viii) Conflicts of Interest. The Red Lion Board reviewed the conflicts of interest discussed below in "-- Interests of Certain Persons in the Merger" and determined that such conflicts did not affect the Board's assessment of the Merger Agreement and the value which it presented to Red Lion stockholders.

     The Board of Directors of Red Lion believes that the Merger offers the opportunity to create a combined company with greater financial resources and flexibility, competitive strengths and business opportunities than would be possessed by Red Lion alone.

     In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Red Lion Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

OPINIONS OF FINANCIAL ADVISORS

  Red Lion Financial Advisor.

     Smith Barney was retained by Red Lion to act as its financial advisor in connection with the Merger. In connection with such engagement, Red Lion requested that Smith Barney evaluate the fairness, from a financial point of view, to the holders of Red Lion Common Stock of the consideration to be received by such holders in the Merger. On September 11, 1996, at a special meeting of the Board of Directors of Red Lion held to evaluate the proposed Merger, Smith Barney rendered to the Board of Directors of Red Lion an oral opinion (subsequently confirmed by delivery of a written opinion dated September 12, 1996) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger Consideration was fair, from a financial point of view, to the holders of Red Lion Common Stock.

     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Red Lion and certain senior officers and other representatives and advisors of Doubletree concerning the businesses, operations and prospects of Red Lion and Doubletree. Smith Barney examined certain publicly available business and financial information relating to Red Lion and Doubletree as well as certain financial forecasts and other data for Red Lion and Doubletree which were provided to or otherwise discussed with Smith Barney by the respective managements of Red Lion and Doubletree, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Red Lion Common Stock and Doubletree Common Stock; the respective companies' historical and projected earnings and operating data; and the capitalization and financial condition of Red Lion and Doubletree. Smith Barney considered, to the extent publicly available, the financial terms of certain other transactions effected which Smith Barney considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of Red Lion and Doubletree. Smith Barney also evaluated the potential pro forma financial impact of the Merger on Doubletree. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Smith Barney, the managements of Red Lion and Doubletree advised Smith Barney that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of Red Lion and Doubletree and the strategic implications and operational benefits anticipated to result from the Merger. Smith Barney did not express any opinion as to what the value of Doubletree Common Stock actually will be when issued to Red Lion stockholders pursuant to the Merger or the prices at which Doubletree Common Stock will trade subsequent to the Merger. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Red Lion or Doubletree nor did Smith Barney make any physical inspection of the properties or assets of Red Lion or Doubletree. In arriving at its opinion, Smith Barney did consider unsolicited proposals received by Red Lion, but Smith Barney was not authorized to solicit, and did not solicit, interest from any other party with respect to any alternative business strategies or transaction involving Red Lion. Although Smith Barney evaluated the Merger Consideration from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger. No other limitations were imposed by Red Lion on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED SEPTEMBER 12, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF RED LION COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion to the Board of Directors of Red Lion, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to Red Lion, Doubletree, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Red Lion and Doubletree. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and financial analyses were only one of many factors considered by the Board of Directors of Red Lion in its evaluation of the Merger and should not be viewed as determinative of the views of Red Lion's Board of Directors or management with respect to the Merger Consideration or the proposed Merger.

     Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of Red Lion, Doubletree and the following selected companies in the lodging industry: Bristol Hotel Company, Interstate Hotels Company, La Quinta Inns, Inc., Marriott International Inc., Prime Hospitality Corp., Promus Hotels Corporation, Renaissance Hotel Group N.V. and Wyndham Hotel Corporation (the "Selected Companies"). Smith Barney compared market values as multiples of, among other things, projected calendar 1996 and 1997 earnings before interest, taxes, depreciation and amortization ("EBITDA") and projected calendar 1996 and 1997 earnings per share ("EPS"). All multiples were based on closing stock prices as of September 10, 1996. Applying multiples for the Selected Companies of projected 1996 and 1997 EBITDA of 10.0x to 12.0x and 8.0x to 10.0x, respectively, and projected 1996 and 1997 EPS of 23.0x to 27.0x and 18.0x to 22.0x, respectively, to corresponding financial data for Red Lion resulted in an equity reference range for Red Lion of approximately $26.83 to $34.93 per share, as compared to the per share value implied by the Merger Consideration of approximately $30.11 based on a closing stock price of Doubletree Common Stock on September 10, 1996.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the transaction value multiples paid in the following selected transactions in the lodging industry occurring during the 12-year period beginning in October 1984 (acquiror/target):
Doubletree Corp./RFS Inc. (12/95); TRT Holdings Inc./Omni Hotels Group (1/96); FelCor Suite Hotels Inc./Crown Sterling Suites (11/94); Starwood Capital and Goldman Sachs/Westin Hotels (Aoki Corp) (11/94); Hampstead/Harvey Hotels/United Inns, Inc. (6/94); Saudi Prince Al-Waleed/Four Seasons Hotels Inc. (9/94); Starwood Capital Group/Hotel Investors Trust & Corp. (6/94); Morgan Stanley Real Estate Fund/Red Roof Inns (11/93); Guest Quarters Suites/Doubletree Hotels (12/93); La Quinta Motor Inns, Inc./La Quinta Motor Inns, L.P. (10/93); New World Development Ltd./Stouffer Hotels (3/93); Hospitality Franchise Systems/Super 8 (2/93); Four Seasons Hotels/Regent (3/92); Hospitality Franchise Systems/Days Inn (Tollman-Hundley) (5/91); Canadian Pacific Hotels Corp./Methotels Inc. (Doubletree) (12/90); Manor Care/Econo Lodge & Friendship Inn (8/90); Accor S.A./Motel 6 (7/90); Manor Care/Rodeway Inns (5/90); Blackstone Capital/Howard Johnson & Ramada (5/90); Bass Plc/Holiday Inns (8/89); Tollman-Hundley Hotels/Days Inn Corporation (8/89); Prime Motor Inns, Inc./Ramada Franchise Business (4/89); New World Development/Ramada Hotel Group (4/89); FCD Hospitality Inc./Servico, Inc. (Southmark) (4/89); Motel 6/Sixpence Inns of America (12/88); Seibu/Saison Group/Intercontinental Hotel (Grand Met) (9/88); World International Holdings/Omni Hotels (6/88); Prime Motor Inns/ Wellesley Inns (4/88); Robert M. Bass Group & Aoki Corp./Westin Hotel & Resorts (Allegis) (10/87); Bass Plc/Holiday Inns International (9/87); Ladbroke Group Plc/Hilton International (Allegis) (9/87); Marriott Corporation/Residence Inn Corporation (4/87); UAL Inc./Hilton International (Transworld) (11/86); Prime Motor Inns/Howard Johnson Company (9/85); and Kohlberg Kravis Roberts & Co./Motel 6 (City Investing) (10/84) (the "Selected Transactions"). Smith Barney compared the transaction values of the Selected Transactions as a multiple of, among other things, latest 12 months EBITDA. Multiples for each Selected Transaction were based on information available at the time of announcement of the transaction. Applying a multiple for the Selected Transactions of latest 12 months EBITDA of 9.0x to 11.0x to corresponding financial data for Red Lion resulted in an equity reference range for Red Lion of approximately $22.20 to $28.35 per share, as compared to the per share value implied by the Merger Consideration of approximately $30.11 based on a closing stock price of Doubletree Common Stock on September 10, 1996.

     No company, transaction or business used in the "Selected Company Analysis" or the "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to Red Lion, Doubletree or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of Red Lion for the fiscal years 1997 through 2000, based on estimates of selected investment banking firms and assuming, among other things, discount rates of 12.5%, 14.0% and 15.5% and terminal multiples of EBITDA of 9.0x to 10.0x. This analysis resulted in an equity reference range for Red Lion of approximately $25.95 to $33.47 per share (with a mean of $29.71).

     Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected EPS of Doubletree for the fiscal years ended 1996 through 2000 (with particular focus on fiscal years 1997 through 1999), based on estimates provided by the management of Doubletree. The results of the pro forma merger analysis suggested that the Merger could be dilutive to Doubletree's EPS in fiscal year 1996 and accretive to Doubletree's EPS in fiscal years 1997 through 2000 (assuming attainment of cost savings and other synergies anticipated by the management of Doubletree to result from the Merger). The actual results achieved by the Combined Company may vary from projected results and the variations may be material.

     Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain comparative analyses, including, among other things, a review of (i) unsolicited indications of interest received from third parties other than Doubletree; (ii) historical and projected financial results of Red Lion and Doubletree; (iii) current and historical market prices and trading volume of Red Lion Common Stock and Doubletree Common Stock; (iv) selected analysts' reports relating to Red Lion, including analysts' estimates as to the earnings growth potential of Red Lion; and (v) the pro forma ownership of the Combined Company.

     Pursuant to the terms of Smith Barney's engagement, Red Lion has agreed to pay Smith Barney for its services in connection with the Merger an aggregate financial advisory fee of approximately $4 million upon the consummation of the Merger. Red Lion also has agreed to reimburse Smith Barney for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised Red Lion that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of Red Lion and Doubletree for their own account or for the account of customers and, accordingly, may at any time hold a long or short portion in such securities. Smith Barney has in the past provided financial advisory and investment banking services to Red Lion unrelated to the Merger, for which Smith Barney has received compensation. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Red Lion and Doubletree.

     Smith Barney is a nationally recognized investment banking firm and was selected by Red Lion based on Smith Barney's experience and expertise with respect to merger and acquisition transactions (particularly in the lodging industry) and familiarity with Red Lion and its business. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  Doubletree Financial Advisor.

     Doubletree retained Morgan Stanley to act as its financial advisor in connection with the Merger. Morgan Stanley was selected by Doubletree to act as Doubletree's financial advisor based on Morgan Stanley's qualifications, expertise and reputation, as well as Morgan Stanley's investment banking relationship and familiarity with Doubletree. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for both Doubletree and Red Lion. In addition, Morgan Stanley will act as the lead manager in the Equity Offering and lead syndication agent for the New Credit Facility and has committed to provide the Bridge Loan, if required. The Merger Consideration was determined as a result of negotiations between Doubletree and Red Lion and was not determined or recommended by Morgan Stanley.

     Morgan Stanley rendered its opinion to the Doubletree Board on September 12, 1996, that, based upon and subject to the various considerations set forth in the opinion, as of such date, the Merger Consideration to be paid to the holders of Red Lion Common Stock pursuant to the Merger Agreement was fair from a financial point of view to Doubletree.

     THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY DATED SEPTEMBER 12, 1996, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS. RED LION STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO BE PAID TO THE HOLDERS OF RED LION COMMON STOCK FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF RED LION AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT

THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY DATED SEPTEMBER 12, 1996 SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In rendering its opinion, Morgan Stanley, among other things: (i) analyzed certain publicly available financial statements and other information of Red Lion and Doubletree, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning Red Lion prepared by the management of Red Lion; (iii) reviewed 1996 budget information prepared by the management of Red Lion; (iv) discussed the past and current operations and financial condition and the prospects of Red Lion with senior executives of Red Lion; (v) analyzed certain internal financial statements and other financial operating data concerning Doubletree prepared by the management of Doubletree;
(vi) reviewed certain financial projections concerning Red Lion and Doubletree prepared by the management of Doubletree; (vii) discussed the past and current operations and financial condition and the prospects of Doubletree with senior executives of Doubletree, and analyzed the pro forma impact of the Merger on Doubletree's earnings per share, consolidated capitalization and financial ratios; (viii) reviewed and discussed with the management of Doubletree and their legal and other advisors their assessment of certain due diligence, legal and other issues relating to the Merger; (ix) reviewed and discussed with the management of Doubletree the synergies and other long-term benefits expected to result from the Merger; (x) reviewed the reported prices and trading activity for the Red Lion Common Stock and Doubletree Common Stock; (xi) compared the financial performance of Red Lion and Doubletree and the prices and trading activity of the Red Lion Common Stock and Doubletree Common Stock with that of certain other comparable publicly-traded companies and their securities; (xii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (xiii) participated in certain discussions and negotiations among representatives of Red Lion and Doubletree and their financial and legal advisors; (xiv) reviewed the Merger Agreement and certain related documents; and (xv) performed such other analyses as Morgan Stanley has deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. Morgan Stanley assumed that the financial projections and budget information, including the synergies and other long-term benefits expected to result from the Merger, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Doubletree and Red Lion. Morgan Stanley has not conducted a physical inspection of the properties or facilities of Doubletree or Red Lion and did not make any independent valuation or appraisal of the assets or liabilities of Doubletree or Red Lion, nor was it furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Morgan Stanley did not express any opinion as to the price at which Doubletree Common Stock will actually trade following consummation of the Merger.

     The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Board of Directors of Doubletree in connection with the preparation of the Morgan Stanley opinion dated September 12, 1996.

     Red Lion Common Stock Performance. Morgan Stanley's analysis of the performance of Red Lion Common Stock consisted of an historical analysis of closing prices and trading volumes from July 26, 1995, the time of the Red Lion Offering, to September 10, 1996. During this period, based on closing prices on the NYSE, Red Lion Common Stock achieved a high of $28.125 and a low of $16.250. Red Lion Common Stock closed at a price of $23.625 on August 28, 1996 (the "Unaffected Market Price"), the last trading day preceding Red Lion's announcement that Red Lion and Doubletree were in preliminary merger discussions. Red Lion Common Stock closed at a price of $28.750 on September 12, 1996. Morgan Stanley observed that an implied Merger Consideration of $30.106 ("Implied Price") represented a 27.4% premium to the Unaffected Market Price.

     Comparable Company Analysis. Comparable company analysis examines a company's trading performance relative to a group of publicly traded peers. Morgan Stanley analyzed the trading performance of Red

Lion and companies in the hotel industry. Companies in the Real Estate Owner/Operator group include: Wyndham Hotel Corp., Interstate Hotels Company, La Quinta Ins., Inc., Promus Hotel Corp. and Bristol Hotel Company (the "Red Lion Comparable Companies"). The Red Lion Comparable Companies were selected based on general business, operating and financial characteristics representative of companies in industries in which Red Lion operates. Historical financial information used in connection with the ratios provided below with respect to the Red Lion Comparable Companies is as of the most recent financial statements publicly available for each company. Market information used in calculating the ratios below was as of September 10, 1996. Earnings per share ("EPS") estimates for Red Lion and the Red Lion Comparable Companies were estimates provided by Institutional Brokers Estimate System ("IBES").

     Morgan Stanley analyzed the relative performance and value for Red Lion by comparing certain market trading statistics for Red Lion with the Red Lion Comparable Companies. Among the market trading information considered in the valuation analysis were the ratios of market price to EPS estimates for calendar years 1996 and 1997. The ratios of the September 10, 1996 market price to EPS estimates for Red Lion calendar years 1996 and 1997 were 21.0x and 18.1x, respectively. The median ratios of market price to EPS estimates for calendar years 1996 and 1997 for the Red Lion Comparable Companies were 26.8x and 21.5x, respectively. Morgan Stanley observed that the implied Merger Consideration of $30.16 (the "Implied Price") implied a ratio to EPS estimated for calendar year 1996 of 23.3x, and for calendar year 1997 of 20.1x, in each case for Red Lion.

     No company utilized in the comparable companies analysis as a comparison is identical to Red Lion. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Red Lion, such as the impact of competition on the business of Red Lion and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Red Lion or Doubletree or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

     Comparable Transaction Analysis. Morgan Stanley performed an analysis of precedent transactions involving certain hotel companies ("Comparable Transactions") which, in Morgan Stanley's judgment, were deemed to be comparable to the Merger for purposes of this analysis. Multiples of the aggregate value of such transactions to the acquiree's prior twelve months fiscal year EBITDA were analyzed for each comparable merger and acquisition transaction. The EBITDA calculation for Red Lion was based upon the trailing twelve months EBITDA of Red Lion. The Comparable Transactions comparison included the following transactions (acquiree/acquiror), which were announced during the period from 1995 through 1996: Omni Hotels Corp./ TRT Holdings, Inc.; Crown Sterling Suites/FelCor Suite Hotels, Inc.; Copthorne Hotels (Aer Lingus)/CDL Hotels International; Scott's Hospitality (Hotel Division)/Whitbread plc; Westin Hotels (Aoki Corp.)/ Blackstone. For the Comparable Transactions the analysis showed that the aggregate values of such transactions represented a median multiple of 13.4x trailing twelve months EBITDA. Morgan Stanley observed that the Implied Price implied a multiple of 11.2x Red Lion's trailing twelve months EBITDA.

     No transaction utilized in the comparable transaction analysis is identical to the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Red Lion, such as the impact of competition on the business of Red Lion and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Red Lion or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

     Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis to estimate the present value of the stand-alone unlevered free cash flows that Red Lion is expected to generate if Red Lion performs in accordance with the scenarios based upon certain financial forecasts for Red Lion prepared by the managements of Red Lion and Doubletree (the "Management Case") and an adjusted management case also prepared by Doubletree management (the "Adjusted Case"). Unlevered free cash flow for Red Lion was calculated as net income plus depreciation and amortization plus deferred taxes plus minority interest plus other non cash expenses plus after-tax net interest expense less capital expenditures less investment in working capital. Morgan Stanley calculated terminal values for Red Lion by applying a range of EBITDA multiples ("Terminal Multiple Methodology") to EBITDA in fiscal 2005 from 8.0x to 10.0x for the Adjusted Case and from 8.0x to 10.0x for the Management Case, representing estimated trading ranges of long-term EBITDA multiples. EBITDA was calculated as earnings before interest, taxes, depreciation and amortization. The unlevered free cash flow stream and terminal value were then discounted to their present values using a range of discount rates from 11.5% to 12.5% for Red Lion. The discount rate range was selected based upon a weighted average cost of capital analysis. Based on this analysis, Morgan Stanley calculated per share equity values of Red Lion ranging from $26 to $33 for the Management Case and $34 to $42 for the Adjusted Case on a fully diluted share basis.

     Doubletree Common Stock Performance. Morgan Stanley's analysis of the performance of Doubletree Common Stock consisted of an historical analysis of last reported sales prices and trading volumes from July 10, 1994, the time of Doubletree's initial public offering, to September 10, 1996. During this period, based on last reported sales prices on Nasdaq, Doubletree Common Stock achieved a high of $38.625 and a low of $14.750. Doubletree Common Stock closed at a price of $37.000 on September 12, 1996.

     Exchange Ratio Analysis. Doubletree is offering a combination of cash and stock for the shares of Red Lion Common Stock. The offering price is comprised of $21.30 in cash and $8.806 in Doubletree Common Stock. Morgan Stanley observed that the average historical exchange ratio of Red Lion's closing stock price to Doubletree's closing stock price for the twelve month period from August 29, 1995 through August 28, 1996 ("Historical Exchange Ratio") was 0.7579. The implied exchange ratio derived by dividing the $8.806 Doubletree Common Stock consideration by the five-day weighted average price of Doubletree Common Stock (calculated from September 5, 1996 through September 11, 1996) of $36.725 is
0.2398. Morgan Stanley also observed that the Historical Exchange Ratio multiplied by approximately 29.23% (the percentage of the offer price paid in stock) equals an adjusted exchange ratio of 0.2217.

     Pro Forma Analysis of the Merger. Morgan Stanley analyzed the pro forma impact of the Merger on Doubletree's earnings per share and cash flow (defined as net income plus depreciation and amortization) per share for the fiscal years ended 1996 through 2005. Such analysis was based on earnings and cash flow estimates prepared by the managements of Red Lion and Doubletree. The impact of the Transaction was measured based upon such managements' estimates and assumed that the Merger was treated as a purchase for accounting purposes, goodwill was amortized over 40 years on a straight-line basis and synergies were assumed. The analysis also recognizes the issuance of Doubletree Common Stock in the Merger and the issuance of new debt under the New Credit Facility. Morgan Stanley observed that under the assumptions described above, the contribution of the Red Lion earnings and cash flow would have an accretive effect on pro forma earnings and cash flow per share to Doubletree in fiscal years 1997 and 1998.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portions of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Red Lion.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Doubletree or Red Lion. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's fairness opinion and were provided to Doubletree's Board of Directors in connection with the delivery of Morgan Stanley's written opinion. The analyses do not purport to be appraisals or to reflect the price at which Red Lion might actually be sold. Because such estimates are inherently subject to uncertainty, none of Doubletree, Red Lion, Morgan Stanley or any other person assumes responsibility for their accuracy. In addition, as described above, Morgan Stanley's opinion and presentation to Doubletree's Board of Directors was one of many factors taken into consideration by Doubletree's Board of Directors in making its determination to approve the Merger Agreement. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Board of Directors of Doubletree with respect to the value of Doubletree or Red Lion.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Doubletree, Red Lion and KKR and have received fees for the rendering of such services. Morgan Stanley is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking, financing and financial advisory services. From time to time, Morgan Stanley has provided and continues to provide investment banking and financial advisory services to Doubletree as underwriters and financial advisors. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions and may trade or otherwise effect transactions, for their own accounts or for the account of customers, in debt or equity securities or senior loans of Doubletree or Red Lion.


     Pursuant to an engagement letter between Doubletree and Morgan Stanley, Doubletree has agreed to pay Morgan Stanley a fee for rendering its opinion of
(i) $1.5 million in the event the Merger is consummated and, under certain circumstances, if the Merger is not consummated, or (ii) $1.0 million in any other event. In addition to the foregoing compensation, Doubletree has agreed to reimburse Morgan Stanley for its expenses, including reasonable fees and expenses of its counsel engaged with Doubletree's consent. Doubletree has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley, or any of its affiliates against certain liabilities, including liabilities under Federal securities laws, and expenses, related to Morgan Stanley's engagement as financial advisor.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors of Red Lion with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management of Red Lion and the Board of Directors of Red Lion have certain interests in the Merger that are in addition to the interests of stockholders of Red Lion generally.

     Severance and Bonus Arrangements.  As described in "The Merger
Agreement -- Certain Covenants -- Employee Benefit Matters," Red Lion is required to establish and maintain various severance and bonus arrangements in connection with the Merger. All of the members of the management of Red Lion will be eligible for severance benefits under the severance arrangements if they are not retained by the Combined Company. In addition, all headquarters employees will be entitled to enhanced severance benefits through December 31, 1997. All members of management will be entitled to bonuses under the Management Bonus Plan maintained by Red Lion based on achieving certain performance objectives in 1996. In addition, Red Lion will create a bonus pool, out of which payments aggregating $2.0 million will be made upon the closing of the Merger to certain management employees.

     The following table indicates for each person who is an executive officer of Red Lion and eligible for a bonus from the $2.0 million bonus pool, the amount of bonus payable to such person upon the closing of the Merger.

                                                                              BONUS AMOUNT
                                                                              ------------
            C. Michael Vernon.............................................      $100,000
            Beth A. Ugoretz...............................................       100,000
            Michael J. Crowley............................................       250,000
            Bradley E. Hutton.............................................       250,000
            Jeffrey G. Angus..............................................       200,000
            Bruce T. Fery.................................................        50,000
            Dan R. Jackson................................................       300,000
            Anupam Narayan................................................       300,000
            Jack G. Reiss.................................................       250,000
            Paul R. Ryan..................................................       200,000

     At the Effective Time, David J. Johnson, the President, Chief Executive Officer and Chairman of the Board of Red Lion, will receive a payment of approximately $2.0 million under his Nonqualified Supplemental Retirement Benefit Agreement.

     If an employee is a party to a Severance Agreement (as described in "The Merger Agreement -- Certain Covenants -- Employee Benefit Matters") and receives a payment in connection with the Merger (a "Payment") which constitutes an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), such employee will receive an additional payment (the "Gross-Up Payment") in an amount such that the net amount retained by the employee, after deduction of any excise tax on such Payment under Section 4999 of the Code and any Federal, State or local income tax and excise tax under
Section 4999 of the Code on the Gross-Up Payment and any interest, penalties or additions to tax payable by the employee with respect thereto shall equal the amount of the Payment.

     Employee Stock Options. As described in "The Merger Agreement -- Effect of the Merger on Stock Options," at the Effective Time, holders of then outstanding Red Lion Options will be entitled to cash and Doubletree Common Stock with respect to such options.


     The following table indicates, for each person who is an executive officer or director of Red Lion and who will hold Red Lion Options at the Effective Time, (a) the number of shares of Red Lion Common Stock subject to such options that were vested at October 1, 1996 ("vested option"), (b) the number of shares of Red Lion Common Stock subject to such options that were not vested at October 1, 1996 ("unvested options"), (c) the exercise price per share of Red Lion Common Stock of all vested and unvested options, (d) the aggregate amount of Cash Consideration that would be payable to such holder (excluding any interest), (e) the aggregate number of shares of Doubletree Common Stock that would be payable to such holder and (f) the total value of the option consideration that would be payable to such holder with respect to such vested and unvested options (based on an assumed price of $36.73 per share of Doubletree Common Stock).

                                              (B)
                            (A)             RED LION            (C)
                          RED LION        COMMON STOCK       EXERCISE                              (E)                 (F)
                        COMMON STOCK       SUBJECT TO        PRICE OF           (D)        AGGREGATE NUMBER OF      AGGREGATE
                         SUBJECT TO         UNVESTED         RED LION      AGGREGATE CASH  SHARES OF DOUBLETREE       OPTION
     OPTION HOLDER     VESTED OPTIONS      OPTIONS(1)         OPTIONS      CONSIDERATION(2)   COMMON STOCK(2)    CONSIDERATION(2)
-------------------------------------  ------------------  -------------   --------------  --------------------  ----------------
David J. Johnson.......     870,833               --          $ 19.00       $  6,842,600           77,018          $  9,671,471
C. Michael Vernon......      15,000           45,000            21.50            365,326            4,112               516,360
Beth A. Ugoretz........      12,500           37,500            19.00            392,880            4,422               555,300
Thomas W. Henry........      11,250           33,750            19.00            353,621            3,979               499,770
Steven L. Hubbard......      11,250           33,750            19.00            353,621            3,979               499,770
Michael J. Crowley.....      11,250           33,750            19.00            353,621            3,979               499,770
Bradley E. Hutton......      11,250           33,750            19.00            353,621            3,979               499,770
Jack G. Reiss..........      11,250           33,750            19.00            353,621            3,979               499,770
George H. Schweitzer...      11,250           33,750            19.00            353,621            3,979               499,770
Jeffrey G. Angus.......       8,750           26,250            19.00            275,031            3,095               388,710
Bruce T. Fery..........       8,750           26,250            19.00            275,031            3,095               388,710
Dan R. Jackson.........       8,750           26,250            19.00            275,031            3,095               388,710
Anupam Narayan.........       8,750           26,250            19.00            275,031            3,095               388,710
Paul R. Ryan...........       8,750           26,250            19.00            275,031            3,095               388,710
                       --------------     ----------                       --------------      ----------        ----------------
                         1,009,583           416,250                        $ 11,097,687          124,901          $ 15,685,301
                       ============    ===============                      ============   ================       =============


---------------
(1) All Red Lion Options will become vested immediately prior to consummation of the Merger.

(2) Amounts presented do not reflect any reduction for withholding taxes.

     Persons Associated with the Partnership. The Partnership beneficially owns 66.7% of the outstanding shares of Red Lion Common Stock. RLA is the general partner of the Partnership, and has sole voting and investment power with respect to the shares of Red Lion Common Stock owned of record by the Partnership. RLA has a 1% general partnership interest in the Partnership. George R. Roberts is a stockholder, director and president of RLA. Michael W. Michelson, a director of Red Lion, is a stockholder, director and an executive vice president of RLA. Edward A. Gilhuly, a director of Red Lion, is a director and executive vice president of RLA. Messrs. Roberts and Michelson are also general partners of KKR Associates (Delaware), a Delaware limited partnership, which is a limited partner of the Partnership. Doubletree will appoint Mr. Gilhuly and Mr. Michelson to the Board of Directors of Doubletree, effective upon consummation of the Merger.

     Mr. Johnson, the Chief Executive Officer and Chairman of the Board of Red Lion, is party to an incentive compensation agreement with the Partnership which provides for the payment of compensation to Mr. Johnson in connection with distributions by the Partnership to its partners. Following consummation of the Merger, the Partnership may make a distribution to its partners. After such distribution exceeds a threshold amount, Mr. Johnson will be entitled to receive the compensation provided by the agreement with the Partnership.

     At the Effective Time, pursuant to the Merger Agreement, the 1993 Registration Rights Agreement will be amended to grant to the Partnership certain demand and "piggyback" registration rights with respect to the shares of Doubletree Common Stock to be issued to the Partnership in exchange for its shares of Red Lion Common Stock pursuant to the Merger. See "The Merger Agreement -- Registration Rights Agreement; Lock-Up."

     At the Effective Time, Doubletree, Red Lion, the Partnership and certain affiliates of Red Lion will enter into a Partnership Services Agreement (the "Partnership Services Agreement") pursuant to which Doubletree will, upon request from the Partnership, provide certain support services to the Partnership in return for a fee. In addition, pursuant to the Partnership Services Agreement, Doubletree will agree to guaranty, subject to defenses available to Red Lion, the liabilities and obligations of Red Lion owed to the Partnership and its affiliates arising out of or related to Red Lion's business. See "The Merger Agreement -- Partnership Services Agreement."

     Indemnification. For a discussion of certain agreements by Doubletree with respect to indemnification of and insurance for directors and officers of Red Lion, see "The Merger Agreement -- Certain Covenants -- Indemnification and Insurance."

ACCOUNTING TREATMENT

     The Merger will be accounted for under the "purchase" method of accounting, in accordance with generally accepted accounting principles ("GAAP"). Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. Income of the Combined Company will not include income (or loss) of Red Lion prior to the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion sets forth the material Federal income tax consequences to a holder of Red Lion Common Stock associated with the Merger, assuming that the Merger is consummated as contemplated herein. Because the following discussion does not describe all the potentially relevant tax considerations, each holder of Red Lion Common Stock should consult his or her own tax advisor regarding the tax consequences of the Merger in the light of such holder's own situation, including the application and effect of any state, local or foreign income and other tax laws. In particular, the discussion set forth below may not be applicable to special classes of taxpayers including, without limitation, foreign persons, tax-exempt entities and holders who acquired their Red Lion Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation. Holders of Red Lion Common Stock should be aware that the Federal income tax rate for certain individuals on long-term capital gains would be significantly lower than the rate imposed on ordinary income or short-term capital gain. The discussion is based upon the Federal income tax laws as in effect on the date hereof, and there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements contained herein. The discussion assumes that any Red Lion Common Stock exchanged in the Merger is held as a capital asset.


     Tax Treatment of Holders of Red Lion Common Stock. THE EXCHANGE OF RED LION COMMON STOCK IN THE MERGER WILL BE FULLY TAXABLE TO HOLDERS OF SUCH STOCK. Consequently, a holder of Red Lion Common Stock who, pursuant to the Merger, exchanges such holder's Red Lion Common Stock for cash and Doubletree Common Stock will realize a gain or loss measured by the difference between (i) the sum of the amount of cash and the fair market value of the Doubletree Common Stock (based on its trading price on the effective date of the Merger) received in the Merger and (ii) such holder's tax basis in the Red Lion Common Stock. Any gain or loss with respect to Red Lion Common Stock exchanged in the Merger will constitute a long- or short-term capital gain or loss (depending on whether the holder held such Red Lion Common Stock for more than one year). Such holder's adjusted basis for the Doubletree Common Stock received generally will be the fair market value of such stock on the effective date of the Merger, and such holder's holding period for Doubletree Common Stock received will begin on the day after the Effective Time of the Merger and will not include the holding period of Red Lion Common Stock exchanged in the Merger.


     Pursuant to the Merger Agreement, Red Lion will pay any real property transfer taxes ("Transfer Taxes") imposed on its stockholders by reason of the Merger and prepare and file any tax returns required with respect to those Transfer Taxes. The Merger Agreement provides that the stockholders of Red Lion shall be deemed to have agreed to be bound by the allocations established in the preparation of any such tax returns. Red Lion's payment of Transfer Taxes on behalf of a stockholder may constitute a taxable distribution to such stockholder in the amount of such payment.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash to a holder who exchanges his or her Red Lion Common Stock in the Merger, a holder must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such holder's correct taxpayer identification number ("TIN") on a Form W-9 and certify under penalties of perjury that such number is correct and that such holder is not subject to backup withholding. A Form W-9 is included as part of the letter of transmittal to be sent to holders of Red Lion Common Stock by the Exchange Agent. If the correct TIN and certifications are not provided a penalty may be imposed on a holder by the Internal Revenue Service (the "IRS") and the cash payments received by a holder in exchange for shares of Red Lion Common Stock in the Merger may be subject to backup withholding tax at a rate of 31%.

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, IT IS RECOMMENDED THAT RED LION STOCKHOLDERS CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

REGULATORY APPROVAL


     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and specified waiting period requirements have been satisfied. Doubletree and Red Lion each filed notification and report forms with the FTC and the Antitrust Division under the HSR Act with respect to the Merger on September 17, 1996. The required waiting period under the HSR Act was terminated by the FTC and the Antitrust Division as of September 30, 1996 (prior to its originally scheduled expiration on October 17, 1996). However, at any time before or after the consummation of the Merger, and notwithstanding that the HSR Act waiting period has been terminated, any federal or state antitrust authorities could take action under the antitrust laws as they deem necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of all or part of the assets of Red Lion. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.


     Doubletree and Red Lion do not believe that any other material governmental or regulatory approvals or actions will be required for consummation of the Merger. See "The Merger Agreement -- Conditions."

NASDAQ QUOTATION

     The obligations of the parties to consummate the Merger are subject to the condition that the shares of Doubletree Common Stock to be issued pursuant to the Merger have been approved for quotation on Nasdaq, subject only to official notice of issuance. Doubletree will file an application for such approval. The shares of Doubletree Common Stock are traded on Nasdaq under the symbol "TREE." See "The Merger Agreement -- Conditions."

FEDERAL SECURITIES LAW CONSEQUENCES

     The shares of Doubletree Common Stock to be issued to the stockholders of Red Lion in connection with the Merger have been registered under the Securities Act. All shares of Doubletree Common Stock received by Red Lion stockholders in the Merger will be freely transferable, except that shares of Doubletree Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Red Lion at the time of the Special Meeting may be resold by them only in compliance with the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Doubletree) or pursuant to an effective registration statement under the Securities Act covering such shares. Persons who may be deemed to be affiliates of Red Lion or Doubletree generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

     The Merger Agreement requires Red Lion to use commercially reasonable efforts to cause each of its affiliates to execute a written agreement, substantially in the form attached as an exhibit to the Merger Agreement, to the effect that such person will not offer to sell, sell, transfer or otherwise dispose of any of the shares of Doubletree Common Stock issued to such person in or pursuant to the Merger unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act or (c) in the opinion of counsel or pursuant to a "no-action" letter obtained from the Commission by such person, such sale, transfer or other disposition is exempt from registration under the Securities Act (the "Affiliate Letters"). Under the Merger Agreement, persons who are affiliates of Red Lion will not be entitled to exchange their certificates formerly representing Red Lion Common Stock for any consideration payable in connection with the Merger until Doubletree has received such written agreement from such person.

APPRAISAL RIGHTS

     Any person who is a holder of record of shares of Red Lion Common Stock and who objects to the terms of the Merger may seek appraisal of the "fair value" of such holder's Red Lion Common stock under and in compliance with the requirements of Section 262 of the DGCL (the Red Lion Common Stock as to which such appraisal rights have been asserted being referred to herein as the "Dissenting Shares"). Section 262 provides a procedure by which persons who are holders of Red Lion Common Stock at the Effective Time of the Merger may seek an appraisal of part of or all their Red Lion Common Stock in lieu of accepting shares of Doubletree Common Stock in exchange therefor as described below under "The Merger Agreement -- Merger Consideration." In any such appraisal proceeding, the Delaware Court of Chancery (the "Chancery Court") would determine the "fair value" of the Dissenting Shares. Holders of Red Lion Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or equivalent to, the Merger Consideration. The following is a summary of the principal provisions of Section 262 and does not purport to be a complete description. A copy of Section 262 is attached hereto as Appendix D and is incorporated herein by reference.

     FAILURE TO TAKE ANY NECESSARY STEPS FULLY AND PRECISELY TO SATISFY THE REQUIREMENTS OF SECTION 262 OF THE DGCL WILL RESULT IN A TERMINATION OR WAIVER OF THE APPRAISAL RIGHTS OF THE RED LION COMMON STOCKHOLDER UNDER SUCH SECTION. IN THAT CASE, EACH SHARE OF RED LION COMMON STOCK OWNED BY SUCH STOCKHOLDER IMMEDIATELY PRIOR TO THE EFFECTIVE TIME WILL BE CONVERTED INTO THE RIGHT TO RECEIVE THE MERGER CONSIDERATION, AS FURTHER DESCRIBED HEREIN, PURSUANT TO THE MERGER AGREEMENT.

     Under Section 262, a corporation, not less than 20 days prior to the meeting at which a proposed merger is to be voted on, must notify each of its stockholders entitled to appraisal rights as of the record date of the meeting that such appraisal rights are available and include in such notice a copy of
Section 262. This Proxy Statement/Prospectus constitutes such notice to the holders of Red Lion Common Stock. Stockholders wishing to exercise appraisal rights are urged to review carefully the complete text of Section 262.

     A holder of Red Lion Common Stock, electing to exercise appraisal rights under Section 262 must (a) deliver to Red Lion, before the taking of the vote on the Merger Agreement, a written demand for appraisal that is made by or on behalf of the person who is the holder of record of the Dissenting Shares and
(b) not vote in favor of adoption of the Merger Agreement. A proxy or vote against approval and adoption of the Merger Agreement does not constitute such a demand. In addition, mere failure, after the completion of the Merger, to execute and return a letter of transmittal to the Exchange Agent (as defined below) does not constitute a demand. A holder of Red Lion Common Stock electing to demand appraisal must do so before the taking of the vote on the Merger Agreement by a separate written demand that reasonably informs Red Lion of the identity of the holder of Red Lion Common Stock of record and of such holder's intention thereby to demand the appraisal of such holder's Red Lion Common Stock. Written demands for appraisal should be directed to Red Lion, 4001 Main Street, Vancouver, Washington 98663, Attention: Beth A. Ugoretz, Senior Vice President, General Counsel and Secretary.

     Only the holder of record of Red Lion Common Stock is entitled to assert appraisal rights for the Red Lion Common Stock registered in that holder's name. The holder of Red Lion Common Stock asserting appraisal rights must hold Red Lion Common Stock of record on the date of making the demand and continuously through the Effective Time. The demand should be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners.

     A record holder who holds Red Lion Common Stock as nominee for beneficial owners may exercise the holder's right of appraisal with respect to the Red Lion Common Stock held for all or less than all of such beneficial owners. In such case, the written demand should set forth the number of shares of Red Lion Common stock covered by it. Where no number of shares of Red Lion Common Stock is expressly mentioned, the demand will be presumed to cover all Red Lion Common stock held in the name of the record holder.

     Within ten days after the Effective Time, the Surviving Corporation (as defined below) will send notice as to the effectiveness of the Merger to each person who, prior to the Effective Time of the Merger, made proper written demand for appraisal and who did not vote in favor of, or consent to, the Merger.

     Within 120 days after the Effective Time, the Surviving Corporation or any holder of Dissenting Shares may file a petition in the Chancery Court demanding a determination of the fair value of all of the Dissenting Shares. Holders of Dissenting Shares should not assume that (i) the Surviving Corporation will file a petition with respect to the appraisal value of their Dissenting Shares, (ii) the Surviving Corporation will initiate any negotiations with respect to the "fair value" of such Dissenting Shares or (iii) the Surviving Corporation will notify them of any act in connection with the Merger other than as required by law. Accordingly, holders of Red Lion Common Stock should regard it as their obligation to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods prescribed in Section 262.

     Within 120 days after the Effective Time, any holder of Dissenting Shares is entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Dissenting Shares and the aggregate number of holders of such Dissenting Shares. The Surviving Corporation is required to mail such statement within ten days after it receives a written request therefor.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Chancery Court will determine the holders of Red Lion Common Stock entitled to appraisal rights and will appraise the Dissenting Shares owned by such holders, determining their "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger and will determine a fair rate of interest, if any, to be paid upon the "fair value." In determining "fair value" of the Dissenting Shares, the Chancery Court shall take into account all relevant factors. The Delaware Supreme Court has stated that such factors include "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation." In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The value so determined for the Dissenting Shares could be more or less than, or the same as, the Merger Consideration. The Chancery Court may also order that all or a portion of the expenses incurred by any holder of Dissenting Shares in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Dissenting Shares.

     Any holder of Red Lion Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the Red Lion Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such Red Lion

Common Stock (other than those payable or deemed to be payable to holders of Red Lion Common Stock of record as of a date prior to the Effective Time) or on any shares of Doubletree Common Stock otherwise issuable, but for such appraisal demand, in substitution therefor.

     A holder of Red Lion Common Stock will fail to perfect, or effectively lose, such holder's right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if the holder of Red Lion Common Stock delivers to Red Lion a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time requires the written approval of the Surviving Corporation. Holders of Red Lion Common Stock should also note that surrender to the designated exchange agent of certificates for their Red Lion Common Stock may constitute a waiver of appraisal rights under the DGCL.

     If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any holder of Red Lion Common Stock who has perfected his right of appraisal without the approval of the Chancery Court.

     Under the DGCL, holders of Doubletree Common Stock will not be entitled to any appraisal or dissenter's rights in connection with the Merger.

FINANCING OF THE MERGER

     The total amount of funds required by Doubletree to consummate the Merger and to pay related fees and expenses is expected to be approximately $918.8 million, including approximately $684.3 million to be paid as Cash Consideration in the Merger, approximately $213.3 million which will be used to repay existing outstanding indebtedness of Red Lion immediately following consummation of the Merger and $21.2 million of estimated fees and expenses excluding underwriting discounts and commissions in connection with the Equity Offering.

     It is currently anticipated that such amounts will be financed (the "Financing Plan") through (i) $600.0 million of borrowings under the New Credit Facility, (ii) approximately $191.0 million in net proceeds from the Equity Offering, (iii) $100.0 million in proceeds from the GEPT Equity Investment, and
(iv) cash on hand.

                                                                            AMOUNT
                                                                        --------------
                                                                        (IN MILLIONS)
        Sources of Funds:
        Borrowings under the New Credit Facility.......................     $600.0
        Net proceeds from the Equity Offering..........................      191.0
        Proceeds from the GEPT Equity Investment.......................      100.0
        Cash on hand...................................................       27.8
                                                                              ----
             Total sources of funds....................................     $918.8
                                                                              ====
        Uses of Funds:
        Cash Consideration in the Merger...............................     $684.3
        Repayment of existing indebtedness of Red Lion.................      213.3
        Estimated fees and expenses, excluding underwriting discounts
          and commissions in connection with the Equity Offering.......       21.2
                                                                              ----
             Total uses of funds.......................................     $918.8
                                                                              ====

     Depending on prevailing financial, economic and market conditions (including the trading market for Doubletree Common Stock) and any other factors or considerations the Board of Directors of Doubletree deems relevant, Doubletree may decide to increase the size of the Equity Offering, and sell additional shares of Doubletree Common Stock in lieu of a portion of such borrowings under the New Credit Facility.

     In the event that the Equity Offering is not consummated at or prior to the Effective Time, Doubletree currently intends to obtain substitute financing, to the extent necessary, through the Bridge Loan and additional borrowings under the New Credit Facility. In such event, subject to prevailing financial, economic and market conditions (including the trading market for Doubletree Common Stock) and any other factors or considerations the Board of Directors or management of Doubletree deems relevant, Doubletree intends to consummate the Equity Offering or the issuance of debt as soon as practicable following the Effective Time if it is able to do so on satisfactory terms, and to use the net proceeds therefrom to refinance the Bridge Loan and redeem and retire the senior subordinated notes issued in connection therewith.

     New Credit Facility. The New Credit Facility provides for a term loan facility in the amount of $636.0 million and a revolving credit facility in the amount of $100.0 million. As part of the Financing Plan, Doubletree intends to borrow $600.0 million pursuant to the term loan facility. Principal amounts under the term loan facility become due, commencing in 1997, in the amount of $7.0 million in such year. Thereafter and through 2004, annual principal payments under the term loan range from $57.0 million to a maximum of $146.0 million in 2003 with the term loan facility expiring, and the then outstanding principal amount becoming due and repayable in full, in 2004. The revolving credit facility expires, and is repayable in full, on the sixth anniversary after the Effective Time. The term loan and the revolving credit facility each bear interest payable quarterly at variable rates dependent upon applicable debt coverage ratios.


     The New Credit Facility will be guaranteed by all material direct and indirectly owned subsidiaries of Doubletree, subject to customary exceptions. The obligations of Doubletree and the guaranteeing entities shall be secured by a first priority perfected security interest in (i) all stock owned by Doubletree and the guaranteeing entities (except for the REIT Preferred Shares, as defined below), (ii) all notes owned by Doubletree and the guaranteeing entities with a principal amount of $1.0 million or more, and (iii) all other beneficially-owned tangible and intangible assets of Doubletree and the guaranteeing entities, to the extent assignable.



     The New Credit Facility will contain customary financial covenants, which may include fixed charge and interest coverage ratios and a maximum ratio of debt to EBITDA (as defined therein). The New Credit Facility will contain certain customary covenants which may include, without limitation, restrictions on mergers, consolidations, acquisitions, sale of assets, payment of dividends, transactions with affiliates, sale and lease-back transactions, liens, capital expenditures, debt and investments. The New Credit Facility will include customary events of default, including a change of control of Doubletree. The New Credit Facility is subject to numerous conditions.



     GEPT Equity Investment. Pursuant to the GEPT Equity Investment, at the Effective Time, GEPT or an affiliate thereof will purchase a number of shares of Doubletree Common Stock equal to the quotient of $100.0 million divided by a share price, at GEPT's election (to be made not less than 20 trading days prior to the Effective Time), of either (i) the implied price per share of Doubletree Common Stock used for purposes of determining the final Exchange Ratio or (ii) the market price, net of underwriting discounts, of shares of Doubletree Common Stock sold in the Equity Offering (or, if the Equity Offering is not consummated by the Effective Time, the Final Doubletree Stock Price under the Merger Agreement). GEPT or an affiliate thereof will also be issued five-year Warrants to purchase 10% of the number of shares of Doubletree Common Stock purchased by GEPT or such affiliate at the Effective Time, at an exercise price per share equal to the price at which GEPT or such affiliate elects to purchase such shares at the Effective Time.


     The Bridge Loan. Doubletree intends to utilize the Bridge Loan only to the extent necessary to finance the Merger in the event that the Equity Offering is not consummated at or prior to the Effective Time. The Bridge Loan provides for the issuance of up to $150.0 million principal amount of senior subordinated notes (the "Bridge Notes") by Doubletree. The Bridge Notes mature one year from the date of issuance and will bear interest at a rate (the "Applicable Interest Rate") equal to the highest of: (i) the prime rate plus 3%; (ii) three-month U.S. LIBOR plus 5.75% and (iii) the highest yield on any of the one, three, five and ten-year United States obligations plus 4.75%. If the Bridge Notes are not repaid in full within six months of issuance, they will bear interest at the Applicable Interest Rate plus 1% with an increase of 0.5% at the end of each three-month period thereafter at which the Bridge Notes remain outstanding (the "Incremental Spread").

     Doubletree intends to refinance any amounts borrowed under the Bridge Loan as soon as practicable after the issuance of the Bridge Notes thereunder. If, however, Doubletree is unable to repay the Bridge Notes in full prior to their maturity, the Bridge Loan provides that Doubletree will refinance the Bridge Notes through an issuance of senior subordinated rollover notes (the "Rollover Notes") which mature eight years from their date of issuance and warrants, on a pro rata basis, representing up to an aggregate of 3.5% of the total outstanding Doubletree Common Stock to the holders of the Bridge Notes. The Rollover Notes bear interest at the rate of the Applicable Interest Rate plus the Incremental Spread with an increase of 0.5% at the end of each three-month period thereafter at which the Rollover Notes are outstanding. The warrants will be exercisable at a nominal price for a period of five years from the delivery of such warrants to the holders thereof.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement.

THE MERGER

     Pursuant to the Merger Agreement, subject to the terms and conditions thereof, at the Effective Time of the Merger, Merger Sub will be merged with and into Red Lion. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and Red Lion will continue as the surviving corporation of the Merger (the "Surviving Corporation").

     As promptly as practicable after the satisfaction or waiver of the conditions to the Merger, Doubletree and Red Lion will cause a certificate of merger with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Certificate of Merger"). The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as is specified in the Certificate of Merger (the "Effective Time"). Subject to the satisfaction (or waiver) of the other conditions to the obligations of Doubletree and Red Lion to consummate the Merger, it is presently expected that the Merger will be consummated immediately following the Special Meeting or as soon thereafter as such other conditions are satisfied.

MERGER CONSIDERATION

     At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Red Lion Common Stock which is outstanding immediately prior to the Effective Time (other than shares owned by or held in treasury of Red Lion, shares owned by Doubletree or any direct or indirect wholly owned subsidiary of Red Lion or Doubletree, and shares as to which appraisal rights have been perfected, and not withdrawn or otherwise lost, under the DGCL) will be converted into the right to receive (i) $21.30 in cash, plus, if the Effective Time of the Merger does not occur on or prior to November 18, 1996, interest accruing at a fluctuating rate per annum equal to the prime interest rate from time to time of Bankers Trust Company, compounded daily, on $30.106 plus such accrued interest, for the period commencing on November 18, 1996 and ending on the day on which the Effective Time occurs (the "Cash Consideration"), and (ii) 0.2398 shares (the "Exchange Ratio") of Doubletree Common Stock (the "Stock Consideration" and, collectively together with the Cash Consideration, the "Merger Consideration"); provided, however, that in the event that the "volume-weighted average quote" of the reported sales prices per share of the Doubletree Common Stock quoted on The Nasdaq Stock Market's National Market ("Nasdaq"), as reported by Bloomberg L.P., for the 10 consecutive trading days (on which shares of the Doubletree Common Stock are actually traded) immediately preceding the second business day prior to the Effective Time (the "Final Doubletree Stock Price"), is equal to or less than $34.89, or equal to or greater than $38.56, the Exchange Ratio shall be subject to adjustment as follows: (a) if the Final Doubletree Stock Price is equal to or less than $31.22, then the Exchange Ratio shall be equal to the sum of 0.2398 plus the quotient obtained by dividing $0.8806 by the Final Doubletree Stock Price; (b) if the Final Doubletree Stock Price is greater than $31.22 and equal to or less than $34.89, then the Exchange Ratio shall be equal to the quotient obtained by dividing $8.3657 by the Final Doubletree Stock Price; (c) if the Final Doubletree Stock Price is equal to or greater than $38.56 but less than $42.23, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.2463 by the Final Doubletree Stock Price; (d) if the Final Doubletree Stock Price is equal to or greater than $42.23 but less than $44.07, then the Exchange Ratio shall be equal to the difference of 0.2398 minus the quotient obtained by dividing $0.8806 by the Final Doubletree Stock Price; and
(e) if the Final Doubletree Stock Price is equal to or greater than $44.07, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.6866 by the Final Doubletree Stock Price. Appendix E to this Proxy Statement/Prospectus sets forth the number of shares of Doubletree Common Stock which would be issued in the Merger for each share of Red Lion Common Stock based on various assumed Final Doubletree Stock Prices.

     All shares of Red Lion Common Stock converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled, retired and extinguished and shall cease to exist, and each certificate which previously represented any such shares shall thereafter represent the right to receive, upon proper surrender of such certificate as described below in "-- Exchange of Certificates," the Merger Consideration into which such shares have been converted. At the Effective Time, the holders of certificates previously representing shares of Red Lion Common Stock will cease to have any rights with respect to such shares of Red Lion Common Stock, except the right to receive the Merger Consideration, cash in lieu of any fractional shares of Doubletree Common Stock and any unpaid dividends or distributions in respect of Doubletree Common Stock payable upon surrender of certificates of Red Lion Common Stock as described below. Except as specified in clause (i) of the immediately preceding paragraph, no interest will be paid or will accrue on any Merger Consideration or any cash in lieu of fractional shares or unpaid dividends or distributions payable upon surrender of certificates of Red Lion Common Stock for exchange. At or after the Effective Time, there will be no transfers on the transfer books of Red Lion of shares of Red Lion Common Stock which were outstanding immediately prior to the Effective Time.

     The Merger Agreement provides that if Doubletree effects a stock dividend, subdivision, reclassification, recapitalization, split, combination, conversion or exchange of shares between the date of the Merger Agreement and the Effective Time, the Exchange Ratio will be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, conversion or exchange of shares.

     Each share of Red Lion Common Stock owned by or held in the treasury of Red Lion and each share of Red Lion Common Stock owned by Doubletree or any direct or indirect wholly owned subsidiary of Red Lion or Doubletree immediately prior to the Effective Time will be automatically cancelled and extinguished at the Effective Time, and no payment or consideration will be issued in exchange therefor in the Merger.

EXCHANGE OF CERTIFICATES


     As soon as practicable (and in any event within three business days) after the Effective Time, Harris Trust Company of California (the "Exchange Agent") will mail to each person who was, at the Effective Time, a holder of record of shares of Red Lion Common Stock or Red Lion Options (as defined below), a letter of transmittal to be used by such holders in forwarding their certificates representing shares of Red Lion Common Stock ("Stock Certificates") or certificates or instruments representing Red Lion Options ("Option Certificates" and, collectively together with Stock Certificates, "Certificates"), and instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration with respect to such shares of Red Lion Common Stock or such Red Lion Options. See "-- Effect of the Merger on Stock Options." In addition, commencing on the tenth calendar day immediately preceding the date of the Special Meeting, the Exchange Agent will (in lieu of delivery following the Effective Time as described above) promptly deliver such letter of transmittal and related instructions to each holder of record of a Certificate from whom the Exchange Agent receives a written request therefor prior to the date of the Special Meeting, and each such holder of a Certificate shall be entitled thereafter to surrender such Certificate in exchange for the Merger Consideration with respect to the shares of Red Lion Common Stock or Red Lion Options represented thereby in accordance with the procedures described herein. Holders of record of shares of Red Lion Common Stock or Red Lion Options who wish to receive the letter of transmittal and related instructions prior to the Effective Time must deliver a written request therefor to the Exchange Agent at Harris Trust Company of California, c/o Harris

Trust Company of New York, 77 Water Street, 4th Floor, New York, New York 10005,
Attention: Mr. Richard Campbell.


     Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, and such other documents as may be required pursuant to such instructions, the holder of such Certificate will be entitled at or following the Effective Time to receive the aggregate Cash Consideration, a certificate representing that number of whole shares of Doubletree Common Stock, cash in lieu of any fractional shares (as described below) and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered (in each case less any withholding taxes which may be required thereon), and the Certificate so surrendered will be cancelled.

     RED LION STOCKHOLDERS AND OPTIONHOLDERS SHOULD NOT SEND ANY CERTIFICATES REPRESENTING RED LION COMMON STOCK OR RED LION OPTIONS WITH THE ENCLOSED PROXY CARD. A LETTER OF TRANSMITTAL WILL BE MAILED AFTER THE EFFECTIVE TIME TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING SHARES OF RED LION COMMON STOCK OR RED LION OPTIONS IMMEDIATELY PRIOR TO THE EFFECTIVE TIME. ALTERNATIVELY, COMMENCING ON THE TENTH CALENDAR DAY PRIOR TO THE DATE OF THE SPECIAL MEETING, A LETTER OF TRANSMITTAL WILL BE MAILED TO EACH HOLDER OF RED LION COMMON STOCK OR RED LION OPTIONS WHO SUBMITS A WRITTEN REQUEST THEREFOR PRIOR TO THE DATE OF THE SPECIAL MEETING AND WHO COMPLIES WITH THE OTHER REQUIREMENTS SET FORTH ABOVE. RED LION STOCKHOLDERS SHOULD SEND CERTIFICATES REPRESENTING RED LION COMMON STOCK OR RED LION OPTIONS TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL.

     No Fractional Shares. No certificates or scrip representing fractional shares of Doubletree Common Stock will be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Doubletree. In lieu of any such fractional shares, each holder of Red Lion Common Stock upon surrender of a Certificate for exchange in connection with the Merger will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Final Doubletree Stock Price by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Red Lion Common Stock then held of record by such holder).

     Dividends. No dividends or other distributions on shares of Doubletree Common Stock will be paid with respect to any shares of Red Lion Common Stock or other securities represented by a Certificate until such Certificate is surrendered for exchange as provided in the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of certificates representing whole shares of Doubletree Common Stock issued in exchange therefor, without interest, (i) as promptly as practicable following such surrender, the amount of any cash payable in lieu of fractional shares of Doubletree Common Stock to which such holder is entitled upon such surrender and the amount of any dividends or other distributions with a record date after the Effective Time theretofore payable (and not paid) with respect to such whole shares of Doubletree Common Stock, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender thereof and a payment date subsequent to surrender thereof payable with respect to such whole shares of Doubletree Common Stock, less the amount of any withholding taxes which may be required thereon.

     Failure to Exchange. Any portion of the monies from which Cash Consideration, cash payments in lieu of fractional shares of Doubletree Common Stock and any dividends or distributions on shares of Doubletree Common Stock will be made and any shares of Doubletree Common Stock that are unclaimed by the former stockholders of Red Lion 12 months after the Effective Time will be delivered to Doubletree. Any former stockholders of Red Lion who have not theretofore complied with the exchange procedures in the Merger Agreement may thereafter look only to Doubletree for payment of their Merger Consideration, cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of Doubletree Common Stock, deliverable in respect of each share of Red Lion Common Stock such stockholder holds. Notwithstanding the foregoing, neither the Surviving Corporation nor Doubletree nor any other person will be liable to any former holder of shares of Red Lion Common Stock for any cash, stock or other property properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

EFFECT OF THE MERGER ON STOCK OPTIONS

     At the Effective Time, each option to purchase Red Lion Common Stock then outstanding under Red Lion's 1995 Equity Participation Plan (each, a "Red Lion Option") will be converted into and represent the right to receive (i) the Merger Consideration into which the share or shares of Red Lion Common Stock issuable upon exercise of such Red Lion Option would have been converted if such Red Lion Option had been exercised immediately prior to the Effective Time, reduced by (ii) the aggregate exercise price for the shares of Red Lion Common Stock then issuable upon exercise of such Red Lion Option and the amount of any withholding taxes which may be required thereon (such reductions to be applied on a pro rata basis against the Cash Consideration and the Stock Consideration comprising such Merger Consideration, in the respective proportions which such Cash Consideration and Stock Consideration bear to such Merger Consideration). All such Red Lion Options will no longer be outstanding and will automatically be cancelled, retired and extinguished and will cease to exist, and each Option Certificate will thereafter represent the right to receive, upon surrender of such Option Certificate in accordance with the procedure described above in "-- Exchange of Certificates," the Merger Consideration into which such Red Lion Options have been converted in accordance with the Merger Agreement. The holders of Option Certificates will cease to have any rights with respect thereto, except the right to receive the consideration described above and as required by law. No fractional share of Doubletree Common Stock will be issued and, in lieu thereof, a cash payment will be made in the same manner as provided with respect to exchanges of Stock Certificates. No interest will be paid or will accrue on any Merger Consideration (except in certain circumstances described above in "--Merger Consideration"), any cash in lieu of fractional shares of Doubletree Common Stock or any unpaid dividends or distributions in respect of Doubletree Common Stock payable upon surrender of Option Certificates.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Red Lion and Doubletree relating to, among other things: (a) the due organization, power and good standing of Red Lion and Doubletree and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Merger Agreement; (c) the capital structure of Red Lion and Doubletree; (d) subsidiaries of Red Lion and Doubletree; (e) the absence of conflicts under charters or bylaws and violations of any instruments or laws, and required consents or approvals; (f) certain documents filed by each of Red Lion and Doubletree with the Commission and the accuracy of information contained therein; (g) conduct of business in the ordinary course and the absence of material changes or events; (h) litigation and compliance with charters, bylaws, laws and instruments; (i) employee benefit plans; (j) labor matters; (k) tax matters; (l) properties and environmental matters; (m) material contracts and commitments; (n) receipt of fairness opinions; and (o) brokers' and finders' fees with respect to the Merger.

CERTAIN COVENANTS

     Interim Operations. Under the Merger Agreement, Red Lion has agreed (and has agreed to cause its subsidiaries), among other things, prior to the Effective Time, unless Doubletree consents in writing or as otherwise expressly contemplated by the Merger Agreement: (i) to conduct its business and operations only in the ordinary course of business consistent with past practice; (ii) to use its reasonable efforts to preserve intact the business organizations, goodwill, rights, licenses, permits and franchises of Red Lion and its subsidiaries, and maintain their existing relationships with customers, suppliers and other persons having business dealings with them; (iii) to use its commercially reasonable efforts to keep in full force and effect adequate insurance coverages and maintain and keep its properties and assets in good repair, working order and condition, normal wear and tear excepted; (iv) not to amend or modify its certificate of incorporation, by-laws, partnership agreement or other charter or organization documents; (v) not to issue or pledge any capital stock or other voting security of Red Lion or any of its subsidiaries, or any securities convertible into or exercisable or exchangeable for any such capital stock or securities, or any options, warrants, calls, commitments, subscriptions or rights to purchase or acquire any such capital stock or securities (other than issuances of Red Lion Common Stock upon exercise of outstanding Red Lion Options granted prior to the date of the Merger Agreement); (vi) not to split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of or in substitution for shares of its capital stock, declare, set aside or pay any dividends or distributions on any of Red Lion's capital stock, or repurchase, redeem or otherwise acquire any capital stock or other securities of Red Lion or any of its subsidiaries; (vii) not to amend or modify the terms of any Red Lion Options or Red Lion's 1995 Equity Participation Plan, the effect of which is to make such terms more favorable to holders thereof or persons eligible for participation therein; (viii) other than in the ordinary course of business consistent with past practice, not to increase the compensation payable or to become payable to any directors, officers or employees of Red Lion or any of its subsidiaries, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or officer of Red Lion or any of its subsidiaries, or adopt or amend in any material respect or accelerate any rights or benefits under any collective bargaining agreement or employee benefit plan or arrangement; (ix) not to acquire (including, without limitation, by merger, consolidation, or acquisition of securities or assets) any corporation, partnership, joint venture, association or other business organization or division thereof or any assets of any other person outside the ordinary course of business consistent with past practice or any interest in any real properties (whether or not in the ordinary course of business); (x) not to incur, assume or guarantee any indebtedness for borrowed money (including draw-downs on letters or lines of credit) or issue or sell any notes, bonds or other debt instruments, except for renewals of existing bonds and letters of credit in the ordinary course of business not to exceed $10.0 million, and advances, loans or other indebtedness in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $5.0 million;
(xi) not to sell, lease, license, encumber or otherwise dispose of any properties or assets of Red Lion or any of its subsidiaries (other than in the ordinary course of business consistent with past practice); (xii) not to authorize or make any capital expenditures (including by lease) in excess of $10.0 million in the aggregate through December 31, 1996 (and not in excess of $2.5 million during January 1997) for Red Lion and all of its subsidiaries;
(xiii) not to make any material change in any of its accounting or financial reporting methods or practices, except as may be required by GAAP; (xiv) not to make any tax election or settle or compromise any tax liability either not in accordance with prior practice or which could reasonably be expected to have a material adverse effect on Red Lion; (xv) except in the ordinary course of business consistent with past practice, not to amend, modify or terminate certain material contracts or waive, release or assign any material rights or claims thereunder, and (xvi) not to take any action that would, or would be reasonably likely to, result in any of the representations and warranties set forth in the Merger Agreement not being true and correct in any material respect or any of the conditions to the obligations of the parties to effect the Merger not being satisfied. The parties have further agreed that Red Lion will comply with certain rights of first refusal held by third parties with respect to its interests in joint ventures relating to the Red Lion La Posada and Village Motor Inn, Missoula, Montana, hotels.

     Doubletree has agreed (and has agreed to cause its subsidiaries), among other things, prior to the Effective Time, unless Red Lion consents in writing or as otherwise expressly contemplated by the Merger Agreement: (i) not to amend or modify its certificate of incorporation, by-laws, or other charter or organization documents in any manner which adversely affects the rights, powers or privileges of holders of Doubletree Common Stock; (ii) not to split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of or in substitution of its capital stock; (iii) not to declare, set aside or pay any dividends or distributions on any of its capital stock; and (iv) not to take any action that would, or would be reasonably likely to, result in any of the representations and warranties set forth in the Merger Agreement not being true and correct in any material respect or any of the conditions to the obligations of the parties to effect the Merger not being satisfied.

     Alternative Proposals. Red Lion has agreed that, prior to the Effective Time, neither it nor any of its subsidiaries will, nor will it or any of its subsidiaries authorize or permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant, consultant or other expert retained by or acting on behalf of it or any of its subsidiaries) (collectively, "Representatives") to, directly or indirectly, initiate or solicit any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to any of its stockholders) concerning, or that may reasonably be expected to lead to, an Alternative Transaction (as defined below) (any such proposal or offer being hereinafter referred to as an "Alternative Transaction Proposal"), and that it will notify Doubletree as soon as practicable (and in any event within 48 hours) if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, Red Lion or any of its subsidiaries; provided, however, that, to the extent applicable, the Board of Directors of Red Lion is permitted to comply with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Transaction Proposal. Prior to furnishing any information to, or entering into any discussions or negotiations with, any person or entity, Red Lion has agreed that it shall (x) receive from such person or entity an executed confidentiality agreement in customary form on terms not less favorable to Red Lion than the terms of the confidentiality agreement dated June 25, 1996 between Doubletree and Red Lion, providing for confidentiality of information furnished by Red Lion to Doubletree and its representatives in connection with the transactions contemplated by the Merger Agreement, and (y) provide written notice to Doubletree to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity.

     For purposes of the Merger Agreement, "Alternative Transaction" means any of the following involving Red Lion or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of Red Lion and its subsidiaries, determined on a consolidated basis in accordance with GAAP; (iii) any tender offer or exchange offer for 15% of the outstanding shares of capital stock of Red Lion or the filing of a registration statement under the Securities Act in connection therewith; (iv) the acquisition by any person or entity of beneficial ownership or the right to acquire beneficial ownership of, or the formation or existence of any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of Red Lion (other than through the vesting of Red Lion Options granted to directors, officers, employees and consultants of Red Lion in accordance with Red Lion's 1995 Equity Participation Plan as currently in effect); or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement or commitment to engage in any of the foregoing.

     Red Lion Stockholders Meeting. Pursuant to the Merger Agreement, Red Lion has agreed to duly call and hold the Special Meeting and use all commercially reasonable efforts to solicit from the stockholders of Red Lion proxies in favor of approval and adoption of the Merger Agreement and the Merger and to secure the vote or consent of stockholders required by the DGCL to effect the Merger.


     Approval of Doubletree Stockholders. The approval of the Merger Agreement and the Merger by the stockholders of Doubletree is not required by the DGCL. In addition, since it is expected that an aggregate of not more than 8,800,000 shares of Doubletree Common Stock, or less than 50% of the issued and outstanding shares of Doubletree Common Stock as of the Effective Time, will be issued in the Merger, the approval by the stockholders of Doubletree of such issuance is not required by the DGCL. However, the Issuer Designation Requirements of Nasdaq, on which Doubletree Common Stock is listed, require prior stockholder approval for issuances, in connection with the acquisition of the stock or assets of another company, of common stock designated for trading on Nasdaq if the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before such issuance, or if the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before such issuance. The number of shares of Doubletree Common Stock to be issued in connection with the Merger may, depending on any adjustment to the Exchange Ratio and the number of shares of Doubletree Common Stock issued in connection with the Financing Plan, exceed 20% of the total number of all such outstanding shares. In such event, the Issuer Designation Requirements of Nasdaq would require Doubletree to obtain the approval of its stockholders for the issuance of Doubletree Common Stock in the Merger ("Doubletree Stockholder Approval").

     Pursuant to Shareholder Support Agreements dated as of September 12, 1996 (the "Doubletree Shareholder Support Agreements"), GEHOP and certain directors and officers of Doubletree, all of whom together own of record or beneficially approximately 39.0% of the aggregate outstanding shares of Doubletree Common Stock, have agreed to vote all of their Doubletree voting securities in favor of the approval and adoption of the Merger Agreement and all transactions contemplated thereby, including the issuance of Doubletree Common Stock in the Merger. In addition, certain other large institutional holders of approximately 23.0% of the outstanding shares of Doubletree Common Stock have indicated in writing that they would vote their shares in favor of any required Doubletree Stockholder Approval. Thus, if Doubletree Stockholder Approval were required, the affirmative vote by such holders (which, in the aggregate own approximately 62.0% of the total outstanding shares of Doubletree Common Stock) in accordance with such agreements and written indications of support would assure approval of such issuance.



     Accordingly, at Doubletree's request, Nasdaq has confirmed that the Doubletree Shareholder Support Agreements, considered together with the foregoing written indications of support (and assuming the absence of a "material controversy" involving stockholders with regard to the transaction), will be regarded as meeting the Issuer Designation Requirements of Nasdaq with respect to any required Doubletree Stockholder Approval.


     Indemnification and Insurance. The Merger Agreement provides that, from and after the Effective Time, Doubletree will, and will cause the Surviving Corporation to, indemnify and hold harmless, and advance expenses to, each person who is now, or has been at any time prior to the date of the Merger Agreement, an officer or director of Red Lion or any of its subsidiaries (the "Indemnified Parties") against any losses, claims, damages, judgments, settlements, liabilities, costs or expenses (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time (including, without limitation, in connection with the Merger and the other transactions contemplated by the Merger Agreement), to the fullest extent that Red Lion or such subsidiaries would have been permitted, under applicable law and the certificate of incorporation or by-laws of Red Lion or the organizational documents of such subsidiaries each as in effect on the date of the Merger Agreement, to indemnify such person. Unless otherwise required by law, the Surviving Corporation will also maintain in effect provisions in its certificate of incorporation and by-laws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties not less favorable to the Indemnified Parties than those provisions providing for exculpation of director and officer liability and indemnification by Red Lion of the Indemnified Parties contained in the certificate of incorporation and by-laws of Red Lion as in effect on the date of the Merger Agreement, and the Surviving Corporation and Red Lion's subsidiaries will not amend, repeal or modify any such provisions contained in their respective certificates of incorporation and by-laws, or other organizational documents of such subsidiaries to reduce or adversely affect the rights of Indemnified Parties thereunder in respect of actions or omissions by them occurring at or prior to the Effective Time.

     From and after the Effective Time until the sixth anniversary thereof, Doubletree will cause the Surviving Corporation to maintain, without any gaps or lapses in coverage, directors' and officers' liability insurance covering the Indemnified Parties who are covered, in their capacities as directors and officers of Red Lion, by the existing directors' and officers' liability insurance of Red Lion in force on the date of the Merger Agreement, with respect to losses or claims arising out of acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time, and upon terms no less favorable to the Indemnified Parties than such existing directors' and officers' liability insurance; provided, however, that the Surviving Corporation will not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium of $474,000 paid by Red Lion for its existing coverage, and that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of such limit, the Surviving Corporation will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to such limit.

     Employee Benefit Matters. The Merger Agreement provides that Red Lion will establish and maintain transition severance agreements (the "Severance Agreements"), to provide severance benefits to officers of Red Lion ("Tier I Employees") and persons employed at director level positions or as general managers of

Red Lion ("Tier II Employees"). Pursuant to the Severance Agreements, if the employment of a Tier I Employee is terminated (other than "for cause"), or if he voluntarily terminates employment for "good reason" within two years after the Effective Time, such Tier I Employee will be entitled to accrued compensation owed to him and a severance payment equal to two years' "compensation". If the employment of a Tier II Employee is terminated under the circumstances described above within one year after the Effective Time, such Tier II Employee will be entitled to accrued compensation owed to him and a severance payment equal to one year's "compensation." In addition, Tier I and Tier II Employees will become 100% vested in their pension benefits and, to the extent that any payments to a Tier I or Tier II Employee constitutes an excess parachute payment under Section 280G of the Code, such Employee will receive a Gross-Up Payment as described in "The Merger-Interests of Certain Persons in the Merger." For purposes of the Severance Agreement, "cause" is defined as the commission of a felony by an employee; "good reason" is defined as (i) any limitation of the employee's responsibilities or duties, or any demotion in the employee's position as compared to his responsibilities, duties or position prior to the Effective Time, (ii) any removal of the employee from, or failure to re-elect the employee to, any of the positions with Red Lion held by the employee immediately prior to the Effective Time, (iii) any failure by Red Lion to pay or any reduction by Red Lion of the employee's salary or bonus as in effect prior to the Effective Time,
(iv) any reduction in employee or fringe benefit coverages below those in effect prior to the Effective Time, (v) the relocation of the principal place of the employee's employment to a location that is more than 35 miles further from the employee's home than the employee's principal place of employment prior to the Effective Time, or (vi) the imposition of a requirement that the employee travel to a relocated corporate headquarters for extended periods of time; and "compensation" is defined as the sum of (i) base compensation as in effect immediately prior to the Effective Time, (ii) an amount equal to 25% of the employee's base compensation (in lieu of fringe benefits) and (iii) 1996 target bonus.


     The Merger Agreement also provides that Red Lion will establish, and continue to maintain through December 31, 1997, a Headquarters Severance Pay Plan (the "Headquarters Plan") to provide severance benefits to employees who are covered by Red Lion's corporate payroll who are terminated in connection with the Merger. Under the Headquarters Plan, an employee will receive a severance payment equal to 20 weeks' salary plus one additional week's salary for each continuous year of service.

     Pursuant to the Merger Agreement, Red Lion will continue to maintain, for a one-year period following the Effective Time, for Red Lion employees who are not eligible for severance payments under the Severance Agreements or the Headquarters Plan described above, the severance policy maintained by Red Lion immediately prior to the Effective Time (the "Severance Policy"). Pursuant to the Red Lion Severance Policy, an employee is entitled to severance pay equal to one week's salary per year of continuous service. Upon termination of the Severance Policy, Doubletree shall require Red Lion to provide severance benefits no less favorable than those provided from time to time to similarly situated employees of Doubletree.

     With respect to the Headquarters Plan and the Severance Policy, the Merger Agreement provides that for a one-year period commencing with the one year anniversary of the Effective Time, such plans will cover any layoff or termination resulting from a reorganization or consolidation of Red Lion.


     The Merger Agreement provides that Red Lion will continue to maintain for 1996 the Management Bonus Plan maintained by Red Lion immediately prior to the Effective Time and will calculate and pay bonuses thereunder consistent with its terms, including terms relating to proration of bonuses upon employee layoffs, and the past practice of Red Lion.


     At the Effective Time, David J. Johnson, Chief Executive Officer and Chairman of the Board of Red Lion, will receive a payment of approximately $2.0 million under his Nonqualified Supplement Retirement Benefit Agreement as well as a Gross-Up Payment as described in "The Merger-Interest of Certain Persons in the Merger" to the extent such payment constitutes an excess parachute payment under Section 280G of the Code.

     The Merger Agreement requires that Red Lion establish and maintain a transition bonus plan pursuant to which individuals identified in a schedule to an exhibit to the Merger Agreement will be entitled to bonuses payable at the Effective Time if they continue in the employ of Red Lion until the Effective Time. The aggregate amount of such bonuses may not exceed $2.0 million.

     The Merger Agreement grants Red Lion the right to pay bonuses, after consultation with Doubletree, in an amount not to exceed $100,000 in the aggregate.

     The Merger Agreement provides that, for purposes of determining eligibility to participate, vesting, entitlement to benefits and in all other respects where length of service is relevant under any employee benefit plan or arrangement of Red Lion or its subsidiaries (including for severance but not for pension benefit accruals, to the extent not permitted by law), employees of Red Lion and its subsidiaries as of the Effective Time shall receive service credit for service with Red Lion and any of its subsidiaries to the same extent such service was credited under Red Lion's employee benefit plans immediately prior to the Effective Time.

     Certain Other Covenants.  Both Doubletree and Red Lion have also agreed:
(i) to give (and to cause their respective subsidiaries to give) the other such party and its Representatives (including financing sources of Doubletree) reasonable access to the officers, employees, agents, books, records, properties, offices, hotels and other facilities of it and its subsidiaries, and to furnish related information reasonably requested by the other; (ii) to give prompt notice to the other of any material breach, or event which would be likely to cause any material breach, of any representation, warranty, covenant or agreement, or any event which would be likely to cause any condition not to be satisfied in all material respects; (iii) to use all commercially reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, and to consult and fully cooperate with and provide reasonable assistance to the other parties to the Merger Agreement and their Representatives in order, to consummate the transactions contemplated by the Merger Agreement as promptly as practicable, including making filings with, and obtaining requisite consents and approvals from, governmental and regulatory entities and other persons and contesting any action or injunction that delays, prevents or restricts the Merger; (iv) to cooperate in the filing of the registration statement on Form S-4 with respect to the issuance of Doubletree Common Stock in the Merger (the "Registration Statement"), and obtain all necessary state securities laws permits or approvals; (v) that Doubletree will use all commercially reasonable efforts to cause the Doubletree Common Stock to be issued in the Merger to be approved for quotation on Nasdaq, subject to official notice of issuance, prior to the Effective Time; (vi) to use all commercially reasonable efforts to obtain customary "comfort" letters of their respective independent public accountants with respect to the financial statements and information in the Registration Statement; (vii) that Red Lion will use all commercially reasonable efforts to obtain and deliver to Doubletree the Affiliate Letters; (viii) to consult with the other party before issuing any press release concerning the Merger Agreement, Merger or any other transactions contemplated by the Merger Agreement; and (ix) that Red Lion will pay, without deduction or withholding from any amount payable to the holders of Red Lion Common Stock, on behalf of its stockholders, any New York State real property gains or transfer taxes or stock transfer taxes and any similar taxes imposed by any other State (and any penalties and interest with respect to such taxes), which become payable in connection with the transactions contemplated by the Merger Agreement (and that such parties will cooperate in the determination of the portion of the Merger Consideration allocable to the real property of Red Lion and its subsidiaries in New York State and City, or in any other applicable jurisdiction).

CONDITIONS

     The obligations of Doubletree and Red Lion to consummate the Merger are subject to the satisfaction of each of the following conditions: (i) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness thereof and no proceeding for that purpose having been initiated or threatened by the Commission, and the receipt of all necessary approvals under state securities laws relating to the issuance or trading of the Doubletree Common Stock to be issued in the Merger; (ii) the approval and adoption by the stockholders of Red Lion of the Merger Agreement and the Merger, and the receipt of the Doubletree Stockholder Approval or an exemption from the requirements of Nasdaq to obtain the Doubletree Stockholder Approval; (iii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act; (iv) the receipt of all consents, approvals, authorizations, orders or permits required to be obtained prior to the Effective Time from, or filings or registrations required to be made prior to the Effective Time with, any governmental or regulatory authority in connection with the Merger Agreement (other than pursuant to any statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages), except where the failure to obtain or make such consent, approval, authorization, order, permit, filing or registration would not have a Red Lion Material Adverse Effect or a Doubletree Material Adverse Effect (each as defined below); (v) the shares of Doubletree Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq, subject only to official notice of issuance; and (vi) the absence of any statute, rule, regulation, decree, injunction or other order of any governmental or regulatory authority or any court prohibiting the consummation of the Merger or any other material transaction pursuant to the Merger Agreement (the parties having used their best efforts to cause any such decree, judgment or order to be vacated or lifted).

     The obligation of Doubletree to consummate the Merger is also subject to the satisfaction of each of the following conditions: (i) the representations and warranties of Red Lion in the Merger Agreement (without giving effect to any qualification contained therein as to materiality, including, without limitation, the phrases "material," "in all material respects," "substantial" or "substantially," and Red Lion Material Adverse Effect) shall be true and correct as of the Effective Time, except for changes specifically permitted or required by the Merger Agreement, and that those representations and warranties which address matters only as of a particular date (other than the date of the Merger Agreement) shall remain true and correct as of such particular date and where the failure to be so true and correct would not, individually or in the aggregate, have or be reasonably likely to have a Red Lion Material Adverse Effect; (ii) Red Lion shall have performed and complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the Effective Time; (iii) the absence of any change, event, occurrence or circumstance in the business, operations, properties, financial condition or results of operations of Red Lion or any of its subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the business, operations, properties, financial condition or results of operations of Red Lion and its subsidiaries, each taken as a whole (a "Red Lion Material Adverse Effect") (except for changes, events, occurrences or circumstances with respect to general economic or industry conditions or arising as a result of the transactions contemplated by the Merger Agreement); (iv) the receipt by Red Lion of the written consent, to the extent necessary, of the Partnership and/or RLH Partnership L.P. to the change in the name under which the hotel properties, which are subject to the Master Lease dated as of August 1, 1995 between Red Lion, as tenant, and RLH Partnership, L.P., as landlord, are operated to "Doubletree" or a variation thereof designated by Doubletree; (v) the receipt of a customary "comfort" letter from the independent public accountants of Red Lion with respect to the financial statements and information of Red Lion in the Registration Statement; (vi) the Red Lion Shareholder Support Agreement shall be in full force and effect in accordance with its terms, and the Partnership shall have performed and complied with all covenants and agreements required to be performed or complied with by the Partnership thereunder; and (vii) holders of not more than 10% of the outstanding shares of Red Lion Common Stock shall have demanded appraisal rights for their shares of Red Lion Common Stock in accordance with the DGCL.

     The obligation of Red Lion to consummate the Merger is also subject to the satisfaction of each of the following conditions: (i) the representations and warranties of Doubletree in the Merger Agreement (without giving effect to any qualification contained therein as to materiality, including, without limitation, the phrases "material," "in all material respects," "substantial" or "substantially," and Doubletree Material Adverse Effect) shall be true and correct as of the Effective Time, except for changes specifically permitted or required by the Merger Agreement, and that those representations and warranties which address matters only as of a particular date (other than the date of the Merger Agreement) shall remain true and correct as of such particular date and where the failure to be so true and correct would not, individually or in the aggregate, have or be reasonably likely to have a Doubletree Material Adverse Effect; (ii) Doubletree shall have performed and complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the Effective Time; (iii) the absence of any change, event, occurrence or circumstance in the business, operations, properties, financial condition or results of operations of Doubletree or any of its subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the business, operations, properties, financial condition or results of operations of Doubletree and its subsidiaries, each taken as a whole (a "Doubletree Material Adverse Effect")

(except for changes, events, occurrences or circumstances with respect to general economic or industry conditions or arising as a result of the transactions contemplated by the Merger Agreement); (iv) the receipt of a customary "comfort" letter from the independent public accountants of Doubletree with respect to the financial statements and information of Doubletree in the Registration Statement; (v) Doubletree shall have entered into the amendment to the 1993 Registration Rights Agreement described in "-- Registration Rights Agreement; Lock-up" and the Partnership Services Agreement; (vi) each of the Doubletree Shareholder Support Agreements shall be in full force and effect in accordance with its terms, and each stockholder of Doubletree party thereto shall have performed and complied with all covenants and agreements required to be performed or complied with by such stockholder thereunder; and (vii) holders (other than the Partnership and all other directors, officers and affiliates of Red Lion) of not more than 10% of the outstanding shares of Red Lion Common Stock shall have demanded appraisal rights for their shares of Red Lion Common Stock in accordance with the DGCL.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time of the Merger (i) by mutual consent of Doubletree and Red Lion, (ii) by either Doubletree or Red Lion if (a) the Merger shall not have been consummated by January 31, 1997, (b) Doubletree shall not have received an exemption from the requirements of Nasdaq to obtain the Doubletree Stockholder Approval, and the Doubletree Stockholder Approval shall not have been obtained upon a vote at a Doubletree Stockholder Meeting duly convened therefor or at any adjournment thereof, or (c) a court or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable (and the party seeking to terminate the Merger Agreement therefor shall have used all reasonable efforts to remove such injunction, order or decree), (iii) by the Board of Directors of Red Lion (a) if, by reason of an Alternative Transaction Proposal being made, the Board of Directors of Red Lion determines that it will not recommend approval of the Merger by the stockholders of Red Lion, or withdraws such recommendation, whether before or after approval and adoption of the Merger Agreement by the stockholders of Red Lion, or (b) the Final Doubletree Stock Price is equal to or less than $29.38, or (iv) by the Board of Directors of Doubletree if (a) the Board of Directors of Red Lion shall have withdrawn or modified in a manner materially adverse to Doubletree its approval or recommendation of the Merger Agreement or the Merger or shall have recommended an Alternative Transaction Proposal to the stockholders of Red Lion (together with the circumstances described in (iii)(a) immediately above, a "Change of Recommendation"), or (b) all of the conditions to the obligations of Doubletree to consummate the Merger shall have been satisfied, and Doubletree is unable to consummate the Merger or to pay the Merger Consideration as a result of its failure to obtain required financing due to the nonfulfillment of (x) either of the following conditions precedent to the initial loans under the New Credit Facility: (A) nothing shall have occurred (and the agent lenders and other lenders thereunder shall not have become aware of any facts or conditions not previously disclosed to them, and no information previously submitted by or on behalf of Doubletree to such agent lenders (including, without limitation, financial, accounting and tax information) is inaccurate, incomplete or misleading) which could reasonably be expected to have a material adverse effect on the Merger, the Financing Plan and any Bridge Loan or on the business, property, assets, operations, liabilities or financial condition of Doubletree, Red Lion and their respective subsidiaries taken as a whole or (B) there shall not have occurred and be continuing a material disruption of or material adverse change in financial, banking or capital markets that would have a material adverse effect on the successful syndication of the New Credit Facility as determined by the agent lenders thereunder in their reasonable discretion or (y) to the extent the Bridge Loan is necessary for such financing, either of the following conditions precedent to the Bridge Loan: (A) nothing shall have occurred (and the lenders under the Bridge Loan shall not have become aware of any facts or conditions not previously disclosed to them, and no information previously submitted to such lenders by or on behalf of Doubletree (including, without limitation, financial, accounting and tax information) is inaccurate, incomplete or misleading) which (in any such case) could reasonably be expected to have a material adverse effect on the Merger, the Financing Plan or the Bridge Loan or on the business, property, assets, operations, liabilities or financial condition of Doubletree, Red Lion and their respective subsidiaries taken as a whole and (B) there shall not have occurred any material adverse change in or material disruption of financial, syndication or capital markets, that would have a material adverse effect on any "permanent" refinancing of the Bridge Loan as determined by the lenders under the Bridge Loan in their reasonable discretion (each of (x) and (y), a "Financing Contingency") or (c) if the Final Doubletree Stock Price is equal to or less than $25.71.

TERMINATION FEES

     In the event that the Merger Agreement is terminated due to a Change of Recommendation, Red Lion is required to pay Doubletree a cash fee of $25.0 million simultaneously upon (or, in the case of any such termination by Doubletree, no later than two business days after) such termination. In the event that the Merger Agreement is terminated for failure to obtain the Doubletree Stockholder Approval or an exemption from the requirements of Nasdaq to obtain the Doubletree Stockholder Approval, Doubletree is required to pay Red Lion a cash fee of $25.0 million. In the event that the Merger Agreement is terminated due to a Financing Contingency, Doubletree is required to pay Red Lion a cash fee of $12.0 million, which fee shall be the sole and exclusive remedy of Red Lion for the failure of the parties to consummate the Merger. Any such fees payable by Doubletree will be paid simultaneously with (or, in the case of any such termination by Red Lion in connection with the failure of Doubletree to obtain any required Doubletree Stockholder Approval, no later than two business days after) such termination. Neither party is precluded from seeking damages for any willful breaches of the Merger Agreement, including, without limitation, attorneys' fees.

EXPENSES

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except as otherwise provided in the Merger Agreement, and except that the following expenses will be shared equally by Doubletree and Red Lion: (a) the filing fee in connection with the HSR Act filings, (b) filing fees in connection with the Registration Statement and (c) the out-of-pocket expenses incurred in connection with printing, filing and mailing this Proxy Statement/Prospectus.

AMENDMENT AND WAIVER

     The parties, by action taken by their respective Boards of Directors, may modify or amend the Merger Agreement by written agreement at any time prior to any requisite stockholder approval being obtained (and, thereafter, upon obtaining any further stockholder approvals required by law). The conditions to each party's obligation to consummate the Merger may be waived by such party in whole or in part to the extent permitted by applicable law.

REGISTRATION RIGHTS AGREEMENT; LOCK-UP

     Pursuant to the Merger Agreement, at the Effective Time, the 1993 Registration Rights Agreement (as defined below) will be amended to grant to the Partnership four demand and unlimited "piggyback" registration rights with respect to the shares of Doubletree Common Stock to be issued to the Partnership in the Merger. In addition, the amendment will provide that the shares of Doubletree Common Stock to be issued pursuant to the GEPT Equity Investment, including any shares that are issued upon the exercise of the Warrants, will be covered by the current demand and "piggyback" registration rights held by GEHOP under the 1993 Registration Rights Agreement. See "Description of Capital Stock of Doubletree -- Registration Rights." Pursuant to the Red Lion Shareholder Support Agreement, the Partnership has agreed not to sell or otherwise dispose of any such shares of Doubletree Common Stock for 180 days following the Effective Time of the Merger, except for a distribution to a limited partner of the Partnership (which shares will represent approximately 2.3% of Doubletree Common Stock to be outstanding after giving effect to the Merger and the Financing Plan). See "The Merger -- Interests of Certain Persons in the Merger."

PARTNERSHIP SERVICES AGREEMENT

     At the Effective Time, Doubletree, Red Lion and certain affiliates of Red Lion will enter into the Partnership Services Agreement, pursuant to which Doubletree will, upon request from the Partnership, provide certain support services to the Partnership in return for a fee. In addition, pursuant to the Partnership Services Agreement, Doubletree will agree to guaranty, subject to defenses available to Red Lion, the liabilities and obligations of Red Lion owed to the Partnership and its affiliates arising out of or related to Red Lion's business.

                              THE COMBINED COMPANY

     After the consummation of the Merger, Red Lion will become a wholly owned subsidiary of Doubletree, and its operations will be combined with those of Doubletree. The Combined Company's corporate headquarters will be in Phoenix, Arizona. It is expected that Doubletree's management team will continue to manage the combined operations of the Combined Company after the completion of the Merger. In addition, the acquisition of Red Lion presents Doubletree with the opportunity to augment its successful management team with individuals from Red Lion's experienced management team. The Board of Directors of Doubletree will be expanded to include two additional members to be designated by the Partnership, an entity affiliated with KKR. The Partnership is the majority shareholder of Red Lion and will own approximately 12.9% of Doubletree's Common Stock upon consummation of the Merger and the Financing Plan. The GEI Entities will own in the aggregate approximately 23.8% of the Doubletree Common Stock upon consummation of the Merger and the Financing Plan. See "The
Merger -- Financing of the Merger" and "Security Ownership of Certain Beneficial Owners and Management of Doubletree."

     Management of Doubletree will review its own operations and the operations of Red Lion and, upon completion of such review, will develop plans or proposals regarding, among other things, the integration or combination of the sales and marketing efforts, administrative support functions and other operations of Doubletree and Red Lion. Management of Doubletree believes that the Merger will create a combined entity with the resources to compete more effectively on a national basis; however, the Combined Company will continue to be subject to the competitive and economic factors associated with the lodging industry.

BUSINESS AND STRATEGY

     The Combined Company will be one of the largest full service hotel operating companies in the United States. On a pro forma basis, as of June 30, 1996, the Combined Company would have had a portfolio of 234 hotels (197 of which it would have managed and 37 of which it would have franchised) containing 55,770 rooms in the United States and Mexico. On a pro forma basis, the Combined Company would have had revenues of $599.3 million for the year ended December 31, 1995 and $327.9 million for the six months ended June 30, 1996, with operating income of $60.7 million and $46.1 million and net income of $21.0 million and $15.0 million, respectively.

     Doubletree's principal business strategy is, and the Combined Company's principal business strategy will be, to provide its hotel owners with high quality, responsive hotel management and franchise services designed to improve hotel profitability and to provide its hotel guests with a high level of satisfaction. In executing this business strategy, Doubletree seeks to implement policies and programs designed to increase revenues while minimizing operating expenses. Doubletree seeks to grow hotel revenues by continuing to strengthen the Doubletree brand and implementing national, regional and local sales and marketing programs. Programs designed to reduce costs include providing purchasing services at favorable prices to hotel owners, offering management services and the Doubletree brand for one combined fee, minimizing the costs associated with operating under the Doubletree brand name, and promoting employee productivity and morale. As a result of these and other Doubletree business strategies, net operating income for the 46 hotels managed by Doubletree for the period from January 1, 1991 through December 31, 1995 has, Doubletree believes, increased on average by approximately 20% per annum during such period.

     Doubletree's growth strategy is, and the Combined Company's growth strategy will be, focused on four areas: (i) improving the revenue and operating performance of its existing hotels; (ii) increasing the number of rooms under its management or brand in its hotel portfolio; (iii) expanding the support services it offers to hotel owners; and (iv) acquiring other hotel management companies.

     Doubletree believes that it has several competitive strengths that will enable it to implement its growth strategy and continue to obtain additional management contracts, leases and franchise agreements, including: (i) a proven track record of generating profits for hotel owners; (ii) the strength of the Doubletree brand; (iii) the ability to offer capital and flexible management structures to hotel owners; (iv) established relationships with institutional hotel investors; (v) the operation of multiple product lines and brands; and
(vi) the ability to increase penetration into Doubletree's existing markets.

     Doubletree has pursued its growth strategy in 1996 by completing the following transactions:

     - Acquisition of RFS, Inc. and Strategic Alliance with RFS Hotel Investors, Inc. In February 1996, Doubletree significantly expanded its portfolio of non-Doubletree brand hotels with the acquisition of RFS Management, which operates 50 hotels with approximately 7,000 rooms under such franchise brands as Holiday Inn, Holiday Inn Express, Residence Inn by Marriott, Hampton Inn, and Comfort Inn. The RFS Acquisition allows the Combined Company to further pursue non-Doubletree brand management contract and lease opportunities. Doubletree also separately negotiated a Right of First Refusal with RFS Hotel Investors, Inc., a leading hotel real estate investment trust (the "REIT"), which provides a new source of long-term hotel management and lease opportunities for additions to the Combined Company's hotel portfolio.

     - Formation of Candlewood. Doubletree has entered the mid-priced extended stay segment of the hotel industry through the Candlewood joint venture with entities controlled by Mr. Jack DeBoer, the founder of Residence Inns, whom the industry credits with creating the extended stay concept. Mr. DeBoer is primarily responsible for the development and day-to-day operations of Candlewood. Candlewood's first hotel commenced operations in May 1996. Doubletree believes that Candlewood provides an opportunity to generate additional revenue and participate in a rapidly expanding and high demand segment of the lodging industry.

     - Formation of Joint Venture Strategic Alliance with Patriot. In August 1996, Doubletree and Patriot, one of the nation's leading hotel real estate investment trusts, committed to invest $20.0 million and $200.0 million, respectively, of equity capital to acquire hotels that would be managed, branded and leased by Doubletree. Management believes this strategic alliance will provide the Combined Company with another source of long-term hotel management and lease opportunities. The joint venture has successfully completed the acquisition of four Doubletree hotels.

     The Merger is consistent with, and is an important step in, Doubletree's growth strategy. The Red Lion hotels complement Doubletree's current brand portfolio and create critical mass for improved national brand awareness. While there can be no assurance that the integration of Doubletree and Red Lion will be successful or accomplished in a timely fashion or that the Combined Company will successfully implement its growth strategy (see "Risk
Factors -- Integration of the Two Companies" and "Risk Factors -- Risk of Contract Turnover"), Doubletree believes the Merger will generate several benefits, including:


     - Doubletree believes that the Combined Company's expanded size and diverse geographic presence presents opportunities for enhancing Doubletree's brand recognition. Subject to the receipt of necessary third party approvals, Doubletree currently intends to convert most of the Red Lion hotels to one of the Doubletree brands, thereby providing a major increase in market coverage for Doubletree's full service product, particularly in the western United States. Based on its examination of Red Lion hotels, Doubletree believes that such properties are generally in well maintained condition and of high quality. As a result, Doubletree does not expect that such hotel brand conversions will require significant capital expenditures. If the plans to convert the Red Lion hotels to Doubletree brand hotels are successful, the Merger will nearly double the number of upscale, non-suite Doubletree brand hotels, with limited overlap in existing markets served. Notwithstanding the increased size and presence of the Combined Company, Doubletree believes that there will be a significant number of available markets offering expansion potential for the Combined Company, including many of the markets in which the Combined Company's hotels will be located.


     - Doubletree believes that as a result of Doubletree's national brand recognition, marketing strength, and higher ADR structure compared to Red Lion's, the conversion of the Red Lion hotels to the Doubletree brand presents opportunities for improvement in both ADR and occupancy rates.

     - Doubletree believes that the majority of leases and management agreements covering the Red Lion hotels are long-term, stable assets that do not present a significant risk that they will be terminated or renegotiated in the ordinary course of the Combined Company's business.

     - Doubletree believes that the Combined Company will create economies of scale in services provided to its hotel owners, such as centralized reservations services, national sales and marketing departments, centralized accounting, management information services and other administrative departments. As a result of the Merger, Doubletree believes that the Combined Company will achieve additional cost savings in these centralized services departments over those that have been experienced by Doubletree or Red Lion separately. In addition, Doubletree believes that the opportunity to integrate Red Lion's and Doubletree's corporate headquarters and services will result in cost savings that will directly benefit the Combined Company.

     - Doubletree believes that the combination of the experienced hotel employees of each of Doubletree and Red Lion will result in the Combined Company having a large pool of hotel employees with proven track records that can further support the implementation of Doubletree's business strategy and support the Combined Company's future growth. In addition, the Merger presents Doubletree with the opportunity to augment its successful corporate management team with individuals from Red Lion's experienced corporate management team.

     - Doubletree believes it can extend its purchasing power and leverage with vendors to the Red Lion hotels. Doubletree offers purchasing services to the hotels in its portfolio and uses its purchasing power, and, where appropriate, the purchasing power of certain of its major stockholders, to negotiate favorable contract terms with vendors, on both a regional and national basis. Doubletree believes that the Combined Company's increased size will further increase its purchasing power with such vendors and any prospective vendors, which may therefore result in cost savings to the hotel owners and may generate increased profits for the Combined Company.

     - Doubletree believes Red Lion's significant investments in upgrading its reservation system will enhance the performance of its current reservation system. Red Lion has invested approximately $11 million in developing a new, state-of-the-art central reservations system, which includes a direct interface with airline reservation systems, advanced marketing database capabilities and improved revenue management tools, including real-time room inventory, and is anticipated to be operational throughout the Red Lion system in early 1997. Doubletree currently intends to integrate its current reservation system with Red Lion's reservation system, capitalizing on the best aspects of each system, for use by the Combined Company's portfolio of hotels.

     As a result of the Merger, Doubletree will acquire 100% ownership in 17 of Red Lion's 56 hotel properties. Doubletree believes that these hotels can benefit substantially from the implementation of the Combined Company's business strategy. Doubletree, however, remains focused on managing hotels, and once such operating improvements outlined above have been realized, will explore all of its alternatives, including the sale of one or more of such properties while retaining the right to manage the hotels sold.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the persons who are expected to serve as directors and executive officers of Doubletree following the Merger. The Partnership will designate two persons to be nominated and elected to the Board of Directors of Doubletree effective upon consummation of the Merger. The Partnership has designated as its Board members Michael W. Michelson and Edward A. Gilhuly, each of whom is currently a director of Red Lion.

          NAME              AGE                          POSITION
-------------------------   ---     --------------------------------------------------
Richard J. Ferris........   60      Co-Chairman of the Board
Peter V. Ueberroth.......   59      Co-Chairman of the Board
William R. Fatt..........   45      Director
Dale F. Frey.............   64      Director
Ronald K. Gamey..........   51      Director
Edward A. Gilhuly........   37      Director
Norman B. Leventhal......   79      Director
Michael W. Michelson.....   45      Director
John H. Myers............   51      Director
Richard M. Kelleher......   47      President and Chief Executive Officer of DHC and
                                      Director of Doubletree
James P. Evans...........   49      Executive Vice President of Operations of DHC
William L. Perocchi......   39      Executive Vice President, Chief Financial Officer
                                    and Treasurer of Doubletree and DHC
Stephen D. Pletcher......   52      Senior Vice President of DHC
Margaret Ann Rhoades.....   51      Executive Vice President of Human Resources of DHC
David L. Stivers.........   35      Senior Vice President, General Counsel and
                                    Secretary of Doubletree and DHC and Senior Vice
                                      President of New Business of DHC
Thomas W. Storey.........   40      Executive Vice President of Sales and Marketing of
                                    DHC
Raymond Terry............   47      President of RFS Management

     Richard J. Ferris, 60, has served as Co-Chairman of the Board of Doubletree and Doubletree Partners since December 1993. From June 1992 to December 1993, Mr. Ferris served as Co-Chairman of GQHP. From June 1987 to June 1992, Mr. Ferris was a private investor. Mr. Ferris is the former Chairman and Chief Executive Officer of UAL Corporation, a position he held from April 1976 to June 1987. Mr. Ferris serves as a director of The Procter & Gamble Company, Amoco Corporation, Evanston Hospital Corporation and the PGA Tour Policy Board.


     Peter V. Ueberroth, 59, has served as Co-Chairman of the Board of Doubletree and Doubletree Partners since December 1993. From June 1992 to December 1993, Mr. Ueberroth served as Co-Chairman of GQHP. From April 1989 to the present, Mr. Ueberroth has been Managing Director and a principal of The Contrarian Group, a business management company. From March 1984 to March 1989, Mr. Ueberroth served as the sixth Commissioner of Major League Baseball. Mr. Ueberroth serves as a director of Ambassadors International Inc., CB Commercial, The Coca Cola Company and Transamerica Corporation.


     William R. Fatt, 45, has served as a director of Doubletree and Doubletree Partners since December 1993. Mr. Fatt is Executive Vice President and Chief Financial Officer of Canadian Pacific Limited, a position he has held since January 1994. From August 1990 to January 1994, Mr. Fatt was Vice President, Finance and Accounting and Chief Financial Officer of Canadian Pacific Limited. From August 1988 to August 1990, Mr. Fatt was its Vice President and Treasurer. Mr. Fatt serves as a director of Canada Maritime Limited, Canadian Pacific Hotels & Resorts, Inc., Pan Canadian Petroleum Limited and various direct and indirect subsidiaries of Canadian Pacific Limited.

     Dale F. Frey, 64, has served as a director of Doubletree and Doubletree Partners since December 1993. From July 1992 to December 1993, Mr. Frey served as a director of GQHP. Mr. Frey is President, Chief

Executive Officer and Chairman of the Board of Directors of GEIM, a position he has held since February 1988. Mr. Frey is also President, Chief Executive Officer and Chairman of General Electric Investment Corporation, a position he has held since July 1984. Mr. Frey is also Vice President of General Electric Company, a position he has held since June 1980. Mr. Frey serves as a Trustee of GEPT. Mr. Frey also serves on the Board of Directors of GE Financial Services, Inc., GE Capital Corporation, USF&G Corporation, Praxair, Inc. and the Damon Runyon-Walter Winchell Cancer Research Fund and is a Trustee of Franklin and Marshall College.

     Ronald K. Gamey, 51, has served as a director of Doubletree and Doubletree Partners since December 1993. Mr. Gamey is Executive Vice President of Canadian Pacific Limited, a position he has held since July 1988. Mr. Gamey also serves as a director of Laidlaw Inc., Canada Maritime Limited, Canadian Pacific Hotels & Resorts, Inc. and various direct and indirect subsidiaries of Canadian Pacific Limited.

     Edward A. Gilhuly, 37, has been a director of Red Lion since March 1994. Mr. Gilhuly has been a General Partner or an executive with KKR for more than five years. Mr. Gilhuly is also a director of Layne-Christensen Company; Owens-Illinois, Inc.; Owens-Illinois Group, Inc.; Red Lion Properties, Inc.; Merit Behavioral Care Corporation; and Union Texas Petroleum Holdings, Inc. Mr. Gilhuly will resign from the board of Red Lion Properties, Inc. at the Effective Time.

     Norman B. Leventhal, 79, has served as a director of Doubletree and Doubletree Partners since December 1993. From September 1992 to December 1993, Mr. Leventhal served as a director of GQHP. Mr. Leventhal is Chairman of The Beacon Companies, a position he has held for more than ten years. Mr. Leventhal co-founded The Beacon Companies, a major real estate developer, in 1946. Mr. Leventhal serves as a director of Beacon Properties Corporation. Mr. Leventhal is a Life Member Emeritus of The Corporation of The Massachusetts Institute of Technology and a director of The Picower Institute for Medical Research and has numerous community and civic involvements.

     Michael W. Michelson, 45, has been a director of Red Lion since March 1994. Mr. Michelson has been a General Partner of KKR and KKR Associates for more than five years. Mr. Michelson is also a director of AutoZone, Inc.; Fred Meyer, Inc.; Owens-Illinois, Inc.; Owens-Illinois Group, Inc.; Red Lion Properties, Inc.; and Union Texas Petroleum Holdings, Inc. Mr. Michelson will resign from the board of Red Lion Properties, Inc. at the Effective Time.

     John H. Myers, 51, has served as a director of Doubletree and Doubletree Partners since December 1993. From July 1992 to December 1993, Mr. Myers served as a director of GQHP. Mr. Myers is a director and Executive Vice President of GEIM, a position he has held since February 1988. Mr. Myers is also director and Executive Vice President of General Electric Investment Corporation, a position he has held since June 1986. Mr. Myers is a Trustee of GEPT and Wagner College and also serves on the Board of Directors of Hispaland, S.A., the Butler Capital Advisory Board and Grimes Aerospace Company.

     Richard M. Kelleher, 47, has served as President and Chief Executive Officer of DHC since December 1993 and as a director of Doubletree since July 28, 1995. From April 1993 to December 1993, Mr. Kelleher served as Chief Executive Officer and President of GQHP. From December 1989 to April 1993, Mr. Kelleher was President of Guest Quarters Suite Hotels. In 1983, Mr. Kelleher co-founded Beacon Hotel Corporation, which merged with GQHP in 1986.

     James P. Evans, 49, has served as Executive Vice President of Operations of DHC since February 1996. From May 1993 through February 1996, Mr. Evans served as the Senior Vice President Sales and Marketing with Hyatt Hotels Corporation. From December 1987 through May 1993, Mr. Evans served as Senior Vice President Sales with Hyatt Hotels Corporation. From May 1975 through December 1987, Mr. Evans served in a variety of management positions with Hyatt Hotels Corporation. From January 1972 through May 1975, Mr. Evans served in a variety of sales and marketing management positions with ITT Sheraton Corporation.

     William L. Perocchi, 39, has served as Executive Vice President, Chief Financial Officer and Treasurer of Doubletree since its formation and DHC since December 1993. From August 1992 to December 1993, Mr. Perocchi served as the Executive Vice President and Chief Financial Officer of GQHP. From June 1989 to July 1992, Mr. Perocchi served as the Vice President, Finance for AMETEK Aerospace Products, Inc.

From June 1979 to June 1989, Mr. Perocchi served in various financial management capacities with The General Electric Company.

     Stephen D. Pletcher, 52, has served as Senior Vice President of Technical Services and Project Management of DHC since December 1993. From January 1988 to December 1993, Mr. Pletcher served as Senior Vice President, Owner Relations, Guest Quarters Suite Hotels.

     Margaret Ann Rhoades, 51, has served as Executive Vice President of Human Resources of DHC since February 1996. From January 1995 to February 1996, Ms. Rhoades served as the Senior Vice President of Human Resources of DHC. From July 1989 through January 1995, Ms. Rhoades served as the Vice President, People Department with Southwest Airlines. From March 1984 through June 1989, Ms. Rhoades served as the Senior Vice President, Human Resources, Dallas Region for Bank One.

     David L. Stivers, 35, has served as Senior Vice President New Business of DHC since January 1, 1996. Since October 1994 Mr. Stivers has served as Senior Vice President, General Counsel and Secretary of Doubletree and DHC. From May 1988 to October 1994, Mr. Stivers was a corporate lawyer with the law firm of Latham & Watkins.

     Thomas W. Storey, 40, has served as Executive Vice President of Sales and Marketing of DHC since August 1994. From August 1989 to July 1994, Mr. Storey served as Executive Vice President of Sales and Marketing of Radisson Hotels International. From August 1986 to August 1989, Mr. Storey served in a variety of senior management positions with Marriott Hotels Corporation.

     Raymond Terry, 47, has served as President of RFS Management since June 1994. From September 1991 to June 1994, Mr. Terry served as Vice President of Operations with RFS Management. From December 1984 to September 1991, Mr. Terry served as Vice President of Operations of Dominion Hospitality Management, Inc.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the six month periods ended June 30, 1995 and June 30, 1996 present the results of operations of Doubletree assuming that the Merger, the Financing Plan, the Red Lion Formation and the Red Lion 1996 Hotel Acquisitions had been completed as of January 1, 1995. All material adjustments necessary to conform the financial statement presentation of the results of operations for Red Lion to that of Doubletree and to reflect the foregoing assumptions are presented in the Reclassification Adjustments and Pro Forma Adjustments columns, respectively, which are further described in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

     The unaudited pro forma consolidated balance sheet presents the historical consolidated balance sheets of Doubletree and Red Lion adjusted to reflect the Merger, the Financing Plan and the acquisition of two hotels subsequent to June 30, 1996 in connection with the Red Lion 1996 Hotel Acquisitions as if each had occurred on June 30, 1996.

     The following information is not necessarily indicative of the results of operations of Doubletree as they may be in the future or as they might have been had the Merger, the Financing Plan, the Red Lion Formation and the Red Lion 1996 Hotel Acquisitions been consummated at the beginning of the period shown. The Unaudited Pro Forma Condensed Consolidated Statements of Operations should be read in conjunction with the audited historical Consolidated Financial Statements of Doubletree and Red Lion included elsewhere herein and the notes thereto.

     For a discussion of the historical corporate organization of Doubletree and Red Lion, see "Corporate Organization."

                             DOUBLETREE CORPORATION

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               RED LION                                   DOUBLETREE
                                           ------------------------------------------------   -----------------------------------
                                                           RECLASSIFICATION                               PRO FORMA
                                           PRO FORMA(1)     ADJUSTMENTS(2)      AS ADJUSTED    ACTUAL    ADJUSTMENTS      TOTAL
                                           ------------   -------------------   -----------   --------   -----------     --------
Revenues:
  Management and franchise fees..........    $     --          $  11,389         $  11,389    $ 30,082    $    (299)(a)  $ 41,172
  Owned hotel revenues...................          --            185,413           185,413       7,081       27,074(a)    219,568
  Leased hotel revenues..................          --            132,213           132,213     141,942           --       274,155
  Purchasing and service fees............          --             44,634            44,634      16,487           --        61,121
  Other fees and income..................          --              2,299             2,299         994           --         3,293
  Rooms revenues.........................     277,204           (277,204)               --          --           --            --
  Food and beverage revenues.............     165,281           (165,281)               --          --           --            --
  Other revenues.........................      49,884            (49,884)               --          --           --            --
                                             --------          ---------          --------    --------     --------      --------
    Total revenues.......................     492,369           (116,421)          375,948     196,586       26,775       599,309
                                             --------          ---------          --------    --------     --------      --------
Operating costs and expenses:
  Corporate general and administrative
    expenses.............................          --             10,470            10,470      14,413           --        24,883
  Owned hotel expenses...................          --            122,502           122,502       6,049       20,538(a)    149,089
  Leased hotel expenses..................          --            108,877           108,877     132,644           --       241,521
  Purchasing and service expenses........          --             42,345            42,345      13,925           --        56,270
  Depreciation and amortization..........      19,327                 --            19,327       4,686       25,610(a)     49,623
  Business combination expenses..........      14,662                 --            14,662       2,565           --        17,227
  Departmental direct expenses:
    Rooms................................      68,393            (68,393)               --          --           --            --
    Food and beverage....................     127,450           (127,450)               --          --           --            --
    Other................................      18,588            (18,588)               --          --           --            --
  Property indirect expenses.............     104,010           (104,010)               --          --           --            --
  Other costs............................      36,445            (36,445)               --          --           --            --
  Payments due to owners of managed
    hotels...............................      46,895            (46,895)               --          --           --            --
                                             --------          ---------          --------    --------     --------      --------
    Total operating costs and expenses...     435,770           (117,587)          318,183     174,282       46,148       538,613
                                             --------          ---------          --------    --------     --------      --------
Operating income.........................      56,599              1,166            57,765      22,304      (19,373)       60,696
  Equity in earnings of unconsolidated
    joint ventures.......................       2,299             (2,299)               --          --           --            --
  Interest income........................       3,697              1,133             4,830       4,147           --         8,977
  Interest expense.......................     (21,759)                --           (21,759)       (227)     (24,041)(b)   (46,027)
                                             --------          ---------          --------    --------     --------      --------
Income before income taxes and minority
  interest...............................      40,836                 --            40,836      26,224      (43,414)       23,646
  Minority interest share of (income)
    loss.................................        (758)                --              (758)         35           --          (723)
                                             --------          ---------          --------    --------     --------      --------
Income before income taxes...............      40,078                 --            40,078      26,259      (43,414)       22,923
  Income tax expense.....................      (7,327)                --            (7,327)     (8,468)      13,842(c)     (1,953)
                                             --------          ---------          --------    --------     --------      --------
Net income...............................    $ 32,751          $      --         $  32,751    $ 17,791    $ (29,572)     $ 20,970(3)
                                             ========          =========          ========    ========     ========      ========
EARNINGS PER SHARE.......................                                                     $   0.80                   $   0.55(3)
                                                                                              ========                   ========
Weighted average common and common
  equivalent shares outstanding..........                                                       22,219                     38,091
                                                                                              ========                   ========

---------------
(1) Presents the pro forma operating results of Red Lion as if the Red Lion Formation and the Red Lion Refinancing had occurred on January 1, 1995. The pro forma operating results include the operating results of Historical Red Lion for the seven months ended July 31, 1995, the operating results of Red Lion for the ten months ended December 31, 1995 and the following pro forma adjustments: (i) to record $8.5 million of net lease expenses on the Leased Hotels, (ii) to decrease depreciation and amortization by $6.4 million related to the Red Lion Leased Hotels, (iii) to decrease interest expense by $10.4 million reflecting the Red Lion Refinancing, (iv) to decrease the minority interest in income from joint venturer by $0.2 million, (v) to increase income tax expense by $11.4 million and (vi) to eliminate $4.6 million of offsetting other revenues and payments due to owners of managed hotels.
(2) Reclassifications to conform the financial statement presentations of Red Lion to that of Doubletree.
(3) During 1995, Doubletree incurred $2.6 million of business combination expenses related to the RFS Acquisition. The pro forma operating results of Red Lion include non-recurring costs associated with the Red Lion Formation of $14.7 million and $9.7 million of deferred tax benefits. Excluding these items and adjusting income taxes to Doubletree's effective tax rate and the statutory tax rate for Red Lion, net income and earnings per share on a pro forma basis would have been $22.0 million and $0.58, respectively.

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

                             DOUBLETREE CORPORATION

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          RED LION                                     DOUBLETREE
                                      ------------------------------------------------   ---------------------------------------
                                                      RECLASSIFICATION                                   PRO FORMA
                                      PRO FORMA(1)     ADJUSTMENTS(2)      AS ADJUSTED      ACTUAL      ADJUSTMENTS      TOTAL
                                      ------------   -------------------   -----------   ------------   -----------     --------
Revenues:
  Management and franchise fees.....    $     --          $   5,441         $   5,441      $ 14,536      $    (147)(a)  $ 19,830
  Owned hotel revenues..............          --             90,171            90,171         3,308         13,658(a)    107,137
  Leased hotel revenues.............          --             63,680            63,680        65,534             --       129,214
  Purchasing and service fees.......          --             20,829            20,829         7,478             --        28,307
  Other fees and income.............          --              1,689             1,689           493             --         2,182
  Rooms revenues....................     135,918           (135,918)               --            --             --            --
  Food and beverage revenues........      80,793            (80,793)               --            --             --            --
  Other revenues....................      24,114            (24,114)               --            --             --            --
                                        --------          ---------          --------      --------       --------      --------
    Total revenues..................     240,825            (59,015)          181,810        91,349         13,511       286,670
                                        --------          ---------          --------      --------       --------      --------
Operating costs and expenses:
  Corporate general and
    administrative expenses.........          --              3,954             3,954         7,106             --        11,060
  Owned hotel expenses..............          --             61,198            61,198         2,936         10,271(a)     74,405
  Leased hotel expenses.............          --             53,623            53,623        61,008             --       114,631
  Purchasing and service expenses...          --             19,605            19,605         6,346             --        25,951
  Depreciation and amortization.....       9,884                 --             9,884         2,056         12,584(a)     24,524
  Departmental direct expenses:
    Rooms...........................      33,534            (33,534)               --            --             --            --
    Food and beverage...............      63,473            (63,473)               --            --             --            --
    Other...........................       9,160             (9,160)               --            --             --            --
  Property indirect expenses........      51,560            (51,560)               --            --             --            --
  Other costs.......................      16,954            (16,954)               --            --             --            --
  Payments due to owners of managed
    hotels..........................      23,858            (23,858)               --            --             --            --
                                        --------          ---------          --------      --------       --------      --------
    Total operating costs and
      expenses......................     208,423            (60,159)          148,264        79,452         22,855       250,571
                                        --------          ---------          --------      --------       --------      --------
Operating income....................      32,402              1,144            33,546        11,897         (9,344)       36,099
  Equity in earnings of
    unconsolidated
    joint ventures..................       1,689             (1,689)               --            --             --            --
  Interest income...................       1,810                545             2,355         1,858             --         4,213
  Interest expense..................     (11,851)                --           (11,851)         (132)       (11,049)(b)   (23,032)
                                        --------          ---------          --------      --------       --------      --------
Income before income taxes and
  minority interest.................      24,050                 --            24,050        13,623        (20,393)       17,280
  Minority interest share of
    (income)........................        (159)                --              (159)           (7)            --          (166)
                                        --------          ---------          --------      --------       --------      --------
Income before income taxes..........      23,891                 --            23,891        13,616        (20,393)       17,114
  Income tax expense................      (9,556)                --            (9,556)       (4,229)         6,396(c)     (7,389)
                                        --------          ---------          --------      --------       --------      --------
Net income..........................    $ 14,335          $      --         $  14,335      $  9,387      $ (13,997)     $  9,725(3)
                                        ========          =========          ========      ========       ========      ========
EARNINGS PER SHARE..................                                                       $   0.43                     $   0.26(3)
                                                                                           ========                     ========
Weighted average common and common
  equivalent shares outstanding.....                                                         21,984                       37,856
                                                                                           ========                     ========

---------------
(1) Presents the pro forma operating results of Red Lion as if the Red Lion Formation and the Red Lion Refinancing had occurred on January 1, 1995. The pro forma operating results include the operating results of Historical Red Lion for the seven months ended July 31, 1995, the operating results of Red Lion for the four months ended June 30, 1995 and the following pro forma adjustments: (i) to record $7.3 million of net lease expenses on the Red Lion Leased Hotels, (ii) to decrease depreciation and amortization by $5.4 million related to the Red Lion Leased Hotels, (iii) to decrease interest expense by $8.7 million reflecting the Red Lion Refinancing, (iv) to decrease the minority interest in income from joint venturer by $0.1 million, (v) to increase income tax expense by $10.6 million, and (vi) to remove all revenues and expenses of Historical Red Lion for July 1995, which decreased net income by $3.6 million.

(2) Reclassifications to conform the financial statement presentations of Red Lion to that of Doubletree.


(3) RFS Management, as a Subchapter S corporation in 1995 for federal income tax purposes, was generally not liable for federal income taxes. If income taxes, at Doubletree's effective rate, are provided on RFS Management's earnings then net income and earnings per share on a pro forma basis would have been $9.2 million and $0.24, respectively.


         See Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                    Information

                             DOUBLETREE CORPORATION

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               RED LION                                  DOUBLETREE
                                             --------------------------------------------   ------------------------------------
                                                         RECLASSIFICATION                                 PRO FORMA
                                              ACTUAL      ADJUSTMENTS(1)      AS ADJUSTED     ACTUAL     ADJUSTMENTS     TOTAL
                                             --------   -------------------   -----------   ----------   -----------    --------
Revenues:
  Management and franchise fees............  $     --        $   6,138         $   6,138     $ 18,519     $    (141)(a) $ 24,516
  Owned hotel revenues.....................        --           95,337            95,337        3,979        12,237(a)   111,553
  Leased hotel revenues....................        --           67,501            67,501       86,321            --      153,822
  Purchasing and service fees..............        --           28,017            28,017        7,585            --       35,602
  Other fees and income....................        --            1,423             1,423          972            --        2,395
  Rooms revenues...........................   147,445         (147,445)               --           --            --           --
  Food and beverage revenues...............    81,389          (81,389)               --           --            --           --
  Other revenues...........................    29,133          (29,133)               --           --            --           --
                                             --------        ---------          --------     --------      --------     --------
    Total revenues.........................   257,967          (59,551)          198,416      117,376        12,096      327,888
                                             --------        ---------          --------     --------      --------     --------
Operating costs and expenses:
  Corporate general and administrative
    expenses...............................        --            4,851             4,851        8,641            --       13,492
  Owned hotel expenses.....................        --           63,263            63,263        3,217         9,166(a)    75,646
  Leased hotel expenses....................        --           55,232            55,232       79,735            --      134,967
  Purchasing and service expenses..........        --           26,593            26,593        5,648            --       32,241
  Depreciation and amortization............     9,167               --             9,167        2,940        13,301(a)    25,408
  Departmental direct expenses:
    Rooms..................................    36,991          (36,991)               --           --            --           --
    Food and beverage......................    63,634          (63,634)               --           --            --           --
    Other..................................    10,079          (10,079)               --           --            --           --
  Property indirect expenses...............    55,163          (55,163)               --           --            --           --
  Other costs..............................    18,028          (18,028)               --           --            --           --
  Payments due to owners of managed
    hotels.................................    26,178          (26,178)               --           --            --           --
                                             --------        ---------          --------     --------      --------     --------
    Total operating costs and expenses.....   219,240          (60,134)          159,106      100,181        22,467      281,754
                                             --------        ---------          --------     --------      --------     --------
Operating income...........................    38,727              583            39,310       17,195       (10,371)      46,134
  Equity in earnings of unconsolidated
    joint ventures.........................     1,423           (1,423)               --           --            --           --
  Interest income..........................     1,275              840             2,115        2,090            --        4,205
  Interest expense.........................    (9,054)              --            (9,054)        (143)      (13,846)(b)  (23,043)
                                             --------        ---------          --------     --------      --------     --------
Income before income taxes and minority
  interest.................................    32,371               --            32,371       19,142       (24,217)      27,296
  Minority interest share of (income)......      (978)              --              (978)         (22)           --       (1,000)
                                             --------        ---------          --------     --------      --------     --------
Income before income taxes.................    31,393               --            31,393       19,120       (24,217)      26,296
  Income tax expense.......................   (12,557)              --           (12,557)      (6,693)        7,924(c)   (11,326)
                                             --------        ---------          --------     --------      --------     --------
Net income.................................  $ 18,836        $      --         $  18,836     $ 12,427     $ (16,293)    $ 14,970
                                             ========        =========          ========     ========      ========     ========
  EARNINGS PER SHARE.......................                                                  $   0.54                   $   0.39
                                                                                             ========                   ========
  Weighted average common and common
    equivalent shares outstanding..........                                                    22,849                     38,721
                                                                                             ========                   ========

---------------
(1) Reclassifications to conform the financial statement presentations of Red Lion to that of Doubletree.

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

                    DOUBLETREE CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                  AS OF JUNE 30, 1996
                                                    ------------------------------------------------
                                                    HISTORICAL       PRO FORMA
                                                    DOUBLETREE     ADJUSTMENTS(4)         PRO FORMA
                                                    ----------     --------------         ----------
ASSETS
Cash and cash equivalents.........................   $  46,566       $   (7,445)(a)       $   39,121
Accounts receivable, net..........................      20,596           18,400(b)            38,996
Other.............................................       3,421            7,200(b)            10,621
                                                      --------       ----------           ----------
     Total current assets.........................      70,583           18,155               88,738
                                                      --------       ----------           ----------
Notes and other receivables.......................      30,949            1,800(b)            32,749
Investments.......................................      29,892           43,100(b)            72,992
Due from affiliates...............................          --           29,000(b)            29,000
Property and equipment, net.......................      13,815          636,350(b)           650,165
Management contracts, net.........................      48,275          422,300(b)           470,575
Deferred costs and other assets...................       3,231           21,470(b)            24,701
Goodwill, net.....................................      15,228          352,618(b)           367,846
                                                      --------       ----------           ----------
                                                     $ 211,973       $1,524,793           $1,736,766
                                                      ========       ==========           ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses.............   $  39,258       $   93,834(b)(c)     $  133,092
Current portion of long-term debt.................          --            5,000(d)             5,000
                                                      --------       ----------           ----------
     Total current liabilities....................      39,258           98,834              138,092
                                                      --------       ----------           ----------
Long-term debt, net of current portion............          --          595,000(d)           595,000
Other long-term liabilities.......................          --           11,776(b)            11,776
Minority interest in consolidated joint
  ventures........................................          --            1,290(b)             1,290
Deferred income taxes.............................      18,254          243,991(b)           262,245
                                                      --------       ----------           ----------
     Total liabilities............................      57,512          950,891            1,008,403
                                                      --------       ----------           ----------
Common stock......................................         231              159(e)               390
Additional paid-in capital........................     128,061          573,743(e)           701,804
Unearned employee compensation....................        (176)              --                 (176)
Unrealized gain on marketable securities..........          26               --                   26
Retained earnings.................................      26,319               --               26,319
                                                      --------       ----------           ----------
     Total Stockholders' Equity...................     154,461          573,902              728,363
                                                      --------       ----------           ----------
                                                     $ 211,973       $1,524,793           $1,736,766
                                                      ========       ==========           ==========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

                             DOUBLETREE CORPORATION

1. ASSUMPTIONS

     The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and the six month periods ended June 30, 1995 and June 30, 1996 are presented as if each of the following events occurred on January 1, 1995: (1) the Merger, including the issuance of approximately $282.9 million of Doubletree Common Stock as Stock Consideration, (2) the Red Lion 1996 Hotel Acquisitions, (3) the borrowing of $600.0 million under the New Credit Facility, (4) the sale of $100.0 million of Doubletree Common Stock pursuant to the GEPT Equity Investment, (5) the receipt of net proceeds of $191.0 million from the Equity Offering, (6) the payment of approximately $684.3 million in Cash Consideration to the shareholders and optionholders of Red Lion and (7) the repayment of existing Red Lion indebtedness of approximately $213.3 million with a portion of the proceeds obtained from the Financing Plan. See "The
Merger -- Financing of the Merger." The Merger has been accounted for as a purchase transaction in accordance with generally accepted accounting principles and, accordingly, the assets acquired and liabilities assumed were recorded at their estimated fair values as of that date. The excess of the purchase price over the fair value of the net assets acquired, goodwill, is being amortized over 40 years.

2. RECLASSIFICATIONS

     Reclassifications have been made to the pro forma statements of operations and balance sheet for Red Lion to conform with the financial statement presentation used by Doubletree as follows:

     -- Red Lion has followed the practice of recording the operating revenues and expenses and working capital of hotels managed but not owned by Red Lion. The hotel owners' profit had been recorded as payments due to owners. Reclassifications have been made to eliminate these amounts and reflect the net management fee earned by Red Lion.

     -- Revenues earned and expenses incurred in providing purchasing and other services to hotels, previously reported at an amount equal to the net profit resulting from the transactions, have been grossed up.

     -- Reclassification of hotel revenues and expenses as managed, owned and leased from departmental revenues and expenses

3. PRO FORMA ADJUSTMENTS -- STATEMENTS OF OPERATIONS

     The following adjustments have been made to the Unaudited Pro Forma Condensed Consolidated Statements of Operations:

          (a) To record the change in depreciation and amortization resulting from the application of purchase accounting and amortization of loan fees related to the Financing Plan. Red Lion acquired one hotel in April of 1996 for $26.0 million and two hotels for $37.3 million (the "Red Lion 1996 Hotel Acquisitions") subsequent to June 30, 1996. The pro forma results of operations include the operating results of these hotels as if they were owned as of January 1, 1995. Hotel management fees from the hotel acquired in September of 1996 (which was previously managed) have been eliminated.

          (b) To eliminate actual interest expense of Red Lion and record interest expense associated with the Financing Plan. An interest rate of 7.63% was assumed for all periods on borrowings under the New Credit Facility. The effect of a 1/8 percent change in the interest rate would be approximately $730,000 for the year ended December 31, 1995 and $365,000 for the six months ended June 30, 1995 and 1996, respectively. If an additional $36.0 million is borrowed under the New Credit Facility and $150.0 million is borrowed under the Bridge Loan (at an assumed interest rate of 11.88%) in lieu of the sale of Doubletree Common Stock in the Equity Offering, pro forma interest expense would have been $66.6 million, $33.3 million and $33.3 million, pro forma net income would have been $8.6 million, $3.5 million and $8.8 million and pro forma earnings per share would have been $0.26, $0.11 and $0.26 for the year ended December 31, 1995, the six month periods ended June 30, 1995 and June 30, 1996, respectively. Pro forma debt would increase to $786.0 million and total stockholders' equity would decrease to $537.4 million at June 30, 1996.

          (c) To reflect an effective tax rate of 40% on all pro forma adjustments except for amortization of goodwill.

4. PRO FORMA ADJUSTMENTS -- BALANCE SHEET

     The following adjustments have been made to the Unaudited Pro Forma Condensed Consolidated Balance Sheet:

          (a) Adjustments to reflect the net decrease in cash and cash equivalents consisting of:

            Existing Red Lion cash...................................  $  36,509
            Acquisition of two hotels subsequent to June 30, 1996....    (37,350)
            Proceeds from the GEPT Equity Investment.................    100,000
            Net proceeds from the Equity Offering....................    191,000
            Proceeds from borrowings under the New Credit Facility...    600,000
            Repayment of existing notes payable......................   (213,319)
            Cash Consideration paid pursuant to the Merger...........   (684,285)
                                                                       ---------
                                                                       $  (7,445)
                                                                       =========

          (b) Adjustment to reflect the allocation of the purchase price to the assets acquired (including the two hotels of the Red Lion 1996 Hotel Acquisitions acquired subsequent to June 30, 1996), liabilities assumed, deferred tax liability on the step-up in the historical basis and the excess of the purchase price over the net assets acquired.

          (c) Adjustment to increase accounts payable and accrued expenses by the estimated costs to be incurred to complete the transaction of $46.3 million including $14.5 million to be incurred in conjunction with the Financing Plan.

          (d) Adjustment to record debt to reflect the Financing Plan.

          (e) Adjustment to record the estimated shares to be issued in connection with the Merger, the Equity Offering and the GEPT Equity Investment all assuming a selling price of approximately $36.73 per share (the last reported sales price of Doubletree Common Stock on September 10, 1996).

               SELECTED CONSOLIDATED FINANCIAL DATA OF DOUBLETREE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables present selected historical consolidated financial information for Doubletree and its Predecessor, the entity which owned 92% of GQHP prior to the Doubletree Combination Transaction. Prior to January 1, 1993 the historical financial information for the Predecessor includes only the operations of GQHP. From January 1, 1993 to December 16, 1993, the historical financial information for the Predecessor includes the operations of GQHP and RFS Management and subsequent to such date, includes the combined operations of GQHP, RFS Management and DHC. The following tables also present selected 1993 pro forma consolidated financial information for Doubletree, giving effect to the Doubletree Combination Transaction and the Doubletree Reorganization as if each had occurred on January 1, 1993. The selected historical consolidated financial information presented below as of and for the years ended December 31, 1994 and 1995 has been derived from the audited financial statements of Doubletree. The selected historical consolidated financial information presented below as of and for the fiscal years ended December 31, 1991, 1992 and 1993 has been derived from the audited financial statements of the Predecessor. The selected historical consolidated financial information as of and for the six months ended June 30, 1995 and 1996 has been derived from the unaudited consolidated financial statements of Doubletree and include all adjustments consisting only of normal recurring adjustments that management considers necessary for a fair presentation of the financial information. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results expected for the full year. For a discussion of the historical corporate organization of Doubletree, see "Corporate Organization."

     The financial information set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Results of Operations and Financial Condition of Doubletree," the consolidated financial statements, the notes thereto and other financial and statistical information appearing elsewhere in this Proxy Statement/Prospectus.

                                                                                                               SIX MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                                 JUNE 30,
                                     --------------------------------------------------------------------    --------------------
                                                                         PRO
                                              PREDECESSOR              FORMA(2)          DOUBLETREE               DOUBLETREE
                                     ------------------------------    --------     ---------------------    --------------------
                                     1991(1)     1992(1)     1993        1993         1994         1995        1995        1996
                                     --------    -------    -------    --------     --------     --------    --------    --------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA
Revenues:
  Management and franchise fees....  $  8,953    $8,556     $10,612    $24,659      $ 26,330     $ 30,082    $ 14,536    $ 18,519
  Owned hotel revenues.............     1,728     3,786       9,943         --            92        7,081       3,308       3,979
  Leased hotel revenues............     2,345     5,932      14,923     19,849        73,769      141,942      65,534      86,321
  Purchasing and service fees......        89        --         329      8,539        10,746       16,487       7,478       7,585
  Other fees and income............     6,162       419       2,547      3,749         1,545          994         493         972
                                      -------    -------    -------    -------      --------     --------    --------    --------
    Total revenues.................    19,277    18,693      38,354     56,796       112,482      196,586      91,349     117,376
                                      -------    -------    -------    -------      --------     --------    --------    --------
Operating expenses
  Corporate general and
    administrative expenses........     5,696     5,683       7,485     11,584        11,879       14,413       7,106       8,641
  Owned hotel expenses.............     1,694     2,810       6,400         --           101        6,049       2,936       3,217
  Leased hotel expenses............     1,796     4,972      14,266     18,523        68,981      132,644      61,008      79,735
  Purchasing and service
    expenses.......................        --        --         620      8,234         9,807       13,925       6,346       5,648
  Depreciation and amortization....     2,373       599       1,572      2,830         2,943        4,686       2,056       2,940
  Business combination expenses....    17,065        --       1,865         --            --        2,565          --          --
                                      -------    -------    -------    -------      --------     --------    --------    --------
    Total expenses.................    28,624    14,064      32,208     41,171        93,711      174,282      79,452     100,181
                                      -------    -------    -------    -------      --------     --------    --------    --------
  Operating income.................    (9,347)    4,629       6,146     15,625        18,771       22,304      11,897      17,195
    Interest expense...............    (4,109)       --      (1,228)    (1,907 )        (831)        (227)       (132)       (143)
    Interest income................       260       159         254        660         1,630        4,147       1,858       2,090
                                      -------    -------    -------    -------      --------     --------    --------    --------
  Income (loss) before income taxes
    and minority
    interest.......................   (13,196)    4,788       5,172     14,378        19,570       26,224      13,623      19,142
  Minority interest share of
    (income) loss..................     6,923       372         175         --            --           35          (7)        (22)
                                      -------    -------    -------    -------      --------     --------    --------    --------
  Income (loss) before taxes.......    (6,273)    4,416       5,347     14,378        19,570       26,259      13,616      19,120
    Income tax expense.............        27        65         414      5,763 (3)     6,335(4)     8,468       4,229       6,693
                                      -------    -------    -------    -------      --------     --------    --------    --------
  Net income (loss)................  $ (6,300)   $(4,351)   $ 4,933    $ 8,615      $ 13,325(4)  $ 17,791    $  9,387    $ 12,427
                                      =======    =======    =======    =======      ========     ========    ========    ========
Earnings per share.................                                    $  0.47      $   0.66(4)  $   0.80    $   0.43    $   0.54
                                                                       =======      ========     ========    ========    ========
Pro forma net income(5)............                                                              $ 18,736    $  8,851
                                                                                                 ========    ========
Pro forma earnings per share(5)....                                                              $   0.84    $   0.40
                                                                                                 ========    ========
Weighted average common and common
  equivalent
  shares outstanding(6)............                                     18,228        20,071       22,219      21,984      22,849
                                                                       =======      ========     ========    ========    ========

                                                                              AS OF DECEMBER 31,                          AS OF
                                                           ---------------------------------------------------------     JUNE 30,
                                                           1991(1)     1992(1)      1993         1994         1995         1996
                                                           -------     -------     -------     --------     --------     --------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................  $3,621      $5,741      $6,826      $ 23,169     $ 32,652     $ 46,566
Total assets.............................................  12,104      22,368      89,072       134,701      163,107      211,973
Long-term debt, net of current portion...................      --       5,736      25,000            --           --           --
Stockholders' equity.....................................   3,542       9,773      13,645        91,587      114,386      154,461

---------------
(1) Predecessor only.

(2) Gives effect to the Doubletree Combination Transaction and the Doubletree Reorganization as if each of these events had occurred at January 1, 1993.

(3) The pro forma effective tax rate is higher than the actual effective tax rate due to fewer than expected restrictions on Doubletree's ability to utilize net operating loss carryforwards.

(4) Doubletree's effective tax rate for the year ended December 31, 1994 was 32.4% due to the organizational structure of Doubletree prior to its initial public offering. Had a 35% rate been incurred, 1994 net income and earnings per share would have been $12,720,000 and $0.63, respectively.

(5) During the fourth quarter of 1995, Doubletree and RFS Management incurred $2,565,000 of business combination expenses related to the RFS Acquisition which closed in February 1996. RFS Management, as a Subchapter S corporation in 1995 for federal income tax purposes, was not generally liable for income taxes. Accordingly, RFS Management did not provide for federal income taxes in its 1995 financial statements. Pro forma adjustments have been made for the year ended December 31, 1995 and the six months ended June 30, 1995 to provide for income taxes on the earnings of RFS Management at Doubletree's effective tax rate; also, for the year ended December 31, 1995 pro forma adjustments have been made to exclude the business combination expenses and provide for a related increase in income tax expense.

(6) Assumes that the 15,500,000 shares issued in connection with the Doubletree Reorganization and the 2,727,811 shares issued to acquire RFS Management, which was accounted for as a pooling of interests, were outstanding for all periods presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF DOUBLETREE

OVERVIEW

     As of June 30, 1996, Doubletree leased and/or managed 142 hotels and had 37 franchise agreements consisting of contracts for 60 full-service Doubletree Hotels, 37 Doubletree Guest Suites all-suite hotels, 13 limited-service Doubletree Club Hotels and 69 non-Doubletree brand hotels. As a manager of hotels, Doubletree is typically responsible for supervising or operating the hotel in exchange for base fees tied to revenues. In addition, Doubletree may also earn revenues through incentive fees based on the performance of the hotel and income from debt and equity investments in the underlying hotel. As a franchisor, Doubletree licenses its brand name to the hotel operator in exchange for a franchise fee based on revenues.

     Hotel revenues consist of revenues from hotels owned or leased by Doubletree. For these hotels, Doubletree includes as revenues the entire hotel's revenues. As the lessee of hotels that Doubletree also manages, Doubletree exercises similar control over the operation and supervision of the hotel as is given to it as a manager, however, Doubletree recognizes all revenues and substantially all expenses associated with the operation of the hotel.

     Purchasing and service fees represent fees from purchasing agreements with preferred vendors, sales of furniture, supplies and other frequently used items to hotels for a profit, and fees from technical services provided to hotel owners in connection with the construction/renovation of hotels.

     Other fees and income primarily comprise contract termination fees and equity in income/losses of hotel partnerships and similar ventures, including gains/losses upon the sale of a hotel.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 1996 (Actual) vs. Six Months Ended June 30, 1995 (Actual)

     Total revenues increased $26.0 million or 28% to $117.4 million for the six months ended June 30, 1996 compared to $91.3 million for the six months ended June 30, 1995.

     Revenues from management and franchise fees increased $4.0 million or 27% in 1996 compared to the same period in 1995. The increase is attributable to increased incentive fees of $2.0 million, fees from new contracts (net of contracts lost) of $1.4 million, and increased fees from comparable hotels of $0.9 million. The growth in revenue was offset by reduced fees of approximately $0.3 million from renegotiated contracts and management contracts which converted to franchise agreements.

     Owned hotel revenues increased $0.7 million or 20% in the first six months of 1996 compared to the same period in 1995 reflecting a significantly improved occupancy rate at the one owned hotel in Southfield, Michigan.

     Leased hotel revenues increased $20.8 million or 32% in the first six months of 1996 reflecting improved average daily rates and occupancies and the net addition of ten leased hotels as compared with the same period in 1995. The margin on leased hotel operating results increased 46% from $4.5 million to $6.6 million, reflecting the net addition of these properties and an improvement in the operating margin from 6.9% to 7.6%.

     Purchasing and service fees increased by $0.1 million in the first six months of 1996 compared to the same period in 1995. The margin increased by $0.8 million to $1.9 million reflecting a shift in mix from high volume, low margin bulk purchasing programs (whereby Doubletree purchases goods and resells such goods to its hotel owners) to preferred vendor programs (whereby Doubletree earns program management fees only).

     Other fees and income increased principally due to dividends from Doubletree's investment in the convertible preferred stock of the REIT.

     General and administrative expenses increased $1.5 million or 22% over the first six months of 1995 primarily due to the addition of employees, the formation of a franchise development team and an increase in legal and professional fees, all of which is attributable to the Company's growth. Depreciation and amortization increased $0.9 million over the comparable 1995 period primarily due to increased amortization associated with investments in management contracts. Net interest income increased nominally by $0.2 million.

     The provision for income taxes reflects a 35% effective tax rate for the first six months of 1996 compared with a 31% effective tax rate for the comparable 1995 period. The lower effective tax rate for 1995 reflects the election of RFS Management to be taxed as a Subchapter S corporation for income tax purposes and, therefore, it was generally not subject to federal income taxes. Had RFS Management been included in the 1995 consolidated income tax returns of Doubletree, the income tax provision for the first six months of 1995 would have increased by $0.5 million.

     Net income and earnings per share for the six months ended June 30, 1996 were $12.4 million and $0.54, respectively, compared to $9.4 million and $0.43, respectively, in 1995. With a normalized effective tax rate for RFS Management in 1995 of 35%, net income would have increased from 1995 to 1996 by 40% from $8.9 million to $12.4 million and per share earnings would have increased 35% from $0.40 to $0.54.

  Year Ended December 31, 1995 (Actual) vs. Year Ended December 31, 1994
(Actual)

     Total revenues increased $84.1 million or 75% to $196.6 million for the year ended December 31, 1995 compared to $112.5 million for the year ended December 31, 1994.

     Revenues from management and franchise fees increased $3.8 million or 14% due to fees from new contracts (net of contracts lost) of $2.0 million, increased fees from comparable hotels of $0.9 million and higher incentive fees of $0.6 million. Fees from renegotiated contracts and fees from contracts which converted from management to franchise contracts in connection with the sale of the underlying hotels also increased $0.3 million.

     Owned hotel revenues increased $7.0 million representing the full year of results of the Southfield hotel acquired in December 1994.

     Leased hotel revenues increased $68.2 million or 92% principally due to an increase in the number of leased hotels in 1995 as compared to 1994. Leased hotel revenues for 1995 reflect the net addition of nine leased hotels since December 31, 1994 plus the full year of revenues from the 31 hotels RFS Management began leasing during 1994. The margin on leased hotel results increased $4.5 million to $9.3 million reflecting the net addition of these properties since the prior year.

     Purchasing and service fees increased $5.7 million or 53% primarily due to increased purchasing volume and the net addition of new properties and increases in revenues from existing properties. The margin from purchasing and service fees increased $1.6 million to $2.6 million or 173% principally reflecting the implementation of several purchasing agreements that lower the price of products to the hotel owner while concurrently providing Doubletree with a fee in return for negotiating and managing the program.

     Other fees and income decreased $0.6 million or 36% resulting principally from $0.8 million of termination fees received in 1994 in connection with the termination of two management contracts. Doubletree subsequently entered into management contracts with the new owners of these two hotels.

     General and administrative expenses increased $2.5 million or 21%, $2.2 million of which was attributable to the growth of RFS Management, which added 31 hotels in 1994, and $0.3 million which was attributable to DHC's increased legal costs and costs associated with the formation of the franchise development team.

     Depreciation and amortization increased $1.7 million in 1995 primarily due to the acquisition of the Southfield, Michigan hotel in December 1994 and increased amortization associated with investments in management contracts.

     Business combination expenses of $2.6 million in 1995 are attributable to legal, professional and accounting fees, due diligence and certain other expenses incurred by RFS Management and Doubletree in connection with the business combination.

     Interest income increased $2.5 million due to an increase in interest earned on loans to hotel owners in conjunction with obtaining management contracts and higher interest income on invested cash balances. Interest expense decreased $0.6 million due to the repayment in July 1994 of all of the outstanding indebtedness under Doubletree's $30.0 million credit facility with a portion of the proceeds from the initial public offering.

     The provision for income taxes in 1994 reflects a 32.4% effective tax rate principally due to the organizational structure of Doubletree prior to its initial public offering in July 1994 offset by a slightly higher rate on the earnings of RFS Management. The provision in 1995 reflects a combined 32.2% effective tax rate which is lower than Doubletree's effective rate of 35% due to the election by RFS Management to be taxed as a Subchapter S corporation effective January 1, 1995. Accordingly, the earnings of RFS Management for 1995 were generally not subject to federal income taxes.

     Net income and earnings per share for the year ended December 31, 1995 were $17.8 million and $0.80, respectively, compared to $13.3 million and $0.66, respectively, in 1994. Excluding the business combination expenses in 1995 and with a normalized effective tax rate for both 1994 and 1995 of 35%, net income would have increased 47% to $18.7 million from $12.7 million and per share earnings would have increased 33% to $0.84 from $0.63.

  Year Ended December 31, 1994 (Actual) vs. Year Ended December 31, 1993 (Pro Forma)

     Actual revenues increased $55.7 million or 98% to $112.5 million for the year ended December 31, 1994 compared to $56.8 million during the pro forma 1993 period.

     Revenues from management and franchise fees increased $1.7 million or 7% in 1994 due to a $1.1 million increase in fees from comparable hotels, higher incentive fees of $1.7 million and fees from new contracts (net of contracts lost) of $0.2 million. These increases were partially offset by $1.1 million of fee reductions on certain contracts that were either renegotiated or converted from managed to franchised hotels in connection with the sale of the underlying hotels; 1993 results included $0.2 million of fees received that had been written off in prior years.

     Owned hotel revenues represent the revenues derived from the Southfield hotel acquired in December 1994.

     Leased hotel revenues increased $53.9 million in 1994 or 272% principally due to an increase in the number of leased hotels in 1994 as compared to 1993. Hotel revenues for 1994 reflect the net addition of 33 leased hotels since December 31, 1993. The margin on hotel results increased $3.5 million to $4.8 million reflecting the net addition of these hotels since the prior year.

     Purchasing and service fees increased $2.2 million in 1994 or 26% principally due to increased purchasing volume and the addition of new hotels since December 31, 1993 and an increase in technical service fees of $0.6 million. The margin increased $0.6 million to $0.9 million reflecting the increased activity.

     Other fees and income in the pro forma 1993 period included $3.9 million of gains from the sale of hotels in which Doubletree and RFS Management had equity interests. Excluding these items, other fees and income for 1994 would have increased $1.7 million, due to $0.8 million of fees received in connection with the termination of two management contracts, and increases in franchise application fees and equity income. Doubletree subsequently entered into management contracts with the new owners of these two hotels.

     General and administrative expenses increased by $0.3 million or 3% in 1994. During 1993, Doubletree recognized as a reduction to general and administrative expense $1.1 million resulting from an insurance refund. Excluding the insurance refund, general and administrative expense would have decreased $0.8 million. The decrease was attributable to $1.8 million in payroll and other cost savings achieved from the consolidation of the formerly separate operations of DHC and GQHP offset by $1.0 million of increased administrative expenses associated with the growth in the number of hotels leased by RFS Management.

     Depreciation and amortization increased $0.1 million or 4% in 1994 due to the amortization associated with investments in management contracts.

     Interest income increased by $1.0 million principally due to income earned on the remaining proceeds (after repayment of indebtedness) from Doubletree's July 1994 initial public offering. Interest expense decreased $1.1 million to $0.8 million due to the repayment in July 1994 of all of the outstanding indebtedness under Doubletree's $30.0 million credit facility with a portion of the proceeds from the initial public offering.

     The actual provision for income taxes in 1994 reflects a 32.4% effective tax rate as compared to the 40% effective tax rate used in the 1993 pro forma due to the organizational structure of Doubletree prior to its initial public offering and fewer than expected restrictions on Doubletree's ability to utilize net operating loss carryforwards. Doubletree's effective tax rate subsequent to the completion of the initial public offering was 35%.

     Net income and earnings per share for the year ended December 31, 1994 were $13.2 million and $0.66, respectively, compared to $8.6 million and $0.47, respectively, in the prior year. Excluding the noncomparable items discussed above and adjusting the effective tax rate to 35% for both 1993 and 1994, net income would have increased 109% to $12.7 million from $6.1 million and per share earnings would have increased 91% to $0.63 from $0.33.

  Year Ended December 31, 1994 (Actual) vs. Year Ended December 31, 1993
(Actual)

     Operating results for the year ended December 31, 1994 reflect the inclusion of the operating results of DHC which was acquired on December 16, 1993, the addition of new contracts acquired subsequent to the acquisition and the addition of 33 leased properties during the year. As a result, management believes that the historical results of operations for the year ended December 31, 1994 are not comparable to the prior year period.

     Revenues were $112.5 million, an increase of $74.1 million or 193% for the year ended December 31, 1994 compared to the same period of 1993. Operating expenses were $93.7 million, an increase of $61.5 million or 191%. Income before taxes was $19.6 million, an increase of $14.2 million or 266%. The above changes are primarily attributable to the inclusion of DHC's operations in the 1994 period and the increase in the number of hotels leased by RFS Management. The provision for income taxes increased and the minority interest share of net income decreased reflecting the Doubletree Reorganization and the above increases.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1996, Doubletree's balance sheet reflected $31.3 million of working capital which represents an increase of $10.8 million from December 31, 1995. The increase is principally attributable to $27.4 million of net proceeds generated by the public offering of Doubletree Common Stock in May 1996 and cash generated from operations. Doubletree generated cash from operating activities of $22.6 million during the six months ended June 1996 as compared to $11.3 million during the same period of 1995. The increase was due to increases in net income, increases in expenses not requiring the use of cash, and an increase in current liabilities principally due to the timing of hotel lease and income tax payments.

     Doubletree requires capital primarily for making selective investments in the underlying hotels that it manages as a means of obtaining and enhancing the profitability of management contracts. Doubletree used $35.6 million of cash for investing activities in the first six months of 1996 of which $18.5 million was contributed to RFS Management and subsequently invested in 973,684 shares of convertible preferred stock in RFS Hotel Investors, Inc. (the "REIT Preferred Shares"). Additionally, Doubletree made loans to owners of hotels in conjunction with obtaining new management contracts of $6.4 million and invested $6.6 million in hotel partnerships and ventures, of which $6.2 million was contributed to Candlewood. Doubletree has committed to contribute up to $15.0 million to Candlewood, of which $7.4 million had been funded as of June 30, 1996. The balance of $7.6 million is anticipated to be contributed during the six months following June 30, 1996. Such contributions will be used for general corporate purposes as well as funding a portion of the development/construction costs of certain hotels.

     In addition, in August 1996 Doubletree committed to provide credit support for a loan facility that will be utilized by Candlewood to arrange to provide construction and permanent financing to Candlewood franchisees on terms that, in most cases, are much more attractive than those which the franchisees could obtain on their own. The source of the loan facility will be General Motors Acceptance Corporation Mortgage Group. In providing such credit support, Doubletree's maximum exposure on any one Candlewood franchise will be approximately $1.0 million, with the aggregate amount of exposure to Doubletree for all such credit support capped at between $20.0 and $30.0 million, assuming that the aggregate amount of loans made under the loan facility is between $100.0 and $150.0 million.

     In August 1996, Doubletree and Patriot announced the formation of a joint venture strategic alliance. Pursuant to the strategic alliance, Doubletree and Patriot will work together to identify hotels potentially suitable for acquisition by Patriot, which will then be operated as Doubletree brand hotels or luxury non-Doubletree brand hotels, in each case to be leased and managed by Doubletree. Patriot and Doubletree have committed to invest an aggregate of $200.0 million and $20.0 million, respectively, into the purchase of hotels as part of the strategic alliance.

     Doubletree has guaranteed certain mortgages, leases and construction bonds up to $6.5 million ($2.9 million of which is collateralized by letters of credit).

     Doubletree has committed to lend up to $9.0 million, $7.0 million of which is to the owner of the Doubletree Hotel in Somerset, New Jersey, of which $0.7 million is for renovations and $6.3 million is to provide bridge financing, if needed. The remaining loan commitments are to two other hotels for renovations.

     Doubletree is committed, subject to certain conditions, to contributing an additional $3.1 million to an investment partnership formed for the purposes of acquiring hotels. Doubletree through its corporate subsidiaries serves as the general partner of certain limited partnerships which own hotels. Debt of these partnerships is typically secured by first mortgages on the properties and generally is nonrecourse to the partners. However, such corporate subsidiaries are liable, as a general partner, for the recourse obligations of the partnerships they manage. No assurance can be given that Doubletree will not be required to fund additional commitments.

     Certain hotel management contracts provide that if a hotel does not achieve agreed-upon performance levels, Doubletree may elect or may be required to fund any performance shortfalls for a specified period of time. In general, if Doubletree elects not to fund the shortfall, the hotel owner may elect to terminate the management contract. If Doubletree elects to fund the shortfall, but performance standards are not achieved at the expiration of the funding period, the owner may elect to terminate the management contract at that time. Doubletree funded $487,000 in June 1996 in connection with a shortfall at one hotel. There were no shortfall funding payments in 1995 or 1994.

     In connection with the acquisition of RFS Management, Doubletree's existing credit facility was amended, allowing Doubletree to maintain borrowings outstanding under the credit facility of up to $30.0 million through December 1997, and up to $12.5 million from December 1997 until scheduled maturity in December 1998. Annually, Doubletree can request an extension of the maturity date by one year. In May 1996, Doubletree requested an extension which was granted by the lender. Accordingly, the initial reduction in the commitment has been extended to 1998 and the maturity date is December 1999. In February 1996, Doubletree borrowed $5.0 million under the credit facility and repaid the entire amount by June 30, 1996. The credit facility provides for automatic reductions in the amount of the facility by 100% of the net proceeds from the sale or other disposition of certain types of loans or investments or the issuance of certain debt obligations and by 50% of the new proceeds from the issuance of certain equity securities. The lender has waived this required reduction with respect to each of Doubletree's public offerings of common stock.

     Following the consummation of the Merger and the related transactions including the Financing Plan, Doubletree intends to terminate its existing credit facility described above. After giving effect to the Merger and such related transactions, Doubletree will have borrowed $600.0 million under the New Credit Facility and will have $136.0 million available to borrow thereunder (of which $36.0 million will be available only in certain circumstances). Additionally, Doubletree intends to raise an additional $291.0 million of net proceeds pursuant to the GEPT Equity Investment and the Equity Offering. In the event that the Equity Offering is not consummated at or prior to the Effective Time, Doubletree intends to obtain substitute financing through the Bridge Loan and additional borrowings under the New Credit Facility. All of the net cash proceeds from these financing transactions are anticipated to be used to consummate the Merger. In each instance, management believes that a combination of its existing cash and cash equivalents, net cash to be provided from operations and its remaining borrowing ability under the New Credit Facility will be sufficient to fund its current operations and capital expenditures after the Merger. See "Risk Factors -- Financing of the Merger; Leverage."

                             BUSINESS OF DOUBLETREE

     Doubletree Corporation is one of the nation's leading hotel management companies. At June 30, 1996, Doubletree managed, leased, or franchised 179 hotels with an aggregate of 41,232 rooms in 37 states, the District of Columbia and Mexico. This represents a 63% and 43% increase in managed, leased or franchised hotels and aggregate room count, respectively, during the 12 month period ended June 30, 1996. Excluding the RFS Acquisition, this growth was 17% and 19%, respectively. See "-- Recent Developments." Doubletree provides hotel owners with management and franchise services under its Doubletree Hotels, Doubletree Guest Suites, Doubletree Club Hotels and Club Hotels by Doubletree brand names, as well as management services for non-Doubletree brand hotels. At June 30, 1996, Doubletree's hotels included 60 Doubletree Hotels, 37 Doubletree Guest Suites, 13 Doubletree Club Hotels, and 69 hotels operated by Doubletree under third party brand names or as independent hotels.

RECENT DEVELOPMENTS

     Doubletree has recently taken the following steps to help implement and further its business and growth strategies:

     Acquisition of RFS Management. In February 1996, Doubletree significantly expanded its portfolio of non-Doubletree brand hotels with the RFS Acquisition. At June 30, 1996, RFS Management operated 56 hotels, 44 of which were leased and managed, four of which were leased only, and eight of which were managed for owners other than the Landlord. The RFS Hotels principally operate in the limited-service and the extended stay segments of the lodging industry, comprise 8,855 rooms and are operated under such franchise brands as Holiday Inn, Holiday Inn Express, Residence Inn by Marriott, Hampton Inn and Comfort Inn. With the RFS Acquisition, Doubletree acquired an independent hotel management company with experienced hotel management personnel and an established infrastructure, which will allow Doubletree to pursue further non-Doubletree brand management contract and lease opportunities. In addition, in connection with the RFS Acquisition, Doubletree entered into an arrangement with the REIT granting Doubletree the right to lease and manage any hotels acquired or developed by the REIT or the Landlord during the ten years following the RFS Acquisition, with limited exceptions (the "Right of First Refusal"). The Right of First Refusal provides Doubletree with an additional source of capital for additions to Doubletree's hotel portfolio. In addition to its ongoing efforts to acquire hotels, the REIT currently has seven hotels under development which will be subject to the Right of First Refusal. See "-- The RFS Acquisition."

     Formation of Candlewood. In November 1995, Doubletree announced its entrance into the mid-priced ($40-50 per night) extended stay segment of the hotel market with its investment in Candlewood, a joint venture with entities controlled by Mr. Jack DeBoer, the founder of Residence Inns. Candlewood will develop, own, manage and franchise hotels containing fully furnished studio units designed to serve the value-oriented extended stay guest. Mr. DeBoer, whom the industry credits with creating the extended stay concept, is primarily responsible for the development and day-to-day operations of Candlewood. Doubletree appoints two of Candlewood's four delegates, and approval of at least a majority of the delegates is required for all material transactions. Candlewood's first hotel commenced operations in May 1996. Doubletree has committed to invest up to $15.0 million of equity capital in Candlewood, of which $7.4 million was invested at June 30, 1996, and an additional $7.6 million is to be invested over the next six months, for which it will receive, after a preferred return of and on its capital, 50% of Candlewood's profits and losses. In September 1996, Candlewood Hotel Company, Inc. filed a registration statement with the Securities and Exchange Commission to register its common stock. In connection with the offering, Doubletree's interest in Candlewood will be converted into an equivalent interest in Candlewood Hotel Company, Inc. In addition, in August 1996 Doubletree committed to provide credit support for a loan facility that will be utilized by Candlewood to arrange to provide construction and permanent financing to Candlewood franchisees on terms that, in most cases, are much more attractive than those which the franchisees could obtain on their own. The source of the loan facility will be General Motors Acceptance Corporation Mortgage Group. In providing such credit support, Doubletree's maximum exposure on any one Candlewood franchise will be approximately $1.0 million, with the aggregate amount of exposure to Doubletree for all such credit support capped at between $20.0 and $30.0 million, assuming that the aggregate amount of loans made under the related loan facility is between $100.0 and

$150.0 million. Doubletree believes that the Candlewood joint venture provides it with an opportunity to generate incremental revenues and participate in a quickly expanding and high demand segment of the lodging industry. The Candlewood joint venture is in the initial stages of development, and there can be no assurance of its success. See "-- Investments and Commitments."

     Formation of Joint Venture Strategic Alliance With Patriot American Hospitality, Inc. In August 1996, Doubletree and Patriot announced the formation of a joint venture strategic alliance. Pursuant to the strategic alliance, Doubletree and Patriot will work together to identify hotels potentially suitable for acquisition by Patriot, which will then be operated as Doubletree brand hotels or luxury non-Doubletree brand hotels, in each case to be leased and managed by Doubletree. Patriot and Doubletree have committed to invest an aggregate of $200.0 million and $20.0 million, respectively, into the purchase of hotels as part of the strategic alliance. The joint venture strategic alliance provides Doubletree with another source of long-term hotel management and lease opportunities. The joint venture has successfully completed the acquisition of four Doubletree hotels. Despite these acquisitions, the joint venture strategic alliance is in its initial stages, and there can be no assurance of its success. There is no assurance that Doubletree's equity investment in any hotel that is purchased as part of the strategic alliance will be profitable and the leasing and ownership of hotels presents certain risks for Doubletree. See "Risk Factors -- Investment Losses; Risks Associated with Joint Ventures; Contingent Liabilities" and "Risk Factors -- Risks Associated with Owning and Leasing Real Estate."

     Introduction of Club Hotels by Doubletree. In January 1996, Doubletree introduced "Club Hotels by Doubletree," a new hotel brand specifically targeted at the frequent business traveler, which was developed by Doubletree in concert with Steelcase, Au Bon Pain and Kinko's. Each hotel will feature a multi-purpose Business Club ranging from 2,000 to 5,000 square feet in size. One portion of the Business Club will be dedicated to the Kinko's self-service business center and will contain business equipment, such as computer printers, fax machines, photocopiers and office and shipping supplies. Each Business Club will also feature private mini offices and small conference rooms designed by Steelcase, and will feature an Au Bon Pain bakery cafe, where guests may enjoy breakfast, lunch or dinner. Doubletree plans to grow its new brand through the acquisition of management contracts of underperforming hotels in target locations, a focused franchising program and the conversion of certain existing Doubletree Club Hotels. The first two conversions of hotels to Club Hotels by Doubletree, containing fully operational Business Clubs, recently opened in Jacksonville, Florida and San Antonio, Texas.

     Sale of TIAA Hotel Portfolio; Cash Distribution. In August 1996, Starwood, a company that owns and manages hotels, acquired four managed Doubletree brand hotels from their owner, Teachers Insurance Assurance Association of America. These hotels are: the Doubletree Hotel Los Angeles (Airport), Doubletree Hotel San Diego Horton Plaza, Doubletree Hotel Atlanta and Doubletree Hotel Bloomington (Mall of America). These hotels comprise a part of, and are not in addition to, the hotels acquired by Starwood discussed in "Risk Factors -- Risk of Contract Turnover." As part of the purchase and sale transaction, Starwood retained Doubletree as the manager of the hotels, subject to either party's right to terminate each management agreement, without cause, on 30 days' prior written notice. In the event that Doubletree's management or franchise of the hotels is terminated for any reason, Starwood is required to pay Doubletree a termination payment the amount of which will be sufficient to recover Doubletree's asset. Doubletree has received notice from Starwood that it intends to take over management of the hotels, effective October 1, 1996, and that it intends to franchise the hotels on a short-term basis. Starwood has indicated that three of such franchise agreements will likely be converted to other brands in early 1997. However, Doubletree currently anticipates that it would terminate two of the three franchise agreements as a result of the Merger.

     Doubletree, through its subsidiaries, had a minority general partnership interest in the general partnership that owned the Doubletree San Diego Horton Plaza. As a result of the sale of the hotel and the liquidation of the general partnership, Doubletree received a cash distribution of approximately $5.8 million.

THE LODGING INDUSTRY

  Overview

     Doubletree believes that the lodging industry is benefiting from an improved supply and demand balance, which has led to overall profitability of the lodging industry. According to Hospitality Directions, 1995 marked the lodging industry's third consecutive year of profitability. The report estimates that the lodging industry earned pretax profits of $7.6 billion in 1995, a 38% increase over the prior year. Room supply growth in the lodging industry, particularly in the principal segments in which Doubletree competes, has slowed dramatically in recent years as the industry has absorbed some of the oversupply of rooms that resulted from an average annual room supply growth of approximately 4% from 1987 to 1990. According to industry reports, this growth slowed to 1.3% in 1992, 1.4% in 1993, 1.5% in 1994 and 1.6% in 1995. Increases
in occupancy rates (measured by occupied rooms) increased 3.3% in 1992, 3.1% in 1993, 4.0% in 1994 and 2.9% in 1995. Average daily room rates increased 1.4%, 2.8%, 4.8% and 4.9%, respectively, during the same periods. Due to the cyclical nature of supply and demand in the lodging industry, there can be no assurance that such increases will continue. See "Risk Factors -- Risks Associated with the Lodging Industry."

  Industry Segments

     Industry segments within the lodging industry are principally based on levels of service, guest amenities, room size, room configuration and price. Doubletree's Doubletree brand hotels currently compete in three segments of the lodging industry: full-service hotels, all-suite hotels, and limited-service hotels. Full-service hotels typically include swimming pools, meeting and banquet facilities, gift shops, restaurants, cocktail lounges, room service, parking facilities and other services. All-suite hotels provide the guest with a two room suite, including a bedroom and a living room. This segment can also be further divided depending on the level of food and beverage services provided at the hotel. Limited-service hotels are moderately priced and typically do not include services such as extensive meeting and banquet facilities or extensive food and beverage facilities.

     Doubletree's non-Doubletree brand hotels compete in most segments, but primarily in the limited-service and extended stay segments of the lodging industry. Extended stay hotels are designed to combine the convenience of a hotel with many of the comforts of an apartment, and generally contain a furnished kitchen area and may include living areas separate from sleeping areas.

HOTEL OPERATIONS: DOUBLETREE BRAND HOTELS

  Doubletree Full-Service Hotels

     Doubletree's full-service hotels are targeted at business travelers, group meetings and leisure travelers. The total guest room revenue for the year ended December 31, 1995 for Doubletree's full-service hotels was derived approximately 40% from business travelers, 41% from group meetings and 19% from leisure travelers. Doubletree believes these percentages are consistent with other full-service hotel brands in the industry.

     At June 30, 1996, Doubletree's full-service hotel segment included 60 Doubletree hotels in 22 states, the District of Columbia and Mexico, with a total of 19,334 guest rooms. Of these hotels, 44 are operated by Doubletree under management contracts and 16 are operated by franchisees licensed to use the Doubletree brand name. Four of the managed hotels are also leased by Doubletree.

     Doubletree full-service hotels range in size from 120 to 720 rooms. Room rates generally range from $45 to $280 per night depending upon location, time of year and day of the week. Doubletree full-service hotels typically include a swimming pool, gift shop, meeting and banquet facilities, at least one restaurant and cocktail lounge, room service, parking facilities and other services. Three of Doubletree's full-service hotels are considered resort hotels, with additional recreational facilities, such as tennis courts, and two of these hotels have golf courses.

     The following table sets forth certain information regarding the Doubletree full-service hotels managed or franchised by Doubletree at June 30, 1996:

                                                                   NUMBER OF   NUMBER OF
                                                                    HOTELS       ROOMS
                                                                   ---------   ---------
        Managed Hotels...........................................      44        14,654
        Franchised Hotels........................................      16         4,680
                                                                      ---        ------
             Total...............................................      60        19,334
                                                                      ===        ======

  Doubletree Guest Suites All-Suite Hotels

     The Doubletree Guest Suites all-suite hotels comprise one of the largest all-suite hotel chains in the United States as measured by number of suites and system revenues. All-suite hotels are targeted at business travelers and families who have a need or desire for greater space than typically is provided at most traditional hotels. The total guest room revenue for the year ended December 31, 1995 for Doubletree's all-suite hotels was derived approximately 50% from business travelers, 27% from group meetings and 23% from leisure travelers.

     At June 30, 1996, Doubletree's all-suite hotels included 37 Doubletree Guest Suites hotels in 18 states and the District of Columbia, with a total of 8,033 guest rooms. Of these hotels, 26 are operated by Doubletree under management contracts and 11 are operated by franchisees licensed to use the Doubletree Guest Suites brand name. One of the managed hotels is also owned by Doubletree.

     Doubletree Guest Suites range in size from 55 to 460 guest suites. Suite rates generally range from $60 to $250 per night. Each guest suite has a separate living room and dining/work area, with a color television, refrigerator and wet bar.

     The following table sets forth certain information regarding the Doubletree Guest Suites all-suite hotels managed or franchised by Doubletree at June 30, 1996:

                                                                   NUMBER OF   NUMBER OF
                                                                    HOTELS       ROOMS
                                                                   ---------   ---------
        Managed Hotels...........................................      26        5,985
        Franchised Hotels........................................      11        2,048
                                                                      ---        -----
             Total...............................................      37        8,033
                                                                      ===        =====

  Limited-Service Doubletree Club Hotels

     Doubletree Club Hotels and Club Hotels by Doubletree, moderately-priced, limited-service hotels, are primarily targeted at individual business travelers. The total guest room revenue for the year ended December 31, 1995 for Doubletree's limited-service hotels was derived approximately 56% from business travelers, 25% from group meetings and 19% from leisure travelers.

     At June 30, 1996, the Doubletree Club Hotels included 13 hotels in nine states, with a total of 2,364 guest rooms. Of these hotels, three are operated by Doubletree under management contracts and 10 are operated by franchisees licensed to use the Doubletree Club Hotels name.

     Doubletree Club Hotels range in size from 158 to 215 rooms. Room rates generally range from $50 to $135 per night. Doubletree Club Hotels typically include a pool and a central lounge with open seating for serving meals and evening cocktails.

     The following table sets forth certain information regarding the Doubletree Club Hotels managed or franchised by Doubletree at June 30, 1996:

                                                                   NUMBER OF   NUMBER OF
                                                                    HOTELS       ROOMS
                                                                   ---------   ---------
        Managed Hotels...........................................       3           512
        Franchised Hotels........................................      10         1,852
                                                                      ---         -----
             Total...............................................      13         2,364
                                                                      ===         =====

     Doubletree plans to grow its new limited-service hotel brand, Club Hotels by Doubletree, through the acquisition of management contracts of unaffiliated underperforming hotels, a focused franchising program and the conversion of certain existing Doubletree Club Hotels. Since June 30, 1996, one Doubletree Club Hotel in Jacksonville, Florida, has been converted to a Club Hotel by Doubletree. See "-- Recent Developments -- Introduction of Club Hotels by Doubletree."

  Marketing and Sales

     To enhance Doubletree's brand recognition and national presence, Doubletree launched in February 1995 its multi-million dollar "Sweet Dreams" marketing campaign. The "Sweet Dreams" campaign is intended to increase awareness among business travelers of Doubletree's distinguishing characteristics and features the Doubletree cookie -- a symbol of Doubletree's commitment to provide warm and caring services to its guests. According to Nationwide Surveys, Inc., at December 31, 1995, brand awareness of the Doubletree brand name in the business travel segment was at 79%, an all-time Doubletree high.

     Doubletree advertises nationally on network and cable TV and in major newspapers and magazines. Doubletree has established marketing alliances with major airlines, car rental and credit card companies to share customer lists and build trade through joint promotions. Additionally, Doubletree is the official hotel sponsor of the NFL and an official corporate partner of the NCAA. All Doubletree brand hotels participate in national, regional and local advertising and promotion programs designed by central marketing services.

     Doubletree has a 24-hour central reservations office with an 800 number to provide a simple and cost-effective means for making reservations and promotes its branded hotels to reservation-makers, including all major airline reservation systems and over 32,000 travel agencies in the United States. Doubletree uses a centralized telemarketing group, is represented at major trade shows in the United States and abroad, and specifically targets Fortune 500 companies and large national associations. In 1995 Doubletree established a franchise sales organization and support infrastructure in order to capitalize on the growth opportunities in franchising.

  Management Contracts

     Under each of Doubletree's management contracts, Doubletree operates or supervises all aspects of the hotel's operations, including guest services, hiring and training of hotel staff (who generally are employees of Doubletree), sales and marketing, accounting functions, purchasing and budgeting. In exchange for these services, Doubletree receives a base fee, typically tied to the hotel's revenues. In addition, Doubletree may receive revenues from incentives provided in Doubletree's management contracts based on achieving specified operating performance goals or may earn income through Investments in the underlying hotel properties. Doubletree's management contracts have average terms of approximately 14 years, and there is an average of approximately 11 years remaining under existing management contracts. Under the contracts, Doubletree also provides certain centralized corporate services for which it is reimbursed at cost, including reservations, sales and marketing, public relations, accounting, management information systems, internal audit and specialized training. The hotel owner may purchase hotel supplies from Doubletree, including brand-specific products, for cost plus a mark-up. Additionally, Doubletree has implemented several purchasing agreements that lower the cost of products to the hotel owner while concurrently providing Doubletree with a fee in return for negotiating and managing the program. Doubletree also provides design, construction and other technical services for a fee. The hotel owner generally is responsible for all costs, expenses and liabilities incurred in connection with operating the hotel, including the expenses, salaries and benefits of all hotel employees, and generally is required to provide a certain percentage of hotel revenues for capital replacement. In addition, Doubletree may be responsible for certain liabilities, such as workers compensation, environmental and general tort liability, associated with a hotel's operations. Doubletree carries general liability insurance to protect itself from most potential liability claims. See "-- Insurance."

     Upon assumption of the management of a hotel, Doubletree concentrates on improving the value of the hotel while minimizing the impact of the transition on employees, guests and the local marketplace. In addition, upon conversion of a hotel to Doubletree management, Doubletree often works with the hotel owner to renovate the hotel to improve its marketability and value and to meet the other financial objectives of the owner. To facilitate the conversion, Doubletree offers certain technical services for a fee, including recommending and selecting architects and interior designers, as well as controlling the budget process and supervising construction.

     Management of Doubletree hotels is coordinated from Doubletree's headquarters in Phoenix, with a regional operations office in Boston, regional sales offices in Chicago, Los Angeles and Philadelphia and an accounting office in Cincinnati.

  Franchise Operations

     Doubletree's franchised hotels are operated under the Doubletree, Doubletree Guest Suites and Doubletree Club Hotels brands and include hotels in the full-service, all-suite and limited-service segments of the hotel industry. At June 30, 1996, Doubletree franchised 37 hotels with a total of 8,580 guest rooms. Until 1995, Doubletree had franchised hotels primarily when a managed hotel was sold to an owner/manager who chose to manage the hotel, while maintaining the use of one of Doubletree's brand names. In 1995 Doubletree created a franchise sales organization to capitalize on additional franchising opportunities as the awareness of the Doubletree brand increased. Doubletree's centralized corporate services for franchised hotels include centralized reservations, sales and marketing, public relations and national media advertising. While franchising remains secondary to hotel management contract growth, Doubletree intends to take advantage of franchising opportunities on a selective basis and expects that the percentage of franchised hotels in its system will increase.

     Doubletree's franchise agreements have varying terms and typically require, among other things, franchisees to pay an initial application fee upon acceptance of the property, annual franchise fees based upon revenues and marketing/reservation fees for the costs associated with the use of Doubletree's centralized corporate services. Doubletree's franchise agreements have average terms of approximately 11 years, and there is an average of approximately nine years remaining under existing franchise agreements. Many of Doubletree's franchisees purchase hotel supplies from Doubletree, including brand-specific products.

     In addition to acting as a franchisor of the Doubletree hotel brands, Doubletree operates additional hotels as a franchisee under a variety of hotel brand names. See "-- Hotel Operations: Non-Doubletree Brand Hotels -- Franchise Agreements."

HOTEL OPERATIONS: NON-DOUBLETREE BRAND HOTELS

  Non-Doubletree Brand Hotels

     At June 30, 1996, Doubletree managed or leased 69 hotels under non-Doubletree brands with a total of 11,501 rooms in 27 states, including luxury, full-service, limited-service and extended stay hotels. See "-- The RFS Acquisition." These non-Doubletree brand hotels are operated under brand names such as Hampton Inn, Residence Inn by Marriott, Holiday Inn, Holiday Inn Express and Comfort Inn or as independent hotels.

  Marketing and Sales

     Doubletree's marketing and sales objective for its non-Doubletree brand hotels is to increase the revenues and profitability of those hotels through a direct sales program at each hotel. In addition to direct sales and marketing efforts at each franchised hotel, each such hotel takes advantage of the advertising and promotional strength of its particular franchise organization.

  Lease and Management Agreements

     At June 30, 1996, of Doubletree's 69 non-Doubletree brand hotels, 46 were leased and managed, 18 were managed only, four were leased only and one was owned through the Candlewood joint venture. All of the leased and managed hotels were leased and managed by Doubletree pursuant to lease agreements (the "Percentage Leases") with the Landlord under similar terms. See "Risk
Factors -- Dependence on Certain Hotel Owners."

     Each Percentage Lease has an initial term of not less than 15 years from the date of inception (with expiration dates ranging from 2008 to 2015), is subject to early termination upon the occurrence of certain contingencies and requires the monthly payment of base rent and the quarterly payment of percentage rent. During 1995, the base rent component of the Percentage Lease expense was approximately 47% of total Percentage Lease expense. Top percentage rents ranged from 50% to 76.5% of incremental room revenue. For the year ended December 31, 1995, room revenue for each of the RFS Hotels exceeded the amount required to trigger the top tier of percentage rent. Other than real estate taxes, casualty insurance, maintenance of underground utilities and structural elements, and furniture, fixtures and equipment and other capital improvements, which are obligations of the Landlord, the Percentage Leases require Doubletree to pay rent, personal property taxes, all costs and expenses and all utility and other charges incurred in the operation of the hotels. Under each of the Percentage Leases, Doubletree has agreed to indemnify the Landlord against certain liabilities including (i) any injury to persons or property at the hotels; (ii) any environmental liability resulting from conditions caused by Doubletree; (iii) liability resulting from the sale or consumption of alcoholic beverages at the hotel; and (iv) costs related to employees at the RFS Hotels. In connection with the RFS Acquisition, RFS Stockholders have agreed to indemnify Doubletree for undisclosed conditions existing prior to such acquisition. If the Landlord enters into an agreement to sell a hotel, it may terminate the Percentage Lease and either (i) pay Doubletree the fair market value of Doubletree's leasehold interest or (ii) offer to lease to Doubletree a substitute hotel on terms that would create an equivalent value. If the REIT terminates its status, for federal tax purposes, as a real estate investment trust, the Landlord may terminate the then Percentage Leases and the Right of First Refusal by providing notice to Doubletree and causing the REIT to redeem any REIT Preferred Shares then owned by Doubletree. If the termination occurs within 10 years after the closing date of the RFS Acquisition, the Landlord will pay to Doubletree a varying amount of liquidated damages plus the fair value of the then existing Percentage Leases. If the Landlord fails to cure a breach by it under a Percentage Lease, Doubletree may purchase the relevant hotel from the Landlord for a purchase price equal to the hotel's then fair market value. Events of default under the Percentage Leases, in addition to customary events of default, include (i) the occurrence of an event of default under any other lease between the Landlord and Doubletree or an affiliate of Doubletree (only with respect to those leases that were in place at the time of the closing of the RFS Acquisition), (ii) the failure of RFS Management to maintain a minimum net worth of $15.0 million or a ratio of total debt to consolidated net worth (as defined in the Percentage Leases) of 50% or less, exclusive of capitalized leases, and (iii) the termination by the franchisor, as a result of any action or failure to act by Doubletree, of the franchise agreement with respect to any RFS Hotel. See "-- The RFS Acquisition." If an event of default occurs and continues beyond any cure period, the Landlord may terminate the Percentage Leases as well as the Right of First Refusal.

     Management of the RFS Hotels is coordinated from Doubletree's office in Memphis, Tennessee. Doubletree uses a centralized accounting and data processing system for its leased hotels which facilitates financial statement and budget preparation, payroll management, internal auditing and other support functions for the on-site hotel management team. Doubletree also provides centralized control over purchasing and project management.

  Franchise Agreements

     Of the 69 non-Doubletree brand hotels, 62 are licensed to operate under franchise agreements, including 15 hotels licensed as Hampton Inn hotels, 12 hotels licensed as Residence Inn by Marriott hotels, six hotels licensed as Comfort Inn hotels, nine hotels licensed as Holiday Inn Express hotels, 11 hotels licensed as Holiday Inn hotels and nine hotels licensed under other brands. Holiday Inn and Holiday Inn Express are registered trademarks of Holiday Inn, Inc. Comfort Inn is a registered trademark of Choice Hotels International, Inc. Residence Inn by Marriott is a registered trademark of Marriott Corporation. Hampton Inn is a registered trademark of Promus Hotel Corporation. Doubletree as lessee holds the franchise license for each hotel it operates and is responsible for paying the franchise fees.

     Generally, each franchise agreement gives Doubletree the right to operate the particular hotel under a franchise for an initial term of between 10 and 20 years. The franchise agreements provide for termination at the franchisor's option upon the occurrence of certain events. Doubletree is entitled to terminate the franchise license by giving at least 12 months notice and paying a specified amount of liquidated damages. Doubletree has no present intention to terminate any of such franchises. The franchise agreements under which Doubletree is a franchisee generally impose similar obligations on Doubletree as those Doubletree imposes on its franchisees.

INVESTMENTS AND COMMITMENTS

     Doubletree makes selective Investments in hotels and hotel ventures in connection with acquiring or maintaining management or the lease of hotels and to enhance the value or position of Doubletree in the lodging industry. It also makes certain financial commitments for the same purposes. These Investments and commitments may be material to Doubletree's financial position and results of operations, and often are characterized, as compared to Doubletree's ordinary course operations, by enhanced risk and by lack or attenuation of Company control.

     Doubletree makes Investments in hotels in order to acquire or maintain management of the hotels in a variety of circumstances. Doubletree may make or guarantee loans to hotel owners for renovations, acquisitions, conversions, or working capital, among other things. Such loans or loan guarantees are typically nonrecourse other than to the hotel property and if secured, are subordinate. Doubletree may also make Investments in hotels in a variety of forms, including through partnerships, corporations and limited liability companies, which typically are minority and illiquid positions. Doubletree believes that such Investments better align its interests with those of the hotel owners and provide a competitive advantage in acquiring and maintaining management of hotels over management companies which do not make investments.

     At June 30, 1996, Doubletree had general and/or limited partnership interests in 17 limited partnerships, 11 of which own hotels while the others own retail or industrial properties, which interests ranged from less than 1% to 49.9% of the respective partnerships and had an aggregate book value of $10.8 million. At such date, Doubletree also had loans outstanding to certain hotel owners with an aggregate book value of $31.4 million, and had guaranteed certain mortgages, leases and construction bonds for hotel owners up to $6.5 million ($2.9 million of which were collateralized by letters of credit). In addition, at June 30, 1996 Doubletree had committed to lend up to $9.0 million: $7.0 million to the owner of the Doubletree Hotel in Somerset, New Jersey, of which $0.7 million is for renovations and $6.3 million of which is to provide bridge financing, if needed; the remaining loan commitments are to two other hotels, primarily for renovations. See Notes 7 and 16 of Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Results of Operations and Financial Condition of Doubletree -- Liquidity and Capital Resources."

     In connection with obtaining hotel management contracts or leases Doubletree may also make guarantees of hotel performance to an owner, which guarantees normally are limited in time or amount, and may make payments directly to the hotel owner, normally in consideration of special financial or other accommodations to Doubletree in management contract terms and conditions, which payments are capitalized and amortized. In some circumstances, Doubletree will acquire a hotel in order to manage it (Doubletree presently owns one hotel), or agree to hotel lease terms which result in Doubletree assuming greater operating risks than are associated with management contracts alone. See "Risk Factors -- Risks Associated with Owning and Leasing Real Estate."

     Doubletree's Investments in and commitments regarding hotels for the purpose of acquiring or maintaining management or lease of a hotel normally do not extend beyond the period of its management or lease of the hotels. Such Investments and commitments increase the potential risks, and in some cases the potential rewards, of such relationships.


     Doubletree may also make Investments in institutional hotel owners rather than in particular hotels, with varying levels of assurance that such Investments will lead to management arrangements. At June 30, 1996, Doubletree had invested $18.5 million in the REIT Preferred Shares, and had the Right of First Refusal with respect to certain future hotel leases from the Landlord. Additionally, Doubletree had investments in the REIT's common stock and partnership units of the Landlord with a net book value of $1.4 million. At such date, Doubletree had Investments with an aggregate book value of $1.8 million, and commitments to invest, subject to certain conditions, an additional $3.1 million, in Thayer Hotel Investors II ("Thayer"), a limited partnership which invests in hotel properties and for which Doubletree manages certain hotels. The terms of Doubletree's investment in Thayer do not assure that Doubletree will be offered the opportunity to manage hotels acquired by Thayer, but Doubletree anticipates that at least 50% of the properties acquired by Thayer will either be managed or franchised by Doubletree.

     Doubletree may also make Investments in other lodging industry companies for strategic reasons and to enhance Doubletree's value. At June 30, 1996, Doubletree had invested $7.4 million in Candlewood, and had committed to invest up to an additional $7.6 million over the next 6 months thereafter. In addition, in August 1996 Doubletree committed to provide credit support for a loan facility that will be utilized by Candlewood to arrange to provide construction and permanent financing to Candlewood franchisees on terms that, in most cases, are much more attractive than those which the franchisees could obtain on their own. Also in August 1996, Doubletree formed a joint venture strategic alliance with Patriot, pursuant to which Doubletree and Patriot will seek to identify hotels potentially suitable for acquisition and to be operated as Doubletree brand hotels or luxury non-Doubletree brand hotels, in each case to be leased and managed by Doubletree. Doubletree has agreed to invest approximately 10% of the equity in each hotel that is purchased as part of the joint venture strategic alliance up to an aggregate of $20.0 million. See "-- Recent Developments" and "Management's Discussion and Analysis of Results of Operations and Financial Condition of Doubletree -- Liquidity and Capital Resources" and "Risk Factors -- Investment Losses; Risks Associated with Joint Ventures; Contingent Liabilities."

HOTEL PROPERTIES

     The following table presents as of June 30, 1996 certain comparative information with respect to Doubletree brand hotels and non-Doubletree brand hotels:

                                                                                      TOTAL         NON-
                                                                                    DOUBLETREE   DOUBLETREE
                                         DOUBLETREE     DOUBLETREE    DOUBLETREE      BRAND        BRAND
                                        FULL-SERVICE   GUEST SUITES   CLUB HOTELS     HOTELS       HOTELS      TOTAL
                                        ------------   ------------   -----------   ----------   ----------   -------
Number of Hotels(1)...................         60             37             13          110           69        179
Total Number of Rooms(1)..............     19,334          8,033          2,364       29,731       11,501     41,232
Average Number of Rooms Per
  Hotel(1)............................        322            217            182          270          167        230
Percentage of all Doubletree Rooms....       46.9%          19.5%           5.7%        72.1%        27.9%     100.0 %
Occupancy Percentage(2)(3)
  Year 1994...........................       70.2%          73.7%          65.9%        71.2%        69.9%      71.0 %
  Year 1995...........................       70.8           74.6           66.2         71.9         71.4       71.8
  Six Months Ended June 1995..........       71.5           73.4           71.1         72.1         74.6       72.8
  Six Months Ended June 1996..........       73.0           75.9           71.0         73.9         76.1       74.5
Average Daily Rate(2)(3)
  Year 1994...........................     $80.44         $94.43        $ 63.10       $84.59       $70.18     $82.21
  Year 1995...........................      84.87          98.84          66.42        88.99        73.56      86.41
  Six Months Ended June 1995..........      81.43         104.90          66.58        88.55        67.83      82.22
  Six Months Ended June 1996..........      88.06         110.84          71.46        94.99        71.86      87.93
REVPAR(2)
  Year 1994...........................     $56.48         $69.57        $ 41.59       $60.22       $49.02     $58.38
  Year 1995...........................      60.08          73.74          43.99        63.96        52.51      62.03
  Six Months Ended June 1995..........      58.22          77.00          47.34        63.84        50.60      59.86
  Six Months Ended June 1996..........      64.28          84.13          50.74        70.20        54.69      65.51

---------------
(1) Includes all managed and franchised properties as of June 30, 1996.

(2) For the years ended 1994 and 1995, includes only information for hotels continuously managed by Doubletree (including RFS Management, but excluding Red Lion) since January 1, 1994. For the six months ended June 30, 1995 and 1996, includes only information for hotels managed by Doubletree (including RFS Management, but excluding Red Lion) since January 1, 1995. Doubletree branded hotels include only those hotels managed by Doubletree under the Doubletree brand. Total Doubletree includes all hotels (other than Red Lion hotels) managed by Doubletree.

(3) Based upon rooms occupied, excluding complimentary rooms.

     The following table sets forth, at June 30, 1996, certain information with respect to Doubletree hotels:

                                                                         MANAGED(M),
                                                                         LEASED(L) OR       NUMBER OF
                HOTEL LOCATION                         STATE           FRANCHISED(F)(1)       ROOMS
-----------------------------------------------  ------------------    ----------------     ---------
DOUBLETREE FULL-SERVICE HOTELS:
  Paradise Valley..............................  Arizona                   M                   387
  Phoenix......................................  Arizona                   F                   242
  Tucson.......................................  Arizona                   M                   295
  Little Rock..................................  Arkansas                  F                   290
  Anaheim (Orange).............................  California                M                   454
  Carmel Highland..............................  California                M                   172
  Del Mar......................................  California                L                   220
  Los Angeles (Airport)........................  California                M                   720
  Monterey.....................................  California                F                   374
  Palm Springs.................................  California                F                   289
  Pasadena.....................................  California                M                   350
  San Diego (Horton Plaza).....................  California                M                   450
  San Francisco................................  California                M                   291
  San Pedro....................................  California                M                   226
  Santa Rosa...................................  California                F                   247
  Ventura......................................  California                M                   284
  Westwood.....................................  California                F                   300
  Colorado Springs.............................  Colorado                  M                   290
  Denver.......................................  Colorado                  F                   224
  Westminster/Boulder..........................  Colorado                  L                   180
  Washington (Park Terrace)....................  Dist. of Columbia         M                   219
  Clearwater Beach.............................  Florida                   F                   427
  Ft. Lauderdale (Oceanfront)..................  Florida                   M                   230
  Miami (Coconut Grove)........................  Florida                   L                   192
  Miami (Grand)................................  Florida                   M                   152
  Tampa (Airport)..............................  Florida                   M                   500
  Atlanta......................................  Georgia                   M                   370
  Kansas City (Overland Park)..................  Kansas                    M                   357
  Metairie (New Orleans Lakeside)..............  Louisiana                 M                   210
  New Orleans..................................  Louisiana                 M                   363
  Baltimore....................................  Maryland                  M                   125
  Rockville....................................  Maryland                  M                   315
  Ixtapa.......................................  Mexico                    F                   120
  Mazatlan.....................................  Mexico                    F                   280
  Detroit (Downtown)...........................  Michigan                  M                   250
  Bloomington (Mall of America)................  Minnesota                 M                   321
  Kansas City (Airport)........................  Missouri                  F                   348
  St. Louis (Conference Center)................  Missouri                  M                   223
  Somerset.....................................  New Jersey                M                   360
  Albuquerque..................................  New Mexico                F                   294
  Santa Fe.....................................  New Mexico                F                   210
  Tulsa (Downtown).............................  Oklahoma                  M                   417
  Tulsa (Warren Place).........................  Oklahoma                  M                   371
  Philadelphia.................................  Pennsylvania              M                   425
  Pittsburgh...................................  Pennsylvania              M                   616
  Newport......................................  Rhode Island              M                   253
  Nashville....................................  Tennessee                 M                   337
  Austin.......................................  Texas                     M                   350
  Dallas (Campbell Center).....................  Texas                     M                   302
  Dallas (Lincoln Centre)......................  Texas                     M                   500
  Dallas (Park West)...........................  Texas                     F                   339
  Houston (Post Oak)...........................  Texas                     M                   449

                                                                         MANAGED(M),
                                                                         LEASED(L) OR       NUMBER OF
                HOTEL LOCATION                         STATE           FRANCHISED(F)(1)       ROOMS
-----------------------------------------------  ------------------    ----------------     ---------
  Houston (Allen Center).......................  Texas                     M                   341
  Houston (Intercontinental Airport)...........  Texas                     F                   315
  Salt Lake City...............................  Utah                      F                   381
  Arlington (National Airport).................  Virginia                  M                   632
  Roanoke......................................  Virginia                  M                   332
  Tysons Corner (Falls Church).................  Virginia                  L                   404
  Seattle (Inn)................................  Washington                M                   198
  Seattle (Plaza)..............................  Washington                M                   221
DOUBLETREE GUEST SUITES:
  Tucson.......................................  Arizona                   M                   304
  Santa Monica.................................  California                M                   253
  Washington (New Hampshire Ave)...............  Dist. of Columbia         M                   101
  Washington (Pennsylvania Ave)................  Dist. of Columbia         F                   123
  Boca Raton...................................  Florida                   M                   182
  Ft Lauderdale (Cypress Creek)................  Florida                   F                   254
  Ft Lauderdale (Galleria).....................  Florida                   M                   229
  Orlando (Airport)............................  Florida                   F                   150
  Orlando (Disney).............................  Florida                   M                   229
  Orlando (Maingate/Melia).....................  Florida                   M                   150
  Tampa Bay (Rocky Point)......................  Florida                   M                   203
  Tampa (Busch Gardens)........................  Florida                   M                   129
  Tampa (Westshore)............................  Florida                   F                   260
  Vero Beach...................................  Florida                   F                    55
  Atlanta......................................  Georgia                   M                   224
  Chicago......................................  Illinois                  M                   345
  Glenview.....................................  Illinois                  F                   240
  Indianapolis.................................  Indiana                   M                   137
  Lexington....................................  Kentucky                  F                   166
  Baltimore (BWI Airport)......................  Maryland                  M                   251
  Boston (Cambridge)...........................  Massachusetts             M                   310
  Boston (Waltham).............................  Massachusetts             M                   275
  Southfield...................................  Michigan                  M    (2)            239
  Troy.........................................  Michigan                  M                   251
  Mount Laurel.................................  New Jersey                F                   129
  New York (Times Square)......................  New York                  M                   460
  Raleigh (Durham).............................  North Carolina            M                   203
  Cincinnati...................................  Ohio                      M                   151
  Columbus.....................................  Ohio                      M                   194
  Dayton.......................................  Ohio                      F                   138
  Philadelphia (Airport).......................  Pennsylvania              M                   251
  Plymouth Meeting.............................  Pennsylvania              M                   252
  Nashville....................................  Tennessee                 M                   138
  Austin.......................................  Texas                     M                   189
  Houston......................................  Texas                     M                   335
  Irving (DFW Airport).........................  Texas                     F                   308
  Alexandria...................................  Virginia                  F                   225
DOUBLETREE CLUB HOTELS:
  El Segundo...................................  California                F                   215
  Ontario......................................  California                F                   171
  Rancho Bernardo..............................  California                F                   209
  Santa Ana (Orange County Airport)............  California                F                   170
  Lakewood.....................................  Colorado                  F                   170
  Jacksonville.................................  Florida                   M                   167
  Boise........................................  Idaho                     M                   158
  St. Louis (Riverport)........................  Missouri                  F                   181

                                                                         MANAGED(M),
                                                                         LEASED(L) OR       NUMBER OF
                HOTEL LOCATION                         STATE           FRANCHISED(F)(1)       ROOMS
-----------------------------------------------  ------------------    ----------------     ---------
  Charlotte....................................  North Carolina            M                   187
  Harrisburg...................................  Pennsylvania              F                   176
  Philadelphia (Northeast).....................  Pennsylvania              F                   188
  McAllen......................................  Texas                     F                   164
  Norfolk......................................  Virginia                  F                   208
NON-DOUBLETREE BRAND HOTELS:
CANDLEWOOD
  Wichita......................................  Kansas                    M    (3)            107
COMFORT INN
  Conyers......................................  Georgia                   L                    83
  Marietta.....................................  Georgia                   L                   185
  Farmington Hills.............................  Michigan                  L                   135
  Grand Rapids.................................  Michigan                  L                   109
  Clemson......................................  South Carolina            L                   122
  Ft. Mill.....................................  South Carolina            L                   153
ECONOLODGE
  Orlando (Hawaiian)...........................  Florida                   M                   445
DAYS INN
  Philadelphia (Airport).......................  Pennsylvania              M                   177
HAMPTON INN
  Denver.......................................  Colorado                  L                   138
  Lakewood.....................................  Colorado                  L                   150
  Ft. Lauderdale...............................  Florida                   L                   122
  Indianapolis.................................  Indiana                   L                   131
  Lansing......................................  Michigan                  L                   109
  Warren.......................................  Michigan                  L                   124
  Bloomington..................................  Minnesota                 L                   135
  Minnetonka...................................  Minnesota                 L                   127
  Hattiesburg..................................  Mississippi               L                   155
  Lincoln......................................  Nebraska                  L                   111
  Omaha........................................  Nebraska                  L                   129
  Oklahoma City................................  Oklahoma                  L                   134
  Tulsa........................................  Oklahoma                  L                   148
  Memphis......................................  Tennessee                 L                   120
  Laredo.......................................  Texas                     L                   120
HAWTHORNE SUITES
  Atlanta......................................  Georgia                   L                   220
HOLIDAY INN
  Windsor Locks (Bradley Airport)..............  Connecticut               M                   200
  Orlando (Maingate West)......................  Florida                   M                   287
  Crystal Lake.................................  Illinois                  L                   196
  Louisville...................................  Kentucky                  L                   169
  Lafayette....................................  Louisiana                 L                   242
  Flint........................................  Michigan                  L                   171
  Clayton......................................  Missouri                  L                   253
  Burlington...................................  North Carolina            M                   132
  Anderson.....................................  South Carolina            M                   130
  Columbia.....................................  South Carolina            L                   175
  San Antonio (Riverwalk)......................  Texas                     M                   325
HOLIDAY INN EXPRESS
  Orlando (International Drive)................  Florida                   M                   217
  Arlington Heights............................  Illinois                  L                   125
  Downers Grove................................  Illinois                  L                   123
  Bloomington..................................  Minnesota                 L                   142
  Tupelo.......................................  Mississippi               L                   124

                                                                         MANAGED(M),
                                                                         LEASED(L) OR       NUMBER OF
                HOTEL LOCATION                         STATE           FRANCHISED(F)(1)       ROOMS
-----------------------------------------------  ------------------    ----------------     ---------
  Franklin.....................................  Tennessee                 L                   100
  Austin.......................................  Texas                     L                   125
  San Antonio..................................  Texas                     M                   211
  Wauwatosa....................................  Wisconsin                 L                   122
HOWARD JOHNSON
  Orlando (Fountain Park)......................  Florida                   M                   400
  Orlando (Universal Towers)...................  Florida                   M                   302
RAMADA INN
  Orlando (Maingate)...........................  Florida                   M                   391
  Harrisburg...................................  Pennsylvania              M                   254
RESIDENCE INN BY MARRIOTT
  Sacramento...................................  California                L                   176
  Torrance.....................................  California                L                   247
  Wilmington...................................  Delaware                  L    (4)            120
  Orlando......................................  Florida                   L                   176
  Atlanta......................................  Georgia                   L                   128
  Ann Arbor....................................  Michigan                  L                    72
  Kansas City..................................  Missouri                  L                    96
  Fishkill.....................................  New York                  L    (4)            136
  Charlotte....................................  North Carolina            L    (4)             80
  Providence (Warwick).........................  Rhode Island              L    (4)             96
  Ft. Worth....................................  Texas                     L                   120
  Tyler........................................  Texas                     L                   128
SHERATON
  Austin.......................................  Texas                     M                   249
INDEPENDENT HOTELS
  Atlanta (Grand Hotel)........................  Georgia                   M                   244
  Portland (Budget Inn)........................  Maine                     M                   112
  Boston (Harbor Hotel)........................  Massachusetts             M                   230
  Cambridge (Harvard Square Hotel).............  Massachusetts             L                    73
  Cambridge (Inn at Harvard)...................  Massachusetts             L                   113
  Tupelo (Executive Inn).......................  Mississippi               L                   115
  Chapel Hill (Carolina Inn)...................  North Carolina            M                   185

---------------
(1) All leased properties are also managed by Doubletree unless otherwise noted.

(2) Owned and managed by Doubletree.

(3) Owned and managed by the Candlewood joint venture.

(4) Managed by an unaffiliated third party hotel management company.

     The principal executive offices of Doubletree are located in Phoenix and are occupied pursuant to a lease that expires March 31, 1998. In addition to its executive offices, Doubletree leases office space in Memphis, Boston, Chicago, Cincinnati, Los Angeles and Philadelphia. Management believes that such properties are sufficient to meet its present needs and does not anticipate any difficulty in securing additional space, as needed, on terms acceptable to Doubletree. See Note 8 of Notes to Consolidated Financial Statements of Doubletree.

     Additionally, Doubletree leases 54 hotels which are located in 24 different states. Each lease expires between 1998 and 2015 and is subject to early termination upon the occurrence of certain contingencies. See Note 4 of Notes to Consolidated Financial Statements of Doubletree.

     In addition to the leased hotels, Doubletree acquired on December 22, 1994, a 239-room all-suite hotel, subject to a 70 year ground lease, in Southfield, Michigan for approximately $11.0 million. Doubletree also opened the first Candlewood hotel on May 9, 1996, a 107-room extended stay hotel in Wichita, Kansas, the first of the Candlewood joint venture.

THE RFS ACQUISITION

     On February 27, 1996 Doubletree acquired all of the outstanding stock of RFS Management in exchange for 2,727,811 shares (the "RFS Acquisition Shares") of Doubletree Common Stock. At June 30, 1996, RFS Management leased 48 hotels (44 of which it also managed) from the Landlord and managed an additional eight hotels for third party owners. The sole general partner and approximately 98.7% owner of the Landlord is the REIT. The 56 hotels, principally operating in the limited-service and extended stay segments of the market, comprise approximately 9,000 rooms and are operated under such franchise brands as Holiday Inn, Holiday Inn Express, Residence Inn by Marriott, Comfort Inn and Hampton Inn.

     In connection with the RFS Acquisition, Doubletree and the REIT entered into agreements, pursuant to which Doubletree purchased the REIT Preferred Shares. There is no current market for the REIT Preferred Shares. The REIT Preferred Shares pay an annual fixed dividend of $1.45 per share and are convertible into shares of the REIT's common stock on a one-for-one basis at the end of seven years. The REIT Preferred Shares are redeemable by the REIT after seven years. Doubletree has also been granted the Right of First Refusal with respect to the future lease and management of hotels to be acquired or developed by the Landlord or the REIT during the ten year period following the RFS Acquisition. Pursuant to these rights, RFS Management is entitled, for a minimum of seven years, to written notice from the Landlord specifying the terms and conditions upon which the Landlord would be willing to lease the hotel to Doubletree. In the event that Doubletree does not initially agree to such terms or declines to lease the hotel, Doubletree has the right to match the terms proposed to an alternative lessee by the Landlord. In the event that the REIT terminates its status, for federal tax purposes, as a real estate investment trust, the Landlord may elect to terminate the then existing Percentage Leases and the Right of First Refusal by providing notice to Doubletree and redeeming any REIT Preferred Shares then owned by Doubletree; provided, however, if the termination occurs within ten years after the RFS Closing Date, the Landlord pays to Doubletree an amount equal to $5.0 million minus $41,667 for each calendar month which has passed during such ten year period and the Landlord pays to Doubletree the fair market value of the then existing Percentage Leases, based upon the remaining length of their terms.

     Until the earlier of the expiration of ten years following the closing of the RFS Acquisition or the date of the redemption or conversion of the REIT Preferred Shares, without the prior written approval of the Landlord, Doubletree may not permit any merger or sale of RFS Management's stock or the transfer or conveyance of all or substantially all of RFS Management's assets, if, as a result thereof, RFS Management would cease to be controlled by Doubletree. The foregoing restriction does not restrict any change in control or ownership of Doubletree.

COMPETITION

     Doubletree's managed, leased and franchised hotels compete for guests against a wide range of lodging facilities offering full-service, limited-service, all-suite and extended stay lodging options to the public. Competitive factors in the lodging industry include room rates, quality of accommodations, name recognition, service levels and convenience of location. These factors may impact the operations of Candlewood.

     Doubletree competes for management contracts, leases, franchise contracts, acquisition opportunities and other expansion opportunities. See "Risk
Factors -- Competition for and Dependence on Management Contracts; Leases and Franchise Agreements; Competition for Guests" and "Risk Factors -- Risks Associated With Expansion."

GOVERNMENT REGULATION

     The hotel industry in general, including Doubletree, is subject to numerous federal, state and local government regulations. See "Risk Factors -- Government Regulations."

ENVIRONMENTAL MATTERS

     Doubletree is subject to various Federal, state and local environmental laws, ordinances and regulations relating to the environment and the handling of hazardous or toxic substances which may impose significant potential environmental liabilities. See "Risk Factors -- Environmental Regulations." The Landlord has indemnified RFS Management against undisclosed matters and certain environmental liabilities, other than liabilities caused by RFS Management's acts or grossly negligent failures to act, and the former stockholders of RFS (the "RFS Stockholders") have, subject to certain limitations and exceptions, indemnified Doubletree against any such acts or grossly negligent failure to act by RFS Management prior to the closing of the RFS Acquisition. Based on Doubletree's current assessment of expenses and actions which may be required, Doubletree does not believe its liability (if any) with respect to environmental matters, individually or in the aggregate, will be material to its financial condition, results of operations, or liquidity. However, because of uncertainties associated with environmental assessment, remediation and liability determination, no assurance can be given that Doubletree will not incur material environmental expense in the future.

INTELLECTUAL PROPERTY

     The trademarks "Doubletree Hotels," "Doubletree Guest Suites," "Doubletree Suites," "Doubletree Club Hotels," "Club Hotels by Doubletree," "Guest Quarters Suite Hotels," "Guest Quarters Suites by Doubletree" and related marks and logos are material to Doubletree's business. Doubletree, as well as its franchisees, actively use these marks. All of Doubletree's material marks are registered, or are on application for registration, with the United States Patent and Trademark Office. See "-- Legal Proceedings."

INSURANCE

     Doubletree currently has the types and amounts of insurance coverage, including comprehensive general liability insurance with a coverage limit of $2.0 million, and additional excess general liability insurance, that it believes is appropriate for a company in the hotel management business. While management believes that its insurance coverage is adequate, if Doubletree were held liable for amounts exceeding the limits of its insurance coverage or for claims outside of the scope of its insurance coverage, Doubletree's business, results of operations and financial condition could be materially and adversely affected.

EMPLOYEES

     At June 30, 1996, Doubletree had approximately 14,195 full-time employees and 3,715 part-time employees. Of these full-time employees, approximately 517 of these employees are employed at the corporate level and approximately 13,678 employees are employed at the hotel properties. The wages and salaries, health insurance and other employee benefits of persons employed at Doubletree's hotels are paid out of the operations of the hotel property. Corporate personnel are paid directly by Doubletree. Employees at three of Doubletree's managed hotels are members of labor unions. Doubletree has entered into formal negotiations regarding a collective bargaining agreement at two of such hotels and an interim recognition agreement was entered into at the third hotel. Doubletree's management believes its ongoing labor relations are good.

LEGAL PROCEEDINGS

     Doubletree is not party to any litigation, other than routine litigation incidental to the business of Doubletree. Doubletree believes that such litigation is not material to the business of Doubletree, either individually or in the aggregate.

                    SELECTED PRO FORMA FINANCIAL, HISTORICAL
                      FINANCIAL AND OTHER DATA OF RED LION
               (IN THOUSANDS, EXCEPT SHARE AND STATISTICAL DATA)

     The pro forma financial information provided below generally gives effect to the Red Lion Formation and the Red Lion Refinancing as if they had occurred on January 1, 1994 (see Note a below) and, in particular, combines the results of operations of Historical Red Lion for the portion of 1995 prior to the Red Lion Formation with Red Lion's results of operations for the portion of 1995 after the Red Lion Formation to show the results of the business for the entire year. The historical financial data in the table do not reflect the Red Lion Formation and the Red Lion Refinancing and, accordingly, the table presents data for Historical Red Lion that (i) includes amounts, including historical depreciation, attributable to the Red Lion Leased Hotels and other assets retained by the Partnership and (ii) does not include the base lease expense in respect of the Red Lion Leased Hotels which has been incurred by Red Lion subsequent to the Red Lion Formation. The information set forth below should be read in conjunction with the Consolidated Financial Statements and Notes of Red Lion, and "Management's Discussion and Analysis of Results of Operations and Financial Condition of Red Lion," as well as the Pro Forma Consolidated Statements of Income of Red Lion included elsewhere in this Proxy Statement/Prospectus. For a discussion of the historical corporate organization of Red Lion, see "Corporate Organization."

                                   HISTORICAL RED LION                                           RED LION
                   ----------------------------------------------------   -------------------------------------------------------
                                                                SEVEN       TEN           YEARS ENDED          SIX MONTHS ENDED
                                                                MONTHS     MONTHS        DECEMBER 31,              JUNE 30,
                           YEARS ENDED DECEMBER 31,             ENDED      ENDED     ---------------------   --------------------
                   -----------------------------------------   JULY 31,   DEC. 31,   PRO FORMA   PRO FORMA   PRO FORMA
                     1991       1992       1993       1994       1995     1995(B)     1994(A)     1995(A)      1995        1996
                   --------   --------   --------   --------   --------   --------   ---------   ---------   ---------   --------
OPERATING
  STATEMENT DATA:
Revenues.........  $412,574   $413,489   $440,017   $462,888   $282,206   $214,769   $462,888    $492,369    $240,825    $257,967
Gross operating
  profit(c)......   128,309    135,373    143,661    157,438     98,333     80,201    157,438     173,928      83,048      92,100
Depreciation and
  amortization...    36,612     34,630     31,144     31,313     17,053      8,715     19,813      19,327       9,884       9,167
Operating
  income(a)......    35,009     42,307     52,449     63,714     38,420     20,285     60,564      56,599      32,402      38,727
Interest expense,
  net............    45,418     32,055     30,065     32,737     20,316      8,107     19,363      18,062      10,041       7,779
Income (loss)
  before income
  taxes and
  cumulative
  effect of
  accounting
  change.........    (9,827)    12,793     21,573     30,983     20,129     11,498     41,536      40,078      23,891      31,393
Cumulative effect
  of accounting
  change(e)......        --         --    (29,878)        --         --         --         --          --          --          --
Income tax
  (benefit)
  expense(f).....        --         --         --         --         --     (4,107)    16,614       7,327       9,556      12,557
                   --------   --------   --------   --------   --------   --------   --------    --------    --------    --------
Net income
  (loss).........  $ (9,827)  $ 12,793   $ (8,305)  $ 30,983   $ 20,129   $ 15,605   $ 24,922    $ 32,751    $ 14,335    $ 18,836
                   ========   ========   ========   ========   ========   ========   ========    ========    ========    ========
Earnings per
  common share...                                                         $   1.00   $   0.80    $   1.05    $   0.46    $   0.60
OTHER DATA:
Gross operating
  margin(c)......     31.1%      32.7%      32.6%      34.0%      34.8%      37.3%      34.0%       35.3%       34.5%       35.7%
Occupancy
 percentage(g)...     70.4%      70.7%      70.9%      72.1%      73.2%      71.9%      72.1%       72.7%       72.2%       71.0%
Average daily
  room rate(h)...  $  66.39   $  66.11   $  67.88   $  70.52   $  75.14   $  75.13   $  70.52    $  75.14    $  74.88    $  79.75
EBITDA(i)........  $ 72,076   $ 77,483   $ 84,806   $ 97,759   $ 59,184   $ 31,285   $ 83,109    $ 81,922    $ 45,785    $ 50,592

                                   HISTORICAL RED LION                                           RED LION
                   ----------------------------------------------------   -------------------------------------------------------
                                                                                     PRO FORMA   PRO FORMA   PRO FORMA
                              AS OF DECEMBER 31,                AS OF      AS OF       AS OF       AS OF       AS OF      AS OF
                   -----------------------------------------   JULY 31,   DEC. 31,   DEC. 31,    DEC. 31,    JUNE 30,    JUNE 30,
                     1991       1992       1993       1994       1995     1995(B)     1994(A)     1995(A)      1995        1996
                   --------   --------   --------   --------   --------   --------   ---------   ---------   ---------   --------
BALANCE SHEET
  DATA:
Cash and cash
  equivalents and
  short-term debt
  securities.....  $  2,500   $  1,404   $  1,278   $ 68,695         --   $ 68,355         --          --          --    $ 36,509
Property and
  equipment,
  net............   596,900    563,385    519,632    514,807         --    336,269         --          --          --     375,567
Total assets.....   674,231    667,181    626,961    693,344         --    526,920         --          --          --     531,883
Long-term debt,
  including
  current
  portion........   529,803    504,753    468,843    497,302         --    223,367         --          --          --     213,328
Partners'/Stockholders'
  equity.........    99,687    112,480    104,175    135,158         --    230,279         --          --          --     249,115

---------------
(a) The pro forma financial information gives effect to the Red Lion Formation and the Red Lion Refinancing as if they had occurred on January 1, 1994, except that certain expenses resulting from the Red Lion Formation and the Red Lion Offering totaling $14,662 and the initial recording of estimated deferred income tax benefits of $9,736 resulting from the Red Lion Formation, all of which were included in Red Lion's actual financial results for the 10 months ended December 31, 1995, are included in the 1995 pro forma presentation. The expenses resulting from the Red Lion Formation and Red Lion Offering include $13,348 for obligations under an incentive unit plan and a supplemental income retirement agreement which were contingent upon the completion of the Red Lion Offering. The expenses resulting from the Red Lion Formation and Red Lion Offering also include the write-off of previously recorded financing costs, debt discount and prepayment penalties and expenses of $1,314 associated with the transfer of assets to Red Lion. Excluding the nonrecurring expenses resulting from the Red Lion Formation and Red Lion Offering, pro forma 1995 operating income would have been $71,261.

    Excluding the impact of the nonrecurring Red Lion Formation costs of $1,314, obligations under an incentive unit plan and a supplemental retirement agreement aggregating $13,348, and deferred income tax benefits of $9,736, pro forma net income would have been $32,847 or $1.05 per common share for 1995.

(b) Results of operations include five months of actual operations subsequent to the August 1, 1995 Red Lion Formation date as well as operations of one joint venture for the period from March 1, 1995 through July 31, 1995.

(c) "Gross operating profit" represents revenues less departmental direct and property indirect expenses. "Gross operating margin" represents gross operating profit as a percentage of revenues. Gross operating profit and gross operating margin are included herein because management uses them as a measure of hotel operating performance and because management believes these items are useful in making industry comparisons.

(d) Effective January 1, 1993, Historical Red Lion prospectively changed the estimated useful lives of its hotels to 40 years from lives averaging 32 years. The effect of this change decreased depreciation expense in 1993 by approximately $2,600. In addition, the 17 Red Lion Leased Hotels were retained by the Partnership in the Red Lion Formation. Accordingly, the pro forma data and Red Lion's results of operations for the ten months ended December 31, 1995 do not include depreciation on the Red Lion Leased Hotels.

(e) Effective January 1, 1993, Historical Red Lion changed its accounting method for measuring impairment of individual hotel properties from using undiscounted future cash flows to discounted future cash flows. As a result of this change, 1993 net income includes a reduction in the carrying value of one hotel of $29,878, which is reflected in the 1993 financial statements as the cumulative effect of an accounting change.

(f) Historical Red Lion made no provision for income taxes since taxes on income were the responsibility of the individual partners. Pro forma and Red Lion income taxes are calculated at an estimated tax rate of 40%. Income taxes for 1995 pro forma and Red Lion's ten-month period ended December 31, 1995 include a deferred income tax benefit of $9,736 resulting from the tax effect of the differences between the book and tax bases of the assets and liabilities transferred to Red Lion by Historical Red Lion.

(g) Calculated on a per available room per year basis.

(h) Based on rooms occupied.

(i) EBITDA represents earnings before interest expense, income taxes, income
    (loss) attributable to joint venturers' interest, depreciation and amortization and certain other non-cash charges. EBITDA is not intended to represent cash flow from operations as defined by GAAP, and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability to service debt. For the year ending December 31, 1995, EBITDA includes $14,662 of expenses resulting from the Red Lion Formation and the Red Lion Refinancing. Excluding these expenses, EBITDA would have been $96,584.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                 OPERATIONS AND FINANCIAL CONDITION OF RED LION

RESULTS OF OPERATIONS

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the financial statements and accompanying notes appearing elsewhere in this document. Red Lion believes the comparison of actual results for the six months ended June 30, 1996 to pro forma results for the six months ended June 30, 1995 and pro forma results for 1995 to pro forma results for 1994 provides a more meaningful presentation than a comparison to actual 1995 operations which represent the results of one hotel and a relatively short time period since Red Lion's operations commenced.

  Six Months Ended June 30, 1996 Compared to Pro Forma Six Months Ended June 30, 1995

     Revenues. Red Lion's operating revenues for the six months ended June 30, 1996 were $258.0 million, an increase of $17.2 million or 7% from pro forma operating revenues of $240.8 for the six months ended June 30, 1995. The change in operating revenues is primarily a result of increased room and other revenues.

     Room revenues increased 8% to $147.4 million for the six months ended June 30, 1996 as compared to pro forma room revenues of $135.9 million for the six months ended June 30, 1995. This increase was primarily due to a 7% rise in average daily room rates to $79.75. Actual occupancy of 71% during the six months ended June 30, 1996 declined 2% as compared to the pro forma occupancy rate for the six months ended June 30, 1995. Another component of the increase was the acquisition of two hotels since June 30, 1995 which contributed additional room revenues of approximately $6.5 million during the six months ended June 30, 1996.

     A summary of occupancy and room rates for the six months ended June 30 is as follows:

                                                                  1996       1995
                                                                 ------     ------
            Occupancy percentage...............................    71.0%      72.2%
            Average room rate..................................  $79.75     $74.88

     Other revenues increased 21% to $29.1 million for the six months ended June 30, 1996 as compared to pro forma other revenues of $24.1 million for the six months ended June 30, 1995 due primarily to increased telephone income, banquet rentals, ancillary banquet services and insurance proceeds relating to two hotels which were affected by the February 1996 flood in the Portland, Oregon area.

     Expenses. Departmental direct expenses (expenses related to a specific function, such as rooms or food and beverage) for the six months ended June 30, 1996 increased 4% over pro forma departmental direct expenses for the six months ended June 30, 1995. As a percentage of revenues and pro forma revenues, departmental direct expenses and pro forma departmental direct expenses decreased to 43% from 44% for the six months ended June 30, 1996 and 1995, respectively, primarily due to the increase in revenues.

     Property indirect expenses for the six months ended June 30, 1996 increased 7% over pro forma property indirect expenses for the six months ended June 30, 1995 and remained constant as a percentage of revenues. Indirect costs include expenses related to a hotel's general operation, such as utilities, repairs and maintenance, promotional expenses and administrative costs.

     Gross Operating Profit. Red Lion's gross operating profit for the six months ended June 30, 1996 was $92.1 million, an increase of $9.0 million or 11% from pro forma gross operating profit of $83.1 million for the six months ended June 30, 1995. The increase is primarily attributable to the higher revenues discussed above. Gross operating profit margin for the six months ended June 30, 1996 improved to 36% from pro forma gross operating profit margin of 35% for the six months ended June 30, 1995.

     Payments Due to Owners of Managed Hotels. Revenues and expenses include operating revenues and expenses of unconsolidated managed properties since the operating responsibilities associated with those hotels are substantially the same as those for owned hotels. Payments to owners of those hotels, net of Red

Lion's management fees, increased approximately $2.3 million for the six months ended June 30, 1996 as compared to the pro forma payments to owners of managed hotels for the six months ended June 30, 1995. The increase in payments due to owners of managed hotels is primarily attributable to improved operating performance at the managed hotels.

     Management fees in connection with the managed hotels increased to $6.1 million for the six months ended June 30, 1996 as compared to pro forma management fees of $5.4 million for the six months ended June 30, 1995.

     Operating Income. Red Lion's operating income for the six months ended June 30, 1996 was $38.7 million, an increase of $6.3 million or 19% from pro forma operating income of $32.4 million for the six months ended June 30, 1995. The increase is primarily attributable to the higher revenues discussed above.

     Interest Expense. Interest expense, net, decreased $2.2 million to $7.8 million for the six months ended June 30, 1996 as compared to pro forma interest expense of $10.0 million for the six months ended June 30, 1996. The decrease is primarily due to interest income earned during the six months ended June 30, 1996 of approximately $1.3 million and a lower average outstanding principal balance on Red Lion's debt.

     Income Tax Expense. Income tax expense increased $3.0 million to $12.6 million for the six months ended June 30, 1996 as compared to pro forma income tax expense of $9.6 million for the six months ended June 30, 1995. Red Lion's estimated effective tax rate is 40% for both quarters.

     Net Income. Red Lion's net income increased 31% to $18.8 million ($.60 per share) for the six months ended June 30, 1996 from pro forma net income of $14.3 million ($.46 per share) for the six months ended June 30, 1995. The increase in net income is primarily due to increased operating income and decreased interest expense.

  Pro Forma 1995 Compared to Pro Forma 1994

     Pro forma net income increased from $24.9 million, or $.80 per share, in 1994, to $32.8 million, or $1.05 per share in 1995, an increase of 31.4%. Net income for 1995 reflected pre-tax expenses resulting from the Red Lion Formation and Red Lion Offering totaling $14,662,000, the effects of which were substantially offset by a deferred income tax benefit of $9,736,000. The net negative effect of these factors on pro forma income for 1995 was $96,000, or less than $.01 per share.

     Revenues. Pro forma revenues rose from $462.9 million in 1994 to $492.4 million in 1995, an increase of $29.5 million, or 6.4%. The changes in specific revenue categories are discussed below.

     Pro forma room revenues increased 7.6% to $277.2 million in 1995, compared to $257.7 million in 1994. The increase in pro forma room revenues was due primarily to a 6.6% increase in average daily room rate, which rose to $75.14. Occupancy for 1995 increased from 72.1% to 72.7.%

     Pro forma food and beverage revenues for 1995 increased 3.8% from 1994. The increase in pro forma food and beverage revenues was primarily due to an increase in banquet revenues and the addition of an airport restaurant facility which opened in late 1994.

     Other pro forma revenues for 1995 rose 8.4% over 1994 due mainly to an increase in meeting room rentals and telephone sales.

     Expenses. Pro forma departmental direct expenses (expenses related to a specific function such as rooms or food and beverage) increased 4.2% in 1995. However, as a percentage of revenues, pro forma departmental direct expenses decreased from 44.5% to 43.6% primarily due to effective control of food costs.

     Pro forma property indirect expenses increased 4.4% in 1995 but decreased modestly as a percentage of revenues. Indirect costs include expenses related to a hotel's general operation, such as utilities, repairs and maintenance, promotional expenses and administrative costs.

     Pro forma gross operating profit (revenues less departmental direct and property indirect expenses) rose from $157.4 million in 1994 to $173.9 million in 1995, a 10.5% increase. Pro forma gross operating profit margins improved from 34.0% in 1994 to 35.3% in 1995, primarily due to the decrease in departmental direct expenses as a percentage of revenues.

     Pro forma other costs, which include corporate administrative and general expenses, property taxes, insurance, leases and other miscellaneous costs, increased 6.5% due primarily to increases in corporate administrative and general expenses and insurance, while depreciation and amortization fell 2.5% from 1994 to 1995.

     Red Lion's revenues and expenses include operating revenues and expenses of unconsolidated managed properties since the operating responsibilities associated with those hotels are substantially the same as those for owned hotels. Payments to owners of those hotels, net of Red Lion's management fees, increased 9.5% from 1994 to 1995, primarily due to improved operating performance of the managed properties.

     Management fees in connection with the managed hotels for 1995 increased 6.7% from $10.3 million to $10.9 million. The majority of the management fees are incentive fees related mainly to Red Lion Inns Limited Partnership (the "MLP") (see Note 7 to the Consolidated Financial Statements of Red Lion), which are determined, in part, on the basis of available cash flows. For 1995, incentive management fees increased $1.0 million.

     The pro forma results for 1995 include $14.7 million of nonrecurring costs associated with the Red Lion Formation and Red Lion Offering (see Note 9 to the Consolidated Financial Statements of Red Lion). Such costs include approximately $13.4 million expended in conjunction with an incentive unit plan and a supplemental income retirement agreement. As the obligations under the plan and the agreement were contingent upon completion of Red Lion's initial public offering, no liability or related expense had been recorded by Historical Red Lion. In addition, Red Lion recognized $1.3 million of expense in connection with refinancing the assumed debt and transferring Historical Red Lion's assets to Red Lion.

     Pro forma operating income decreased from $60.6 million in 1994 to $56.6 million in 1995 due primarily to the expenses resulting from the Red Lion Formation and Red Lion Offering. Excluding those expenses, pro forma operating income would have increased $10.7 million, or 17.7%, in 1995.

     Pro forma interest expense increased from $20.8 million in 1994 to $21.8 million in 1995, an increase of 4.8%, due primarily to interest rate increases on debt not refinanced. Interest income increased $2.3 million as a result of interest earned on short-term investments acquired with proceeds from the initial public offering.

     Pro forma income tax expense decreased from $16.6 million in 1994 to $7.3 million in 1995, a decrease of $9.3 million. The decrease resulted largely from $9.7 million of deferred tax benefits recognized as a result of a change in tax status at the Red Lion Formation date as Historical Red Lion was a partnership whose partners were responsible for its taxes. The decrease also reflects $4.9 million of tax benefits associated with the $14.7 million in expenses resulting from the Red Lion Formation and Red Lion Offering. Excluding the tax benefits resulting from the Red Lion Formation and Red Lion Offering and the resultant change in tax status, the effective tax rate for 1995 would have been 40.0%, the same effective rate as 1994.

  Red Lion for the Ten Months ended December 31, 1995

     The only operations of Red Lion prior to the Red Lion Formation related to a joint venture interest in one Red Lion hotel that was contributed to Red Lion by Historical Red Lion in March 1995. On a historical basis, which includes the actual operations of Red Lion following the August 1, 1995 Red Lion Formation, Red Lion had net income of $15.6 million for the ten months ended December 31, 1995. The period's net income included an income tax benefit of approximately $9.7 million, recorded in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and expenses, net of income tax benefits, of approximately $9.8 million resulting from the Red Lion Formation and Red Lion Offering.

  Historical Red Lion 1994 Compared to Historical Red Lion 1993

     The comparison of operating results of Historical Red Lion for the years ended December 31, 1994 and 1993 is based on the actual results of operations of Historical Red Lion as reflected in its statements of income. Such results do not include the effects of the Red Lion Formation and Red Lion Refinancing.

     Income before cumulative effect of accounting change increased from $21.6 million in 1993 to $31.0 million in 1994, an increase of $9.4 million, or 43.6%

     In 1993, Historical Red Lion changed its method of measuring impairment of individual hotel properties from using undiscounted future cash flows to discounted cash flows, resulting in a reduction of net income of $29.9 million, which is reflected as cumulative effect of an accounting change.

     Revenues. Revenues increased 5.2% from $440.0 million in 1993 to $462.9 million in 1994. Room revenues rose $15.5 million in 1994, an increase of 6.4%. The increase in room revenues was due to improvements in occupancy and average daily room rate at existing hotels and an increase in the number of available room nights. Average daily room rates rose from $67.94 in 1993 to $70.52 in 1994, a 3.8% increase. Occupancy improved from 70.9% in 1993 to 72.1% in 1994, while available room nights increased 0.8% from 5,027,000 to 5,068,000. Revenues from group business increased $5.4 million, or 6.8%, primarily due to a 4.9% increase in group room nights. Food and beverage revenues increased 1.9% from $156.2 million in 1993 to $159.2 million in 1994, a year in which Historical Red Lion completed a program to reformat its restaurants to respond to customer preferences for more casual dining and lighter fare. Other revenues grew from $41.6 million in 1993 to $46.0 million in 1994, an increase of 10.6%. This increase was due primarily to higher banquet-related revenues. The results for 1994 include the first full year of operations of a managed hotel that was added to the Red Lion system in May of 1993.

     Expenses. Departmental direct expenses increased from $201.2 million in 1993 to $205.8 million in 1994, an increase of 2.3%, but decreased as a percentage of revenues from 45.7% to 44.5%. This decrease as a percentage of revenues was due primarily to reduced labor costs resulting from higher labor productivity and to lower food costs resulting from more centralized purchasing.

     Property indirect expenses increased 4.8% from $95.1 million in 1993 to $99.7 million in 1994. As a percentage of revenues, property indirect expenses remained relatively constant.

     Gross operating profit rose from $143.7 million in 1993 to $157.4 million in 1994, an increase of 9.6%. Gross operating margin improved from 32.6% in 1993 to 34.0% in 1994.

     Other costs increased from $18.3 million in 1993 to $19.6 million in 1994, but remained relatively constant as a percentage of revenues. The increase in other costs was attributable largely to increases in property taxes, insurance costs and administrative expenses.

     Payments due to owners of managed hotels increased $1.1 million, or 2.7%, to $42.8 million in 1994. Management fees received in connection with the managed hotels increased from $6.1 million in 1993 to $10.3 million in 1994, an increase of 67.8%. These increases were primarily due to an increase of $3.3 million in incentive management fees due to improved operating performance of the managed hotels.

     Operating income climbed from $52.4 million in 1993 to $63.7 million in 1994, an improvement of 21.5%, and increased as a percentage of revenues from 11.9% to 13.8%. The increase in operating income resulted primarily from the improvement in gross operating profit, offset by increases in other costs, depreciation and amortization, and payments due to owners of managed hotels.

     Equity in earnings of unconsolidated joint ventures increased from $1.2 million in 1993 to $1.3 million in 1994.

     Interest expenses, net, increased 8.9% from $30.1 million in 1993 to $32.7 million in 1994. This increase reflects higher interest rates in 1994, partially offset by a reduction of $4.4 million in average outstanding debt balances, an increase in average combined cash and cash equivalents balances of $22.6 million and an increase of $9.3 million in average short-term debt securities balances. Average combined cash and cash equivalents balances and short-term average debt securities balances increased as a result of borrowings under Historical Red Lion's revolving credit line.

     Losses on sale of property reflects a sale of excess land in 1993, resulting in a $1.7 million loss.

     Income attributable to joint venturers' interests increased from $0.3 million in 1993 to $1.3 million in 1994. This item reflects earnings attributable to the joint venture partners in the five consolidated joint venture hotels.

LIQUIDITY AND CAPITAL RESOURCES

     Cash decreased to $36.5 million at June 30, 1996 from $68.4 million at December 31, 1995 primarily as a result of an acquisition, ongoing capital expenditures, repayment of term loan principal and seasonal working capital fluctuations. Red Lion's principal source of cash is hotel operations. Red Lion and Historical Red Lion historically have generated internal cash flow to meet operating needs, make capital expenditures and reduce outstanding debt.

     At June 30, 1996, commitments relating to capital improvement projects were approximately $9.6 million. As part of its capital expenditure program, Red Lion budgets for costs incurred in connection with environmental compliance at its properties. These costs historically have not been material, and Red Lion does not anticipate incurring material costs for environmental compliance in the future.

     In connection with the Red Lion Formation, Red Lion repaid the majority of the debt contributed to Red Lion by Historical Red Lion with the proceeds of the Red Lion Offering and a new $135.0 million seven year term loan. In addition, on August 1, 1995, Red Lion obtained a $130.0 million credit line facility of which $80.0 million is available for acquisitions and $50.0 million is available for working capital requirements. The credit line facility has a term of seven years. The term loan and credit line facility (collectively the "Red Lion Credit Facility") carry a variable interest rate based on LIBOR plus 2% (7.5% at June 30, 1996). Quarterly mandatory prepayments which increase over the term of the Red Lion Credit Facility are required. In addition, in March of each year a mandatory prepayment of the Red Lion Credit Facility is required in an amount equal to 50% of annual excess cash flow (as defined in the credit agreement) for the prior fiscal year. At August 9, 1996, there was no outstanding balance under the Red Lion Credit Facility except for the term loan. In connection with the Merger, it is expected that the Red Lion Credit Facility will be repaid with a portion of the proceeds of the Financing Plan. See "The Merger -- Financing of the Merger."

SEASONALITY

     The lodging industry is affected by normally recurring seasonal patterns. At most Red Lion hotels, demand is higher in the summer and early fall (May through October) than during the balance of the year. Demand also changes on different days of the week, with Sunday generally having the lowest occupancy.

INFLATION

     The effect of inflation, as measured by fluctuations in the Consumer Price Index, has not had a material impact on Red Lion's revenue or net income during the periods under review.

                              BUSINESS OF RED LION

GENERAL

     Red Lion is a leading full service hospitality company. At June 30, 1996, Red Lion operated 55 hotels containing 14,540 rooms in the western United States. In July 1996, Red Lion acquired a hotel in Houston, Texas containing 319 rooms. In September 1996, Red Lion purchased the Modesto, California hotel, which it managed prior to such acquisition. A typical Red Lion property is a full service hotel located in close proximity to a business or commercial center, airport, major highway or tourist destination. Red Lion hotels target the business traveler (both individual and group) and compete primarily in the upscale segment of the lodging industry with national chains. For the six months ended June 30, 1996, Red Lion's average room and occupancy rates were $79.75 and 71.0%, respectively.

     Red Lion's operating strengths have translated into strong financial performance. Red Lion has significantly outperformed the full service segment of the lodging industry in periods of industry weakness as well as periods of industry growth, as measured by gross operating margins. For the three years ended December 31, 1995, Red Lion's gross operating margins ranged from 32.6% to 35.3%, compared to the average for the full service segment during this time period of 27.4% to 31.8%. Management attributes these higher margins to an operating strategy that has resulted in high labor productivity, well trained employees and effective cost controls and to the efficiencies generated through its centralized support services.


     Red Lion has long-term operating control over each of its hotels. This operating control allows Red Lion to implement consistent standards and programs at the hotels. As of September 15, 1996, Red Lion owned or leased, under a long-term lease, 41 of its 56 hotels. Red Lion's remaining 15 hotels are operated pursuant to management contracts. Owned hotels consist of 100% owned properties (17 hotels) and properties in which Red Lion holds at least a 50% interest through joint venture agreements (seven hotels). In addition, Red Lion owns a 10% interest in the joint venture which owns Red Lion Hotel, Spokane City Center. See "-- Joint Ventures." Leased properties (17 hotels) are operated pursuant to a lease, which has a 15 year initial term and is renewable, at the option of Red Lion, for five additional five year periods on the same terms (the "Partnership Lease"). See "-- The Partnership Lease." Ten of the managed hotels are owned by the MLP, and operated by Red Lion pursuant to a management contract, expiring in 2062, including all renewals. The general partner of the MLP is a wholly-owned subsidiary of Red Lion. The other five management contracts (including the contract at the Spokane joint venture) have remaining terms ranging from one to 20 years and an average remaining term of 12 years, including all renewals. Under each management contract, Red Lion receives a base management fee ranging from 3 - 4% of gross revenues plus an incentive management fee based on the operating performance of the hotels. See
"-- Management Contracts."


HOTELS

     Red Lion's properties are high quality, primarily full service hotels. In addition to restaurants, lounges, banquet and meeting space, these hotels generally offer premium television channel and movie availability, complimentary airport shuttle service, swimming pools, room service and valet services. Other guest amenities may include health and fitness facilities, tennis courts, spas, gift shops, car rental desks, free parking, hair styling salons, valet parking, concierge services, business centers, honor bars, in-room two-line telephones and guest memberships at health clubs, tennis courts and golf courses. Eight Red Lion hotels containing fewer than 5% of Red Lion's total hotel rooms are limited service hotels, reflecting the smaller communities where these hotels are located.

     Red Lion's full service hotels have in excess of 688,000 aggregate square feet of meeting and convention space. These extensive meeting and convention facilities attract numerous national, regional and local associations and major corporate groups to Red Lion's hotels for business conventions, conferences, banquets, receptions, sales meetings, training sessions, seminars and private celebrations. Red Lion believes that the significant size of, and amenities provided at, its facilities attract repeat business from these associations and groups. Fourteen of the hotels have ballrooms that can accommodate groups of over 1,000 people.

     Red Lion's restaurants, lounges and banquet services are committed to providing high quality food and beverage services. Food and beverage revenues constituted 33.6%, 34.4% and 35.5% of Red Lion's revenues in 1995, 1994 and 1993, respectively. Management believes that a significant portion of its restaurant and lounge business comes from local communities and that this patronage increases repeat business potential in the local community. Red Lion renovated or reformatted substantially all of its restaurants during the last six years in response to customers' desires for a casual dining format and lighter fare.

     The following table sets forth certain information with respect to each of the hotels currently operated by Red Lion, all of which are managed by Red Lion.

                                                                       OWNED (O),
                                                                     MANAGED (M) OR     NUMBER OF
                   HOTEL LOCATION                        STATE         LEASED (L)         ROOMS
----------------------------------------------------  -----------    --------------     ---------
Scottsdale, LaPosada Resort.........................  Arizona           O    (1)             262
Bakersfield.........................................  California        O    (1)             262
Costa Mesa, Orange County Airport...................  California        O    (1)             484
Eureka..............................................  California        O    (2)             178
Glendale............................................  California        O    (1)             348
Los Angeles, Los Angeles Airport....................  California        M                    371
Modesto.............................................  California        O    (2)             258
Ontario.............................................  California        O    (1)             339
Redding.............................................  California        O    (2)             194
Rohnert Park, Sonoma County.........................  California        L    (3)             245
Sacramento..........................................  California        M    (4)             448
Sacramento, Sacramento Inn..........................  California        L    (3)             376
San Diego...........................................  California        L    (3)             300
San Jose............................................  California        O    (2)             505
Santa Barbara (Fess Parker's Red Lion Resort).......  California        O    (1)             360
Colorado Springs....................................  Colorado          M    (4)             299
Denver..............................................  Colorado          M                    573
Durango.............................................  Colorado          L    (3)             159
Boise, Boise Downtowner.............................  Idaho             L    (3)             182
Boise, Boise Riverside..............................  Idaho             M    (4)             304
Kalispell...........................................  Montana           O    (2)              64
Missoula............................................  Montana           L    (3)              76
Missoula Village....................................  Montana           O    (1)             172
Omaha...............................................  Nebraska          M    (4)             413
Astoria.............................................  Oregon            L    (3)             124
Bend, Bend North....................................  Oregon            L    (3)              75
Bend, Bend South....................................  Oregon            O    (2)              75
Coos Bay............................................  Oregon            L    (3)             143
Eugene..............................................  Oregon            L    (3)             138
Springfield.........................................  Oregon            M    (4)             234
Klamath Falls.......................................  Oregon            O    (2)             108
Medford.............................................  Oregon            L    (3)             186
Pendleton...........................................  Oregon            L    (3)             168
Portland, Coliseum..................................  Oregon            M                    212
Portland, Columbia River............................  Oregon            O    (2)             351
Portland, Downtown..................................  Oregon            M    (4)             235
Portland, Jantzen Beach.............................  Oregon            O    (2)             320
Portland/Lloyd Center...............................  Oregon            M    (4)             476

                                                                       OWNED (O),
                                                                     MANAGED (M) OR     NUMBER OF
                   HOTEL LOCATION                        STATE         LEASED (L)         ROOMS
----------------------------------------------------  -----------                        ------
Austin, Austin Airport..............................  Texas             M    (5)             300
Houston.............................................  Texas             O    (2)             319
San Antonio.........................................  Texas             O    (2)             290
Salt Lake City......................................  Utah              L    (3)             495
Aberdeen............................................  Washington        O    (2)              67
Bellevue............................................  Washington        O    (2)             353
Bellevue, Bellevue Center...........................  Washington        M    (4)             208
Kelso...............................................  Washington        L    (3)             163
Pasco...............................................  Washington        O    (2)             279
Port Angeles........................................  Washington        O    (2)             187
Richland, Richland/Hanford House....................  Washington        O    (2)             149
Seattle, Seattle Airport............................  Washington        L    (3)             850
Spokane Valley......................................  Washington        M    (4)             237
Spokane City Center.................................  Washington        M    (6)             369
Vancouver...........................................  Washington        L    (3)             160
Wenatchee...........................................  Washington        L    (3)             149
Yakima..............................................  Washington        O    (2)              58
Yakima, Yakima Valley...............................  Washington        M    (4)             209
                                                                                          ------
          Total.....................................                                      14,859
                                                                                          ======

---------------
(1) Owned and managed by Red Lion pursuant to a joint venture (Red Lion owns at least a 50% interest in each joint venture).

(2) Wholly-owned (100%) and managed by Red Lion.

(3) All leased properties are also managed by Red Lion.

(4) Owned by the MLP. A wholly-owned subsidiary of Red Lion is the sole general partner of the MLP.

(5) Owned by Red Lion subject to a non-recourse cash flow mortgage.

(6) Managed by Red Lion pursuant to a joint venture in which Red Lion owns a 10% interest.

CUSTOMERS AND MARKETING

  Customers, Marketing and Sales

     Red Lion's customer mix consists of business travelers, leisure travelers, groups and contract accounts. These customer segments accounted for an estimated 46%, 11%, 33% and 10%, respectively, of total room nights in 1995. Red Lion's marketing and sales program consists of a centrally coordinated national marketing team operating through sales offices in Sacramento, Los Angeles, San Francisco, Portland, Seattle, Chicago and Washington, D.C. and over 300 trained sales and catering managers located at individual properties. Property sales personnel participate in local and regional trade shows, design local promotional and advertising campaigns and use direct solicitation to increase room and catering sales to national and local groups and associations.

     The combined national and local sales force works to expand Red Lion's base of profitable group business. As a result of its efforts, the number of room nights attributable to groups has increased from 1.0 million in 1990 to approximately 1.2 million in 1995 ($93.4 million in revenues in 1995), or 33.2% of Red Lion's total room nights and 19.0% of total revenues during 1995. In addition, catering sales personnel assisted in generating $95.6 million in banquet-related revenues in 1995 (19.4% of total Red Lion revenues for that period).

  Central Reservations System

     In 1995, Red Lion's central reservations system accounted for approximately 32% of Red Lion's total business and leisure traveler room nights. The toll-free reservation system is available to customers throughout the United States and Canada. The reservation system provides Red Lion's reservation agents with information about hotel locations, available rooms and prices in order to assist customers in booking rooms. In 1995, Red Lion's reservation center processed over 990,000 calls, contributing approximately 722,000 reservations to the Red Lion system with approximately a 65% conversion ratio of calls to reservations.

     In 1993, Red Lion commenced development of a new central reservations system, known as "OSCAR," that will include, among other enhanced features, a direct interface with airlines, increases in marketing database capabilities and improved revenue management tools, including real time room inventory. Red Lion anticipates that OSCAR will be operational throughout the Red Lion system in early 1997 at a total cost of approximately $11 million.

     In addition, Red Lion participates in four major airline reservation systems, American Airlines' "SABRE," United Airlines' "APOLLO," Trans World Airlines/Delta's "WORLDSPAN" and Continental's "AMADEUS/SYSTEM ONE." These airline reservation systems have an aggregate of approximately 385,000 computer terminals on line at approximately 111,000 locations, allowing other travel agents to book Red Lion hotel reservations when guests are making other travel arrangements. Red Lion's system includes a direct communications interface with major airline systems that allows immediate confirmation numbers for reservations.

HOTEL MANAGEMENT AND CENTRALIZED SUPPORT SERVICES

  Hotel Management

     Each Red Lion hotel is managed by a general manager and supported by a regional and corporate management organization. The size of each management team and its hourly staff varies by hotel, based on the size and business volume of a particular hotel. Management carefully monitors staffing levels to ensure labor productivity.

     Red Lion's hotel general managers have an average of over 16 years of experience in the lodging industry, and over 90% of the managers have been promoted from an existing position with Red Lion. Red Lion's general managers report directly to a regional vice president. A regional sales director and a regional controller complete the regional support team. The regional management teams provide management support and direction to the general managers and their staff, coordinate communications between the properties and the centralized support organization and assist in establishing and administering corporate policies, procedures and standards.

  Corporate and Centralized Support Services

     Red Lion provides each Red Lion hotel with the benefits of its management services which are delivered by a network of experienced executives, corporate personnel and regional managers. Red Lion also provides technical assistance and training to each hotel's employees for administrative operations, room and guest services, reservations, maintenance and engineering, retail services, and human resources and benefits. Other services provided by Red Lion include treasury, internal audit, credit services, accounting, payroll, tax, legal and risk management. Red Lion has several auxiliary divisions including: (i) a centralized procurement division that allows Red Lion to maintain uniform quality and control costs; (ii) a centralized systems department that supports all property and corporate computer systems and applications, including a standardized proprietary property management system and Red Lion's central reservations system; and (iii) a construction and design department that administers Red Lion's capital expenditure programs, provides design and product expertise in selecting materials and equipment, and provides project administration on major renovation and new construction projects.

MANAGEMENT CONTRACTS

     Red Lion operates 15 hotels pursuant to management agreements under which it is responsible for the day-to-day operations of the hotels. Ten of the hotels are owned by the MLP and operated by Red Lion pursuant to a management agreement expiring in 2062, including all renewal options. A wholly owned subsidiary of Red Lion is the general partner of the MLP. Red Lion's compensation under the management agreement with the MLP is comprised of an annual base management fee equal to 3% of gross revenues of the hotels and an annual incentive management fee. The annual incentive management fee is a percentage of adjusted operating profit, subject to increase if certain operating profits targets are met. Red Lion has received incentive management fees in each year since 1989. Those fees totaled $4.4 million and $5.4 million in 1994 and 1995, respectively.

     The other five management contracts have remaining terms ranging from one to 20 years, and an average remaining term of 12 years, including renewal options. Red Lion's compensation under these agreements is comprised of a base management fee (ranging from 3 - 4% of gross revenues) and an incentive management fee (based on a percentage of cash flow or operating profit). The incentive fees under these management contracts totaled $317,000 and $309,000 in 1994 and 1995, respectively.

JOINT VENTURES

     Red Lion owns at least a 50% interest in seven joint ventures, each of which owns a Red Lion hotel. In September 1996, the Partnership exercised its right to sell to Red Lion for approximately $1.36 million certain minority interests in these joint ventures that the Partnership had retained in connection with the Red Lion Formation. In addition to the above, in December 1995 Red Lion acquired a 10% interest in the joint venture which owns the Red Lion Hotel, Spokane City Center.

     In addition to its ownership interest in the joint ventures, Red Lion is responsible for the day-to-day operations of the hotels owned by the joint ventures and receives management fees for operating the hotels. Under each joint venture agreement or separate management agreement with respect to the joint venture, Red Lion's compensation is comprised of either an annual base management fee (ranging from 3 - 4% of gross revenues), an annual incentive management fee (based on a percentage of cash flow or operating profit) or both. Red Lion has made significant advances to certain of the joint ventures. Repayment of these advances receives priority distribution from the cash flow of those joint ventures.

THE PARTNERSHIP LEASE

     On August 1, 1995, the Red Lion Leased Hotels were leased by the Partnership to Red Lion pursuant to the Partnership Lease. The initial term of the Partnership Lease is 15 years, subject to earlier termination by the Partnership upon the occurrence of one or more Events of Default (as defined in the Partnership Lease). In addition, Red Lion has the option to extend the Partnership Lease on a hotel-by-hotel basis for five additional five year periods on the same terms. The Partnership's ownership interest in the Red Lion Leased Hotels is subject to the Partnership Lease.

     Rental payments under the Partnership Lease consist of base rent (the "Base Rent"), payable quarterly, and additional rent (the "Additional Rent"), payable annually, based on growth in revenues at the Red Lion Leased Hotels. The Base Rent for all of the Red Lion Leased Hotels is $15 million per year. The Additional Rent for the Red Lion Leased Hotels will be equal to 7.5% of the amount, if any, by which the aggregate Operating Revenues (as defined in the Partnership Lease) for all of the Red Lion Leased Hotels under the Partnership Lease for the given year exceeds the aggregate Operating Revenues at all such Red Lion Leased Hotels for the twelve month period commencing October 1, 1995. This long-term arrangement allows Red Lion to retain all of the benefit from any increase in operating income from these properties during the term of the Partnership Lease, subject to the payment of Additional Rent.

     The Partnership has retained the right to sell one or more of the Red Lion Leased Hotels to third parties, subject to the terms of the Partnership Lease. Upon any sale of a Red Lion Leased Hotel by the Partnership, the Red Lion Leased Hotel would be leased under a stand alone lease which would be modified to provide, among other things, for a calculation of Additional Rent based on the Gross Revenues (as defined in the Partnership Lease) of that Red Lion Leased Hotel alone.

     The Partnership Lease is a triple net lease which requires Red Lion to maintain the Red Lion Leased Hotels in good condition and repair and in conformity with all applicable legal requirements and to make or cause to be made all items of maintenance, repair, replacement and alteration to the Red Lion Leased Hotels as necessary for such purposes. In addition, Red Lion is required to pay substantially all expenses associated with the operation of the Red Lion Leased Hotels, including all ground lease expense, real estate taxes, insurance, utilities and services. If in any year Red Lion fails to spend at least 3% of the aggregate annual Operating Revenues from all of the Red Lion Leased Hotels under the Partnership Lease on capital expenditures, including without limitation renovations, at one or more of the Red Lion Leased Hotels, it will be required to deposit any shortfall into a reserve account. Any fixtures, furniture or equipment installed and used in the Red Lion Leased Hotels that are replaced during the term of the Partnership Lease will become the property of Red Lion, subject to a security interest therein granted to the Partnership. At the end of the Partnership Lease, the Partnership will have the option to purchase any such fixtures, furniture or equipment from Red Lion at their then fair market value.

     The Partnership Lease provides that each of the following constitutes an Event of Default: (i) failure to pay any monetary obligation, including Base Rent and Additional Rent, subject to certain limited cure periods, (ii) failure by Red Lion after notice to comply with any material term, covenant or condition of the Partnership Lease, (iii) certain events of bankruptcy or insolvency with respect to Red Lion, (iv) the liquidation or dissolution of Red Lion or commencement of proceedings therefor, (v) failure by Red Lion, after notice or passage of time, to vacate or discharge any levy or attachment upon the estate or interest of Red Lion in any Red Lion Leased Hotel, (vi) voluntary cessation by Red Lion of operation of any Red Lion Leased Hotel for a certain period, except as a result of damage, destruction or a partial or complete condemnation,
(vii) default by Red Lion of its obligations under the Red Lion Credit Facility and (viii) an assignment or subletting by Red Lion without obtaining from the Partnership any required consent. In addition, the Partnership's lenders have, pursuant to the terms of its credit facility, certain rights to consent to any changes to the Partnership Lease, and certain rights to consent to assignments or sublettings by Red Lion to third parties of hotels that are subject to the Partnership Lease.

     Red Lion has indemnified the Partnership and its affiliates for any matter arising by reason of or in connection with the leasing, use, non-use, occupancy, management or operation of each of the Red Lion Leased Hotels prior to or during the term of the Partnership Lease, including violations of Environmental Laws, discharges, disposals or releases of Hazardous Materials, presence of Hazardous Materials, including any which are the result of off-site migration onto the Red Lion Leased Hotels, and certain exposures to Hazardous Materials (as such terms are defined in the Partnership Lease) which exist at or are released from any of the Red Lion Leased Hotels prior to or during the term of the Partnership Lease. Such indemnities will survive the termination of the Partnership Lease. Pursuant to the Partnership Services Agreement, Doubletree has agreed to guaranty Red Lion's indemnity obligations to the Partnership following the Effective Time. See "The Merger Agreement -- Partnership Services Agreement."

     While Red Lion believes the terms of the Partnership Lease are fair to both parties, such terms were not negotiated on an arms-length basis.

COMPETITION

     Red Lion competes in the upscale and mid-priced sectors of the hospitality market, depending on the communities in which its hotels are located. In each locality there are other limited and full service establishments that compete with Red Lion's hotels. Red Lion's food and beverage operations also compete with local free standing restaurants and lounges. There is no single competitor or small number of competitors of Red Lion that is or are dominant in Red Lion's markets. However, some of Red Lion's competitors have a larger network of locations and greater financial resources than Red Lion. Competition in the United States lodging industry is based generally on convenience of location, price, range of services and guest amenities offered and quality of customer service and overall product. Red Lion considers the location of its hotels and the services and guest amenities provided by it to be among the most important factors in its business. The present sites of Red Lion's hotels were chosen for their convenient access to airports, major traffic arteries, commercial centers and tourist destinations.

ENVIRONMENTAL MATTERS

     Most of Red Lion's properties have been subject to Phase I environmental assessments (which generally provide a physical inspection and database search but not soil or groundwater analyses). Most of Red Lion's properties have also been inspected to determine the presence of asbestos. While asbestos-containing materials are present in certain of Red Lion's properties, Red Lion believes that these materials have been adequately contained. Red Lion has developed and implemented an operations and maintenance program that establishes operating procedures with respect to asbestos-containing materials at such properties.

     Red Lion operates a service station located in Vancouver, Washington. In addition, some of the Red Lion properties are on, adjacent to or near properties that have contained in the past or currently contain underground storage tanks and/or above-ground storage tanks used to store petroleum products or other hazardous or toxic substances. Several of the Red Lion properties have been contaminated with petroleum products. Monitoring wells have been installed at some of these sites. In addition, certain of the Red Lion properties are on, adjacent to or near properties upon which others have engaged or may in the future engage in activities that may release petroleum products or other hazardous or toxic substances into the soil or groundwater. One of Red Lion's hotels is located on property that was used as a landfill. The state agency responsible for oversight of potentially contaminated properties has determined the leachate from the landfill has contaminated groundwater, and the state agency has placed the landfill on the list of sites where a release of hazardous substances has been confirmed. Although the state agency has not placed the landfill on the list of sites requiring investigation or remediation, there can be no assurance that Red Lion will not be required in the future to investigate or remediate any contamination resulting from the landfill. There can be no assurance that there are no environmental liabilities or claims of which Red Lion is unaware or that the current condition of the Red Lion properties, including the service station, has not been or will not be affected by the historical or current uses of such properties or the activities in the vicinity of the Red Lion properties.

     Pursuant to the Partnership Lease, Red Lion has indemnified the Partnership and its affiliates for any matter arising by reason of or in connection with the leasing, use, non-use, occupancy, management or operation of each of the Red Lion Leased Hotels prior to or during the term of the Partnership Lease, including violations of Environmental Laws, discharges, disposal or releases of Hazardous Materials, presence of Hazardous Materials, including any which are the result of off-site migration onto the Red Lion Leased Hotels, and certain exposures to Hazardous Materials (as such terms are defined in the Partnership Lease) which exist at or are released from any of the Red Lion Leased Hotels prior to or during the term of the Partnership Lease. Such indemnities will survive the termination of the Partnership Lease. See "-- The Partnership Lease." In addition, Red Lion has indemnified the Partnership and its affiliates from and against any and all liabilities, costs, losses and damages (including without limitation interest, penalties and costs of mitigation) incurred in connection with any environmental laws arising out of any event or condition relating to the assets, liabilities and businesses contributed to Red Lion. Pursuant to the Partnership Services Agreement, Doubletree has agreed to guaranty Red Lion's indemnity obligation to the Partnership following the Effective Time. See "The Merger Agreement -- Partnership Services Agreement."

EMPLOYEES

     As of June 30, 1996, Red Lion employed 11,600 persons, of whom approximately 90% were nonmanagement employees. Approximately 416 of these employees work at the corporate headquarters. Red Lion has a career development program managed by its Human Resources division through which Red Lion's approximately 1,225 property level management staff receive training to enhance opportunities for promotion within the Red Lion organization.

     Employees at two of Red Lion's hotels currently are represented by a labor union. Red Lion's management believes its ongoing labor relations are good.

TRADEMARKS AND SERVICE MARKS

     Red Lion, Red Lion Inn and Red Lion Hotel are each registered trademarks of Red Lion. Red Lion monitors use of similar names and takes appropriate action when possible infringements occur.

     In connection with the sale of Red Lion in 1985, Red Lion licensed the use of the Red Lion trademark and central reservations system to one of the founders of Red Lion for the operation of certain Red Lion hotels in Nevada. Under the terms of the current license agreement, Red Lion licenses its name and central reservation system for two hotels in Nevada and a hotel in Wyoming (which are not included in the 56 hotels Red Lion operates) for which Red Lion receives an annual license fee of $25,000 per hotel. The license agreement terminates with respect to the hotel in Wyoming at such time as Red Lion opens a hotel in the Jackson Hole area of Wyoming and otherwise expires with respect to all of these hotels, two years after the earlier of the death of the founder or transfer of the founder's interests in the hotels.

     Red Lion knows of approximately nine lodging and food service establishments located in the United States that use "Red Lion" in their names (some of which may have used the name before the Red Lion chain was established), but which have no existing or historical relationship with Red Lion.

LEGAL PROCEEDINGS

     Red Lion is involved in various lawsuits arising in the normal course of business. Red Lion believes that the ultimate outcome of these lawsuits will not have a material adverse effect on Red Lion.

GOVERNMENT REGULATION

     The hotel industry in general, including Red Lion, is subject to numerous federal, state and local government regulations. See "Risk Factors -- Government Regulations."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF DOUBLETREE

     The following table sets forth certain information regarding beneficial ownership of Doubletree Common Stock at August 15, 1996 and as adjusted to reflect the Merger and the Financing Plan by (i) each person who is known by Doubletree to own beneficially more than five percent of Doubletree's Common Stock, (ii) each of Doubletree's current directors and nominees, (iii) each of Doubletree's named executive officers and (iv) all current Doubletree executive officers and directors as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.


                                                            SHARES OF DOUBLETREE COMMON STOCK
                                                                  BENEFICIALLY OWNED(1)
                                                     -----------------------------------------------
                                                       BEFORE THE MERGER
                                                       AND THE FINANCING       AFTER THE MERGER AND
                                                             PLAN              THE FINANCING PLAN(2)
                                                     ---------------------     ---------------------
       NAME AND ADDRESS OF BENEFICIAL OWNER            NUMBER      PERCENT       NUMBER      PERCENT
---------------------------------------------------  ----------    -------     ----------    -------
GE Investment Management Incorporated(3)...........   6,060,981      26.2%      6,060,981      15.5%
Trustees of General Electric Pension Trust(4)......     137,134         *       3,289,987       8.3%
                                                     ----------    -------     ----------    -------
  Total GEI Entities...............................   6,198,115      26.8%      9,350,968      23.8%
  3003 Summer Street
  P.O. Box 7900
  Stamford, Connecticut 06905
Red Lion, a California Limited Partnership(5)......          --        --       5,011,820      12.9%
  4001 Main Street
  Vancouver, Washington 98663
Putnam Investments, Inc.(6)........................   2,446,674      10.6%      2,446,674       6.3%
  One Post Office Square
  Boston, MA 02109
Ridge Partners, L.P.(7)............................   1,532,432       6.6%      1,532,432       3.9%
  1436 Ridge Road
  Northbrook, Illinois 60062
RCM Capital Management(8)..........................   1,315,500       5.7%      1,315,500       3.4%
  Four Embarcadero Center
  San Francisco, CA 94111
Richard J. Ferris(7)(10)(11).......................   1,537,432       6.7%      1,537,432       3.9%
Peter V. Ueberroth(9)(10)(11)......................   1,085,432       4.7%      1,085,432       2.8%
William R. Fatt(10)(11)............................       5,000         *           5,000         *
Dale F. Frey(10)(12)...............................          --        --              --        --
Ronald K. Gamey(10)(11)............................       5,000         *           5,000         *
Norman B. Leventhal(10)(11)(13)....................      15,000         *          15,000         *
John H. Myers(10)(12)..............................          --        --              --        --
Richard M. Kelleher(10)(11)........................     106,347         *         106,347         *
William L. Perocchi(10)(14)........................      60,674         *          60,674         *
James P. Evans(10).................................          --        --              --        --
Stephen D. Pletcher(10)(14)........................      12,500         *          12,500         *
Margaret Ann Rhoades(10)(14).......................      13,500         *          13,500         *
David L. Stivers(10)(14)...........................      12,500         *          12,500         *
Thomas W. Storey(10)(14)...........................      45,000         *          45,000         *
Raymond Terry(10)..................................      19,748         *          19,748         *
Edward A. Gilhuly..................................          --        --              --        --
Michael W. Michelson(5)............................          --        --              --        --
All current directors and executive officers as a
  group (17 persons)(15)...........................   2,918,133      12.5%      2,918,133       7.4%


---------------
  *  Less than 1%.

 (1) Beneficial ownership as of August 15, 1996 includes shares subject to options which are exercisable within 60 days after such date. All expressions of percent of class held assume that the options of the particular person or group in question, and no others, have been exercised.

 (2) The number of shares of Doubletree Common Stock and percentages reflected in this column are based on the assumptions that (i) the Financing Plan is effectuated, (ii) the purchase price per share of Doubletree Common Stock in connection with the GEPT Equity Investment is $36.72 and (iii) no adjustments to the Exchange Ratio are made.

 (3) Based on Schedule 13G filed jointly by GEHOP, GEIM, General Electric Company ("GE") and GEPT. Shares indicated as beneficially owned by GEIM include 6,049,226 shares owned of record by GEHOP and 1,755 shares owned of record by GEIM. GEIM is a wholly-owned subsidiary of GE, and thus GE may be deemed to be the beneficial owner of such 1,755 shares owned by GEIM. Shares indicated as beneficially owned by GEIM exclude 137,134 shares owned beneficially and of record by GEPT and, giving effect to the Merger and the Financing Plan (assuming the exercise of the Warrants), 3,152,853 shares to be owned of record and beneficially by GEPT. GEHOP, GEIM and GEPT each disclaim beneficial ownership of the shares owned by the others, and GE disclaims beneficial ownership of the shares owned by GEHOP and GEPT. Also includes 10,000 shares reserved for issuance upon exercise of the vested portion of an outstanding option to purchase 20,000 shares granted to GEHOP, which is exercisable within 60 days after August 15, 1996. Each of Messrs. Frey and Myers disclaim beneficial ownership of such shares.


 (4) Based on shares to be beneficially owned by GEPT, after giving effect to the Merger and the Financing Plan and assuming the exercise of the Warrants. Each of Messrs. Frey and Myers disclaim beneficial ownership of all such shares. GEPT disclaims beneficial ownership of all shares owned by GE, GEIM and GEHOP.


 (5) RLA will have sole voting and investment power with respect to the shares of Doubletree Common Stock to be owned of record by the Partnership. RLA has a 1% general partnership interest in the Partnership. George Roberts is the President and a director of RLA. The stockholders of RLA are general and limited partners of KKR Associates (Delaware). KKR Associates (Delaware) is a limited partner of the Partnership. Mr. Michelson, who will be appointed to the Board of Directors of Doubletree following the Merger, and Mr. Roberts are general partners of KKR Associates (Delaware). Mr. Michelson and Mr. Roberts will disclaim beneficial ownership of any shares of Doubletree Common Stock held by the Partnership.

 (6) Based on Schedule 13G filed jointly by Putnam Investments, Inc. ("Putnam"), Marsh & McClennan Companies, Inc. ("MMC"), Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("TPAC"). Shares indicated as beneficially owned by Putnam include 1,190,516 and 165,900 shares owned of record by PIM and TPAC, respectively, both wholly-owned subsidiaries of Putnam. Putnam is a wholly-owned subsidiary of MMC, and MMC may be deemed to beneficially own such shares. Putnam and MMC disclaim beneficial ownership of such shares. Putnam, PIM and TPAC have shared dispositive power with respect to the shares, and Putnam and TPAC have shared voting power with respect to 105,400 shares owned of record by TPAC. Neither Putnam, PIM nor TPAC have any voting power with respect to the remainder of the shares.

 (7) Based on Schedule 13D filed by Ridge Partners, L.P. ("Ridge"), Kelrick, Inc. ("Kelrick") and Richard J. Ferris. Ridge is a limited partnership whose sole general partner is Kelrick. Ridge is the record owner of the shares. Kelrick has sole voting and dispositive power with respect to such shares. Mr. Ferris is the President and holder of 51% of the shares of Doubletree Common Stock of Kelrick and may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Doubletree Common Stock owned by Ridge. Mr. Ferris disclaims beneficial ownership of the shares owned by Ridge, except to the extent of his ownership of Kelrick.

 (8) Based on Schedule 13G filed jointly by RCM Capital Management ("RCM Capital"), RCM Limited L.P. ("RCM Limited") and RCM General Corporation ("RCM General"). RCM Capital is the beneficial owner of these shares. RCM Limited is the general partner of RCM Capital and has beneficial ownership of these shares only to the extent that RCM Limited may be deemed to have beneficial ownership of securities managed by RCM Capital. RCM General is the general partner of RCM Limited and has beneficial ownership of these shares only to the extent that RCM General may be deemed to have beneficial ownership of securities managed by RCM Capital.

 (9) Based on Schedule 13D filed by Peter V. and Virginia M. Ueberroth, as cotrustees of The Ueberroth Family Trust (the "1986 Trust"), Alice J. Saviez, as trustee of the Ueberroth Investment Trust (the "1994 Trust") and Peter V. Ueberroth (collectively, the 1986 Trust and the 1994 Trust may be referred to herein as the "Ueberroth Trusts"). Includes 919,459 shares of Doubletree Common Stock beneficially owned by Peter V. and Virginia M. Ueberroth as co-trustees of the 1986 Trust, who have shared voting and shares dispositive power with respect to such shares. Also includes 160,973 shares of Doubletree Common Stock beneficially owned by Alice J. Saviez as trustee of the 1994 Trust (who has sole voting and dispositive power with respect to such shares). Mr. Ueberroth may be deemed to have an interest in the 1,080,432 shares of Doubletree Common Stock as a trustee and beneficiary of the 1986 Trust and as a family member of the beneficiaries of the 1994 Trust. Mr. Ueberroth disclaims beneficial ownership of such shares.

(10) The address of Messrs. Ferris, Ueberroth, Fatt, Frey, Gamey, Leventhal, Myers, Kelleher, Evans, Perocchi, Pletcher, Stivers, Storey, Terry and Ms. Rhoades is c/o Doubletree Corporation, 410 North 44th Street, Suite 700, Phoenix, Arizona 85008.

(11) Includes 5,000 shares reserved for issuance upon exercise of outstanding options owned by Messrs. Ferris, Ueberroth, Fatt, Gamey and Leventhal and 75,000 shares reserved for issuance upon exercise of outstanding options owned by Mr. Kelleher.

(12) Excludes 6,049,226 shares owned of record by GEHOP, 1,755 shares owned of record by GEIM, which is GEHOP's sole general partner and a direct wholly-owned subsidiary of GE, and 137,134 shares owned of record by GEPT. Each of Messrs. Frey and Myers are executive officers and directors of GEIM and Trustees of GEPT, and Mr. Frey is an executive officer of GE. Messrs. Frey and Myers have voting and investment power with respect to such shares and, therefore, may be deemed to be beneficial owners of such shares. Also excludes 10,000 shares reserved for issuance upon exercise of the vested portion of an outstanding option to purchase 20,000 shares granted to GEHOP, which is exercisable within 60 days of August 15, 1996. Also excludes 3,152,853 shares to be owned of record and beneficially by GEPT after giving effect to the Merger and the Financing Plan (assuming the exercise of the Warrants). Each of Messrs. Frey and Myers disclaim beneficial ownership of all such shares.

(13) Includes 10,000 shares beneficially owned by Muriel Leventhal, Mr. Leventhal's wife. Mr. Leventhal disclaims beneficial ownership of such shares.

(14) Messrs. Evans, Perocchi, Pletcher, Stivers, Storey, Terry and Ms. Rhoades are executive officers of Doubletree but are not directors. Includes 45,000, 12,500, 12,500, 45,000 and 12,500 shares reserved for issuance upon the exercise of outstanding options held by Messrs. Perocchi, Pletcher, Stivers, Storey and Ms. Rhoades, respectively, exercisable within 60 days of August 15, 1996.

(15) Includes shares of Doubletree Common Stock held by Ridge, Peter V. and Virginia M. Ueberroth, as co-trustees of the 1986 Trust, and Alice J. Saviez, as trustee of the 1994 Trust (see footnotes 7 and 9 above).

                   DESCRIPTION OF CAPITAL STOCK OF DOUBLETREE

     The following description of Doubletree's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of Doubletree's Certificate of Incorporation (the "Doubletree Certificate") and the bylaws of Doubletree (the "Doubletree Bylaws"), copies of which have been incorporated by reference as exhibits to the Registration Statement of which this Proxy Statement/ Prospectus is a part.

     The authorized capital stock of Doubletree consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Doubletree Preferred Stock"). After giving effect to the consummation of the Merger and the Financing Plan, 38,960,540 shares of Doubletree Common Stock are expected to be issued and outstanding, and no shares of Doubletree Preferred Stock will be issued or outstanding.

COMMON STOCK

     Holders of the Doubletree Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Doubletree Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

     Holders of the Doubletree Common Stock are entitled to receive such dividends as may be declared from time to time by the Doubletree Board of Directors out of funds legally available therefor, subject to the terms of Doubletree's credit agreements restricting payment of dividends. Doubletree does not anticipate paying cash dividends in the foreseeable future. See
"Summary -- Dividends." In the event of the liquidation, dissolution or winding up of Doubletree, the holders of Doubletree Common Stock are entitled to share ratably in all assets remaining after payment of liabilities.

     Holders of Doubletree Common Stock have no preemptive, conversion or redemption rights and are not subject to further calls or assessments by Doubletree. All of the outstanding shares of Doubletree Common Stock are, and the shares to be issued by Doubletree in connection with the Merger will be, validly issued, fully paid and nonassessable.

     The Transfer Agent and Registrar for the Doubletree Common Stock is Harris Trust Company of California.

PREFERRED STOCK

     Doubletree's Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, any or all of the authorized but unissued shares of Doubletree Preferred Stock with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of Doubletree Preferred Stock may possess voting, dividend, liquidation and redemption rights superior to those of the Doubletree Common Stock. The rights of the holders of Doubletree Common Stock will be subject to and may be adversely affected by the rights of the holders of any Doubletree Preferred Stock that may be issued in the future. Issuance of a new series of Doubletree Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching Doubletree's Board of Directors and making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of Doubletree. Doubletree has no present plans to issue any series of Doubletree Preferred Stock.

REGISTRATION RIGHTS

     In connection with the Doubletree Combination Transaction, certain of Doubletree's original stockholders entered into a registration rights agreement, as amended (the "1993 Registration Rights Agreement"), which gives each of such stockholders certain "piggyback" registration rights with respect to the registration under the Securities Act of the shares of Doubletree Common Stock issued to them in the Doubletree Reorganization, including rights to include such shares in any registration under the Securities Act effected for the benefit of Doubletree or at the request of another holder of Doubletree Common Stock. In addition, GEHOP and Metropolitan (two of such original stockholders) have demand registration rights pursuant to which they may require Doubletree to register under the Securities Act the shares of Doubletree Common Stock issued to them in the Doubletree Reorganization. According to the terms of the 1993 Registration Rights Agreement, Doubletree is required to effect two such demand registrations for GEHOP and one such demand registration for Metropolitan. Upon the exercise of a demand registration right by Metropolitan, Doubletree may, at its option and in lieu of effecting such registration, purchase from Metropolitan the shares required to be registered as a result of such exercise. The 1994 Trust sold 240,000 shares of Doubletree Common Stock pursuant to the exercise of its "piggyback" registration rights in Doubletree's public offering completed in June 1995 and 212,000 shares of Doubletree Common Stock pursuant to its "piggyback" registration rights in Doubletree's public offering completed in May 1996.

     In connection with the RFS Acquisition, pursuant to an amendment to the 1993 Registration Rights Agreement, the RFS Stockholders were granted demand registration rights pursuant to which, on two occasions, they may require Doubletree to register the RFS Acquisition Shares under the Securities Act. The RFS Stockholders sold 1,508,422 shares of Doubletree Common Stock pursuant to the exercise of one of their demand registration rights in connection with Doubletree's public offering completed in May 1996. The second registration demand can occur no earlier than February 27, 1997 and may include the balance of the RFS Acquisition Shares.

     The RFS Stockholders also have "piggyback" registration rights with respect to any registration under the Securities Act effected for the benefit of Doubletree or at the request of another holder of Doubletree Common Stock, and in certain limited circumstances, the right to require Doubletree to file and maintain a shelf registration statement. For a further description of the RFS Acquisition, see "Business of Doubletree -- The RFS Acquisition."

     Pursuant to the Merger Agreement, at the Effective Time, the 1993 Registration Rights Agreement will be amended to grant to the Partnership four demand and unlimited "piggyback" registration rights with respect to the shares of Doubletree Common Stock to be issued to the Partnership pursuant to the Merger. In addition, the amendment will provide that the shares of Doubletree Common Stock to be issued to GEPT or an affiliate thereof as part of the Financing Plan, including any shares that are issued upon the exercise of the Warrants, will be covered by GEHOP's demand and "piggyback" registration rights.

     Doubletree is not required to file a registration statement upon exercise of any of the above-described demand registration rights within 90 days following any underwritten public offering of Doubletree Common Stock. All expenses of any such registration relating to the subject shares are to be borne by Doubletree.

CERTAIN PROVISIONS OF DELAWARE LAW

     Doubletree is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

LIMITATION OF LIABILITY AND INDEMNIFICATION AGREEMENTS

     The Doubletree Certificate provides that to the fullest extent permitted by the DGCL, a director of Doubletree shall not be liable to Doubletree or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to Doubletree or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of such provision in the Doubletree Certificate is to eliminate the rights of Doubletree and its stockholders (through stockholders' derivative suits on behalf of Doubletree) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through
(iv) above. This provision does not limit or eliminate the rights of Doubletree or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Doubletree Certificate provides that Doubletree shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

     Doubletree has entered into agreements (the "Indemnification Agreements") with each of the directors and officers of Doubletree pursuant to which Doubletree has agreed to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer in or arising out of his or her capacity as a director, officer, employee and/or agent of Doubletree or any other corporation of which he or she is a director or officer at the request of Doubletree to the maximum extent provided by applicable law. In addition, such director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

     To the extent that the Board of Directors or the stockholders of Doubletree may in the future wish to limit or repeal the ability of Doubletree to provide indemnification as set forth in the Doubletree Certificate, such repeal or limitation may not be effective as to directors and officers who are currently parties to the Indemnification Agreements, because their rights to full protection would be contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of Doubletree.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

GENERAL

     As a result of the Merger, holders of Red Lion Common Stock will become stockholders of Doubletree and the rights of all such former Red Lion stockholders will thereafter be governed by the Doubletree Certificate, the Doubletree Bylaws and the DGCL. The rights of the holders of Red Lion Common Stock are presently governed by the certificate of incorporation of Red Lion (the "Red Lion Certificate"), the bylaws of Red Lion (the "Red Lion Bylaws") and the DGCL. The following summary, which does not purport to be a complete statement of the general differences between the rights of the stockholders of Doubletree and Red Lion, sets forth certain differences between the Doubletree Certificate and the Red Lion Certificate and between the Doubletree Bylaws and the Red Lion Bylaws. This summary is qualified in its entirety by reference to the full text of each of such documents and the DGCL. For information as to how such documents may be obtained, see "Available Information."

AUTHORIZED CAPITAL

     The total number of authorized shares of capital stock of Doubletree is 105,000,000, consisting of 100,000,000 shares of Doubletree Common Stock, and 5,000,000 shares of Doubletree Preferred Stock.

     The total number of authorized shares of capital stock of Red Lion is 110,000,000, consisting of 100,000,000 shares of Red Lion Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (the "Red Lion Preferred Stock").

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     The Doubletree Certificate provides that the number of directors of the corporation shall be fixed in the manner provided in the Doubletree Bylaws. The Doubletree Bylaws provide that the Doubletree Board shall fix the number of directors that shall constitute the entire board, but that in the absence of any such designation, the number of directors shall be eight. If the office of any director becomes vacant, a majority (whether or not a quorum) of the directors may elect a successor to serve for the unexpired term created by such vacancy. Additionally, the Doubletree Bylaws provide that all current and future directors of the corporation (other than Mr. Norman B. Leventhal) shall be required to retire from the Doubletree Board of Directors immediately prior to the annual meeting of the stockholders in the year that such director reaches 70 years of age.


     The Red Lion Certificate provides that the number of directors will be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by an affirmative vote of not less than a majority of the entire capital stock of Red Lion issued and outstanding and entitled to vote. The Red Lion Bylaws provide that the Board of Directors shall be composed of not less than five directors nor more than nine directors, the exact number to be determined from time to time by resolution adopted by the Board of Directors.


     The Red Lion Bylaws further provide that any vacancies (including newly created directorships) will be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director. Directors appointed to fill vacancies will serve the remainder of the term of the resigning or terminated director. Additionally, the Red Lion Bylaws provide that if, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Red Lion Board of Directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon the application of any stockholder or stockholders holding at least ten percent (10%) of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

     Under Section 141(k)(1) of the DGCL, unless otherwise provided in the corporation's certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The

Red Lion Certificate provides that any or all of the directors of Red Lion may be removed from office at any time, either with or without cause, by affirmative vote of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding, and entitled to vote. In addition, the Red Lion Bylaws provide that unless otherwise restricted by the Red Lion Certificate or by law, any director or the entire Board of Directors may be removed, either with or without cause by a vote of a majority of the stock represented at any meeting of the stockholders. Neither the Doubletree Certificate nor the Doubletree Bylaws contains a similar provision.

CLASSIFIED BOARD OF DIRECTORS

     The DGCL provides that a corporation's board of directors may be divided into various classes with staggered terms of office. Pursuant to the Red Lion Certificate, the Red Lion Board of Directors is divided into three classes of directors, as nearly equal in number as is possible by dividing the number of total directors by three. One class of directors is elected each year for a three-year term.

     Classification of directors has the effect of making it more difficult for stockholders to change the composition of the Red Lion Board of Directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Red Lion Board of Directors. Such a delay may help ensure that Red Lion's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders.

     The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Red Lion, even though such a transaction could be beneficial to Red Lion and its stockholders. The classification of the Red Lion Board of Directors might also increase the likelihood that incumbent directors will retain their positions.

     The Doubletree Certificate does not contain a provision which classifies the Doubletree Board of Directors into separate classes.

SPECIAL MEETINGS OF STOCKHOLDERS

     The Doubletree Certificate and the Doubletree Bylaws provide that special meetings of stockholders, for any purpose or purposes prescribed in the notice of the meeting, may only be called by the Board of Directors (or any two Directors), the Chairman or any Co-Chairman of the Board of Directors or by the President of the corporation.

     The Red Lion Certificate provides that special meetings of the stockholders for any purpose or purposes may be called at any time by (i) the Board of Directors, (ii) the Chairman of the Board of Directors, (iii) the President, or
(iv) the stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding, and entitled to vote.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     The Doubletree Certificate provides that any action required to be taken, or which may be taken, at any annual or special meeting of the stockholders by any class of stockholders, may be taken without a meeting, without prior notice and without a vote if consent in writing, setting forth the action so taken, is signed by all the holders of such outstanding class of stock.

     Pursuant to the Red Lion Bylaws, unless otherwise provided in the Red Lion Certificate (which it does not), any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS, INCLUDING NOMINATION OF DIRECTORS

     Under the Red Lion Bylaws, the bringing of business before the annual meeting of stockholders, including nominations of persons for election to the Red Lion Board of Directors, may be made by or at the direction of the Red Lion Board of Directors, any committee of persons appointed by the Red Lion Board of Directors (to the extent provided in a resolution by the Red Lion Board of Directors), or by any Red Lion stockholder entitled to vote for the election of directors who complies with certain advance notice procedures. The Red Lion Bylaws provide that business may only be brought before the annual meeting by a Red Lion stockholder, including nomination of directors, if such stockholder has given timely written notice to the Secretary of Red Lion of such stockholder's intention to bring such business before the meeting. To be timely, such notice must be delivered to or mailed and received at the principal executive offices of Red Lion no less than 50 days nor more than 75 days prior to the scheduled date of the meeting (or, if less than 65 days' notice or prior public disclosure of the date of the meeting is given, the 15th day following the earlier of (i) the date such notice was mailed or (ii) the date such public disclosure was made).

     In addition to the timely notice requirements set forth in the immediately preceding paragraph, a Red Lion stockholder's notice of the nomination of a person to serve as director of Red Lion must also set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the corporation which are beneficially owned by the person, and (d) any other information relating to the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee; and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of Red Lion which are beneficially owned by the stockholder. Red Lion may require any proposed nominee to furnish such other information as may reasonably be required by Red Lion to determine the eligibility of such proposed nominee to serve as a director of the corporation.

     A Red Lion stockholder's notice relating to business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of stock of Red Lion which are beneficially owned by such stockholder, and (iv) any material interest of the stockholder in such business.

     With respect to all business brought before the annual meeting of Red Lion stockholders, including the nomination of directors, the Red Lion officer presiding at the annual meeting may, if the facts warrant, determine and declare to the annual meeting that business was not brought before the annual meeting in accordance with the proper procedures as set forth in the Red Lion Certificate and the Red Lion Bylaws, and if he/she so determines, he/she may so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

     Although neither the Red Lion Certificate nor the Red Lion Bylaws authorizes the Red Lion Board of Directors to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Red Lion and its stockholders.

     The Doubletree Certificate and the Doubletree Bylaws do not contain provisions requiring advance notice of business to be brought before a stockholders' meeting by a stockholder. Pursuant to the Doubletree Bylaws, the chairman of any meeting of the stockholders determines the order of business and the procedure established for the meeting.

CUMULATIVE VOTING

     The Red Lion Bylaws provide that at any stockholders' meeting involving the election of directors, no stockholder shall be entitled to cumulate votes (i.e., cast for any candidate a number of votes greater than the number of the stockholders' shares entitled to vote on the election of directors).


     The Doubletree Certificate does not provide for cumulative voting by stockholders involving the election of directors.


AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

     Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend the certificate of incorporation of Doubletree or Red Lion, except in the case of Doubletree as described in the next paragraph.

     Pursuant to the Doubletree Certificate, the corporation reserves the right to amend, alter, change or repeal any provision in the Doubletree Certificate. All rights and powers conferred by the Doubletree Certificate on stockholders, directors and officers are subject to this reserved power. In addition, pursuant to the Doubletree Certificate, any amendment to the provisions of the Doubletree Certificate which provides for (i) stockholder action by written consent, (ii) the calling of special meetings of the stockholders, and (iii) the reserved power of the corporation to amend, alter, change or repeal any provision in the Doubletree Certificate requires, in addition to the approval required by applicable law, the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding shares of Doubletree Common Stock.

     The Doubletree Certificate authorizes the Doubletree Board of Directors to adopt, amend or repeal the Doubletree Bylaws, subject to the right of the stockholders to alter, amend and repeal the Bylaws adopted by the Doubletree Board of Directors. The Doubletree Bylaws may be altered, amended or repealed, and new bylaws not inconsistent with any provision of the Doubletree Certificate or of applicable law, may be made, either by action of the Doubletree stockholders at any annual or special meeting of the Doubletree stockholders, or by action of the Doubletree Board of Directors.


     The Red Lion Certificate provides that the Board of Directors and the stockholders of Red Lion, by the affirmative vote of a majority of the outstanding shares entitled to vote, are each expressly authorized to adopt, repeal, alter, amend or rescind the Red Lion Bylaws, unless the Red Lion Bylaws otherwise provide, which they do not.


BUSINESS COMBINATIONS

     Section 203 of the DGCL provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 of the DGCL may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the corporation's certificate of incorporation or stockholders may elect to exclude a corporation from the restrictions imposed thereunder.

     The Doubletree Certificate does not exclude Doubletree from the restrictions imposed under Section 203 of the DGCL. Similarly, the Red Lion Certificate does not exclude Red Lion from the restrictions imposed under
Section 203. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies interested in acquiring Doubletree to negotiate in advance with the Doubletree Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

LIMITATION OF LIABILITY OF DIRECTORS

     The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. Each of the Doubletree Certificate and the Red Lion Certificate includes such a provision, as set forth below, to the maximum extent required by law.

     Each of the Doubletree Certificate and the Red Lion Certificate provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

     While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that no indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The Doubletree Certificate provides that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or otherwise, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or by reason of the fact that such director or officer, at the request of the corporation, is or was serving any other corporation, partnership, joint venture, employee benefit plan or other enterprise, in any capacity, will be indemnified by the corporation to the full extent authorized or permitted by law. The indemnification rights conferred by the Doubletree Certificate are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Doubletree is authorized to purchase and maintain (and Doubletree maintains) insurance on behalf of its directors, officers, employees and agents. In addition, the Merger Agreement requires Doubletree to maintain directors and officers insurance for Red Lion's former directors and officers for a period of six years. See "The Merger
Agreement -- Certain Covenants -- Indemnification and Insurance."

     The Red Lion Certificate and the Red Lion Bylaws contain substantially similar provisions relating to indemnification and insurance.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Doubletree Common Stock being offered hereby will be passed upon for Doubletree by Dewey Ballantine, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of Doubletree and its subsidiaries as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


     The financial statements of Red Lion Hotels, Inc. as of December 31, 1995 and for the ten month period then ended and the consolidated statements of operations, partners' equity, and cash flows of Historical Red Lion for the seven month period ended July 31, 1995 included or incorporated by reference in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, appearing herein, and have been so included or incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The financial statements included or incorporated by reference in this Proxy Statement/Prospectus relating to Historical Red Lion and its subsidiaries, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to the report on the Financial Statements of Historical Red Lion, which includes an explanatory paragraph with respect to changes in accounting for joint ventures and the accounting method for measuring impairment of hotel properties, effective January 1, 1993, as discussed in Note 1 of those Financial Statements.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
DOUBLETREE CORPORATION
  Independent Auditors' Report........................................................   F-2
  Consolidated Balance Sheet at December 31, 1994, December 31, 1995 and June 30, 1996
     (unaudited)......................................................................   F-3
  Consolidated Statements of Operations for the Years Ended December 31, 1993,
     December 31, 1994, December 31, 1995, Six Months Ended June 30, 1995 (unaudited)
     and Six Months Ended June 30, 1996 (unaudited)...................................   F-4
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993,
     December 31, 1994, December 31, 1995, Six Months Ended June 30, 1995 (unaudited)
     and Six Months Ended June 30, 1996 (unaudited)...................................   F-5
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
     1993, December 31, 1994, and December 31, 1995 and Six Months Ended June 30, 1996
     (unaudited)......................................................................   F-6
  Notes to Consolidated Financial Statements..........................................   F-7
RED LION HOTELS, INC.
  Independent Auditors' Report........................................................  F-24
  Consolidated Balance Sheets at December 31, 1995 and June 30, 1996 (unaudited)......  F-25
  Consolidated Statements of Income for the Ten Months Ended December 31, 1995,
     Four Months Ended June 30, 1995 (unaudited) and Six Months Ended June 30, 1996
     (unaudited)......................................................................  F-26
  Consolidated Statements of Stockholders' Equity for the Ten Months Ended
     December 31, 1995 and Six Months Ended June 30, 1996 (unaudited).................  F-27
  Consolidated Statements of Cash Flows for the Ten Months Ended December 31, 1995,
     Four Months Ended June 30, 1995 (unaudited) and Six Months Ended June 30, 1996
     (unaudited)......................................................................  F-28
  Notes to Consolidated Financial Statements..........................................  F-29
HISTORICAL RED LION
  Independent Auditors' Reports.......................................................  F-43
  Consolidated Balance Sheet at December 31, 1994.....................................  F-45
  Consolidated Statements of Operations for the Years Ended December 31, 1994
     and 1993 and the Seven Months Ended July 31, 1995................................  F-46
  Consolidated Statements of Partners' Equity for the Years Ended December 31, 1994
     and
     1993 and the Seven Months Ended July 31, 1995....................................  F-47
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1994 and
     1993 and the Seven Months Ended July 31, 1995....................................  F-48
  Notes to Consolidated Financial Statements..........................................  F-50

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Doubletree Corporation

     We have audited the consolidated financial statements of Doubletree Corporation and subsidiaries (Company) and of Samantha Hotel Corporation and subsidiaries (Predecessor) as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the aforementioned Company consolidated and financial statements present fairly, in all material respects, the financial position of Doubletree Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the Company period, in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the results of their operations and their cash flows for the Predecessor period, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Orange County, California
February 27, 1996

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                          JUNE 30,
                                                              DECEMBER      DECEMBER        1996
                                                                 31,           31,       -----------
                                                                1994          1995
                                                             -----------   -----------   (UNAUDITED)
ASSETS
Cash and cash equivalents..................................   $  23,169     $  32,652     $  46,566
Restricted cash............................................         535            --            --
Accounts receivable, net of allowance for doubtful accounts
  of $393, $295 and $316, respectively.....................      11,887        17,907        20,596
Current portion of notes and other receivables, including
  amounts due from affiliates of $16 in 1994...............          16           390           477
Other......................................................       1,831         2,694         2,944
                                                               --------      --------      --------
     Total current assets..................................      37,438        53,643        70,583
                                                               --------      --------      --------
Notes and other receivables, including amounts due from
  affiliates of $10,674, $10,755 and $15,342,
  respectively.............................................      17,312        24,185        30,949
Investments................................................       2,606         5,070        29,892
Hotel properties, net......................................      11,143        10,572        10,289
Leasehold improvements and office equipment, net...........       2,253         3,968         3,526
Management contracts, net..................................      45,372        49,634        48,275
Goodwill, net..............................................      17,407        15,431        15,228
Deferred costs and other assets............................       1,170           604         3,231
                                                               --------      --------      --------
                                                              $ 134,701     $ 163,107     $ 211,973
                                                               ========      ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses......................   $  22,505     $  25,072     $  25,347
Leases payable.............................................       4,283         6,744        10,122
Accrued interest payable...................................          11            23            15
Current portion of notes payable...........................          65           672            --
Income taxes payable.......................................         124           585         3,774
                                                               --------      --------      --------
     Total current liabilities.............................      26,988        33,096        39,258
                                                               --------      --------      --------
Deferred income taxes......................................      14,680        15,625        18,254
Notes payable..............................................       1,446            --            --
                                                               --------      --------      --------
                                                                 43,114        48,721        57,512
                                                               --------      --------      --------
Commitments and contingencies (Notes 4, 7, 8 and 16)
Stockholders' equity:
  Common stock, $.01 par value.
     Authorized 100,000,000 shares: issued and
     outstanding 21,677,811, 22,099,186 and 23,070,961
     shares at December 31, 1994 and 1995 and June 30,
     1996, respectively....................................         216           221           231
  Additional paid-in capital...............................      93,215       100,462       128,061
  Unrealized gain on marketable equity securities..........          --            22            26
  Unearned employee compensation...........................          --          (211)         (176)
  Retained earnings (accumulated deficit)..................      (1,844)       13,892        26,319
                                                               --------      --------      --------
                                                                 91,587       114,386       154,461
                                                               --------      --------      --------
                                                              $ 134,701     $ 163,107     $ 211,973
                                                               ========      ========      ========

          See accompanying notes to consolidated financial statements.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                    SIX MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,             JUNE 30,
                                               ---------------------------------   ------------------
                                               PREDECESSOR   COMPANY    COMPANY    COMPANY   COMPANY
                                                  1993         1994       1995      1995       1996
                                               -----------   --------   --------   -------   --------
                                                                                      (UNAUDITED)
Revenues:
  Management and franchise fees..............    $10,612     $ 26,330   $ 30,082   $14,536   $ 18,519
  Owned hotel revenues.......................      9,943           92      7,081     3,308      3,979
  Leased hotel revenues......................     14,923       73,769    141,942    65,534     86,321
  Purchasing and service fees................        329       10,746     16,487     7,478      7,585
  Other fees and income......................      2,547        1,545        994       493        972
                                                 -------     --------   --------   -------   --------
     Total revenues..........................     38,354      112,482    196,586    91,349    117,376
                                                 -------     --------   --------   -------   --------
Operating costs and expenses:
  Corporate general and administrative
     expenses................................      7,485       11,879     14,413     7,106      8,641
  Owned hotel expenses.......................      6,400          101      6,049     2,936      3,217
  Leased hotel expenses......................     14,266       68,981    132,644    61,008     79,735
  Purchasing and service expenses............        620        9,807     13,925     6,346      5,648
  Depreciation and amortization..............      1,572        2,943      4,686     2,056      2,940
  Business combination expenses (Note 2).....      1,865           --      2,565        --         --
                                                 -------     --------   --------   -------   --------
     Total expenses..........................     32,208       93,711    174,282    79,452    100,181
                                                 -------     --------   --------   -------   --------
Operating income.............................      6,146       18,771     22,304    11,897     17,195
  Interest expense...........................     (1,228)        (831)      (227)     (132)      (143)
  Interest income............................        254        1,630      4,147     1,858      2,090
                                                 -------     --------   --------   -------   --------
Income before income taxes and minority
  interest...................................      5,172       19,570     26,224    13,623     19,142
  Minority interest share of net (income)
     loss....................................        175           --         35        (7)       (22)
                                                 -------     --------   --------   -------   --------
Income before taxes..........................      5,347       19,570     26,259    13,616     19,120
  Income tax expense.........................       (414)      (6,335)    (8,468)   (4,229)    (6,693)
                                                 -------     --------   --------   -------   --------
Net income...................................    $ 4,933     $ 13,235   $ 17,791   $ 9,387   $ 12,427
                                                 =======     ========   ========   =======   ========
Earnings per share (Note 12).................                $   0.66   $   0.80   $  0.43   $   0.54
                                                             ========   ========   =======   ========
Weighted average common and common equivalent
  shares outstanding.........................                  20,071     22,219    21,984     22,849
                                                             ========   ========   =======   ========

          See accompanying notes to consolidated financial statements.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                               SIX MONTHS ENDED
                                                                              YEARS ENDED DECEMBER 31,             JUNE 30,
                                                                          ---------------------------------   -------------------
                                                                          PREDECESSOR   COMPANY    COMPANY    COMPANY    COMPANY
                                                                             1993         1994       1995       1995       1996
                                                                          -----------   --------   --------   --------   --------
                                                                                                                  (UNAUDITED)
Cash flow from operating activities:
  Net income............................................................   $   4,933    $ 13,235   $ 17,791   $  9,387   $ 12,427
  Adjustments to reconcile net income to net cash provided by operations:
    Provision for bad debts.............................................          56         189        211         69        202
    Depreciation and amortization.......................................       1,601       3,013      4,686      2,056      2,940
    Equity in (earnings) loss of partnerships...........................        (992)       (373)        91       (231)        37
    Gain on termination of management contracts.........................          --        (500)        --         --         --
    Minority interest share of net income...............................        (175)         --        (35)         7         22
    Asset write-offs and other non-cash expenses........................         615          --         70         70         35
    Deferred income taxes...............................................          42       3,394      3,375      2,118      2,629
    Net (deposits to) withdrawals from restricted cash..................      (1,091)      1,179        535        535         --
    Increase in accounts receivable.....................................        (873)     (3,407)    (6,187)    (5,209)    (2,687)
    (Increase) decrease in other assets.................................          25        (648)    (1,234)      (702)      (113)
    Increase in accounts payable and accrued expenses...................       3,085       6,680      5,225      3,242      7,063
    Other, net..........................................................        (313)         --         --         --         --
                                                                            --------    --------   --------   --------   --------
         Net cash provided by operations................................       6,913      22,762     24,528     11,342     22,555
                                                                            --------    --------   --------   --------   --------
Cash flow from investing activities:
  Cash acquired at purchase of Doubletree Hotels Corporation............      22,819          --         --         --         --
  Purchase of Doubletree Hotels Corporation.............................     (45,000)         --         --         --         --
  Purchases of furniture and equipment..................................         (66)     (1,877)    (2,708)      (948)      (656)
  Investments in partnerships and ventures..............................        (255)     (1,021)    (2,531)      (692)   (25,146)
  Distributions from partnerships and ventures..........................         149         603        514        153        292
  Investments in management contracts...................................          --      (6,607)    (7,181)    (4,671)      (811)
  Proceeds from terminations of management contracts....................          --       2,188        562        408         --
  Acquisition of investment property....................................     (12,504)    (11,129)        --         --         --
  Loans to owners of managed hotels.....................................      (7,309)     (4,935)    (7,367)    (7,800)    (6,381)
  Deposits in hotels to obtain management contracts.....................          --        (280)       250        250       (250)
  Purchase of marketable securities.....................................          --          --       (516)      (369)        --
  Increase in deferred costs............................................          --          --         --         --     (2,626)
  Other.................................................................       1,255          76        (43)        --         --
                                                                            --------    --------   --------   --------   --------
         Net cash used in investing activities..........................     (40,911)    (22,982)   (19,020)   (13,669)   (35,578)
                                                                            --------    --------   --------   --------   --------
Cash flow from financing activities:
  Proceeds from issuance of common stock, net of offering costs.........          --      40,261      6,620      6,620     27,372
  Proceeds from exercise of common stock options........................          --          --        249         --        237
  Capital contributions.................................................         135          --         --         --         --
  Cash distributions to stockholders....................................        (943)        (34)    (2,055)        (6)        --
  Minority interest share of Doubletree Partners distributions..........         (80)         --         --         --         --
  GQEL redemption, purchase of common and preferred stock...............        (261)         --         --         --         --
  Proceeds from borrowings..............................................      39,640          --         --         --      5,000
  Issuance of redeemable preferred stock................................         540          --         --         --         --
  Purchase of common and redeemable preferred stock.....................        (231)       (182)        --         --         --
  Principal payments on notes payable...................................      (3,358)    (25,414)      (839)      (807)    (5,672)
                                                                            --------    --------   --------   --------   --------
         Net cash provided by financing activities......................      35,442      14,631      3,975      5,807     26,937
                                                                            --------    --------   --------   --------   --------
Net increase in cash end cash equivalents...............................       1,444      14,411      9,483      3,480     13,914
Cash and cash equivalents at beginning of year..........................       7,314       8,758     23,169     23,169     32,652
                                                                            --------    --------   --------   --------   --------
Cash and cash equivalents at end of period..............................   $   8,758    $ 23,169   $ 32,652   $ 26,649   $ 46,566
                                                                            ========    ========   ========   ========   ========

          See accompanying notes to consolidated financial statements.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                                            RETAINED
                                         ADDITIONAL                             UNEARNED                    EARNINGS
                                COMMON    PAID-IN        ESOP      TREASURY     EMPLOYEE     UNREALIZED   (ACCUMULATED
                                STOCK     CAPITAL     OBLIGATION    STOCK     COMPENSATION      GAIN        DEFICIT)      TOTAL
                                ------   ----------   ----------   --------   ------------   ----------   ------------   --------
Predecessor:
Balances at December 31,
  1992........................   $ --     $ 28,459      $   --      $   --       $   --         $ --        $(18,686)    $  9,773
  Issuance of 2,727,811 shares
    of common stock to acquire
    RFS, Inc., accounted for
    as a pooling of
    interests.................     27          (25)       (592)         --           --           --            (811)      (1,401)
  Distributions to
    stockholders..............     --         (926)         --          --           --           --              --         (926)
  Capital contribution........     --        1,282          --          --           --           --              --        1,282
  Preferred stock dividends...     --           --          --          --           --           --             (17)         (17)
  Termination of ESOP.........     --           --         592        (452)          --           --            (371)        (231)
  Redemption of GQEL minority
    interest..................     --         (852)         --          --           --           --              --         (852)
  Net income..................     --           --          --          --           --           --           4,933        4,933
                                 ----     --------       -----       -----        -----          ---        --------     --------
Company:
Balances at December 31,
  1993........................     27       27,938          --        (452)          --           --         (14,952)      12,561
  Issuance of 15,500,000
    shares of common stock to
    the partners of Doubletree
    Partners in exchange for
    their interests in
    Doubletree Partners and
    Samantha..................    155       25,051          --          --           --           --              --       25,206
  Proceeds from sale of
    3,450,000 shares of common
    stock to the public, net
    of offering costs of
    $4,589....................     35       40,226          --          --           --           --              --       40,261
  Preferred stock dividends...     --           --          --          --           --           --             (34)         (34)
  Preferred stock
    conversion................     --          440          --          --           --           --              --          440
  Purchase of allocated ESOP
    shares....................     --           --          --         (82)          --           --              --          (82)
  Retirement of treasury
    shares....................     (1)        (440)         --         534           --           --             (93)          --
  Net income..................     --           --          --          --           --           --          13,235       13,235
                                 ----     --------       -----       -----        -----          ---        --------     --------
Balances at December 31,
  1994........................    216       93,215          --          --           --           --          (1,844)      91,587
  Proceeds from sale of
    400,000 shares of common
    stock to the public, net
    of offering costs of
    $980......................      4        6,616          --          --           --           --              --        6,620
  Exercise of common stock
    options and other
    grants....................     --          289          --          --           --           --              --          289
  Tax benefits attributable to
    common stock options
    exercised.................     --           62          --          --           --           --              --           62
  Common stock issued to
    employees.................      1          280          --          --         (281)          --              --           --
  Amortization of unearned
    employee compensation.....     --           --          --          --           70           --              --           70
  Marketable equity securities
    unrealized gain...........     --           --          --          --           --           22              --           22
  Distributions to
    stockholders..............     --           --          --          --           --           --          (2,055)      (2,055)
  Net income                       --           --          --          --           --           --          17,791       17,791
                                 ----     --------       -----       -----        -----          ---        --------     --------
Balances at December 31,
  1995........................    221      100,462          --          --         (211)          22          13,892      114,386
  Proceeds from the sale of
    952,300 shares of common
    stock to the public, net
    of offering costs of
    $1,045 (unaudited)........     10       27,362          --          --           --           --              --       27,372
  Exercise of common stock
    options (unaudited).......     --          237          --          --           --           --              --          237
  Amortization of unearned
    employee compensation
    (unaudited)...............     --           --          --          --           35           --              --           35
  Marketable equity securities
    unrealized gain
    (unaudited)...............     --           --          --          --           --            4              --            4
  Net income (unaudited)......     --           --          --          --           --           --          12,427       12,427
                                 ----     --------       -----       -----        -----          ---        --------     --------
Balances at June 30, 1996
  (unaudited).................   $231     $128,061      $   --      $   --       $ (176)        $ 26        $ 26,319     $154,461
                                 ====     ========       =====       =====        =====          ===        ========     ========

          See accompanying notes to consolidated financial statements.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (INFORMATION WITH RESPECT TO THE SIX MONTH PERIODS
                   ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

(1) SUMMARY OF BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Doubletree Corporation was incorporated on May 19, 1994 as a Delaware corporation to succeed to all the assets, liabilities and business operations of Doubletree Partners, formerly Guest Quarters Hotel Partnership ("GQHP"). Doubletree Corporation and its majority-owned subsidiaries are collectively referred to as the "Company." At June 30, 1996, the Company managed 86 hotels, leased 55 hotels, owned one hotel and had franchise agreements with 37 hotels.

     On December 16, 1993, Doubletree Partners and Doubletree Hotels Corporation ("DHC") were combined through the transfer of the ownership interests of DHC to Doubletree Partners in exchange for cash and partnership interests in Doubletree Partners. On June 30, 1994 (immediately prior to the Company's initial public offering), the owners of Doubletree Partners (Samantha Hotel Corporation ("Samantha"), Canadian Pacific Hotels (U.S.) Inc. ("CPHUS") and MetPark Funding, Inc. ("MET")) contributed their ownership interests to the Company and the Samantha owners contributed Samantha to the Company. In consideration for such transfer, each of the owners was issued shares of common stock (15,500,000 shares in the aggregate) of the Company in proportion to their direct or indirect ownership interests in Doubletree Partners prior to such transfer. The June 1994 transaction has been accounted for as if it were a pooling of interests. Accordingly, the 1994 consolidated financial statements combine the previously separate minority interests of CPHUS and MET with the financial statements of Samantha as if the transaction occurred at the beginning of 1994. The operating results and cash flows for the periods prior to December 16, 1993 are those of Samantha, the then 92% owner of Doubletree Partners.

     On February 27, 1996, Doubletree Corporation acquired a 100% interest in RFS, Inc. ("RFS Management") in a transaction accounted for as a pooling of interests. Accordingly, the consolidated financial statements have been restated to include RFS Management as if it had been acquired at the beginning of the earliest period presented.

     The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Certain financial statement items from prior years have been reclassified to be consistent with the current year financial statement presentation. The accounts of DHC and its subsidiaries are included from the date of acquisition, December 16, 1993. All significant inter-entity accounts and transactions have been eliminated.

  (a) Revenue Recognition

     Management fees, franchise fees, purchasing and service fees, and hotel revenues are recognized when earned.

  (b) Hotel Properties

     Buildings are carried at cost and depreciated over 30 - 40 years using the straight-line method. Furniture, fixtures and equipment are depreciated using the straight-line method over 7 years. Leasehold improvements are amortized over the shorter of the lives of the assets or the terms of the related leases. Accumulated depreciation at December 31, 1994 and 1995 and June 30, 1996 was $182,000, $601,000 and $904,000, respectively.

  (c) Investments

     Investments in partnerships and ventures are accounted for using the equity method of accounting when the Company has a general partnership interest or its limited partnership interest exceeds 5%. All other

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

investments are accounted for using the cost method with the exception of marketable equity securities which are recorded at market.

  (d) Leasehold Improvements and Office Equipment

     Improvements to office leaseholds are amortized over the shorter of the lives of the assets or the terms of the related leases. Office furniture and equipment is depreciated using the straight-line method over 3 to 10 years. Accumulated depreciation at December 31, 1994 and 1995 and June 30, 1996 was $2,767,000, $2,730,000 and $2,945,000, respectively.

     Repairs and maintenance are charged to operations as incurred; major renewals and improvements at the leased hotels are the responsibility of the owner.

  (e) Management Contracts and Goodwill

     Management contracts acquired in the acquisition of DHC represent the estimated present value of net cash flows expected to be received over the estimated lives of the contracts and is being amortized using the straight-line method over the estimated weighted average contract life (25 years) from December 16, 1993. Management contracts acquired subsequent to the acquisition represent the cash paid to acquire the contract and are being amortized using the straight-line method over the life of the respective contract. Management contracts are carried net of accumulated amortization of $2,199,000, $4,554,000 and $6,224,000 at December 31, 1994 and 1995 and June 30, 1996, respectively.

     Goodwill arose in connection with the acquisition of DHC by Doubletree Partners in December 1993 and is amortized using the straight-line method over 40 years. Goodwill is carried net of accumulated amortization of $389,000, $835,000 and $1,038,000 at December 31, 1994 and 1995 and June 30, 1996,
respectively.

  (f) Deferred Costs and Other Assets

     At June 30, 1996 deferred costs and other assets primarily consist of franchise application fees paid in connection with the acquisition of RFS Management which are amortized over the lives of the franchise agreements. The initial cost of obtaining franchise licenses for hotels leased by RFS Management are paid by the owner. Accumulated amortization at June 30, 1996 is $60,000.

  (g) Statements of Cash Flows

     All short-term, highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents for purposes of the statement of cash flows.

     Cash paid for interest amounted to $1,188,000, $892,000 and $215,000 for the years ended December 31, 1993, 1994, and 1995, respectively, and $121,000 and $151,000 for the six months ended June 30, 1995 and 1996, respectively. Cash paid for income taxes amounted to $456,000, $3,020,000 and $4,631,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $768,000 and $875,000 for the six months ended June 30, 1995 and 1996, respectively.

  (h) Income Taxes

     Under the asset and liability method of accounting for income taxes, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets, including net operating loss carryforwards, and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (i) Earnings Per Share

     Earnings per share is determined by dividing net income by the weighted average number of common and common equivalent shares outstanding during the year. Common equivalent shares include employee stock options which have been deemed exercised for the purpose of computing earnings per share. The Company has no other potentially dilutive securities.

  (j) Notes Receivable

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure, on January 1, 1995. There was no financial statement impact as a result of such adoption. Management considers a note to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are charged to expense. Generally, cash receipts will first be applied to reduce accrued interest and then to reduce principal.

  (k) Long-Lived Assets

     The recoverability of management contract costs, goodwill, hotel investments and franchise application fees are periodically evaluated to determine whether such costs will be recovered from future operations. Evaluations of goodwill are based on projected earnings, exclusive of goodwill amortization, on an undiscounted basis. Management contracts are individually evaluated based on the projected management fee stream on an undiscounted basis. If the undiscounted earnings or fee streams are insufficient to recover the recorded assets, then the projected earnings or fee stream is discounted to determine the revised carrying value and a write-down for the difference is recorded.

(2) ACQUISITIONS

  Acquisition of RFS, Inc.

     On February 27, 1996, the Company issued 2,727,811 shares of its common stock in exchange for all of the outstanding stock of RFS Management (a privately held hotel operator) in a transaction accounted for as a pooling of interests. At June 30, 1996, RFS Management operates 56 hotels (44 hotels are leased and managed, 4 are leased only and 6 are managed).

     Effective January 1, 1995, RFS Management was a Subchapter S Corporation for income tax purposes and, therefore, was not generally liable for income taxes for the year ending December 31, 1995.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table presents total revenues and net income of the merged companies. Additionally, the table includes unaudited 1995 pro forma net income and earnings per share. The 1995 pro forma adjustments exclude business combination expenses, provide for additional tax expense due to the exclusion of the business combination expenses and increase the provision for taxes for RFS Management to a 35% rate which is the Company's 1995 effective tax rate.

                                                 YEARS ENDED DECEMBER 31,           SIX MONTHS
                                             ---------------------------------         ENDED
                                              1993         1994         1995       JUNE 30, 1995
                                             -------     --------     --------     -------------
                                                                                    (UNAUDITED)
    Total revenues
      Doubletree...........................  $26,229     $ 49,908     $ 74,066        $33,726
      RFS Management.......................   12,125       62,574      122,520         57,623
                                             -------     --------     --------        -------
    Total revenues, as reported............  $38,354     $112,482     $196,586        $91,349
                                             =======     ========     ========        =======
    Net income
      Doubletree...........................  $ 4,368     $ 12,578     $ 15,662        $ 7,666
      RFS Management.......................      565          657        2,129          1,721
                                             -------     --------     --------        -------
    Net income, as reported................  $ 4,933     $ 13,235       17,791          9,387
                                             =======     ========
    Business combination expenses..........                              2,565             --
    Pro forma additional income tax
      expense..............................                             (1,620)          (536)
                                                                      --------        -------
    Pro forma net income...................                           $ 18,736        $ 8,851
                                                                      ========        =======
    Pro forma earnings per share...........                           $   0.84        $  0.40
                                                                      ========        =======
    Weighted average shares outstanding....                             22,219         21,984
                                                                      ========        =======

     The Company incurred pre-tax expenses in the fourth quarter of 1995 related to the business combination of approximately $2,565,000. The costs incurred include legal, professional and accounting fees, due diligence and certain other costs necessary to complete the transaction.

     Certain of the franchisors required the payment of an application fee, as a result of the merger, of $2,626,000 which is being amortized over the terms of the respective franchise agreements.

  Acquisition of Doubletree Hotels Corporation

     On December 16, 1993 Doubletree Partners purchased all of the outstanding stock of DHC from CPHUS and MET for $72,000,000, including acquisition costs. The purchase price was established by an assessment of the net assets acquired and was paid by issuing partnership interests in the amount of $25,852,000 representing a 40% interest in Doubletree Partners and $45,000,000 in cash. The cash portion of the purchase price was paid by causing DHC to borrow $25,000,000 and using $20,000,000 of DHC's cash. The purchase price of $72,000,000 is comprised of the $45,000,000 of cash paid and the $27,000,000 of net assets acquired. The transaction has been accounted for as a purchase. The purchase price was allocated to the net assets acquired, including management contracts, based upon their estimated fair market values. The excess of the purchase price over the estimated fair value of the net assets acquired of $14,936,000 was recorded as goodwill. During 1994, the Company concluded negotiations and reached agreements with several key executives of DHC regarding severance and related benefits. Primarily, as a result, goodwill and liabilities increased by $2,857,000. The consolidated statement of operations for 1993 includes the results of operations of DHC from December 16, 1993.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following unaudited pro forma summary presents the consolidated results of operations of Samantha as if DHC had been acquired at the beginning of 1993. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would actually have resulted had the combination been in effect on the date indicated (in thousands):

                                                                          YEAR ENDED
                                                                       DECEMBER 31, 1993
                                                                       -----------------
                                                                          (UNAUDITED)
        Total revenues...............................................       $56,796
                                                                            =======
        Net income...................................................       $ 8,615
                                                                            =======

     In 1993, business combination expenses represented the estimated costs to close duplicate facilities, relocate certain equipment, make severance payments to terminated employees and relocate certain other employees of GQHP as a result of the acquisition of DHC. They also include the write-off of all costs related to the Guest Quarters name as management determined that all Doubletree and Guest Quarters hotels would be marketed under the Doubletree brand.

(3) REDEMPTION OF GQEL MINORITY INTEREST

     Effective December 16, 1993 Doubletree Partners distributed its ownership interest in two hotels, its leasehold interest in another hotel and certain liabilities to its partner, GQ Equities Limited ("GQEL"), in complete redemption of GQEL's interest in Doubletree Partners. The owners of GQEL were also the owners of Samantha. On December 16, 1993 the carrying amount of the distributed assets and the carrying amount of the liabilities, having an aggregate net book value of $3,056,000, including cash of $261,000, approximated their fair market value. Pursuant to the redemption agreement, Doubletree Partners and GQEL have entered into management agreements for each of the hotels, which provide that Doubletree Partners shall continue to receive base management fees at the existing rate and an incentive fee, which, if earned, will not be less than 68% of the hotels' net cash flow (as defined therein). The agreement will terminate upon the sale of the hotels or the leasehold interests but, in any event, no earlier than December 16, 1998.

(4) HOTEL PROPERTIES

     Owned hotel revenues and expenses represent the operating results of hotels owned by the Company. The Company currently owns a 239-room hotel in Southfield, Michigan which was acquired (from a subsidiary of General Electric Capital Corporation) on December 22, 1994 for approximately $11,129,000 in cash, of which $556,000 was allocated to land. In December 1992 and July 1993, Doubletree Partners acquired hotels in Cincinnati and Atlanta, respectively. The purchase price of the Cincinnati property was $7,950,000 of which $5,168,000 was financed in the form of a nonrecourse purchase money mortgage note and the balance was paid in cash. The purchase price of the Atlanta property was $12,000,000, of which $9,000,000 was financed in the form of a non-recourse mortgage, $2,000,000 was borrowed from an affiliate and the balance was paid in cash. Those hotels and the Company's leasehold interest in another hotel were distributed to GQEL on December 16, 1993 at which time GQEL assumed the related financing.

     As of December 31, 1993, 1994 and 1995 and June 30, 1996 the Company leased 12, 44 and 52 and 55 hotels, respectively. The Company leased 50 of these hotels from the REIT at June 30, 1996. All of the Company's leases require the payment of rent equal to the greater of fixed base rent or percentage rent based on a percentage of gross room revenue, beverage revenue and food revenue (if the hotel offers food and beverage service). Substantially all of the hotels leased from the REIT are cross defaulted with one another. All hotel leases are operating leases. Percentage rents, included in total lease expense, were $748,000, $10,961,000 and $25,254,000 for the years ended December 31, 1993,
1994 and 1995, respectively and

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

$12,091,000 and $17,978,000 for the six months ended June 30, 1995 and 1996, respectively. The Company leases two hotels from affiliates of the General Electric Pension Trust.

     The following is a schedule, by year, of future minimum rental payments required under non-cancelable hotel operating leases (in thousands) as of December 31, 1995:

  YEAR ENDING
  DECEMBER 31
  ------------
     1996.............................................................  $  29,651
     1997.............................................................     30,429
     1998.............................................................     28,468
     1999.............................................................     27,496
     2000.............................................................     24,403
     Thereafter.......................................................    209,676
                                                                         --------
          Total future minimum lease payments.........................  $ 350,123
                                                                         ========

     The Company leased another hotel, which lease commenced in July 1991 and required Doubletree Partners to pay all normal, recurring expenses of the hotel including real estate taxes and interest in lieu of rent. All of these amounts are included in leased hotel expenses. The lease term expired on December 31, 1994.

(5) RESTRICTED CASH

     Restricted cash consisted of amounts in escrow for fixed asset replacement at hotels under management.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(6) NOTES AND OTHER RECEIVABLES

     Notes and other receivables, consisting primarily of loans to owners of managed hotels, are as follows (in thousands):

                                                                           DECEMBER 31,
                              REPAYMENT TERMS                            -----------------   JUNE 30,
INTEREST RATE               INTEREST/PRINCIPAL               MATURITY     1994      1995       1996
-------------   -------------------------------------------  ---------   -------   -------   --------
SECURED:
                Monthly/monthly to the extent of cash
12.0%           flow.......................................    2006      $ 4,000   $ 4,000   $  4,500
                Monthly/monthly to the extent of cash
10.0%           flow.......................................    2005           --     2,850      2,850
8.0-10.0%       Monthly/at maturity........................    2001        2,250     2,800      2,800
                Quarterly/quarterly to the extent of cash
10.0%           flow.......................................    2003           --     2,600      2,575
9.0%            Monthly/at maturity........................    2015           --     1,625      3,193
Prime-1.5%      Monthly/at maturity........................    2010           --     1,300      1,300
6.5-9.0%        Monthly/at maturity........................    2000        1,250     1,250      1,250
                Monthly/monthly to the extent of cash
8.0%            flow.......................................    2014        1,000     1,000      1,000
8.0-10%         Various....................................  Upon sale     1,273     1,153      1,313
                Notes repaid in full.......................                3,040     1,000         --
                                                                         -------   -------    -------
                                                                          12,813    19,578     20,781
                                                                         -------   -------    -------
UNSECURED:
7.5%            Monthly/at maturity........................    2000        3,000     3,500      4,000
10.0%           Monthly/annually...........................    2000           --        --      3,000
8.0%            Monthly/at maturity........................    2001           --        --      1,000
10.0%           Quarterly/quarterly........................    2002          720       720        665
8.50%           At maturity/at maturity....................    2005           --        --        459
5.75%-10.0%     Various....................................  Upon sale       795       777      1,521
                                                                         -------   -------    -------
                                                                           4,515     4,997     10,645
                                                                         -------   -------    -------
                Total notes and other receivables..........               17,328    24,575     31,426
                Less: current portion......................                   16       390        477
                                                                         -------   -------    -------
                Non-current portion........................              $17,312   $24,185   $ 30,949
                                                                         =======   =======    =======

     Repayment of notes receivable are generally due upon the earlier of termination of the management contract or sale of the hotel. At December 31, 1995 and June 30, 1996, the Company does not consider any of its notes receivable to be impaired.

(7) INVESTMENTS

     As of June 30, 1996 the Company and its subsidiaries have general and/or limited partnership interests in 17 partnerships. Eleven of the partnerships own hotels while the others own retail or industrial properties. Six of the partnership interests were acquired in the acquisition of DHC and six were acquired in the acquisition of RFS Management. The Company's percentage of ownership in such partnerships at June 30, 1996 ranges from less than 1% to 49.9%. The partnership investments include an investment in a partnership that is a majority owned subsidiary of the REIT. These partnership interests are convertible into common stock of the REIT.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1995, unrecorded losses of approximately $381,000, related to certain limited partnership investments have not been recorded because the book value of these investments has been reduced to zero. The Company has no obligation to further fund these investments.

     The aggregate carrying value of the partnership interests is less than the proportionate share of aggregate net assets of such partnerships by approximately $1,685,000 at December 31, 1995. This difference is principally the result of previous write-offs of the Company's investment, in excess of that recorded by certain of the partnerships, offset by losses in excess of amounts invested which are not reflected in the accompanying financial statements because the Company has no obligation to further fund the investments.

     In October 1995, the Company acquired a 50% interest in Candlewood Hotel Company, L.L.C. ("Candlewood"). Candlewood will compete in the extended stay market of the lodging industry and will design, develop and manage and/or franchise hotels under the Candlewood brand. The Company committed to provide $15,000,000 of capital to the venture, of which, $7,400,000 has been funded at June 30, 1996 ($1,200,000 at December 31, 1995).

     The Company, through RFS Management, purchased 973,684 shares of the REIT's convertible preferred stock for $19 per share or approximately $18,500,000. This investment is recorded at cost as there is no ready market for these securities. The convertible preferred stock will pay a fixed annual dividend of $1.45 per share and is convertible on a one-for-one share basis at the end of seven years. Separately, the REIT granted the Company a 10-year right of first refusal to manage and lease future hotels acquired or developed by the REIT. The Company has committed to the REIT to maintain $15,000,000 of net worth in RFS Management.

     Investments also include 35,000 shares of REIT common stock recorded at market value. The unrealized gain is reflected in stockholders' equity as these securities are classified as available-for-sale.

     Investments consist of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------     JUNE 30,
                                                               1994       1995        1996
                                                              ------     ------     --------
    REIT convertible preferred stock........................  $   --     $   --     $ 18,500
    REIT common shares......................................      --        538          542
    Hotel partnerships......................................   2,989      3,746        4,171
    Candlewood..............................................      --      1,098        6,991
    Other...................................................    (383)      (312)        (312)
                                                              ------     ------      -------
                                                              $2,606     $5,070     $ 29,892
                                                              ======     ======      =======

(8) OPERATING LEASES

     The Company occupies administrative offices under operating leases which provide for minimum annual rental charges plus a share of maintenance expenses and real estate taxes.

     Total rent expense for operating leases of office space for the years ended December 31, 1993, 1994 and 1995 amounted to approximately $816,000, $1,402,000 and $1,597,000, respectively, and $688,000 and $689,000 for the six months ended June 30, 1995 and 1996, respectively.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a schedule, by year, of future minimum rental payments required under non-cancelable operating leases for administrative office space (in thousands) as of December 31, 1995:

YEAR ENDING
DECEMBER 31,
------------
   1996.................................................................  $1,392
   1997.................................................................   1,447
   1998.................................................................     874
   1999.................................................................     591
   2000.................................................................     596
   Thereafter...........................................................   1,856
                                                                          ------
     Total future minimum lease payments................................  $6,756
                                                                          ======

(9) NOTES PAYABLE

     Note payable due December 16, 1999 with interest payable monthly at LIBOR plus a variable rate (between 0.675% and 1.50%) related to debt-to-equity and interest coverage ratios. The note payable is a credit facility which allows borrowings up to $30,000,000, all of which was available for borrowing at December 31, 1995. Subsequent to December 31, 1995 the Company borrowed $5,000,000 under this facility and repaid the entire amount prior to June 30, 1996. Interest related to this borrowing amounted to $105,000. The facility requires the payment of a quarterly commitment fee that ranges from 0.20% to 0.375% of the unused balance. The loan has various covenants which prohibit the payment of distributions (including dividends) from DHC and Doubletree Partners (which owns substantially all of the assets) to their stockholders and partners, respectively, and restricts the payment of certain expenditures based on the financial condition of the Company. Various notes receivable and stock of certain significant subsidiaries have been pledged as collateral. The loan is guaranteed by the Company, Samantha and Doubletree Partners.

     The maximum borrowing which may be outstanding under the facility declines one year prior to the maturity date to $12,500,000 and is due in full one year later. The facility provides that, at the election of the Company and approval by the Lender, the maturity dates can both be extended by one year.

     Other notes payable outstanding at December 31, 1994 and 1995 are as follows:

                                                                           1994      1995
                                                                          ------     ----
    8% note payable shareholder, repaid March 1996......................  $  902     $672
    10% note payable shareholders, repaid June 1995.....................     609       --
                                                                          ------     ----
                                                                          $1,511     $672
                                                                          ======     ====

(10) STOCKHOLDERS' EQUITY

     On July 8, 1994, the Company completed its initial public offering of 3,450,000 shares of its common stock at a price to the public of $13 per share. The net proceeds to the Company, after expenses of the offering and giving effect to the underwriter's discount, were $40,261,000. The proceeds of the offering were primarily used for the repayment of debt outstanding under the credit facility and for general corporate purposes.

     In March 1995, the Company issued 2,000 shares of common stock with a fair value at the date of issuance of $40,000 to certain non-executive employees.

     In June 1995, the Company completed an offering of 4,600,000 shares of its common stock (of which 400,000 shares were newly issued shares of the Company) at a price to the public of $19 per share. The net

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

proceeds to the Company, after expenses of the offering and giving effect to the underwriter's discount, were $6,620,000.

     In January 1995, RFS Management issued 12 restricted shares of RFS Management common stock to certain of its employees. These shares vest ratably over a four year period from the date of issuance. The estimated fair market value of these shares at issuance was $281,000. The shares were exchanged for approximately 36,500 Company common shares, subject to the same restrictions, in connection with the acquisition of RFS Management.

     In February 1996 the Company issued 2,727,811 shares (including the 36,500 restricted shares) of its common stock to acquire all of the outstanding common stock of RFS Management.

     In May 1996, the Company completed an offering of 4,234,300 shares of its common stock (of which 952,300 shares were newly issued shares of the Company) at a price to the public of $31.25 per share. The net proceeds to the Company, after expenses of the offering and giving effect to the underwriter's discount, were $27,372,000.

(11) STOCK OPTIONS

     The Company has one stock option plan, the 1994 Equity Participation Plan (the "Plan"), in which options may be granted to key personnel to purchase shares of the Company's common stock at a price not less than the current market price at the date of the grant. The options vest annually and ratably over the four-year period from the date of grant and expire ten years after the grant date. An aggregate of 3,300,000 shares have been authorized for issuance. The Plan also provides for the issuance of stock appreciation rights, restrictive stock or other awards, none of which have been granted. Activity in the stock option plan is as follows:

                                                            YEARS ENDED DECEMBER 31,      SIX MONTHS
                                                            ------------------------         ENDED
                                          PRICE RANGE         1994           1995        JUNE 30, 1996
                                        ----------------    ---------     ----------     -------------
Options outstanding, beginning of
  year................................  $13.00 - $23.50            --        967,500       1,103,500
Granted...............................  $13.00 - $28.88     1,099,500        193,000         710,270
Exercised.............................  $13.00                     --        (19,375)        (19,745)
Canceled..............................  $13.00 - $17.78      (132,000)       (37,625)        (27,250)
                                                            ---------      ---------       ---------
Options outstanding, end of period....  $13.00 - $28.88       967,500      1,103,500       1,766,775
                                                            ---------      ---------       ---------
Number of options exercisable.........  $13.00 - $20.38            --        243,750         443,275
Number of shares available for future
  issuance............................                      1,032,500        877,125       1,494,105

(12) EARNINGS PER SHARE

     For the year ended December 31, 1994, earnings per share has been calculated assuming the 15,500,000 shares issued immediately prior to the initial public offering were outstanding since January 1, 1994. Additionally, the 2,727,811 shares issued to acquire RFS Management are assumed to be outstanding for the entire years of 1994 and 1995. Per share data for 1993 has not been provided as the information is not comparable. The common equivalent shares include employee stock options which have been deemed exercised using the treasury stock method for the purpose of computing earnings per share. The Company has no outstanding securities or agreements which would result in the issuance of common shares other than common stock equivalents.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13) TRANSACTIONS WITH RELATED PARTIES

     Revenues include amounts derived from entities in which affiliates of the Company own interests and, in general, exercise operational control. Revenues derived from these entities were as follows (in thousands):

                                                                                    SIX MONTHS
                                               YEARS ENDED DECEMBER 31,           ENDED JUNE 30,
                                            -------------------------------    --------------------
                                             1993        1994        1995        1995        1996
                                            -------    --------    --------    --------    --------
REVENUES
Management fees and franchise fees........  $ 5,513    $ 15,051    $ 15,241    $  7,225    $  9,417
Leased hotel revenues.....................       --          --      11,327       4,236       8,581
Share of partnership income...............       --         243         388         424          12
Interest income...........................       30         847       1,674         706         878
Purchasing and service fees...............       96       4,436       6,288       2,745       1,389
EXPENSES
Hotel expenses............................       --          --      10,721       3,975       7,823
Administrative office rent................      334         312          73          35          35

     Additionally, the Company was reimbursed for expenses incurred in providing centralized services to its managed and/or franchised hotels related to marketing, central reservations, accounting, data processing, internal audit and training as follows:

                                                                                 SIX MONTHS
                                             YEARS ENDED DECEMBER 31,          ENDED JUNE 30,
                                          -------------------------------    ------------------
                                           1993        1994        1995       1995       1996
                                          -------    --------    --------    -------    -------
    Marketing and central
      reservations......................  $ 2,587    $ 11,129    $ 11,020    $ 4,465    $ 5,171
    Accounting, data processing,
      internal audit and training.......    1,151       2,084       1,781        835        989
                                          -------    --------    --------    -------    -------
                                          $ 3,738    $ 13,213    $ 12,801    $ 5,300    $ 6,160
                                           ======     =======     =======     ======     ======

     Amounts due from affiliates included in accounts receivable at December 31, 1994 and 1995 and June 30, 1996 are $3,877,000, $4,318,000 and $7,102,000,
respectively. Non-current amounts due from affiliates included in other assets at December 31, 1994 and 1995 and June 30, 1996 are $114,000, $147,000 and
$321,000, respectively.

     Amounts due to affiliates included in accounts payable at December 31, 1994 and 1995 and June 30, 1996 amounted to $123,000, $105,000 and $246,000, respectively.

     During 1995 RFS Management, under terms of a consulting agreement, made payments of $780,000 to Hospitality Advisory Services, Inc. ("HAS"). The consulting agreement terminated on February 27, 1996 and $75,000 was paid prior to termination. Subsequently, two of the former HAS shareholders entered into new consulting agreements, that terminate February 27, 1997, with RFS Management and were paid $70,000 in total through June 30, 1996.

(14) EMPLOYEE BENEFIT PLANS

     The Company participates in 401(k) retirement savings plans. Generally, employees who are over 21 years of age and have completed one year of service are eligible to participate in the plans. The Company, except for RFS Management, matches employee contributions up to 3% of an employee's salary. RFS Management matches employee contributions up to 2% of an employee's salary. The aggregate expense under all plans amounted to $135,000, $218,000 and $563,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company, except for RFS Management, maintains a self-insured group health plan through a Voluntary Employee Benefit Association. This plan is funded to the limits provided in the Internal Revenue Code. RFS Management maintains a self-insured group health plan. Liabilities are recorded for estimated incurred but unreported claims. Aggregate and stop loss insurance exists at amounts which limit the exposure to the Company, including RFS Management.

(15) INCOME TAXES

     The components of income tax expense consist of the following (in thousands):

                                                                  YEARS ENDED DECEMBER 31,
                                                                 --------------------------
                                                                 1993      1994       1995
                                                                 ----     ------     ------
    Federal:
      Current..................................................  $257     $1,559     $3,561
      Deferred.................................................    42      3,476      2,832
                                                                 ----     ------     ------
                                                                  299      5,035      6,393
                                                                 ----     ------     ------
    State:
      Current..................................................   115      1,382      1,532
      Deferred.................................................    --        (82)       543
                                                                 ----     ------     ------
                                                                  115      1,300      2,075
                                                                 ----     ------     ------
                                                                 $414     $6,335     $8,468
                                                                 ====     ======     ======

     The actual income tax expense differs from the expected tax expense computed by applying the Federal statutory income tax rate as a result of the following:

                                                                  YEARS ENDED DECEMBER 31,
                                                                 --------------------------
                                                                  1993      1994      1995
                                                                 ------     -----     -----
    Income tax expense at Federal statutory rate...............    34.0%     34.0%     34.0%
    Goodwill and other permanent differences...................     0.2       1.1       0.7
    State income taxes.........................................     0.8       4.3       5.5
    RFS, Inc. S Corp. earnings not taxed.......................      --        --      (2.8)
    Effect of net operating loss and other carryforwards.......   (29.2)       --        --
    Decrease in valuation allowance............................      --      (8.3)     (5.2)
    Other......................................................     2.2       1.3        --
                                                                 ------     -----     -----
                                                                    8.0%     32.4%     32.2%
                                                                 ======     =====     =====

     The income tax benefit attributable to the use of net operating loss carryforwards ("NOLs") in the year ended 1993 was $2,129,000 and $47,000 in 1994.

     Deferred income taxes result principally from amortization of management contracts, investments in partnerships and the utilization of NOLs and passive activity loss carryforwards.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are as follows (in thousands):

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1994         1995
                                                                     --------     --------
    Deferred tax assets:
      Net operating loss carryforwards.............................  $ 17,596     $ 15,288
      Passive activity loss carryforwards..........................     2,206          834
      Reserves.....................................................     3,540        3,335
      Other........................................................     2,867        3,979
      Valuation allowance..........................................   (25,522)     (22,605)
                                                                     --------     --------
         Total deferred tax assets.................................       687          831
                                                                     --------     --------
    Deferred tax liabilities:
      Management contracts.........................................   (13,457)     (13,982)
      Investments in partnerships..................................    (1,910)      (2,474)
                                                                     --------     --------
         Total deferred tax liabilities............................   (15,367)     (16,456)
                                                                     --------     --------
      Net deferred tax liability...................................  $(14,680)    $(15,625)
                                                                     ========     ========

     The Company estimates that, more likely than not, it will not realize a substantial portion of the benefits of its deferred tax assets. Accordingly, it has established a valuation allowance to reflect this uncertainty. A portion of the valuation allowance was established upon the combination of Doubletree Partners and DHC. In accordance with purchase accounting methodology, to the extent the tax benefits to which this allowance relates are recognized, the reduction in the valuation allowance will be applied to reduce goodwill. As of December 31, 1995, the amount of the valuation allowance subject to this treatment is approximately $6,500,000. During 1995, $1,530,000 was used and credited to goodwill. None of this NOL was recognized in 1994.

     The Company's federal NOLs of $40,979,000 expire as follows (in thousands):

                                                                         AMOUNT OF
YEAR OF EXPIRATION                                                      FEDERAL NOLS
------------------                                                      ------------
     2004.............................................................    $  4,320
     2005.............................................................       9,860
     2006.............................................................       1,230
     2007.............................................................          --
     2008.............................................................      13,086
     2009.............................................................      12,483
                                                                           -------
                                                                            40,979
     Passive loss carryforwards -- no stated expiration...............       2,166
                                                                           -------
                                                                          $ 43,145
                                                                           =======

     Total NOLs for state purposes are less than the amounts stated above due primarily to shorter carryforward periods.

     The Company also has passive loss carryforwards that do not have a stated expiration term. The tax benefit attributable to these federal and state NOLs and passive loss carryforwards has been calculated considering the reduced amount available for state purposes.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(16) COMMITMENTS AND CONTINGENCIES

     Certain hotel management contracts provide that if a hotel does not achieve agreed-upon performance levels, the Company may elect or may be required to fund any performance shortfalls for a specified period of time. In general, if the Company elects not to fund the shortfall, the hotel owner may elect to terminate the management contract. If the Company elects to fund the shortfall, but performance standards are not achieved at the expiration of the funding period, the owner may elect to terminate the management contract at that time. The Company funded one shortfall in the amount of $487,000 in June 1996. The Company has not funded any other shortfalls during the three year and six month period ended June 30, 1996.

     The Company has guaranteed certain mortgages, leases and construction bonds up to $6,460,000 ($2,860,000 of which are collateralized by letters of credit). The Company has also committed to lend up to $8,907,000, $7,007,000 to the owner of the Somerset hotel, of which $707,000 is for renovations and $6,300,000 is to provide bridge financing, if needed. The remaining loan commitments are to two other hotels primarily for renovations.

     In October 1995, the Company acquired a 50% interest in Candlewood Hotel Company, L.L.C. ("Candlewood"). Candlewood will compete in the extended stay market of the lodging industry and will design, develop and manage and/or franchise hotels under the Candlewood brand. The Company committed to provide $15,000,000 of capital to the venture, of which, $7,400,000 has been funded at June 30, 1996 ($1,200,000 at December 31, 1995). The Company expects to fund the remainder of its commitment by December 31, 1996.

     In addition, in August 1996 Doubletree committed to provide a credit support for a loan facility that will be utilized by Candlewood to arrange construction and permanent financing for Candlewood franchisees on terms that, in most cases, are much more attractive than that which the franchisees could obtain on their own. The source of the loan facility will be General Motors Acceptance Corporation Mortgage Group. In providing such credit support, Doubletree's maximum exposure on any one Candlewood franchise will be approximately $1 million, with the aggregate amount of exposure for all such credit support capped at between $20 to $30 million.

     In August 1996, Doubletree and Patriot American Hospitality, Inc. formed a joint venture wherein Doubletree will invest up to $20.0 million of capital to be combined with up to $200.0 million of capital from Patriot to be used for the acquisition of hotels. Doubletree will have a 10% interest in the Venture.

     The Company has a commitment to contribute an additional $3,127,000 to an investment partnership formed for the purpose of acquiring hotel properties. The Company has a 4.35% limited partnership interest and it is anticipated that at least 50% of the properties acquired will be either managed and/or franchised by the Company.

     The Company is a defendant in various litigation matters arising from the normal course of its operations. While it is not feasible to predict or determine the ultimate outcome of these matters, it is the opinion of management that their ultimate outcome is not likely to have a material adverse effect on the results of operations and the financial position of the Company.

     Metropolitan Life has indemnified the Company against any litigation matters which occurred prior to the date of acquisition of MetHotels by DHC (December 6, 1990), and certain indemnification by Canadian Pacific exists for events which transpired from December 6, 1990 to December 16, 1993.

     Four of the hotels leased by the Company are managed by others under agreements with terms of ten to twenty years. Management fees are based on a percentage of each hotel's revenues.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(17) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                               DECEMBER 31,          JUNE
                                                            -------------------       30,
                                                             1994        1995        1996
                                                            -------     -------     -------
    Accounts payable......................................  $ 6,342     $ 5,592     $ 5,290
    Payroll and related costs.............................    3,395       4,805       4,518
    Leased and owned hotel expenses.......................    1,609       3,290       4,586
    Deferred compensation.................................    2,702       2,106       2,005
    Marketing costs.......................................    2,449       2,038       2,168
    Business combination expenses.........................    1,013       2,555       1,077
    Insurance expense.....................................    1,237       1,055       1,980
    Professional fees.....................................    1,209         679         739
    Sales tax.............................................      760       1,102       1,427
    Other.................................................    1,789       1,850       1,557
                                                            -------     -------     -------
                                                            $22,505     $25,072     $25,347
                                                            =======     =======     =======

(18) REIMBURSABLE COSTS

     The Company is reimbursed for costs associated with providing central reservations, sales and marketing, accounting, data processing, internal audit and employee training services to managed hotels. The Company is also reimbursed for central reservations and marketing services provided to franchised hotels. Such costs primarily consist of personnel and related fringe benefits, advertising, promotional fees and reservation service costs.

(19) MANAGEMENT CONTRACTS

     An analysis of management contract activity follows (in thousands):

    Balance at December 31, 1992...............................................  $   423
    Contracts acquired at acquisition of DHC...................................   42,000
    Amortization...............................................................     (135)
                                                                                 -------
    Balance at December 31, 1993...............................................   42,288
    Contracts acquired.........................................................    6,607
    Contract conversions and terminations......................................   (1,718)
    Amortization...............................................................   (1,805)
                                                                                 -------
    Balance at December 31, 1994...............................................   45,372
    Contracts acquired.........................................................    7,181
    Contract conversions and terminations......................................     (562)
    Amortization...............................................................   (2,357)
                                                                                 -------
    Balance at December 31, 1995...............................................   49,634
    Contracts acquired (unaudited).............................................      811
    Contract conversions and terminations (unaudited)..........................     (500)
    Amortization (unaudited)...................................................   (1,670)
                                                                                 -------
    Balance at June 30, 1996 (unaudited).......................................  $48,275
                                                                                 =======

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(20) FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, notes and other receivables, accounts payable and accrued expenses, accrued interest payable and income taxes payable, each as included in the consolidated balance sheets under such captions. With the exception of notes and other receivables and the investment in RFS Partnership L.P. units, the carrying amounts of all other classes of financial instruments approximate fair value due to the short maturity of those instruments or, in the case of marketable equity securities they are carried at their estimated fair value. The Company has determined that the fair value of its notes receivable is not significantly different from their carrying value based on interest rate and payment terms the Company would currently offer on notes with similar security to borrowers of similar creditworthiness. RFS Partnership L.P. units, which are convertible into REIT common shares, have a carrying value of $841,000 and an estimated fair value of $1,197,000 at December 31, 1995.

(21) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly financial information for the years ended December 31, 1994 and 1995, restated to reflect the acquisition of RFS Management, is presented below (in thousands except per share data). The sum of the individual quarterly data may not equal the annual data due to rounding.

                                                                 QUARTER ENDED
                                           ---------------------------------------------------------
                                           MARCH 31,     JUNE 30,     SEPTEMBER 30,     DECEMBER 31,
                                           ---------     --------     -------------     ------------
    1994
    Total revenues.......................   $17,186      $ 23,913        $33,272          $ 38,111
    Net income...........................     1,884(a)      3,821(a)       4,180             3,350
    Earnings per share...................   $  0.10(a)   $   0.21(a)     $  0.19          $   0.15
    Weighted average common and common
      equivalent shares outstanding......    18,228        18,228         21,900            21,938

---------------
(a) The Company's effective tax rate for the quarters ended March 31 and June 30 was 29% and 25%, respectively, due to the organizational structure of the Company prior to its initial public offering. Had a 35% rate been incurred, net income and earnings per share would have been $1,648 and $0.09 per share and $3,073 and $0.17 per share, respectively.

                                                                 QUARTER ENDED
                                           ---------------------------------------------------------
                                           MARCH 31,     JUNE 30,     SEPTEMBER 30,     DECEMBER 31,
                                           ---------     --------     -------------     ------------
    1995
    Total revenues.......................   $40,580      $ 50,771        $52,891          $ 52,344
    Net income...........................     3,645         5,742          5,606             2,798(b)
    Earnings per share...................   $  0.17      $   0.26        $  0.25          $   0.12
    Net income -- pro forma(c)...........   $ 3,490      $  5,360        $ 5,311          $  4,575(d)
    Earnings per share -- pro forma(c)...   $  0.16      $   0.24        $  0.24          $   0.20(d)
    Weighted average common and common
      equivalent shares outstanding......    21,910        22,057         22,443            22,472

---------------
(b) Includes $2,565,000 of business combination expenses.

               DOUBLETREE CORPORATION AND SUBSIDIARIES (COMPANY)
                    SAMANTHA HOTEL CORPORATION (PREDECESSOR)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(c) Effective January 1, 1995 RFS Management elected to be taxed as a Subchapter S Corporation for federal income tax purposes. As a result, it was generally not liable for income taxes and its financial statements for the year ended December 31, 1995 did not include a provision for federal income taxes. A pro forma adjustment to each quarter increasing the provision for income taxes by approximately $0.8 million in the aggregate has been reflected in the 1995 pro forma results.

(d) Excludes $2,565,000 of business combination expenses and provides for a related increase in income tax expense.

                                                                          QUARTER ENDED
                                                                      ----------------------
                                                                      MARCH 31,     JUNE 30,
                                                                      ---------     --------
    1996
    Total Revenues..................................................   $53,829      $ 63,547
    Net income......................................................     4,878         7,549
    Earnings per share..............................................   $  0.22      $   0.33
    Weighted average common and common equivalent shares
      outstanding...................................................    22,584        23,173

(22) SUBSEQUENT EVENT (UNAUDITED)

     On September 12, 1996, Doubletree, through a subsidiary, entered into an Agreement and Plan of Merger with Red Lion Hotels, Inc. ("Red Lion"), whereby Doubletree would acquire all of the outstanding common stock of Red Lion. Red Lion is a full service hospitality company that owns, leases and/or manages 55 hotels as of June 30, 1996 principally in the western United States. The purchase price, which is subject to adjustment, and includes the assumption of approximately $213.3 million of indebtedness, is approximately $1.2 billion and is anticipated to be funded with a combination of newly-issued shares of Doubletree Common Stock, $600.0 million in institutional debt, and existing cash. Consummation of the transaction is subject to certain conditions and is expected to be completed prior to December 31, 1996.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Red Lion Hotels, Inc.:

     We have audited the accompanying consolidated balance sheet of Red Lion Hotels, Inc. and subsidiaries (the "Company") as of December 31, 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the ten month period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Red Lion Hotels, Inc. and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the ten month period ended December 31, 1995, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Portland, Oregon
February 24, 1996

                             RED LION HOTELS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                        JUNE 30,
                                                                       DECEMBER 31,       1996
                                                                           1995         (UNAUDITED)
                                                                       ------------     --------
ASSETS
Current Assets:
  Cash and cash equivalents..........................................    $ 68,355       $ 36,509
  Accounts receivable, net...........................................      19,709         21,761
  Accounts receivable -- affiliates..................................      12,096          4,572
  Inventories........................................................       6,339          6,286
  Prepaid expenses and other current assets..........................       5,461          4,596
  Deferred income taxes..............................................       2,306          2,796
                                                                         --------       --------
          Total current assets.......................................     114,266         76,520
Property and Equipment, net..........................................     336,269        375,567
Investment in and Advances to Unconsolidated Joint Ventures..........      16,429         16,274
Goodwill, net........................................................      21,508         21,147
Deferred Income Taxes................................................       6,571          4,773
Due from Affiliate...................................................      20,828         25,758
Other Assets, net....................................................      11,049         11,844
                                                                         --------       --------
                                                                         $526,920       $531,883
                                                                         ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...................................................    $ 23,618       $ 18,086
  Accrued expenses...................................................      37,197         38,288
  Current portion of long-term debt..................................       7,759          9,219
                                                                         --------       --------
          Total current liabilities..................................      68,574         65,593
Long-Term Debt, net of current portion...............................     215,608        204,109
Other Long-Term Obligations..........................................      11,169         11,776
Joint Venturers' Interest............................................       1,290          1,290
                                                                         --------       --------
          Total liabilities..........................................     296,641        282,768
                                                                         --------       --------
Commitments and Contingencies (Notes 5 and 11)
Stockholders' Equity:
  Preferred stock, $.01 par value; 10,000,000 shares authorized;
     0 shares issued and outstanding.................................          --             --
  Common stock, $.01 par value; 100,000,000 shares authorized;
     31,312,500 shares issued and outstanding........................         313            313
  Additional paid-in capital and net assets contributed..............     214,361        214,361
  Retained earnings..................................................      15,605         34,441
                                                                         --------       --------
          Total stockholders' equity.................................     230,279        249,115
                                                                         --------       --------
                                                                         $526,920       $531,883
                                                                         ========       ========

                See notes to consolidated financial statements.

                             RED LION HOTELS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                            FOUR             SIX
                                                                        MONTHS ENDED     MONTHS ENDED
                                                         TEN              JUNE 30,         JUNE 30,
                                                    MONTHS ENDED            1995             1996
                                                  DECEMBER 31, 1995     (UNAUDITED)      (UNAUDITED)
                                                  -----------------     ------------     ------------
Revenues:
  Rooms.........................................     $   115,370          $     --       $   147,445
  Food and beverage.............................          72,711                --            81,389
  Other.........................................          26,688             3,421            29,133
                                                     -----------        -----------          -------
          Total revenues........................         214,769             3,421           257,967
Operating Costs and Expenses:
  Departmental direct expenses:
     Rooms......................................          28,723                --            36,991
     Food and beverage..........................          54,181                --            63,634
     Other......................................           7,996                --            10,079
  Property indirect expenses....................          43,668                --            55,163
  Other costs...................................          17,111               189            18,028
  Depreciation and amortization.................           8,715               721             9,167
  Payments due to owners of managed hotels......          19,428               295            26,178
  Expenses resulting from the Formation and
     Offering...................................          14,662                --                --
                                                     -----------        -----------          -------
  Operating Income..............................          20,285             2,216            38,727
Equity in Earnings of Unconsolidated Joint
  Ventures......................................             685                --             1,423
Other Income (Expense):
  Interest income...............................           1,600                --             1,275
  Interest expense..............................          (9,707)           (1,256)           (9,054 )
                                                     -----------        -----------          -------
          Total other expense...................          (8,107)           (1,256)           (7,779 )
                                                     -----------        -----------          -------
  Income Before Joint Venturers' Interests......          12,863               960            32,371
Joint Venturers' Interests......................          (1,365)             (570)             (978 )
                                                     -----------        -----------          -------
  Income Before Income Taxes....................          11,498               390            31,393
Income Tax Benefit (Expense)....................           4,107             1,044           (12,557 )
                                                     -----------        -----------          -------
Net Income......................................     $    15,605          $  1,434       $    18,836
                                                     ===========        ===========          =======
Earnings Per Common Share.......................     $      1.00          $ 14,340       $      0.60
                                                     ===========        ===========          =======
Weighted Average Common Shares Outstanding......      15,656,300               100        31,312,500
                                                     ===========        ===========          =======

                See notes to consolidated financial statements.

                             RED LION HOTELS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                 ADDITIONAL
                                                                   PAID-IN
                                             COMMON STOCK        CAPITAL AND
                                           -----------------     NET ASSETS      RETAINED
                                           SHARES     AMOUNT     CONTRIBUTED     EARNINGS      TOTAL
                                           ------     ------     -----------     --------     --------
Balance at February 28, 1995.............      --      $ --       $      --      $     --     $     --
Net assets contributed...................  20,900       209          34,427            --       34,636
Net proceeds from initial public
  offering...............................  10,063       101         173,287            --      173,388
Issuance of shares in conjunction with
  termination of an incentive unit
  plan...................................     350         3           6,647            --        6,650
Net income...............................      --        --                        15,605       15,605
                                           ------      ----        --------       -------     --------
Balance at December 31, 1995.............  31,313       313         214,361        15,605      230,279
Net income (unaudited)...................      --        --              --        18,836       18,836
                                           ------      ----        --------       -------     --------
Balance at June 30, 1996 (unaudited).....  31,313      $313       $ 214,361      $ 34,441     $249,115
                                           ======      ====        ========       =======     ========

                See notes to consolidated financial statements.

                             RED LION HOTELS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                           FOUR MONTHS     SIX MONTHS
                                                                                              ENDED          ENDED
                                                                                             JUNE 30,       JUNE 30,
                                                                       TEN MONTHS ENDED        1995           1996
                                                                       DECEMBER 31, 1995   (UNAUDITED)    (UNAUDITED)
                                                                       -----------------   ------------   ------------
Cash Flows from Operating Activities:
  Net income.........................................................      $  15,605         $  1,434       $ 18,836
  Adjustments to reconcile net income to cash provided by operating activities:
    Income attributable to joint venturers' interest.................          1,365              570            978
    Distributions to joint venturers.................................         (1,702)              --           (557)
    Equity in earnings of unconsolidated joint ventures..............           (685)              --         (1,423)
    Depreciation and amortization....................................          8,715              721          9,167
    Amortization of other assets.....................................          1,092               83            656
    Deferred income taxes............................................         (8,877)          (1,200)         1,308
    Issuance of common stock in connection with termination of the
      incentive unit plan............................................          6,650               --             --
    Changes in assets and liabilities:
      Accounts receivable............................................         (1,097)          (1,278)        (2,052)
      Accounts receivable -- affiliates..............................         (2,015)              --          7,524
      Inventories....................................................           (413)              --             53
      Prepaid expenses and other current assets......................           (427)              --            865
      Accounts payable, accrued expenses and other long-term
         obligations.................................................         17,683               --         (4,255)
                                                                            --------          -------       --------
         Net cash provided by operating activities...................         35,894              330         31,100
                                                                            --------          -------       --------
Cash Flows from Investing Activities:
  Purchase of property and equipment, net............................        (16,499)            (330)       (48,735)
  Net increase in due from affiliates................................         (8,017)              --         (4,930)
  Net increase in other assets.......................................                              --           (820)
  Net (increase) decrease in advances to and investments in
    unconsolidated joint ventures....................................         (3,509)              --          1,451
  Distributions from unconsolidated joint ventures...................            160               --            127
  Other investing activities.........................................            501               --             --
                                                                            --------          -------       --------
         Net cash used in investing activities.......................        (27,364)            (330)       (52,907)
                                                                            --------          -------       --------
Cash Flows from Financing Activities:
  Cash received from contribution of assets..........................         10,480               --             --
  Net proceeds from common stock issued in the Offering..............        173,388               --             --
  Proceeds from long-term borrowings.................................        135,000               --          9,000
  Repayment of long-term borrowings..................................       (256,467)              --        (19,237)
  Increase in note payable...........................................            165               --            198
  Other financing activities.........................................         (2,741)              --             --
                                                                            --------          -------       --------
         Net cash provided by (used in) financing activities.........         59,825               --        (10,039)
                                                                            --------          -------       --------
Net Increase (Decrease) in Cash and Cash Equivalents.................         68,355               --        (31,846)
Cash and Cash Equivalents at Beginning of Period.....................             --               --         68,355
                                                                            --------          -------       --------
Cash and Cash Equivalents at End of Period...........................      $  68,355         $     --       $ 36,509
                                                                            ========          =======       ========
Supplemental Disclosure of Cash Flow Information:
  Cash paid for:
    Interest.........................................................      $   8,133         $  1,252       $  9,211
    Income taxes.....................................................          2,945               --          7,945
Noncash Investing and Financing Activities:
    Net assets (other than cash) contributed by Historical Red Lion
      (Note 1), including property and equipment of $327,928,
      long-term debt of $344,500, investments in and advances to unconsolidated joint ventures of $12,790, other assets and amounts receivable from affiliates of $54,644, other long-term obligations of $7,396, joint venturers' interests of $1,742, and current assets and current liabilities of $29,572 and
      $47,140, respectively..........................................      $  24,156         $     93       $     --

                See notes to consolidated financial statements.

                             RED LION HOTELS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS AND BASIS OF PRESENTATION

  Nature of Operations

     Red Lion Hotels, Inc. together with its subsidiaries ("Red Lion" or the "Company") is a full service hospitality company operating 55 hotels in 10 western states. A typical Red Lion property is a full service hotel located in close proximity to a business or commercial center, airport, major highway or tourist destination. Red Lion hotels target the business traveler (both individual and group) and compete primarily in the upscale segment of the lodging industry.

     The Company was incorporated in Delaware in March 1994 as a wholly owned subsidiary of Red Lion, a California Limited Partnership ("Historical Red Lion"). The Company's operations commenced in March 1995 when Historical Red Lion contributed to the Company a 49.4% interest in a joint venture (the "Santa Barbara Joint Venture") which owns Fess Parker's Red Lion Resort (the "Santa Barbara Hotel") located in Santa Barbara, California.

     The Company initiated an initial public offering of a portion of its common stock on July 26, 1995 (the "Offering"), which closed August 1, 1995, raising net proceeds of approximately $173 million. After giving effect to the Offering, Historical Red Lion owns approximately 67% of the Company.

     On August 1, 1995, prior to the closing of the Offering, Historical Red Lion repaid certain of its outstanding indebtedness with existing cash balances and contributed substantially all of its assets (excluding 17 hotels and certain related obligations (the "Leased Hotels"), certain minority joint venture interests and certain current assets) and certain liabilities to the Company (the "Formation"). Historical Red Lion subsequent to the Formation and refinancing of the Company (the "Partnership") retained the Leased Hotels and the related goodwill, deferred loan costs and mortgage debt, certain minority joint venture interests and certain current assets.

     On August 1, 1995, the Company refinanced or repaid substantially all of the debt contributed pursuant to the Formation with the net proceeds of the Offering, borrowings under a new term loan and existing cash (the
"Refinancing"). The Company also entered into a long-term master lease with the Partnership for the Leased Hotels.

  Basis of Presentation

     The accompanying financial statements reflect the contribution, at Historical Red Lion's net book value, of the interest in the Santa Barbara Joint Venture. Accordingly, the Santa Barbara Joint Venture has been consolidated with the Company in the accompanying financial statements prior to the Formation. In connection with the Formation, the other assets and liabilities contributed by Historical Red Lion have been recorded in the accompanying consolidated financial statements at Historical Red Lion's net book value at August 1, 1995. There were no operations of the Company prior to the contribution of the Santa Barbara Joint Venture. Therefore, the accompanying consolidated financial statements reflect ten months rather than twelve months of 1995 operations, consisting of the results of the Santa Barbara Joint Venture for ten months and the results of the other hotels and operations contributed pursuant to the Formation for five months.

     The Santa Barbara Joint Venture contribution did not transfer the right to manage the operations of the Santa Barbara Hotel to the Company. Therefore, the financial statements of the Company prior to the Formation do not include the operating revenues and expenses of the Santa Barbara Hotel or that hotel's current assets and current liabilities. These amounts were included in the financial statements of Historical Red Lion, which continued to manage the Santa Barbara Hotel. The right to manage the operations of the Santa Barbara Hotel was transferred to the Company at Formation, and that hotel's operating revenues, expenses and current assets and current liabilities are reflected in the consolidated financial statements of the Company beginning August 1, 1995.

                             RED LION HOTELS, INC.

     The consolidated financial statements include seven joint ventures in which the Company holds a 49.9% interest. When combined with the interests retained by the Partnership, the Company and the Partnership own at least 50% of these joint ventures. Pursuant to an agreement between the Company and the Partnership, the Company has the power, in its sole discretion, to prescribe the Partnership's conduct with respect to the joint venture interests held by the Partnership. Accordingly, the Company consolidates the four joint ventures in which the combined interests of the Partnership and the Company exceed 50%. The Company consolidates one of its 50% owned joint ventures because the Company controls the joint venture through contractual arrangements, has the majority of capital at risk through its significant ownership percentage and has guaranteed 100% of the joint venture's third party debt. The unconsolidated joint ventures, including one other 10% owned joint venture, are accounted for on the equity method of accounting.

     In 1987, Historical Red Lion sold its interest in 10 hotels to Red Lion Inns Limited Partnership, a publicly traded limited partnership (the "MLP"). Red Lion Properties, Inc., the general partner of the MLP, was contributed to the Company in connection with the Formation and is a wholly owned subsidiary of the Company. The MLP's public limited partners have an effective 98.01% ownership interest in the MLP's hotels with the general partner retaining the remaining
1.99 % ownership interest. The Company operates the MLP's hotels under a management agreement.

     Operating revenues, expenses and current assets and current liabilities of the MLP and other management contract hotels (including the three unconsolidated joint ventures which are also managed by the Company) are included in the accompanying consolidated financial statements because the operating responsibilities associated with these hotels are substantially the same as those for owned hotels. The operating profit, net of management fee income earned by the Company for managed hotels, is recorded as an expense in the accompanying consolidated statements of income. The consolidated financial statements include current assets and current liabilities of $9,933,000 and $8,843,000 (unaudited) at December 31, 1995 and June 30, 1996, respectively, and operating revenues of $73,685,000 and $95,128,000 (unaudited) and operating expenses of $49,263,000 and $62,811,000 (unaudited) for the ten months ended December 31, 1995 and six months ended June 30, 1996, respectively, related to the operation of the MLP and other management contract hotels.

     One wholly owned hotel was acquired by Historical Red Lion in 1989 subject to a nonrecourse cash flow mortgage which requires interest payments contingent on achieving certain levels of performance. Because of the nonrecourse and cash flow nature of the loan, the mortgage has not been recorded as an obligation and the property and equipment of the hotel are excluded from the consolidated financial statements. The mortgage is in substance a management contract with a purchase option. Accordingly, the hotel is treated as a management contract in the accompanying consolidated financial statements.

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. While management endeavors to make accurate estimates, actual results could differ from estimates.

     All significant intercompany accounts and transactions have been eliminated in consolidation.

     The unaudited consolidated financial statements reflect, in the opinion of the management, all adjustments, all of which are of a normal recurring nature, necessary to present fairly the financial position of the Company at June 30, 1996 and the results of operations and cash flows for the six month period ended June 30, 1996 and for the four month period ended June 30, 1995. Interim results are not necessarily indicative of results to be expected for a full fiscal year.

     Certain prior year amounts have been reclassified to conform to the current year presentation.

                             RED LION HOTELS, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, cash in banks, time deposits, commercial paper and U.S. government and other short-term securities with maturities of three months or less when purchased. The carrying amount approximates fair value because of the short-term maturity of these instruments. The balance at December 31, 1995 and June 30, 1996 includes commercial paper of $6,991,000 and $0 (unaudited) and government obligations of $58,443,000 and $32,463,000 (unaudited), respectively.

  Accounts Receivable

     Accounts receivable are shown net of allowances for doubtful accounts of $361,000 and $221,000 (unaudited) at December 31, 1995 and June 30, 1996, respectively.

  Inventories

     Inventories consist primarily of consumable supplies as well as food and beverage products held for sale. Inventories are valued at the lower of cost, determined on a first-in, first-out basis, or market.

  Property and Equipment

     Property and equipment consist of the following (in thousands):

                                                  DECEMBER      JUNE 30,
                                                     31,          1996
                                                    1995       (UNAUDITED)
                                                 -----------   -----------
Land...........................................   $  48,126     $  53,195
Buildings and improvements.....................     321,940       345,580
Furnishings and equipment......................     122,351       131,166
Construction in progress.......................      14,834        19,803
                                                  ---------
                                                    507,251       549,744
Accumulated depreciation.......................    (170,982)     (174,177)
                                                  ---------
                                                  $ 336,269     $ 375,567
                                                  =========

     Property and equipment are stated at Historical Red Lion's carrying value at the date of contribution, plus additions, at cost, made subsequent to the contribution. Additions and improvements are capitalized at cost, including interest costs incurred during construction. Normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation and amortization are removed from the respective accounts and the resulting gain or loss, if any, is included in income.

     Base stock (linens, china, silverware and glassware) is depreciated to 50% of its initial cost on a straight-line basis over three years. Subsequent replacements are expensed when placed in service. The carrying value of base stock is included in furnishings and equipment.

     Depreciation is computed on a straight-line basis using the following estimated useful lives:

        Building and improvements.....................................  10 to 40 years
        Furnishings and equipment.....................................  5 to 15 years

                             RED LION HOTELS, INC.

  Investment in and Advances to Unconsolidated Joint Ventures

     The Company is a partner in three joint ventures which are accounted for on the equity method of accounting. The Company's equity in and advances to these joint ventures are shown under the caption "Investment in and Advances to Unconsolidated Joint Ventures" in the consolidated balance sheets. Because the Company manages these joint ventures, they are accounted for as managed hotels, and therefore, the operating revenues, expenses and current assets and current liabilities of the hotels are included in the consolidated financial statements.

     Profits and losses of these joint ventures are allocated in accordance with the joint venture agreements. The Company's share of the income or losses of the joint ventures (after management fee income) is recorded under the caption "Equity in Earnings of Unconsolidated Joint Ventures" in the consolidated statements of income. If a joint venture experiences operating losses which reduce the other joint venture partner's equity to a zero balance, the loss which would otherwise be attributable to the other joint venturer is absorbed within the Company's consolidated operating results.

     Summarized financial information for the unconsolidated joint ventures, excluding the current assets and current liabilities and operating revenues and expenses included in the Company's consolidated financial statements, is as follows (in thousands and unaudited):

                                                             DECEMBER
                                                                31,        JUNE 30,
                                                               1995          1996
                                                            -----------   -----------
                                           ASSETS
        Property and equipment, net.......................   $  35,263     $  34,486
        Goodwill, net.....................................         678           667
        Deferred loan costs...............................         541           498
                                                              --------     ---------
                                                             $  36,482     $  35,651
                                                              ========     =========
                              LIABILITIES AND PARTNERS' DEFICIT
        Net working capital...............................   $   1,741     $     842
        Long-term debt, excluding current portion.........      21,841        21,364
        Company advances..................................      27,384        27,606
        Partners' deficit.................................     (14,484)      (14,161)
                                                              --------     ---------
                                                             $  36,482     $  35,651
                                                              ========     =========

                                                            TEN MONTHS
                                                               ENDED      SIX MONTHS
                                                             DECEMBER        ENDED
                                                                31,        JUNE 30,
                                                               1995          1996
                                                            -----------   -----------
        Revenues (payments from the Company representing
          gross operating profit, net of management
          fees)...........................................   $   2,729     $   4,996
        Expenses (principally depreciation and interest on
          outside debt and Company advances)..............       3,276         5,215
                                                            -----------   -----------
        Net...............................................   $    (547)    $    (219)
                                                            ============  ===========

  Goodwill

     Historical Red Lion acquired interests in certain hotels, motor inns and supporting auxiliary enterprises in 1985. Goodwill resulted from the acquisition and represents the excess of purchase price over the fair value of net assets acquired. Goodwill relates primarily to the hotels contributed to the Company by Historical Red Lion and is being amortized on a straight-line basis over its estimated useful life of approximately 40 years. Amortization expense was $301,000 and $361,000 (unaudited) for the ten months ended December 31, 1995

                             RED LION HOTELS, INC.

and six months ended June 30, 1996, respectively. Accumulated amortization aggregated $7,219,000 and $7,580,000(unaudited) at December 31, 1995 and June 30, 1996, respectively.

  Deferred Loan Costs

     Deferred loan costs incurred in connection with the Company's indebtedness are included in other assets, net, and are amortized over the life of the associated debt.

  Accrued Expenses

     Accrued expenses include the following items (in thousands):

                                                             DECEMBER      JUNE 30,
                                                                31,          1996
                                                               1995       (UNAUDITED)
                                                            -----------   -----------
        Accrued payroll and related costs.................    $22,253       $20,085
        Accrued interest..................................      2,311         2,153
        Other.............................................     12,633        16,050
                                                              -------       -------
                                                              $37,197       $38,288
                                                              =======       =======

  Other Long-Term Obligations

     The Company provides for the uninsured portions of medical, property, liability and workers compensation claims. Such costs are estimated each year based on historical claims data relating to operations. While actual results may vary from estimates, the Company maintains stop-loss insurance to minimize the effect of large claims on financial results. The long-term portion of accrued claims costs relates primarily to general liability and workers compensation claims which are not expected to be paid within one year and is reflected in other long-term obligations.

     The Company's retirement savings plan includes a non-qualified Supplemental Employee Retirement Plan ("SERP") designed to supplement key employees whose benefits would otherwise be reduced due to certain statutory limits of a 401(k) plan. In addition, the Chief Executive Officer of the Company has entered into a separate supplemental income retirement agreement with the Company. Both of these obligations are reflected in long-term obligations.

  Income Taxes

     The Company utilizes the liability method to account for income taxes. Under the liability method, deferred taxes are provided for the effects of temporary differences between the financial statement and tax bases of assets and liabilities.

  Property Indirect Expenses

     Property indirect expenses include undistributed property expenses for selling, general and administrative, utilities, repairs and maintenance and an allocation of certain corporate services (such as marketing, legal, tax and accounting services) related to the operation of the properties.

  Other Costs

     Other costs include corporate administrative and general expenses, property taxes, insurance, leases and other miscellaneous costs.

                             RED LION HOTELS, INC.

  Payments Due to Owners of Managed Hotels

     Payments due to owners of managed hotels is analogous to rent owed to outside owners due to the nature of the management contracts and the control the Company has over operations. The amounts shown in the consolidated statement of income are net of management fee income of $4,994,000 and $6,138,000 (unaudited) earned by the Company for the ten months ended December 31, 1995 and six months ended June 30, 1996, respectively.

  Joint Venturers' Interests

     The Company is a partner in eight joint ventures, each of which owns a separate hotel. The assets and liabilities of five of the eight joint ventures are fully consolidated due to the Company's control of the ventures. The other joint ventures are accounted for on the equity method of accounting (see "Investment in Unconsolidated Joint Ventures"). The caption "joint venturers' interests" represents the net equity attributable to the joint venturers' interests, including their share of income, losses, distributions and contributions.

     Profits and losses of each joint venture are allocated in accordance with the joint venture agreement. If a joint venture experiences operating losses which reduce the other joint venture partner's equity to a zero balance, the loss which would otherwise be attributable to the other joint venturer is absorbed within the Company's consolidated operating results.

  Earnings per Share and Stock Options

     Earnings per share is computed based on the weighted average number of common shares outstanding during the period. Common stock equivalents have not been included in the earnings per share calculation since their effect is immaterial.

  Impairment of Long-Lived Assets

     In March 1995, the Company adopted Statement of Financial Accounting Standards (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Management evaluates its ability to recover the recorded value of long-lived assets such as property and equipment, goodwill, investments in and advances to unconsolidated joint ventures and deferred loan costs at least annually, unless events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the sum of projected undiscounted future cash flows is less than the carrying amount of the asset, an impairment loss would be recognized to the extent that the carrying amount of the asset differs from its fair value measured on a discounted cash flow basis. No impairment losses were recorded for the ten months ended December 31, 1995 or six months June 30, 1996.

3.  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," effective January 1, 1996. SFAS No. 123 defines a fair value based method of accounting for employee stock options or similar instruments and permits companies to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows a company to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." The Company has elected to continue to measure compensation cost in conformity with APB No. 25 and to make pro forma disclosures of net income and earnings per share in its annual report on Form 10-K for the year ended December 31, 1996, as if the fair value based method of accounting defined in SFAS No. 123 had been applied.

                             RED LION HOTELS, INC.

4.  LONG-TERM DEBT AND CREDIT FACILITIES

     Long-term debt consists of the following (in thousands):

                                                  DECEMBER      JUNE 30,
                                                     31,          1996
                                                    1995       (UNAUDITED)
                                                 -----------   -----------
Term loan, LIBOR plus 2% (8.0% at December 31,
  1995 and 7.5% at June 30, 1996) payable
  through 2002.................................   $ 133,750     $ 123,869
Mortgages, variable rates (7.0% - 8.3% at
  December 31, 1995 and 6.6% - 7.0% at June 30,
  1996) payable through 1998...................      84,900        84,545
Note payable, 8.69, payable through 2022.......       4,717         4,914
                                                   --------     ---------
                                                    223,367       213,328
Current portion of long-term debt..............      (7,759)       (9,219)
                                                   --------     ---------
Long-term debt, net of current portion.........   $ 215,608     $ 204,109
                                                   ========     =========

     The annual principal requirements for the five years subsequent to June 30, 1996 are as follows (in thousands and unaudited):

            1997......................................................  $  9,219
            1998......................................................   101,045
            1999......................................................    19,375
            2000......................................................    20,000
            2001......................................................    27,125
            Thereafter................................................    36,564
                                                                        --------
                                                                        $213,328
                                                                        ========

     The Company has available a $130 million credit line facility of which $80 million is available for acquisitions and $50 million is available for working capital requirements. The credit line facility has a term of seven years. The term loan and credit line facility (collectively the "Credit Facility") carry a variable interest rate based on LIBOR plus 2% (8.0% at December 31, 1995 and 7.5% at June 30, 1996). Quarterly mandatory prepayments which increase over the term of the Credit Facility are required. In addition, in March of each year a mandatory prepayment of the Credit Facility is required in an amount equal to 50% of annual excess cash flow (as defined in the credit agreement) for the prior fiscal year. The $80.0 million available for acquisitions is anticipated to be utilized by the Company to finance the addition of hotels to the Red Lion chain through acquisitions, management contracts, joint ventures or leases. At June 30, 1996, there was no outstanding balance on the credit line facility. All debt and credit facilities are secured by the hotels owned by the Company or by its joint venture interests.

     The Company's credit facilities contain covenants which, among other things, prohibit the payment of cash dividends, require certain levels of tangible net worth and require the maintenance of debt coverage, interest coverage, leverage and debt-to-equity ratios. As of December 31, 1995, the Company was in compliance with these covenants.

     The Company had outstanding letters of credit totaling $5,604,000 (unaudited) at June 30, 1996. These letters of credit expire at various dates ranging from July to October, 1996.

                             RED LION HOTELS, INC.

  Interest Rate Swap Agreements

     The Company enters into interest rate swap agreements in order to reduce its exposure to interest rate fluctuations. The agreements have effectively converted floating rate debt, which is tied to LIBOR, to fixed rates. Accordingly, the net interest received or paid on the interest rate swap is recorded as an adjustment to interest expense.

     At December 31, 1995 and June 30, 1996, the Company had three interest rate swap agreements outstanding which have substantially converted $75 million of debt from floating LIBOR based rates to fixed rates ranging from 5.19% to 5.57%. The agreements expire from September 1997 to March 1998. Interest income earned by the Company relating to interest rate swap agreements for the ten months ended December 31, 1995 and six months ended June 30, 1996, was $215,000 and $74,000 (unaudited), respectively, and is included as an adjustment to interest expense.

     These agreements are with major commercial banks and management does not anticipate a credit loss due to nonperformance.

5.  LEASES

     Certain hotels are located on leased land. Certain leases contain rental provisions and renewal options which are based on a percentage of revenues, changes in the Consumer Price Index or changes in property values. All land leases extend over the remaining estimated useful lives of the buildings situated thereon. The Company also leases certain office space and equipment under operating leases. The Company leases 17 hotels (Leased Hotels) from the Partnership. The Leased Hotels are leased for an initial term of 15 years. The Company may extend the lease on a hotel-by-hotel basis for five additional five-year periods at comparable terms. Total land, office and equipment and Leased Hotels rent expense was $6,676,000 and $8,342,000 (unaudited) for the ten months ended December 31, 1995 and six months ended June 30, 1996, respectively. Future minimum rental payments required under land, office and equipment leases and Leased Hotels for the five years subsequent to June 30, 1996 are as follows (in thousands and unaudited):

            1997......................................................  $ 16,403
            1998......................................................    16,367
            1999......................................................    16,050
            2000......................................................    16,029
            2001......................................................    16,004
            Thereafter................................................   155,490
                                                                        --------
                                                                        $236,343
                                                                        ========

6.  EMPLOYEE BENEFIT PLANS

     The Company has a defined contribution 401(k) retirement plan for all full time, non-union employees who have completed one year of service and who have attained the age of 21 years. Under the 401(k) plan, the Company contributes amounts equal to each participant's elected contributions up to 6% of eligible compensation. Pension expense under this plan was $723,000 and $1,385,000 (unaudited) for the ten months ended December 31, 1995 and six months ended June 30, 1996, respectively.

     The Company also has a non-qualified supplemental employee retirement plan. The SERP was designed to complement the 401(k) plan by restoring benefits otherwise lost by certain employees due to the statutory limits in the 401(k) plan. The pension expense under the SERP was $80,000 and $128,000 (unaudited) for the ten months ended December 31, 1995 and six months ended June 30, 1996, respectively.

                             RED LION HOTELS, INC.

     In July 1995, the Company adopted the 1995 Equity Participation Plan (the "Incentive Plan") which provides for the issuance of incentive or nonqualified stock options, stock appreciation rights and other awards to key employees, officers, consultants and non-employee directors at the discretion of the Compensation Committee. The vesting period is determined at the date of grant and generally ranges from zero to five years beginning on the date of grant. The following table summarizes stock option transactions:

                                                           SHARES UNDER        OPTION PRICE
                                                              OPTION            PER SHARE
                                                           ------------     ------------------
    Options outstanding at February 28, 1995.............           --              --
    Options granted, at fair market value on date of
      grant..............................................    2,250,833       $19.00 to $21.50
    Options forfeited....................................      (15,000)           $19.00
                                                             ---------
    Options outstanding at December 31, 1995.............    2,235,833       $19.00 to $21.50
    Options granted, at fair market value on date of
      grant (unaudited)..................................      142,500      $18.25 to $20.875
    Options forfeited....................................     (161,000)           $19.00
                                                             ---------
    Options outstanding at June 30, 1996 (unaudited).....    2,217,333       $18.25 to $21.50
                                                             =========

     At December 31, 1995 and June 30, 1996, there were 696,667 options exercisable and 1,064,157 and 1,082,667 (unaudited) shares available for grant under the Incentive Plan, respectively.

7.  RELATED PARTY TRANSACTIONS

     Prior to the Formation the Santa Barbara Hotel was operated and managed by Historical Red Lion. Management fees paid to Historical Red Lion were $385,000 for the five months ended July 31, 1995 and are included in other costs.

     Investments in and advances to unconsolidated joint ventures includes two notes receivable from one joint venture in the amounts of $1,500,000 and $2,009,000 at December 31, 1995 and $1,387,000 and $2,009,000 (unaudited) at
June 30, 1996. The notes bear interest at a fixed rate of 10.0% and prime plus 1.0% (9.5% at December 31, 1995 and 9.25% at June 30, 1996), respectively. The $1,387,000 note matures on November 21, 2003. The $2,009,000 note has an unspecified term and is to be repaid based on cash flow available for distribution, as defined. In addition, other assets, net, includes a note receivable from a joint venture partner in the amount of $1,628,000 and $1,714,000 (unaudited) at December 31, 1995 and June 30, 1996, respectively, which bears interest at a rate based on prime (10.5% at December 31, 1995 and 10.2% at June 30, 1996) and has an unspecified term with repayment amounts based on cash flow available for distribution, as defined. In addition, accounts receivable-affiliates includes $4,120,000 and $3,448,000 (unaudited) at December 31, 1995 and June 30, 1996, respectively, receivable from the management contract hotels and other related parties other than Red Lion Inns Limited Partnership.

     The Company leases the Leased Hotels from the Partnership. Annual lease payments aggregate $15,000,000. Lease expense for the period from the Formation through December 31, 1995 and for the six months ended June 30, 1996 totaled $6,250,000 and $7,500,000 (unaudited), respectively.

  Transactions with Red Lion Inns Limited Partnership

     A wholly owned subsidiary of the Company serves as general partner and owns
1.99 percent of the MLP. The general partner is responsible for management and administration of the MLP. In accordance with the partnership agreement, the MLP reimburses the Company for related administrative costs.

     Under a management agreement, the MLP pays base and incentive management fees to the Company. Base management fees payable to the Company are equal to 3% of the annual gross revenues of the MLP hotels. Incentive management fees payable to the Company are equal to the sum of 15% of adjusted gross

                             RED LION HOTELS, INC.

operating profit up to $36 million (operating profit target) and 25% of adjusted gross operating profit in excess of the operating profit target. Adjusted gross operating profit is gross operating profit less base management fees.

     Incentive management fees are only payable to the extent that cash flow available for distributions and incentive management fees exceeds the amount required to pay the annual priority distribution to the MLP's limited partners. Cash flow is defined as pre-tax income (or loss) before noncash charges (primarily depreciation and amortization) and incentive management fees, but after the reserve for capital improvements and principal payments on certain debt.

     The Company also charges the MLP hotels for their pro rata share of support services such as computer, advertising, public relations, promotional and sales and central reservation services.

     All MLP personnel are employees of the Company. All costs for services of such employees are reimbursed to the Company by the MLP. These costs include salaries, wages, payroll taxes and other employee benefits. Additionally, auxiliary enterprises owned by the Company sell operating supplies, furnishings and equipment to the MLP.

     The aggregate amounts, excluding personnel related expenses, charged by the Company to the MLP under the arrangements described above are as follows (in thousands):

                                                            TEN MONTHS    SIX MONTHS
                                                               ENDED         ENDED
                                                             DECEMBER      JUNE 30,
                                                                31,          1996
                                                               1995       (UNAUDITED)
                                                            -----------   -----------
        Management fees...................................    $ 3,614       $ 4,336
        Support services..................................      1,732         3,430
        Purchases from auxiliary enterprises..............      6,064         7,195
        General Partner administrative expenses...........        197           283

     Included in accounts receivable-affiliates and due from affiliate is $19,078,000 and $22,455,000 (unaudited) at December 31, 1995 and June 30, 1996, respectively, representing amounts receivable from the MLP primarily for advances made by the Company and Historical Red Lion for capital improvements which exceeded the 3% reserve established in accordance with the provisions of the management agreement. Such amounts are presented net of current assets and current liabilities related to the managed MLP hotels of $2,194,000 and $3,231,000 (unaudited) at December 31, 1995 and June 30, 1996, respectively. The current balance of $2,823,000 and $1,064,000 (unaudited) at December 31, 1995 and June 30, 1996, respectively, is included in accounts receivable-affiliates. The remaining balance of $16,255,000 and $21,391,000 (unaudited) at December 31, 1995 and June 30, 1996, respectively, is classified as due from affiliate. Amounts receivable from the MLP earn interest at the rate of prime plus 0.5% (9.0% at December 31, 1995 and 8.75% at June 30, 1996).

     Accounts receivable-affiliates and due from affiliate also include certain other advances to and deferred incentive management fees receivable from the MLP. A total of $3,726,000 was advanced to the MLP to fund distributions during the first 36 months of the MLP's operations. The advance is non-interest bearing, has an unspecified term and is to be repaid out of available cash flow or refinancing proceeds. Additionally, non-interest bearing deferred incentive management fees receivable of $6,000,000 were contributed to the Company in the Formation. At December 31, 1995, $5,153,000 and $847,000 are classified as accounts-receivable-affiliates and due from affiliate, respectively. The Company received $5,299,000 (unaudited) of such fees during the six months ended June 30, 1996. Of the total remaining balance of $701,000 (unaudited), $641,000 (unaudited) is classified as due from affiliate and $60,000 (unaudited) as accounts receivable-affiliates at June 30, 1996.

                             RED LION HOTELS, INC.

     Summarized income statement information for the MLP is as follows (in thousands and unaudited):

                                                             AUGUST 1
                                                              THROUGH     SIX MONTHS
                                                             DECEMBER        ENDED
                                                                31,        JUNE 30,
                                                               1995          1996
                                                            -----------   -----------
        Revenues..........................................    $16,884       $19,677
        Net income........................................      2,364         1,722

     Revenues of the MLP represent the gross operating profit (operating revenues less operating expenses) of the MLP hotels as this amount is similar to gross rent received from the Company to manage the hotels. As discussed in Note 1, the operating revenues and expenses of the MLP hotels are consolidated. Consolidation of the operating revenues and expenses of the MLP does not affect the Company's cash flow or net income except to the extent that management fees were earned.

     Summarized balance sheet information for the MLP, not included in the accompanying consolidated balance sheets (including amounts due to the Company) is as follows (in thousands and unaudited):

                                                              DECEMBER
                                                                 31,        JUNE 30,
                                                                1995          1996
                                                             -----------   -----------
        Cash...............................................   $     229     $     448
        Noncurrent assets, primarily property and
          equipment........................................     166,038       169,112
        Current liabilities................................      29,094        28,164
        Long-term obligations, net of current portion......     117,266       124,178
        Deferred income taxes..............................       1,673         1,919
        Partners' equity...................................      18,234        15,299

8.  INCOME TAXES

     Income tax benefit (expense) consists of the following (in thousands):

                                                            TEN MONTHS    SIX MONTHS
                                                               ENDED         ENDED
                                                             DECEMBER      JUNE 30,
                                                                31,          1996
                                                               1995       (UNAUDITED)
                                                            -----------   -----------
        Current
          Federal.........................................    $(3,928)     $  (9,814)
          State...........................................       (842)        (1,435)
        Deferred
          Federal.........................................      7,767         (1,144)
          State...........................................      1,110           (164)
                                                              -------      ---------
          Total tax benefit (expense).....................    $ 4,107      $ (12,557)
                                                              =======      =========

                             RED LION HOTELS, INC.

     The effective tax rate varies from the statutory rate due to the following (in thousands):

                                                            TEN MONTHS
                                                               ENDED      SIX MONTHS
                                                             DECEMBER      JUNE 30,
                                                                31,          1996
                                                               1995       (UNAUDITED)
                                                            -----------   -----------
        Expected tax expense at federal statutory rates...    $(4,007)     $ (10,988)
        Deferred income tax benefit due to the difference
          between the book and tax bases of net assets
          contributed.....................................      9,736             --
        Nondeductible Formation and Offering Costs........       (879)            --
        State income taxes................................       (586)        (1,570)
        Other.............................................       (157)             1
                                                             --------      ---------
                  Total tax benefit (expense).............    $ 4,107      $ (12,557)
                                                             ========      =========

     Since Historical Red Lion was a partnership, no deferred tax benefits had been provided on the net assets contributed to the Company. In accordance with SFAS No. 109, "Accounting for Income Taxes," the Company recorded net deferred tax assets of $1.2 million and $8.5 million related to the contribution of the Santa Barbara Joint Venture and the Formation, respectively.

     The components of the net deferred income tax assets are as follows (in thousands):

                                                             DECEMBER      JUNE 30,
                                                                31,          1996
                                                               1995       (UNAUDITED)
                                                            -----------   -----------
        DEFERRED TAX ASSETS:
          Basis difference in joint ventures..............    $ 9,720      $   9,960
          Accrued expenses................................      5,851          5,852
          Payroll related costs and other.................      1,734          1,687
                                                              -------      ---------
                  Total deferred tax assets...............     17,305         17,499
        DEFERRED TAX LIABILITIES:
          Basis difference in property and equipment......     (8,428)        (9,930)
                                                              -------      ---------
          Net deferred tax asset..........................    $ 8,877      $   7,569
                                                              =======      =========
        Net deferred tax assets are presented as follows
          (in thousands):
        Current deferred tax asset........................    $ 2,306      $   2,796
        Noncurrent deferred tax asset.....................      6,571          4,773
                                                              -------      ---------
                  Net deferred tax asset..................    $ 8,877      $   7,569
                                                              =======      =========

9.  EXPENSES RESULTING FROM THE FORMATION AND OFFERING

     Expenses resulting from the Formation and Offering include certain Formation costs of $1,314,000 and expenses resulting from the Offering of $11,348,000 and $2,000,000 related to the termination of an incentive unit plan and assumption of the obligation of a supplemental income retirement agreement, respectively.

10.  INSURANCE PROCEEDS (UNAUDITED)

     On February 8, 1996, three of the Company's hotels were evacuated due to flooding in northwestern Oregon and southwestern Washington. Two of the hotels were damaged by flood waters, have reopened and have been repaired. The third hotel was undamaged and reopened quickly. As the Company maintains flood and business interruption insurance, management does not believe that the ultimate outcome will have a

                             RED LION HOTELS, INC.

material adverse effect on the results of operations or financial position of the Company. Moreover, as the Company's flood insurance policy covers the replacement cost of the damaged property, insurance proceeds will likely exceed the net book value of the underlying property, resulting in the recognition of gains when such proceeds are received.

11.  COMMITMENTS AND CONTINGENCIES

     At June 30, 1996, the Company had commitments relating to capital improvement projects aggregating approximately $9,619,000 (unaudited).

     In connection with the Formation, the Company agreed to indemnify the Partnership with respect to any potential obligations arising out of the transfer to the Company of certain assets and the assumption of certain liabilities. Management is not aware of any such obligations.

     Beginning August 2, 1996, for a period of 60 days, the Partnership has the option to require the Company to purchase its retained joint venture interests for $1,290,000.

     The Company is party to litigation arising in the ordinary course of business. In the opinion of management, these actions will not have a material adverse effect, if any, on the Company's financial position, results of operations or liquidity.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments and the methods and assumptions used to estimate such fair values at December 31, 1995, are as follows (in thousands):

                                                               CARRYING      ESTIMATED
                                                                AMOUNT       FAIR VALUE
                                                               ---------     ----------
        Accounts receivable-affiliates (Note 7)..............  $  12,096     $   11,990
        Due from affiliate (Note 7)..........................     20,828         20,080
        Long-term debt.......................................   (223,367)      (223,367)
        Interest rate swaps..................................         --             24

     The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other long-term obligations is a reasonable approximation of their fair value.

     The carrying value of accounts receivable-affiliates approximates fair value due to the short-term nature of the receivable. The carrying value of due from affiliate includes non-interest bearing receivables at December 31, 1995 aggregating $4,573,000, as discussed in Note 7. The fair value of due from affiliate is determined using estimated rates for similar notes, based on anticipated repayment dates. Based on borrowing rates currently quoted by financial institutions for debt with similar terms and remaining maturities, the carrying value of long-term debt approximates fair value.

13.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The quarterly results of the Company are not comparable since the quarter ended June 30, 1995 only includes the operations of one joint venture contributed by Historical Red Lion in March 1995. The quarter ended September 30, 1995 includes the operations of that joint venture for the quarter as well as the results of the Company subsequent to the Formation. The quarter ended December 31, 1995 was the first full quarter of

                             RED LION HOTELS, INC.

operations subsequent to the Formation. Summarized quarterly financial data are as follows (in thousands, except share and per share amounts, room and occupancy statistics):

                                                                     QUARTER ENDED
                                                  ---------------------------------------------------
                                                   JUNE                      DECEMBER
                                                    30,     SEPTEMBER 30,       31,        JUNE 30,
                                                   1995         1995           1995          1996
                                                  -------   -------------   -----------   -----------
Revenues......................................... $ 2,764    $    89,274    $   122,074   $   137,317
Operating income................................. $ 1,800    $     4,290    $    13,779   $    24,343
Net income....................................... $   220    $     7,902    $     6,269   $    12,388
Earnings per share............................... $ 2,200    $      0.38    $      0.20   $      0.40
Weighted average common shares outstanding.......     100     20,875,033     31,312,500    31,312,500
Occupancy percentage.............................      --          80.7%          65.5%         75.3%
Average room rate................................ $    --    $     76.93    $     73.51   $     81.12

14.  SUBSEQUENT EVENTS (UNAUDITED)

     On August 7, 1996, the Company acquired a 319 room hotel in Houston, Texas for $21.75 million. Additionally, on September 6, 1996, the 258 room hotel in Modesto, California which was previously managed by Red Lion was purchased by the Company for $15.6 million.

                          INDEPENDENT AUDITORS' REPORT

To the Partners of Red Lion, a California Limited Partnership:

     We have audited the accompanying consolidated statements of operations, partners' equity and cash flows of Red Lion, a California Limited Partnership ("Historical Red Lion"), and subsidiaries for the seven month period ended July 31, 1995. These financial statements are the responsibility of Historical Red Lion's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Historical Red Lion and subsidiaries for the seven month period ended July 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Portland, Oregon
February 24, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Partners of Red Lion, a California Limited Partnership:

     We have audited the accompanying consolidated balance sheet of Red Lion, a California Limited Partnership ("Historical Red Lion"), and subsidiaries as of December 31, 1994, and the related consolidated statements of operations, partners' equity and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of Historical Red Lion's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Historical Red Lion and subsidiaries as of December 31, 1994, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, Historical Red Lion has given retroactive effect to the changes in accounting for their investment in two joint ventures and its accounting for joint venturers' interests. Also, as discussed in Note 1 to the consolidated financial statements, effective January 1, 1993, Historical Red Lion changed their accounting method for measuring impairment of hotel properties.

ARTHUR ANDERSEN LLP

Portland, Oregon
February 7, 1995

                      HISTORICAL RED LION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                  ------------
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................................................    $ 27,804
  Short-term debt securities....................................................      40,891
  Accounts receivable, net......................................................      17,486
  Accounts receivable, affiliates...............................................      13,138
  Inventories...................................................................       6,361
  Prepaid expenses and other current assets.....................................       3,729
                                                                                    --------
          Total current assets..................................................     109,409
                                                                                    --------
PROPERTY AND EQUIPMENT, NET.....................................................     514,807
INVESTMENT IN UNCONSOLIDATED JOINT VENTURES.....................................      14,281
OTHER ASSETS:
  Goodwill, net.................................................................      36,453
  Other, net....................................................................      18,394
                                                                                    --------
          Total assets..........................................................    $693,344
                                                                                    ========
                               LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..............................................................    $ 19,290
  Accrued expenses..............................................................      33,007
  Current portion of long-term debt.............................................     108,358
                                                                                    --------
          Total current liabilities.............................................     160,655
                                                                                    --------
  LONG-TERM DEBT, EXCLUDING CURRENT PORTION.....................................     388,944
  OTHER LONG-TERM OBLIGATIONS...................................................       7,682
  JOINT VENTURERS' INTEREST.....................................................         905
  COMMITMENTS AND CONTINGENCIES (Notes 2, 3, 4 & 5)
  PARTNERS' EQUITY..............................................................     135,158
                                                                                    --------
          Total liabilities and partners' equity................................    $693,344
                                                                                    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      HISTORICAL RED LION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)

                                                                             YEARS ENDED DECEMBER
                                                           SEVEN MONTHS               31,
                                                          ENDED JULY 31,     ---------------------
                                                               1995            1994         1993
                                                          --------------     --------     --------
REVENUES:
  Rooms.................................................     $161,834        $257,699     $242,193
  Food and beverage.....................................       92,570         159,154      156,242
  Other.................................................       27,802          46,035       41,582
                                                             --------        --------     --------
          Total revenues................................      282,206         462,888      440,017
                                                             --------        --------     --------
OPERATING COSTS AND EXPENSES:
  Departmental direct expenses:
     Rooms..............................................       39,670          64,121       60,785
     Food and beverage..................................       73,269         124,070      123,518
     Other..............................................       10,592          17,586       16,935
  Property indirect expenses............................       60,342          99,673       95,118
  Other costs...........................................       10,787          19,570       18,346
  Depreciation and amortization.........................       17,053          31,313       31,144
  Payments due to owners of managed hotels..............       32,073          42,841       41,722
                                                             --------        --------     --------
OPERATING INCOME........................................       38,420          63,714       52,449
EQUITY IN EARNINGS OF UNCONSOLIDATED JOINT VENTURES.....        1,614           1,327        1,213
OTHER EXPENSE:
  Interest expense, net.................................      (20,316)        (32,737)     (30,065)
  Loss on sale of property..............................           --              --       (1,701)
                                                             --------        --------     --------
          Total other expense...........................      (20,316)        (32,737)     (31,766)
                                                             --------        --------     --------
INCOME BEFORE JOINT VENTURERS' INTERESTS AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE...........................       19,718          32,304       21,896
JOINT VENTURERS' INTERESTS..............................          411          (1,321)        (323)
                                                             --------        --------     --------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE....       20,129          30,983       21,573
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
  (NOTE 1)..............................................           --              --      (29,878)
                                                             --------        --------     --------
NET INCOME (LOSS).......................................     $ 20,129        $ 30,983     $ (8,305)
                                                             ========        ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      HISTORICAL RED LION AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                      AND SEVEN MONTHS ENDED JULY 31, 1995
                                 (In thousands)

                                                            PARTNERS'     ACCUMULATED
                                                             CAPITAL        DEFICIT        TOTAL
                                                            ---------     -----------     --------
BALANCE, December 31, 1992................................  $ 180,000      $ (67,520)     $112,480
Net loss..................................................         --         (8,305)       (8,305)
                                                             --------       --------      --------
BALANCE, December 31, 1993................................    180,000        (75,825)      104,175
Net income................................................         --         30,983        30,983
                                                             --------       --------      --------
BALANCE, December 31, 1994................................    180,000        (44,842)      135,158
Net income................................................         --         20,129        20,129
                                                             --------       --------      --------
BALANCE, July 31, 1995....................................  $ 180,000      $ (24,713)     $155,287
                                                             ========       ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      HISTORICAL RED LION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                             SEVEN MONTHS        YEARS ENDED
                                                                ENDED            DECEMBER 31,
                                                               JULY 31,      --------------------
                                                                 1995          1994        1993
                                                             ------------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)........................................    $ 20,129      $ 30,983    $ (8,305)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Cumulative effect of accounting change................          --            --      29,878
     Loss on sale of property..............................          --            --       1,701
     Income attributable to joint venturers' interests.....        (411)        1,321         323
     Equity in earnings of unconsolidated joint ventures...      (1,614)       (1,327)     (1,213)
     Depreciation and amortization.........................      16,316        31,313      31,144
     Amortization of other assets (principally deferred
       loan costs).........................................         737         1,927       1,612
     Decrease (increase) in accounts receivable, net.......      (1,185)       (2,217)         72
     Increase in accounts receivable, affiliates...........      (1,441)       (1,545)     (6,253)
     Decrease (increase) in inventories....................         435          (520)        714
     Decrease (increase) in prepaid expenses and other
       current assets......................................      (1,305)           89        (249)
     Increase (decrease) in accounts payable, accrued
       expenses and other long-term obligations............      (4,548)        4,920       5,139
                                                               --------      --------    --------
  Total adjustments........................................       6,984        33,961      62,868
                                                               --------      --------    --------
          Net cash provided by operating activities........      27,113        64,944      54,563
                                                               --------      --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.......................     (15,858)      (23,959)    (20,002)
  Proceeds from sale of property and equipment.............          --            --       1,190
  Distributions to joint venturers.........................        (252)       (1,241)       (467)
  Purchase of short-term debt securities...................     (19,694)      (44,307)         --
  Proceeds from sales of short-term debt securities........      60,585         3,416          --
  Other investing activities, net..........................       1,751            72       1,911
                                                               --------      --------    --------
          Net cash (used in) provided by investing
            activities.....................................      26,532       (66,019)    (17,368)
                                                               --------      --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings.......................    $  1,223      $  1,892    $ 50,430
  Net increase (decrease) in revolving lines of credit.....          --        72,000     (14,148)
  Repayment of long-term debt..............................     (13,839)      (45,523)    (71,550)
  Other financing activities...............................          --          (768)     (2,053)
                                                               --------      --------    --------
          Net cash (used in) provided by financing
            activities.....................................     (12,616)       27,601     (37,321)
                                                               --------      --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......      41,029        26,526        (126)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............      27,804         1,278       1,404
                                                               --------      --------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...................    $ 68,833      $ 27,804    $  1,278
                                                               ========      ========    ========

                      HISTORICAL RED LION AND SUBSIDIARIES

                                 (In thousands)

                                                             SEVEN MONTHS
                                                                ENDED            YEARS ENDED
                                                               JULY 31,          DECEMBER 31,
                                                                 1995          1994        1993
                                                               --------      --------    --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest,
     net of capitalized portion............................    $ 23,633      $ 28,368    $ 26,738
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Purchase of property for noncash consideration...........    $     --      $     --    $  1,500

  The accompanying notes are an integral part of these consolidated financial statements.

                      HISTORICAL RED LION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Red Lion, a California Limited Partnership ("Historical Red Lion"), acquired interests in certain hotels, motor inns and supporting auxiliary enterprises on April 10, 1985, which were previously operating as Red Lion Inns and Thunderbird Motor Inns. One of the previous principal owners contributed his ownership interests in exchange for a limited partnership interest in Historical Red Lion.

     On April 14, 1987, Historical Red Lion sold its interest in 10 hotels to Red Lion Inns Limited Partnership, a publicly traded limited partnership (the "MLP"). Red Lion Properties, Inc., a wholly-owned subsidiary of Historical Red Lion, is the general partner of the MLP. Since completion of this sale, the MLP's limited partners have had an effective 98.01% ownership interest in the hotels with the general partner retaining the remaining 1.99% ownership interest. Historical Red Lion operates the MLP's hotels under a management agreement.

  Basis of Presentation

     The accompanying consolidated financial statements include Historical Red Lion, its wholly-owned subsidiaries and five of its seven partially owned joint ventures. Historical Red Lion consolidates those entities which it controls. Historical Red Lion is the managing general partner, controls and owns 75 percent, 66.67 percent, 66.67 percent, 51 percent and 50 percent of the joint venture interests of the five consolidated joint ventures. Historical Red Lion consolidates one of its 50 percent owned joint ventures because Historical Red Lion controls the joint venture through contractual arrangements, has the majority of capital at risk through its significant ownership percentage and has guaranteed 100 percent of the joint venture's third party debt. The remaining two joint ventures are accounted for using the equity method of accounting. Each of the seven joint ventures is a single purpose venture whose only business is the operation of one Red Lion hotel.

     Operating revenues and expenses and current assets and current liabilities of the MLP and other management contract hotels (including the two unconsolidated joint ventures which are also managed by Historical Red Lion) are included in the accompanying consolidated financial statements because the operating responsibilities associated with these hotels are substantially the same as those for owned hotels. The operating profit net of management fee income for managed hotels is recorded as an expense in the accompanying consolidated statements of operations. The consolidated financial statements also include the following amounts related to managed hotels (including the two unconsolidated joint ventures which are also managed by Historical Red Lion): current assets and current liabilities of $8,121,000 at December 31, 1994; operating revenues of $155,668,000, $166,283,000 and $110,684,000 for the years ended December 31, 1993 and 1994 and for the seven month period ended July 31, 1995, respectively; and operating expenses of $107,801,000, $113,131,000 and $72,216,000 for the years ended December 31, 1993 and 1994 and for the seven month period ended July 31, 1995, respectively.

     One wholly-owned hotel was acquired in 1989 subject to a non-recourse cash-flow mortgage which requires interest payments contingent on achieving certain levels of performance. Because of the non-recourse and cash flow nature of the loan, the mortgage has not been recorded as an obligation, and the property and equipment of the hotel are excluded from the accompanying consolidated financial statements. The mortgage is in substance a management contract with a purchase option. Accordingly, the hotel is treated as a management contract in the accompanying consolidated financial statements.

     All significant intercompany accounts and transactions have been eliminated in consolidation.

                      HISTORICAL RED LION AND SUBSIDIARIES

  Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, cash in banks, certificates of deposit, time deposits and U.S. government and other short-term securities with maturities of three months or less when purchased. The carrying amount approximates fair value because of the short term maturity of these instruments.

  Short-Term Debt Securities

     Short-term debt securities include treasury bills, commercial paper and other short-term debt securities with maturities greater than three months when purchased. All of these securities mature within ten months from December 31, 1994. As the securities are actively traded, Historical Red Lion has classified these investments as trading securities and these securities are recorded at market which approximated cost at December 31, 1994.

  Accounts Receivable

     Accounts receivable are shown net of allowances for doubtful accounts of $357,000 at December 31, 1994 and approximate fair value.

  Inventories

     Inventories consist primarily of consumable supplies as well as food and beverage products held for sale. Inventories are valued at the lower of cost, determined on a first-in, first-out basis, or market.

  Property and Equipment

     Property and equipment consist of the following at December 31, 1994 (in thousands):

        Land.............................................................  $  70,579
        Buildings and improvements.......................................    500,922
        Furnishings and equipment........................................    183,506
        Construction in progress.........................................      7,878
                                                                            --------
                                                                             762,885
        Less allowance for depreciation and amortization.................   (248,078)
                                                                            --------
                                                                           $ 514,807
                                                                            ========

     Additions and improvements are capitalized at cost, including interest costs incurred during construction. There was no capitalized interest during the seven month period ended July 31, 1995, or during each of the two years ended December 31, 1994. Normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation and amortization are removed from the respective accounts and the resulting gain or loss, if any, is included in income.

     Base stock (linens, china, silverware and glassware) is depreciated to 50% of its initial cost on a straightline basis over three years. Subsequent replacements are expensed when placed in service. The carrying value of base stock is included in furnishings and equipment as noted above.

     Depreciation and amortization of property and equipment were computed on a straight-line basis using the following estimated useful lives:

        Buildings.......................................................  40 years
        Improvements....................................................  10-15 years
        Furnishings and equipment.......................................  3-15 years

                      HISTORICAL RED LION AND SUBSIDIARIES

     Effective January 1, 1993, Historical Red Lion prospectively changed the estimated useful lives of its buildings to 40 years from lives averaging 32 years. The change was made to align building lives with actual experience and common industry practice. The effect of the change was to decrease depreciation expense for 1993 by approximately $2,600,000.

     Effective January 1, 1993, Historical Red Lion changed its accounting method for measuring impairment of hotel properties from using undiscounted future cash flows to discounted future cash flows. Historical Red Lion made this change because it believes this is a preferable method of measuring impairment of hotel properties. As a result of this change, the 1993 consolidated financial statements include a reduction in the carrying value of one hotel of $29,878,000 reflected as a cumulative effect of accounting change in the accompanying consolidated statements of operations for the year ended December 31, 1993. The reduction in depreciation expense as a result of this change was $994,000 in 1993.

  Investment in Unconsolidated Joint Ventures

     Historical Red Lion is a partner in two joint ventures that are accounted for on the equity method of accounting. Historical Red Lion's equity in and advances to these joint ventures are shown under the caption "Investment in Unconsolidated Joint Ventures" in the accompanying consolidated balance sheets. Because Historical Red Lion manages these joint ventures, they are accounted for as managed hotels, and therefore, the operating working capital of the hotels are consolidated in the accompanying consolidated balance sheets.

     Profits and losses of these joint ventures are allocated in accordance with the joint venture agreements. Because the hotels are accounted for as managed hotels, the operating revenues and expenses are consolidated in the accompanying statements of operations with Historical Red Lion's share of the income or losses of the joint ventures (after management fee income) recorded under the caption "Equity in Earnings of Unconsolidated Joint Ventures." If a joint venture experiences operating losses which reduce the other joint venture partner's equity to a zero balance, the loss which would otherwise be attributable to the other joint venturer is absorbed within Historical Red Lion's consolidated operating results.

     Summarized financial information for the unconsolidated joint ventures, excluding the working capital and operating revenues and expenses which are consolidated in Historical Red Lion's consolidated financial statements, is as follows (in thousands and unaudited):

                                                                          DECEMBER 31,
                                                                              1994
                                                                          ------------
        ASSETS
        Total current assets............................................    $    470
        Property and equipment, net.....................................      24,161
        Goodwill, net...................................................         701
        Other assets....................................................          68
                                                                            --------
                                                                            $ 25,400
                                                                            ========
        LIABILITIES AND PARTNERS' DEFICIT
        Total current liabilities.......................................    $  1,076
        Long-term debt, excluding current portion.......................       8,913
        Historical Red Lion advances....................................      26,973
        Partners' deficit...............................................     (11,562)
                                                                            --------
                                                                            $ 25,400
                                                                            ========

                      HISTORICAL RED LION AND SUBSIDIARIES

                                                       SEVEN MONTHS        YEARS ENDED
                                                          ENDED           DECEMBER 31,
                                                         JULY 31,       -----------------
                                                           1995          1994       1993
                                                       ------------     ------     ------
        Revenues (payments from Historical Red Lion
          representing gross operating profit).......     $4,533        $6,642     $5,831
        Expenses (principally depreciation and
          interest on
          outside debt and Historical Red Lion
          advances)..................................      4,484         6,850      5,817
                                                          ------        ------     ------
        Net income (loss)............................     $   49        $ (208)    $   14
                                                          ======        ======     ======

  Goodwill

     Goodwill resulted from the April 10, 1985 acquisition and represents the excess of purchase price over the net fair value of assets acquired and is being amortized on a straight-line basis over 40 years. Accumulated amortization was $11,177,000 at December 31, 1994. Management evaluates its accounting for goodwill impairment, considering such factors as historical and future profitability, annually, or more frequently when events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. To perform that review, the Company estimates the sum of expected future discounted cash flows from operating activities. If the estimated net cash flows are less than the carrying amount of goodwill, the Company will recognize an impairment loss in an amount necessary to write down goodwill to a fair value as determined from expected future discounted cash flows. Management believes that the goodwill at December 31, 1994 is realizable and the amortization period is appropriate.

  Deferred Loan Costs

     Deferred loan costs are included in other assets, net and represent prepaid mortgage financing fees which are amortized over the life of the associated mortgages.

  Other Assets

     Other assets include approximately $2.7 million of costs incurred through December 31, 1994 related to the initial public offering. This amount was contributed to Red Lion Hotels, Inc. and netted against the proceeds of such initial public offering.

  Accrued Expenses

     Accrued expenses include the following items at December 31, 1994 (in thousands):

        Accrued payroll and related costs..................................  $20,682
        Accrued interest...................................................    2,676
        Other..............................................................    9,649
                                                                             -------
                                                                             $33,007
                                                                             =======

  Insurance Reserves

     Historical Red Lion provides for the uninsured costs of medical, property, liability and workers compensation claims. Such costs are estimated each year based on historical claim data relating to operations conducted through December 31, 1994. The long-term portion of accrued claims costs relate primarily to general liability and workers compensation claims and are reflected in other long-term obligations in the accompanying consolidated balance sheets.

                      HISTORICAL RED LION AND SUBSIDIARIES

  Income Taxes

     Historical Red Lion is a limited partnership. Accordingly, no provision is made for income taxes as taxes on income are the responsibility of the partners. The allocation of taxable income or loss and depreciation expense to each partner is based on the terms of the partnership agreement.

  Property Indirect Expenses

     Property indirect expenses include undistributed property expenses for selling, general and administrative, utilities, repairs and maintenance, and an allocation of certain corporate services (such as marketing, legal, tax and accounting services) related to the operation of the properties.

  Other Costs

     Other costs include corporate administrative and general expenses, property taxes, insurance, leases and other miscellaneous costs.

  Payments Due to Owners of Managed Hotels

     "Payments due to owners of managed hotels" is analogous to rent owed to outside owners due to the nature of the management contracts and the control Historical Red Lion has over operations. The amounts shown on the statements of operations are net of management fee income of $6,145,000 and $10,311,000 for 1993 and 1994, respectively, and $6,395,000 for the seven month period ended July 31, 1995.

  Joint Venturers' Interests

     Historical Red Lion is a partner in seven joint ventures, each of which owns a separate hotel. The assets and liabilities of five of the seven joint ventures are fully consolidated in the accompanying financial statements. The other joint ventures are accounted for on the equity method of accounting (see Investment in Unconsolidated Joint Ventures above). The assets and liabilities attributable to joint venturers' interests existing at the date of the April 10, 1985 acquisition were valued at historical amounts and were not revalued to reflect appraised values at that date. The caption "joint venturers' interests" represents the net equity attributable to the joint venturers' interests, including their share of income, losses, distributions and contributions.

     Profits and losses of each joint venture are allocated in accordance with a joint venture agreement. If a joint venture experiences operating losses which reduce the other joint venture partner's equity to a zero balance, the loss which would otherwise be attributable to the other joint venturer is absorbed within Historical Red Lion's consolidated operating results.

  Prior Year Restatements

     In 1994, Historical Red Lion retroactively changed two of its accounting principles for all years presented in the accompanying consolidated financial statements as follows:

          - In prior years, Historical Red Lion generally absorbed losses attributable to other joint venturers' interests once the equity of the other joint venturer was reduced to zero. However, certain distributions and losses attributable to other joint venturers' interests were not absorbed by Historical Red Lion if such amounts were deemed recoverable from the fair value of the joint ventures' assets. Accordingly, these distributions and losses were reflected as joint ventures' interests in the consolidated balance sheets. In 1994, Historical Red Lion changed its accounting policy to absorb all losses and distributions to outside joint venturers once a partner's equity has been reduced to zero. Historical Red Lion changed its accounting policy for joint ventures'

                      HISTORICAL RED LION AND SUBSIDIARIES
         interest to more closely align with the accounting treatment discussed in Emerging Issues Task Force No. 94-2 issued in 1994. This change decreased income before cumulative effect of accounting change by $515,000 for the year ended December 31, 1993. The change also increased accumulated deficit at December 31, 1991 by approximately $11.8 million.

          - Two of Historical Red Lion's 50 percent owned joint ventures, which had been previously consolidated, are now accounted for on the equity method. Historical Red Lion's five other joint ventures continue to be consolidated in the accompanying financial statements. There was no effect of this change on net income or partners' equity in any year.

  Prior Year Reclassifications

     Certain prior year amounts have been reclassified to conform to current year presentation.

2.  LONG-TERM DEBT

     Long-term debt at December 31, 1994 consists of the following (in thousands):

        Mortgages, secured by hotel properties, variable rates, 7.13% to
          10%, payable in varying installments through 1999...............  $390,750
        Mortgages, secured by hotel properties, fixed rates, 8.75% to 11%,
          payable in varying installments through 2008....................     4,211
        Note payable, fixed rate, 8.69%, payable through 2022.............     4,341
        Bank revolving credit lines, unsecured............................        --
        Term loan, unsecured, variable rate, 8.06%, payable through
          1997............................................................    98,000
                                                                            --------
                                                                             497,302
        Current portion of long-term debt.................................  (108,358)
                                                                            --------
                  Long-term debt, excluding current portion...............  $388,944
                                                                            ========

     The annual principal requirements for the five years subsequent to December 31, 1994 are as follows (in thousands):

          1995............................................................  $108,358
          1996............................................................   110,328
          1997............................................................   215,120
          1998............................................................    46,992
          1999............................................................    15,298
          Thereafter......................................................     1,206
                                                                            --------
                                                                            $497,302
                                                                            ========

     The current portion of long-term debt at December 31, 1994 includes $87 million related to balloon payments on four mortgages which are due in 1995. Management believes that these maturities can be satisfied from existing or future financing resources.

  Loan Extension Options

     The above presentation of principal payments due for each of the five years subsequent to December 31, 1994 and thereafter reflects Historical Red Lion's plan to exercise certain options under the existing loan agreements to extend the due dates of various loans.

                      HISTORICAL RED LION AND SUBSIDIARIES

 Revolving Credit Lines and Term Loan

     At December 31, 1993, Historical Red Lion had two revolving credit line facilities, with a combined total amount available of $105 million, of which $32,218,000 was outstanding, including amounts due under the cash management system.

     Historical Red Lion's primary credit agreement provided a $100 million three-year revolving credit line with variable interest rates that varied, at Historical Red Lion's option, on the bank's prime rate, certificate of deposit rate or the London Interbank Offering Rate (LIBOR). The weighted average interest rate for 1993 was 5.4%, with the rate at December 31, 1993, equal to 5.3%. At December 31, 1993, $26 million was outstanding under this line.

     The credit agreement, with the same interest rate options, converted to a three-year term loan on September 1, 1994. At December 31, 1994, $98 million was outstanding under this term loan. Quarterly principal payments, equal to 2% of the term loan balance as of September 1, 1994, will be required through 1997 at which time the remaining principal balance will be due and payable. The weighted average interest rate for 1994 was 6.92% with the rate at December 31, 1994 equal to 8.06%. Historical Red Lion must maintain, among other things, certain financial covenants over the term of the loan. As of December 31, 1994, Historical Red Lion was in compliance with these covenants.

     Historical Red Lion also had a $5 million line of credit which was terminated in 1994.

     Historical Red Lion had outstanding letters of credit of $10,762,000 at December 31, 1994. These letters of credit are unsecured.

 Interest Rate Swap Agreements

     Historical Red Lion enters into interest rate swap agreements in order to lessen its exposure to interest rate changes. The agreements have effectively converted floating rate debt, which is tied to LIBOR, to fixed rate debt. The interest cost relating to interest rate swap agreements for the years ended December 31, 1993 and 1994 was $1,345,000 and $743,000, respectively, and interest income for the seven months ended July 31, 1995 was $353,000.

     At December 31, 1994, Historical Red Lion had three interest rate swap agreements outstanding which have substantially converted $75 million of debt from floating LIBOR based rates to all-in fixed rates ranging from 7.01% to 7.39% in 1994. The terms of the agreements range from four and one half to five years.

     These agreements are with major commercial banks and the exposure to a credit loss in the event of nonperformance by the banks is minimal.

 Disclosures About Fair Value of Financial Instruments

     Based on the borrowing rates currently quoted by financial institutions for bank loans with terms and maturities similar to Historical Red Lion's long-term debt, the carrying value of such debt approximates its fair value. Based on quotes obtained from dealers, Historical Red Lion would have had a gain of approximately $5,375,000 to settle the interest rate swap agreements at December 31, 1994.

3.  LEASES

     Certain Historical Red Lion hotels are located on leased land. Two of these leases contain rental provisions which are based on a percentage of revenues. All land leases extend over the remaining useful lives of the buildings situated thereon. Historical Red Lion also leases certain office space and equipment under operating leases. Total land, office and equipment rent expense was $1,252,000 and $1,350,000 for the years ended December 31, 1993 and 1994, respectively and $961,000 for the seven months ended July 31, 1995.

                      HISTORICAL RED LION AND SUBSIDIARIES

     Future minimum rental payments subsequent to December 31, 1994 required under land, office and equipment leases are as follows (in thousands).

        1995...............................................................   $   975
        1996...............................................................       945
        1997...............................................................       898
        1998...............................................................       721
        1999...............................................................       668
        Thereafter.........................................................    12,786
                                                                              -------
                                                                              $16,993
                                                                              =======

4.  EMPLOYEE BENEFIT PLANS

     Historical Red Lion has a defined contribution 401(k) retirement plan for all full time, non-union employees who have completed one year of service and who have attained the age of 21 years.

     Under the 401(k) plan, Historical Red Lion contributes amounts equal to each participants' elected contributions up to 6% of eligible compensation. Pension expense under this plan was $1,670,000 and $1,758,000 for the years ended December 31, 1993 and 1994, respectively, and $1,338,000 for the seven months ended July 31, 1995.

     Historical Red Lion also has a non-qualified supplemental employee retirement plan ("SERP"). The SERP was designed to complement the 401(k) plan by restoring participants' benefits otherwise lost by certain employees due to the statutory limits in the 401(k) plan. The pension expense under the SERP was $287,000 and $322,000 for the years ended December 31, 1993 and 1994, respectively, and $126,000 for the seven months ended July 31, 1995.

     Certain management employees are participants in an incentive unit plan. Participation units are awarded at the discretion of Historical Red Lion's general partner. No units have been awarded since 1991. Awarded units vest five years after the award date and are payable five years after vesting or earlier under certain circumstances. Unit values are determined by various formulas tied to cash flow, as defined, and appreciation in value of Historical Red Lion and partners' equity. No accrual for this plan was required for the years ended December 31, 1993 or 1994, or the seven month period ended July 31, 1995.

     The Chief Executive Officer of Historical Red Lion has an incentive compensation agreement, the value of which is tied to the increase, if any, in the value of Historical Red Lion's partners' equity. No accrual for this agreement was required for the years ended December 31, 1993 or 1994, or the seven month period ended July 31, 1995.

5.  COMMITMENTS AND CONTINGENCIES

     At December 31, 1994, Historical Red Lion had commitments, relating to capital improvement projects, of $7,994,000.

     Historical Red Lion is party to litigation arising in the ordinary course of business. In the opinion of management, these actions will not have a material adverse effect, if any, on Historical Red Lion's financial position, results of operations or liquidity.

6.  RELATED PARTY TRANSACTIONS

     At December 31, 1994, other assets, net, include $1,483,000 of interest bearing notes receivable from a joint venturer.

                      HISTORICAL RED LION AND SUBSIDIARIES

     Other significant related party transactions are discussed in Notes 1 and 7.

7.  TRANSACTIONS WITH RED LION INNS LIMITED PARTNERSHIP

     As discussed in Note 1, Red Lion Properties, Inc. ("Properties"), a wholly-owned subsidiary of Historical Red Lion, serves as general partner and owns 1.99% of the MLP.

     Historical Red Lion manages the MLP hotels pursuant to a management agreement and receives a base management fee equal to 3% of annual gross revenues plus an incentive management fee based on adjusted gross operating profit, as defined in the management agreement. The management agreement, which began in 1987, has a seventy-five year term including renewal options. Historical Red Lion also charges the MLP hotels for their pro rata share of support services such as computer, advertising, public relations, promotional and sales and central reservation services.

     All the MLP personnel are employees of Historical Red Lion and its affiliates. Additionally, auxiliary enterprises owned by Historical Red Lion sell operating supplies, furnishings and equipment to the MLP. In the opinion of management, sales to the MLP by the auxiliary enterprises were made at prices and terms which approximate arms-length transactions.

     The aggregate amounts, excluding personnel related expenses, charged to the MLP under the arrangements described above were as follows (in thousands):

                                                           SEVEN MONTHS        YEARS ENDED
                                                              ENDED           DECEMBER 31,
                                                             JULY 31,       -----------------
                                                               1995          1994       1993
                                                           ------------     ------     ------
    Management fees......................................     $4,956        $7,456     $4,029
    Support services.....................................      2,409         3,778      3,653
    Purchase from auxiliary enterprises..................      5,184         9,513      9,409

     Incentive management fees are subordinate to distributions by the MLP to facilitate current payment of distributions to the limited partners. The subordinated fees accrue without interest up to a maximum amount of $6 million. This ceiling was reached in 1988 and, because management does not anticipate it will be paid during 1995, such amount has been classified as non-current under the caption other assets, net, in the consolidated balance sheet at December 31, 1994.

     At December 31, 1994, other assets, net, include $3,726,000 which Properties advanced to the MLP under a $4 million credit facility made available to facilitate cash distributions to partners during the MLP's first 36 months of operations. The amount outstanding under this facility will be repaid to Historical Red Lion out of either (i) cash flow after payment of priority distributions and incentive management fees or (ii) sale or refinancing proceeds prior to any distribution to limited partners.

     In addition to the incentive management fee and general partner loan discussed above, Historical Red Lion was due $13,482,000 from the MLP for services, payroll funding and capital expenditure funding provided as of December 31, 1994. These amounts are included in accounts receivable, affiliates in the consolidated balance sheet, net of working capital related to the managed MLP hotels of $1,160,000, at December 31, 1994.

                      HISTORICAL RED LION AND SUBSIDIARIES

     Summarized income statement information for MLP is as follows (in thousands):

                                                         SEVEN MONTHS         YEARS ENDED
                                                            ENDED            DECEMBER 31,
                                                           JULY 31,       -------------------
                                                             1995          1994        1993
                                                         ------------     -------     -------
    Revenues...........................................    $ 22,258       $35,620     $32,511
                                                            =======       =======     =======
    Income before cumulative effect of change in
      accounting principle.............................       2,153         2,929       3,206
    Cumulative effect of change in accounting for
      income taxes.....................................          --            --      (1,351)
                                                            -------       -------     -------
    Net income.........................................    $  2,153       $ 2,929     $ 1,855
                                                            =======       =======     =======

     Revenues of the MLP represent the gross operating profit (operating revenues less operating expenses) of the MLP hotels as this amount is similar to gross rent received from Historical Red Lion to manage the hotels. As discussed in Note 1, the operating revenues and expenses of the MLP hotels are consolidated in Historical Red Lion's consolidated financial statements.

     Consolidation of the operating revenues and expenses of the MLP does not affect Historical Red Lion's cash flow or net income except to the extent that management fees were paid.

     Summarized balance sheet information for the MLP, not included in the accompanying consolidated balance sheet (including amounts due from and owed to Historical Red Lion) is as follows (in thousands):

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
    Cash....................................................................    $     --
    Noncurrent assets, primarily property and equipment.....................     165,205
    Current liabilities.....................................................      17,343
    Long-term obligations, net of current portion...........................     123,430
    Deferred income taxes...................................................       1,401
    Partners' equity........................................................      23,031

8.  LOSS ON SALE OF PROPERTY

     During 1993, Historical Red Lion recorded a loss of $1,701,000 which resulted from the sale of excess land and other assets.

9.  SUBSEQUENT EVENTS (UNAUDITED)

     On August 1, 1995, Historical Red Lion contributed substantially all of its assets (excluding 17 hotels (the "Leased Hotels"), certain minority joint venture interests and certain current assets) and certain liabilities to Red Lion Hotels, Inc. ("RLHI") in exchange for 20,899,900 shares of RLHI's common stock. An additional 10,062,500 shares of RLHI's common stock were sold to the public at the August 1, 1995 closing of RLHI's initial public offering, raising net proceeds of $173,388,000.

     Also on August 1, 1995, Historical Red Lion paid $50,052,000 of the remaining indebtedness and contributed the Leased Hotels and the remaining related debt to a new partnership wholly-owned by Historical Red Lion. Such debt, aggregating approximately $91,136,000, was repaid with proceeds from a $97,500,000 refinancing of the Leased Hotels.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                            DOUBLETREE CORPORATION,
                             RLH ACQUISITION CORP.
                                      AND
                             RED LION HOTELS, INC.
                         DATED AS OF SEPTEMBER 12, 1996

                               TABLE OF CONTENTS

SECTION                                                                                  PAGE
------                                                                                   ----
                                          ARTICLE I
                                         THE MERGER
1.1.    The Merger...................................................................     A-1
1.2.    Closing......................................................................     A-1
1.3.    Effective Time...............................................................     A-2
1.4.    Effect of the Merger.........................................................     A-2
1.5.    Certificate of Incorporation; By-Laws........................................     A-2
1.6.    Directors and Officers.......................................................     A-2
                                         ARTICLE II
                             EFFECT OF THE MERGER ON SECURITIES
                               OF THE CONSTITUENT CORPORATIONS
2.1.    Conversion of Securities.....................................................     A-2
2.2.    Adjustment to Exchange Ratio.................................................     A-3
2.3.    Exchange of Certificates.....................................................     A-4
2.4.    Stock Transfer Books.........................................................     A-6
2.5.    Stock Options................................................................     A-6
2.6.    Dissenting Shares............................................................     A-6
                                         ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1.    Organization and Qualification...............................................     A-7
3.2.    Capitalization...............................................................     A-7
3.3.    Subsidiaries.................................................................     A-8
3.4.    Authorization, Validity and Enforceability...................................     A-8
3.5.    No Conflict or Violation.....................................................     A-9
3.6.    Consents and Approvals.......................................................     A-9
3.7.    SEC Documents and Financial Statements.......................................    A-10
3.8.    No Undisclosed Liabilities...................................................    A-10
3.9.    Absence of Certain Changes...................................................    A-11
3.10.   Litigation...................................................................    A-11
3.11.   Compliance...................................................................    A-11
3.12.   Employee Benefit Plans.......................................................    A-12
3.13.   Labor Matters................................................................    A-13
3.14.   Tax Matters..................................................................    A-13
3.15.   Properties...................................................................    A-15
3.16.   Environmental Matters........................................................    A-16
3.17.   Material Contracts and Commitments...........................................    A-16
3.18.   Intellectual Property........................................................    A-17
3.19.   Opinion of Financial Advisor.................................................    A-17
3.20.   Brokers......................................................................    A-17

SECTION                                                                                  PAGE
------                                                                                   ----
                                         ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF THE PARENT
4.1.    Organization and Qualification...............................................    A-17
4.2.    Capitalization...............................................................    A-17
4.3.    Subsidiaries.................................................................    A-18
4.4.    Authorization, Validity and Enforceability...................................    A-18
4.5.    No Conflict or Violation.....................................................    A-19
4.6.    Consents and Approvals.......................................................    A-19
4.7.    SEC Documents and Financial Statements.......................................    A-19
4.8.    No Undisclosed Liabilities...................................................    A-20
4.9.    Absence of Certain Changes...................................................    A-20
4.10.   Litigation...................................................................    A-21
4.11.   Compliance...................................................................    A-21
4.12.   Employee Benefit Plans.......................................................    A-21
4.13.   Tax Matters..................................................................    A-22
4.14.   Properties...................................................................    A-22
4.15.   Environmental Matters........................................................    A-23
4.16.   Intellectual Property........................................................    A-23
4.17.   Labor Matters................................................................    A-23
4.18.   Material Contracts and Commitments...........................................    A-23
4.19.   Financing....................................................................    A-24
4.20.   Opinion of Financial Advisor.................................................    A-24
4.21.   Brokers......................................................................    A-24
                                          ARTICLE V
                                          COVENANTS
5.1.    Interim Operations...........................................................    A-24
5.2.    No Solicitation..............................................................    A-26
5.3.    Access to Information........................................................    A-27
5.4.    Notice of Certain Matters....................................................    A-27
5.5.    Further Actions..............................................................    A-27
5.6.    Proxy Statement; Registration Statement......................................    A-28
5.7.    Meetings of Stockholders.....................................................    A-29
5.8.    Nasdaq Quotation of Parent Common Stock......................................    A-29
5.9.    Letters of Accountants.......................................................    A-29
5.10.   Affiliate Letters............................................................    A-31
5.11.   Public Announcements.........................................................    A-31
5.12.   Expenses.....................................................................    A-31
5.13.   Indemnification..............................................................    A-31
5.14.   Employee Benefits Matters....................................................    A-32
5.15.   Takeover Statutes............................................................    A-33
5.16.   Certification of Stockholder Vote............................................    A-33
5.17.   Conveyance Taxes.............................................................    A-33
5.18.   Gains Tax....................................................................    A-33
5.19.   FIRPTA Certificate...........................................................    A-34

SECTION                                                                                  PAGE
------                                                                                   ----
                                         ARTICLE VI
                                         CONDITIONS
6.1.    Conditions to Each Party's Obligation To Effect the Merger...................    A-34
6.2.    Additional Conditions to Obligations of the Parent...........................    A-35
6.3.    Additional Conditions to Obligations of the Company..........................    A-35
                                         ARTICLE VII
                                         TERMINATION
7.1.    Termination..................................................................    A-36
7.2.    Effect of Termination........................................................    A-37
7.3.    Extension; Waiver............................................................    A-38
                                        ARTICLE VIII
                                        MISCELLANEOUS
8.1.    Nonsurvival of Representations, Warranties and Agreements....................    A-38
8.2.    Notices......................................................................    A-39
8.3.    Certain Definitions..........................................................    A-39
8.4.    Assignment; Binding Effect...................................................    A-40
8.5.    Entire Agreement.............................................................    A-40
8.6.    Amendment....................................................................    A-40
8.7.    Waivers......................................................................    A-40
8.8.    Severability.................................................................    A-40
8.9.    Governing Law................................................................    A-40
8.10.   Enforcement of Agreement.....................................................    A-40
8.11.   Incorporation of Exhibits....................................................    A-41
8.12.   Interpretation...............................................................    A-41
8.13.   Headings.....................................................................    A-41
8.14.   Counterparts.................................................................    A-41

Exhibit  A       Form of Affiliate Letter
Exhibit  B       Form of Registration Rights Agreement
Exhibit  C-1     Severance Agreements
                 Form for Officers
                 Form for Directors, Employees and Managers
                 Severance Policy
         C-2
                 Headquarters Severance Plan
         C-3
                 Senior Executive Transition Bonus Plan
         C-4
                 SERP
         C-5
                 Management Bonus Plan
         C-6
Exhibit  D       Form of Partnership Services Agreement
Exhibit  E       Sample Exchange Ratio Calculations*

---------------
* Attached separately to Proxy Statement/Prospectus as Appendix E.

                             INDEX TO DEFINED TERMS

                                       TERM                                         SECTION
----------------------------------------------------------------------------------  --------
affiliate.........................................................................    8.3(a)
business day......................................................................    8.3(b)
Agreement.........................................................................  Preamble
AICPA Statement...................................................................    5.9(a)
Alternative Transaction...........................................................    5.2
Alternative Transaction Proposal..................................................    5.2
Blue Sky Laws.....................................................................    3.6
Cash Consideration................................................................    2.1(a)
Certificates......................................................................    2.3(b)
Certificate of Merger.............................................................    1.3
Closing...........................................................................    1.2
Code..............................................................................    2.3(h)
Company...........................................................................  Preamble
Company Assets....................................................................    3.15
Company Common Stock..............................................................    2.1(a)
Company Confidentiality Agreement.................................................    5.3
Company Disclosure Schedule.......................................................    3.2(b)
Company Employee Plan.............................................................   3.12(a)
Company Incentive Plan............................................................    3.2(a)
Company Material Adverse Effect...................................................    3.1
Company Options...................................................................    3.2(a)
Company Personnel.................................................................   3.12(a)
Company Preferred Stock...........................................................    3.2(a)
Company SEC Documents.............................................................    3.7(a)
Company Shareholder Support Agreement.............................................  Recitals
Company Stockholders' Meeting.....................................................    5.7(a)
Contracts.........................................................................    3.17
Delaware Courts...................................................................    8.9
Dissenting Shares.................................................................    2.6(a)
DGCL..............................................................................    1.1
Effective Time....................................................................    1.3
Environmental Laws................................................................    3.16
ERISA.............................................................................   3.12(a)
ERISA Controlled Group............................................................   3.12(g)
Exchange Act......................................................................    3.6
Exchange Agent....................................................................    2.3(a)
Exchange Fund.....................................................................    2.3(a)
Exchange Ratio....................................................................    2.1(a)
Final Parent Stock Price..........................................................    2.2(c)
401(k) Plan.......................................................................   3.12(h)
GAAP..............................................................................    3.7(b)
Gains Tax.........................................................................    5.18
Governmental Entity...............................................................    3.6
HSR Act...........................................................................    3.6
Indemnified Parties...............................................................   5.13(a)
IRS Letter........................................................................   3.12(h)

                                       TERM                                         SECTION
----------------------------------------------------------------------------------  --------
Management Bonus Plan.............................................................   5.14(e)
McClaskey.........................................................................    5.6(e)
McClaskey Shares..................................................................    5.6(e)
Merger............................................................................  Recitals
Merger Consideration..............................................................    2.1(a)
Merger Sub........................................................................  Preamble
Merger Sub Common Stock...........................................................    4.2(c)
MLP...............................................................................    3.7(c)
MLP SEC Documents.................................................................    3.7(c)
Nasdaq............................................................................    2.2(c)
Option Certificates...............................................................    2.3(b)
Parent............................................................................  Preamble
Parent Assets.....................................................................    4.14
Parent Common Stock...............................................................    2.1(a)
Parent Confidentiality Agreement..................................................    5.2
Parent Contracts..................................................................   4.18(b)
Parent Disclosure Schedule........................................................    4.2(a)
Parent Employee Plan..............................................................   4.12(a)
Parent Material Adverse Effect....................................................    4.1
Parent Options....................................................................    4.2(a)
Parent Personnel..................................................................   4.12(a)
Parent Preferred Stock............................................................    4.2(a)
Parent SEC Documents..............................................................    4.7(a)
Parent Shareholder Support Agreements.............................................  Recitals
Parent Stockholder Approval.......................................................    4.3
Parent Stockholders' Meeting......................................................    5.7(b)
Partnership.......................................................................  Recitals
Partnership Services Agreement....................................................    6.3(f)
Permitted Liens...................................................................    3.15
person............................................................................    8.3(c)
Proxy Statement...................................................................    5.6(a)
Registration Rights Agreement.....................................................    6.3(f)
Registration Statement............................................................    5.6(a)
Representatives...................................................................    5.2
SEC...............................................................................    3.7(a)
SERP..............................................................................   5.14(d)
Securities Act....................................................................    3.6
Severance Agreements..............................................................   5.14(a)
Severance Policy..................................................................   5.14(a)
Stay Bonus Plan...................................................................   5.14(c)
Stock Certificates................................................................    2.3(b)
Stock Consideration...............................................................    2.1(a)
subsidiary........................................................................    8.3(d)
Surviving Corporation.............................................................    1.1
Tax Return........................................................................   3.14(a)
Tax Ruling........................................................................   3.14(i)

                                       TERM                                         SECTION
----------------------------------------------------------------------------------  --------
Taxes.............................................................................   3.14(a)
Transfer Taxes....................................................................    5.18
Transition Bonus Plan.............................................................   5.14(b)
Transition Severance Plan.........................................................   5.14(a)
VCR Application...................................................................   3.12(h)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of September 12, 1996 (this "Agreement"), by and among DOUBLETREE CORPORATION, a Delaware corporation (the "Parent"), RLH ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of the Parent formed solely to effectuate the transactions contemplated hereby ("Merger Sub"), and RED LION HOTELS, INC., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Board of Directors of the Company has determined that the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement (the "Merger"), is fair to, and in the best interests of, the Company and its stockholders; and

     WHEREAS, the Boards of Directors of the Parent and Merger Sub have determined that the Merger is in the best interests of the Parent and Merger Sub and their respective stockholders; and

     WHEREAS, the Boards of Directors of the Company, the Parent and Merger Sub have each approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby (including the Company Shareholder Support Agreement and the Parent Shareholder Support Agreements), and recommended approval and adoption of this Agreement and the Merger by their respective stockholders; and

     WHEREAS, concurrently with the execution of this Agreement, and as an inducement to the Parent to enter into this Agreement, Red Lion, a California Limited Partnership (the "Partnership"), which is the majority stockholder of the Company, has entered into a Shareholder Support Agreement (the "Company Shareholder Support Agreement") with the Parent, pursuant to which the Partnership has agreed, among other things, to vote all voting securities of the Company beneficially owned by it in favor of approval and adoption of this Agreement and the Merger; and

     WHEREAS, concurrently with the execution of this Agreement, and as an inducement to the Company to enter into this Agreement, certain stockholders of the Parent have entered into Shareholder Support Agreements (the "Parent Shareholder Support Agreements") with the Company and the Parent, pursuant to which such stockholders have agreed, among other things, to vote all voting securities of the Parent beneficially owned by them in favor of approval and adoption of this Agreement and the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     Section 1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1 and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") shall take place at the offices of Dewey Ballantine, 333 South Hope Street, Los Angeles, California, as promptly as practicable (and in any event within two business days) following the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, unless another place, date or time is agreed to in writing by the Parent and the Company. At the Closing, the Registration Rights Agreement, the Partnership Services Agreement and the other documents, certificates and instruments referred to in Article VI shall be executed and delivered, and the Merger Consideration shall be delivered (or transmitted for delivery) to any holder of Company Common Stock or Company Options who has delivered such holder's shares of Company Common Stock or certificate or instrument representing Company Options, together with the letter of transmittal duly completed as contemplated by Section 2.3(b), to the Exchange Agent prior to the Effective Time, and all amounts contemplated by Section 5.14 to be paid at the Closing shall be paid.

     Section 1.3. Effective Time. Promptly after the Closing, the parties hereto will cause a certificate of merger with respect to the Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time as may be agreed to by the Parent and the Company and specified in the Certificate of Merger in accordance with applicable law. The date and time when the Merger shall become effective is referred to herein as the "Effective Time".

     Section 1.4. Effect of the Merger. Upon becoming effective, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.5. Certificate of Incorporation; ByLaws.  At the Effective Time,
(i) the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, and (ii) the ByLaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, in each case until duly amended in accordance with applicable law.

     Section 1.6. Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the directors, and the officers of the Company immediately prior to the Effective Time shall become the officers, of the Surviving Corporation, each such director and officer to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation and applicable law. The Company shall use reasonable efforts to cause each director of the Company and of its subsidiaries which are corporations to tender his or her resignation prior to the Effective Time, each such resignation to be effective as of the Effective Time.

                                   ARTICLE II

                       EFFECT OF THE MERGER ON SECURITIES
                        OF THE CONSTITUENT CORPORATIONS

     Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any of the following securities:

          (a) Each share of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") which is issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares, as defined below) shall be converted into and represent the right to receive (i) $21.30 in cash, plus, if the Effective Time does not occur on or prior to November 18, 1996, interest accruing at a fluctuating rate per annum equal to the prime interest rate from time to time of Bankers Trust Company, compounded daily, on $30.106 plus such accrued interest, for the period commencing on November 18, 1996 and ending on the day on which the Effective Time occurs (the "Cash Consideration"), and (ii) 0.2398 shares (as such number may be adjusted in accordance with this Agreement, the "Exchange Ratio") of Common Stock, par value $.01 per share, of the Parent ("Parent Common Stock"), subject to adjustment as provided in
     Section 2.2 (the "Stock Consideration" and, collectively together with the Cash Consideration, the "Merger Consideration"); provided, however, that in any event, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed, reclassified or converted into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, conversion or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, conversion or exchange of shares. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and extinguished and shall cease to exist, and each certificate which immediately prior to the Effective Time evidenced any such shares (other than any Dissenting Shares) shall thereafter represent the right to receive, upon surrender of such certificate in accordance with the provisions of Section 2.3, the Merger Consideration into which such shares have been converted in accordance herewith. The holders of certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto (including, without limitation, any rights to vote or to receive dividends and distributions in respect of such shares), except as otherwise provided herein or by law. No fractional share of Parent Common Stock shall be issued and, in lieu thereof, a cash payment shall be made pursuant to Section 2.3(e). Except as specified in clause (i) immediately above, no interest will be paid or will accrue on any Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock or any unpaid dividends or distributions in respect of Parent Common Stock payable upon surrender of certificates of Company Common Stock pursuant to this Article II.

          (b) Each share of Company Common Stock owned by or held in the treasury of the Company and each share of Company Common Stock owned by the Parent or any direct or indirect wholly owned subsidiary of the Company or the Parent immediately prior to the Effective Time shall be automatically cancelled and extinguished without any conversion thereof and shall cease to exist and no payment or consideration shall be made or delivered with respect thereto.

          (c) Each share of capital stock of Merger Sub which is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     Section 2.2. Adjustment to Exchange Ratio. (a) In the event that the Final Parent Stock Price (as defined below) is equal to or less than $34.89, or equal to or greater than $38.56, the Exchange Ratio shall be subject to adjustment as follows:

          (i) if the Final Parent Stock Price is equal to or less than $31.22, then the Exchange Ratio shall be equal to the sum of 0.2398 plus the quotient obtained by dividing $0.8806 by the Final Parent Stock Price;

          (ii) if the Final Parent Stock Price is greater than $31.22 and equal to or less than $34.89, then the Exchange Ratio shall be equal to the quotient obtained by dividing $8.3657 by the Final Parent Stock Price;

          (iii) if the Final Parent Stock Price is equal to or greater than $38.56 but less than $42.23, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.2463 by the Final Parent Stock Price;

          (iv) if the Final Parent Stock Price is equal to or greater than $42.23 but less than $44.07, then the Exchange Ratio shall be equal to the difference of 0.2398 minus the quotient obtained by dividing $0.8806 by the Final Parent Stock Price;

          (v) if the Final Parent Stock Price is equal to or greater than $44.07, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.6866 by the Final Parent Stock Price.

     The adjustments required by this Section 2.2(a) based upon various Final Parent Stock Prices are set forth on Exhibit E hereto. This Section 2.2(a) shall be interpreted in a manner consistent with Exhibit E.

     (b) Notwithstanding anything herein to the contrary, except as specified in the proviso in Section 2.1(a), the Exchange Ratio shall not be subject to adjustment based upon the Final Parent Stock Price (whether pursuant to this Section 2.2 or otherwise) if the Final Parent Stock Price is greater than $34.89 and less than $38.56.

     (c) For purposes hereof, the "Final Parent Stock Price" shall mean the "volume-weighted average quote" of the reported sales prices per share of the Parent Common Stock quoted on The Nasdaq Stock Market's National Market ("Nasdaq"), as reported by Bloomberg L.P., for the ten (10) consecutive trading days (on which shares of the Parent Common Stock are actually traded) immediately preceding the second business day prior to the Effective Time.

     (d) Promptly after the close of trading on Nasdaq on the tenth day of the ten trading days referred to in the immediately preceding paragraph, the Parent and the Company shall issue a joint press release publicly announcing the Exchange Ratio.

     Section 2.3. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, the Parent shall deposit, or cause to be deposited, with or for the account of a bank or trust company to be designated by the Parent, which is reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock (other than any Dissenting Shares), for exchange through the Exchange Agent in accordance with this Article II, (i) cash in the aggregate amount sufficient to pay the Cash Consideration for shares of Company Common Stock converted pursuant to Section 2.1, and (ii) certificates evidencing the shares of Parent Common Stock issuable in exchange for shares of Company Common Stock pursuant to Section 2.1 (the cash and shares so deposited, together with any dividends or distributions with respect to such shares, being hereinafter referred to collectively as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the cash and shares of Parent Common Stock required to be delivered pursuant to Section 2.1 out of the Exchange Fund to holders of shares of Company Common Stock. Except as contemplated by Section 2.3(f), the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest cash in the Exchange Fund, on a daily basis, as directed by the Parent. Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of and payable to the Parent.

     (b) Exchange Procedures. As soon as reasonably practicable (and in any event not later than three (3) business days) after the Effective Time, the Parent will cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (other than any Dissenting Shares) (the "Stock Certificates") and to each holder of record of a certificate or instrument which immediately prior to the Effective Time evidenced any outstanding Company Options (the "Option Certificates" and, collectively together with the Stock Certificates, the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only at or following the Effective Time and upon proper delivery of the Certificates to the Exchange Agent and which shall be in form and substance reasonably satisfactory to the Parent and the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration with respect to the shares of Company Common Stock or Company Options formerly represented thereby. The Proxy Statement (as defined below) shall provide that, in lieu of delivery following the Effective Time as aforesaid, and commencing on the tenth calendar day prior to the date of the Company Stockholders' Meeting (as defined below), the foregoing letter of transmittal and instructions for use will be promptly delivered to each holder of record of a Certificate from whom the Exchange Agent receives a written request therefor prior to the date of the Company Stockholders' Meeting, and that each such holder of a Certificate shall be entitled thereafter to surrender such Certificate in accordance with the procedures described herein, and the Parent will cause the Exchange Agent to comply with the foregoing. Upon surrender of a Stock Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Stock Certificate shall be entitled at or following the Effective Time to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in accordance with Section 2.1 in respect of the shares of Company Common Stock formerly evidenced by such Certificate, (B) cash which such holder is entitled to receive in accordance with Section 2.1, (C) cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c), in each case less the amount of any withholding taxes which may be required thereon, and the Stock Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, certificates evidencing the proper number of shares of Parent Common Stock and cash may be issued and paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to the Parent that any applicable stock transfer taxes have been paid. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) of the Securities Act (as defined below), shall not be exchanged until the Parent has received a written agreement from such person as provided in Section 5.10. Until surrendered as contemplated by this Section 2.3, each Stock Certificate shall be deemed at any time after the Effective Time to represent and evidence only the right to receive upon such surrender the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby in accordance with this Section 2.3.

     (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provision of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock which such holder is entitled to receive, and no Cash Consideration or cash in lieu of fractional shares shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) as promptly as reasonably practicable following such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore payable (and not paid) with respect to such whole shares of Parent Common Stock, in each case less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

     (d) No Further Rights in Company Common Stock. The shares of Parent Common Stock issued and cash paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date hereof and that remain unpaid at the Effective Time.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of the Parent. In lieu of any such fractional shares, each holder of Company Common Stock upon surrender of a Certificate for exchange pursuant to this Section 2.3 shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Final Parent Stock Price by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock then held of record by such holder).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock as of the date which is twelve months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Parent (as unsecured general creditors thereof) for payment of the Merger Consideration, and any cash in lieu of fractional shares and any unpaid dividends or distributions with respect to Parent Common Stock, to which they are entitled pursuant hereto.

     (g) No Liability. Neither the Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash, stock or other property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Withholding Rights. The Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent or the Exchange Agent.

     (i) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, and any cash in lieu of fractional shares and any unpaid dividends or distributions with respect to Stock Consideration, to which they are entitled pursuant hereto.

     Section 2.4. Stock Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock on the books and records of the Company or the Surviving Corporation. If, after the Effective Time, any Certificates are presented to the Exchange Agent or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

     Section 2.5. Stock Options. At the Effective Time, each Company Option (as defined below) outstanding immediately prior thereto shall be converted into and represent the right to receive (a) the Merger Consideration into which the share or shares of Company Common Stock issuable upon exercise of such Company Option would have been converted if such Company Option had been exercised immediately prior to the Effective Time, reduced by (b) (i) the aggregate exercise price for the shares of Company Common Stock then issuable upon exercise of such Company Option and (ii) the amount of any withholding taxes which may be required thereon (such reductions to be applied on a pro rata basis against the Cash Consideration and the Stock Consideration comprising such Merger Consideration, in the respective proportions which such Cash Consideration and Stock Consideration bear to such Merger Consideration). All such Company Options shall no longer be outstanding and shall automatically be cancelled, retired and extinguished and shall cease to exist, and each Option Certificate shall thereafter represent the right to receive, upon surrender of such Option Certificate in accordance with Section 2.3, the Merger Consideration into which such Company Options have been converted in accordance herewith. The holders of Option Certificates shall cease to have any rights with respect thereto, except as required by law. No fractional share of Parent Common Stock shall be issued and, in lieu thereof, a cash payment shall be made in the same manner as provided in Section 2.3(e) with respect to exchanges of Stock Certificates. No interest will be paid or will accrue on any Merger Consideration (except as specified in Section 2.1(a)(i)), any cash in lieu of fractional shares of Parent Common Stock or any unpaid dividends or distributions in respect of Parent Common Stock payable upon surrender of Option Certificates pursuant to this
Article II. From and after the date of this Agreement, the Company shall not permit any additional options to purchase shares of Company Common Stock to be issued or granted under the Company's stock option plans or otherwise.

     Section 2.6. Dissenting Shares. (a) Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn such

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demand or otherwise lost their appraisal rights (the "Dissenting Shares") shall not be converted into or represent the right to receive Merger Consideration. Such stockholders shall be entitled to have such shares of Company Common Stock held by them appraised in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or otherwise lost their right to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration therefor, upon surrender in accordance with Section 2.3 of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

     (b) The Company shall give the Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of demands for appraisal, and any other instruments served pursuant to the DGCL and received by the Company and
(ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demand for appraisal rights.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Parent and Merger Sub as follows:

     Section 3.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, operations, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole ("Company Material Adverse Effect"). The Company has heretofore delivered to the Parent true and complete copies of the certificate of incorporation and by-laws, each as amended to date, of the Company.

     Section 3.2. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"). As of July 1, 1996, (i) 31,312,500 shares of Company Common Stock were issued and outstanding, (ii) the number of shares of Company Common Stock set forth on
Section 3.2 of the Company Disclosure Schedule (and identified as "Company Option Shares") were reserved for future issuance upon exercise of outstanding options to purchase Company Common Stock ("Company Options"), granted to directors, officers, employees and consultants of the Company pursuant to the Company's 1995 Equity Participation Plan (the "Company Incentive Plan"), (iii) no shares of Company Common Stock were held in the treasury of the Company and
(iv) no shares of Company Preferred Stock were issued or outstanding or reserved for issuance. Since such date, no additional shares of capital stock of the Company have been issued or reserved for issuance (except for shares of Company Common Stock issued upon exercise of Company Options granted as aforesaid), and no options or other rights to purchase or otherwise acquire shares of capital stock of the Company have been issued or granted (other than the Company Options identified on Section 3.2 of the Company Disclosure Schedule as having been granted as aforesaid). Except as set forth above in this paragraph, no shares of capital stock or other equity or voting securities of the Company are issued, reserved for issuance, or outstanding. All of the outstanding shares of capital stock of the Company are, and all shares thereof which may be issued upon exercise of Company Options will upon issuance be, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights.

     (b) Except as set forth in Section 3.2 of the Disclosure Schedule delivered by the Company to the Parent concurrently with the execution of this Agreement (the "Company Disclosure Schedule"), (i) no

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

bonds, debentures, notes or other indebtedness or obligations of the Company or any of its subsidiaries entitling the holders thereof to have the right to vote (or which are convertible into, or exercisable or exchangeable for, securities entitling the holders thereof to have the right to vote) with the stockholders of the Company or any of its subsidiaries on any matter are issued, reserved for issuance, or outstanding, (ii) there are no options, warrants, calls, subscriptions, convertible or exchangeable securities, or other rights, agreements or commitments of any character obligating the Company or any of its subsidiaries to grant, issue, transfer or sell, or cause to be granted, issued, transferred or sold, any shares of capital stock, or any other equity or voting security or equity or voting interest, of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, issue, extend or enter into any right, agreement or commitment with respect to the foregoing,
(iii) there are no obligations (absolute, contingent or otherwise) of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, or other equity or voting security or equity or voting interest, of the Company or any of its subsidiaries, and (iv) other than this Agreement, there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock, or any other equity or voting security or interest, of the Company or any of its subsidiaries.

     (c) The Company has heretofore delivered to the Parent a true and complete copy of the Company Incentive Plan, as amended to date. Section 3.2 of the Company Disclosure Schedule contains a true and complete list of (i) all Company Options outstanding on the date hereof, (ii) the identity of the holders or optionees thereof, (iii) the number of shares of Company Common Stock covered by each such Company Option, and the exercise price per share thereof, and (iv) the number of shares for which each such Company Option will be exercisable at the Effective Time. The Compensation Committee of the Board of Directors of the Company has taken all action necessary under the Company Incentive Plan to duly and validly authorize the conversion of all Company Options in accordance with
Section 2.5, and no other proceedings on the part of the Company are necessary to duly and validly authorize the transactions contemplated by Section 2.5.

     Section 3.3. Subsidiaries. (a) Section 3.3 of the Company Disclosure Schedule accurately sets forth (i) the name and jurisdiction of incorporation or organization of each subsidiary of the Company, (ii) the authorized and outstanding capital stock of, or other equity interest in, each such subsidiary,
(iii) the amount of capital stock of, or other equity interest in, each such subsidiary owned directly or indirectly by the Company or any of its subsidiaries. Except as set forth in Section 3.3 of the Company Disclosure Schedule (including the subsidiaries of the Company disclosed therein), the Company does not directly or indirectly own any equity interest or equity investment in any other person.

     (b) Each of the subsidiaries of the Company is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the subsidiaries of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Company Material Adverse Effect. The Company has heretofore made available to the Parent true and complete copies of the certificate of incorporation, by-laws, partnership agreement and all other charter or organization documents, each as amended to date, of each subsidiary of the Company.

     (c) All of the outstanding shares of capital stock of, or other equity interests in, each of the subsidiaries of the Company are duly authorized and validly issued and (in the case of shares of capital stock) are fully paid and nonassessable, and (except as set forth in Section 3.3 of the Company Disclosure Schedule) all such shares or other equity interests owned directly or indirectly by the Company are owned free and clear of all liens, security interests, claims, pledges, rights of first refusal, limitations on voting rights, charges or other encumbrances of any nature whatsoever.

     Section 3.4. Authorization, Validity and Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and (subject only, with respect to the Merger, to the approval and adoption of this Agreement by the holders of a majority

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

of the outstanding shares of Company Common Stock in accordance with the DGCL) to consummate the Merger and the other transactions contemplated hereby to be consummated by the Company. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL). This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

     Section 3.5. No Conflict or Violation. Subject to (i) making the filings and obtaining the approvals identified in Section 3.6 and (ii) obtaining the material non-governmental consents identified in Section 3.5 of the Company Disclosure Schedule and (iii) the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions pursuant hereto will not, (a) conflict with or violate the certificate of incorporation, by-laws, partnership agreement or other charter or organization document of the Company or any of its subsidiaries, (b) conflict with or violate any material law, statute, rule, regulation, order, judgment, writ, injunction or decree applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (c) result in a violation or breach of or constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), require any consent, approval or authorization under, result in the loss of a material benefit or result in any provision becoming applicable or effective under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any material property or asset of the Company or any of its subsidiaries may be bound or affected, except in the case of each of clauses (b) and (c) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect or prevent the Company from performing its obligations under this Agreement in any material respect.

     Section 3.6. Consents and Approvals. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, require the Company to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any federal, state, local, foreign or other governmental, judicial or regulatory authority (each a "Governmental Entity"), except (a) for
(i) applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws ("Blue Sky Laws"), and state antitakeover laws, (ii) the pre-merger notification and report requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (iii) filing and recordation of the Certificate of Merger as required by the DGCL, (iv) consents, approvals, authorizations, orders, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages and (v) filings relating to the matters set forth in Section 5.17 or 5.18, and (b) where the failure to obtain such consents, approvals, authorizations and permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent the Company from performing its obligations under this

Agreement in any material respect or from consummating the Merger or any other transaction pursuant hereto.

     Section 3.7. SEC Documents and Financial Statements. (a) The Company has filed all forms, reports, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since July 26, 1995 (such forms, reports, statements and other documents, excluding the Proxy Statement referred to below, are hereinafter referred to as the "Company SEC Documents"). The Company SEC Documents filed by the Company with the SEC prior to and after the date of this Agreement (i) complied, or will comply, when filed, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder, and
(ii) did not, or will not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes or schedules thereto) contained in or incorporated by reference in the Company SEC Documents filed prior to and after the date of this Agreement (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the
SEC) and (ii) fairly present or will fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods indicated therein (subject, in the case of unaudited interim financial statements, to normal recurring year-end audit adjustments which would not be material in amount or effect).

     (c) No subsidiary of the Company is required to file any report, form or other document with the SEC. Red Lion Inns Limited Partnership, a Delaware limited partnership (the "MLP"), has filed all forms, reports, statements and other documents required to be filed by it with the SEC since January 1, 1993 (such forms, reports, statements and other documents are hereinafter referred to as the "MLP SEC Documents"). The MLP SEC Documents filed by the MLP with the SEC prior to and after the date of this Agreement (i) complied, or will comply, when filed, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder, and
(ii) did not, or will not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any related notes or schedules thereto) contained in or incorporated by reference in the MLP SEC Documents filed prior to and after the date of this Agreement (A) have been or will be prepared in accordance with the published rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except, in the case of MLP SEC Documents filed prior to the date of this Agreement, as may be indicated in the notes thereto or, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) and (B) fairly present or will fairly present in all material respects the consolidated financial position of the MLP and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the MLP and its subsidiaries for the periods indicated therein (subject, in the case of unaudited interim financial statements, to normal recurring year-end audit adjustments which would not be material in amount or effect).

     Section 3.8. No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or disclosed or reserved against in, a consolidated balance sheet of the Company and its subsidiaries or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (a) debts, liabilities and obligations that were so reserved on, or disclosed or reflected in, the consolidated balance sheet of the Company and its subsidiaries as of June 30, 1996 and the notes thereto, included in the Quarterly Report on Form 10-Q of the Company for the quarter then ended, or the consolidated balance sheet of the Company and its subsidiaries as of December 31, 1995 and the notes thereto, included in the Annual

Report on Form 10-K of the Company for the year then ended, and (b) debts, liabilities or obligations arising in the ordinary course of business since June 30, 1996.

     Section 3.9. Absence of Certain Changes. Since December 31, 1995, except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as specifically contemplated by this Agreement or as set forth in Section 3.9 of the Company Disclosure Schedule, (a) the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and (b) there has not been
(i) any change, event, occurrence or circumstance in the business, operations, properties, financial condition or results of operations of the Company or any of its subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect (except for changes, events, occurrences or circumstances (A) with respect to general economic or industry conditions and (B) arising as a result of the transactions contemplated hereby), (ii) any material change by the Company in its accounting methods, principles or practices, (iii) any declaration, setting aside or payment of any dividend or distribution or capital return in respect of any capital stock of, or other equity interest in, the Company or any of its subsidiaries (other than dividends by such subsidiaries in accordance with their respective charters or partnership agreements, as the case may be, (iv) any material revaluation for financial statement purposes by the Company or any of its subsidiaries of any asset (including, without limitation, any writing down of the value of any property, investment or asset or writing off of notes or accounts receivable),
(v) other than payment of compensation for services rendered to the Company or any of its subsidiaries in the ordinary course of business or the grant of Company Options as described in Section 3.2 or any transactions described in
Section 3.12 of the Company Disclosure Schedule, any material transactions between the Company or any of its subsidiaries, on the one hand, and any (A) officer or director of the Company or any of its subsidiaries, (B) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, or (C) affiliate of any such officer, director or beneficial owner, on the other hand, or (vi) other than pursuant to the terms of the plans, programs or arrangements specifically referred to in Section 3.12 or Section 5.14 or in the ordinary course of business consistent with past practice, any increase in or establishment of any bonus, insurance, welfare, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any employees, officers, directors or consultants of the Company or any of its subsidiaries, which increase or establishment, individually or in the aggregate, will result in a material liability.

     Section 3.10. Litigation. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, there is no action, suit, claim, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any properties or assets of the Company or any of its subsidiaries by or before any court, other Governmental Entity or arbitrator which is material or which could reasonably be expected to prevent or substantially delay consummation of the Merger or any of the other transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, neither the Company nor any of its subsidiaries nor any property or asset of the Company or any of its subsidiaries is subject to any order, writ, injunction, judgment, decree or award which is material or which could reasonably be expected to prevent or substantially delay consummation of the Merger or any of the other transactions pursuant hereto in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect.

     Section 3.11. Compliance. The Company is not in conflict with, or in default or violation of, and none of its subsidiaries is in conflict in any material respect with, or in default or violation in any material respect of, its respective certificate of incorporation, by-laws, partnership agreement or other charter or organization documents. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (a) any material law, statute, rule, regulation, order, judgment, writ, injunction or decree applicable to the Company or any of its subsidiaries or any of their respective properties or assets (excluding any law, statute, rule, regulation or order relating to the consumption, sale or serving of alcoholic beverages), or
(b) any
material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any material property or asset of the Company or any of its subsidiaries may be bound or affected. The Company and its subsidiaries hold all material licenses, permits, approvals and other authorizations of Governmental Entities, and are in substantial compliance with all applicable laws and governmental regulations in connection with their businesses as now being conducted.

     Section 3.12. Employee Benefit Plans. (a) Section 3.12(a) of the Company Disclosure Schedule sets forth each plan which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material agreement, arrangement or commitment which is an employment or consulting agreement, executive or incentive compensation plan, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, employee stock option or stock purchase plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any commitment arising under the laws of any jurisdiction, severance, holiday, vacation, Christmas or other bonus plans, maintained by the Company or any of its subsidiaries for any present or former employees, officers or directors of the Company or any of its subsidiaries ("Company Personnel") or with respect to which the Company or any of its subsidiaries has liability or makes or has an obligation to make contributions (each, a "Company Employee Plan").

     (b) The Company has made available to the Parent (i) copies of all Company Employee Plans or in the case of an unwritten plan, a written description thereof, (ii) copies of the most recent annual, financial or actuarial reports and Internal Revenue Service determination letters relating to such Company Employee Plans and (iii) copies of all summary plan descriptions (whether or not required to be furnished under ERISA) and employee communications relating to such Company Employee Plans and distributed to Company Personnel, in each case under this clause (iii), existing or in effect during or within the past five years.

     (c) There are no Company Personnel who are entitled to any medical, dental or life benefit to be paid after termination of employment other than required by Section 601 of ERISA, Section 4980B of the Code or applicable state law.

     (d) Each Company Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) is unfunded. There is no material liability in the nature of a retroactive rate adjustment or loss-sharing or similar arrangement, with respect to any Company Employee Plan which is an employee welfare benefit plan.

     (e) All contributions or payments due with respect to any periods prior to the Effective Time under any Company Employee Plan have been made or appropriate charges have been made on the financial statements. Except as described in
Section 3.12(h), each Company Employee Plan by its terms and operation is in substantial compliance with all applicable laws (including, but not limited to, ERISA, the Code and the Age Discrimination in Employment Act of 1967, as amended).

     (f) There are no actions, suits or claims pending or threatened (other than routine noncontested claims for benefits) and, to the knowledge of the Company, no set of circumstances exist which may reasonably give rise to such a claim against any Company Employee Plan or administrator or fiduciary of any such Company Employee Plan which reasonably likely to result in a Company Material Adverse Effect. As to each Company Employee Plan for which an annual report is required to be filed under ERISA or the Code, all such filings, including schedules, have been made on a timely basis.

     (g) Other than the multiemployer plan identified as such in Section 3.12(g) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (or any entity that is or was at any time required to be aggregated with the Company or any of its subsidiaries under Section 414(b), (c), (m) or
(o) of the Code) (the "ERISA Controlled Group") has at any time maintained, contributed to or been required to contribute to any plan subject to Title IV of ERISA or Section 412 of the Code. The withdrawal liability that the Company, any of its subsidiaries or any member of their respective ERISA Controlled Groups would incur

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if any such entity were to completely withdraw as of the date hereof from the foregoing multiemployer plan to which it is required to contribute would not exceed $1,000,000.

     (h) The Employee Retirement Savings Plan maintained by the Company (the "401(k) Plan") has received a favorable determination letter from the Internal Revenue Service which provides that the 401(k) Plan is qualified under Sections 401(a) and 401(k) of the Code (the "IRS Letter"). The liability of the Company and its subsidiaries in connection with the application for a compliance statement pursuant to Revenue Procedure 94-62 (the "VCR Application") does not exceed $600,000. Other than items for which relief has been requested pursuant to the VCR Application, nothing has occurred since the date of the most recent IRS Letter to cause such letter to be no longer valid or effective.

     (i) Neither the Company nor any of its subsidiaries (or, to the knowledge of the Company, any other person, including any fiduciary) has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Employee Plans (or their trusts), the Company, any of its subsidiaries or any person whom, the Company or any of its subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

     (j) None of the assets of the Company Employee Plans is invested in any property constituting employer real property or an employer security within the meaning of Section 407(d) of ERISA.

     (k) Except as set forth on Section 3.12(k) of the Company Disclosure Schedule or as required under this Agreement, the events contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any Company Personnel to severance pay or other similar payments under any Company Employee Plan or law, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Company Employee Plan or compensation to any Company Personnel, (iii) result in any payments (including parachute payments) under any Company Employee Plan or law becoming due to any Company Personnel, or (iv) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Company Employee Plan.

     Section 3.13. Labor Matters. Except as set forth in Section 3.13 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any collective bargaining or other labor union contracts applicable to any person employed by the Company or any of its subsidiaries. There is no pending or, to the knowledge of the Company, threatened material labor dispute, strike or work stoppage against the Company or any of its subsidiaries. Neither the Company nor its subsidiaries, nor their respective representatives or employees, has committed any material unfair labor practices in connection with the operation of the respective businesses of the Company or its subsidiaries, and there is no pending or, to the knowledge of the Company, threatened charge or complaint against the Company or its subsidiaries by the National Labor Relations Board or any comparable state agency which, if adversely determined, would have a Company Material Adverse Effect.

     Section 3.14. Tax Matters. (a) For purposes of this Agreement: (i) "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, license, estimated, or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties on or additions to any such taxes (and, in the case of the Company and the Parent, Taxes for which the Company, the Parent, and/or any of their subsidiaries, as the case may be, may be liable in its own right, or as the transferee of the assets of, or as successor to, any other corporation, association, partnership, joint venture, or other entity, or under Treasury Regulation Section 1.1502-6 or any similar provision of state or local law); and
(ii) "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, (A) in the case of the Company, combined or consolidated returns for any group of entities that includes the Company or any of its subsidiaries, and (B) in the case of the Parent, combined or consolidated returns for any group of entities that includes the Parent or any of its subsidiaries.

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     (b) The Company and each of its subsidiaries, the MLP (which for purposes of this Section 3.14 includes Red Lion Inns Operating L.P.), and any affiliated group (within the meaning of Code Section 1504) of which the Company or any of its subsidiaries is or was a member, have (i) filed all federal income and material state Tax Returns required to be filed by applicable law and all such federal income and material state Tax Returns (A) were true, complete and correct in all respects (and as to Tax Returns not filed as of the date hereof but filed at or prior to the Effective Time, will be true, complete and correct in all respects) (B) reflect the liability for Taxes of the Company and each of its subsidiaries and the MLP, and (C) were filed on a timely basis and (ii) within the time and in the manner prescribed by law, paid (and until the Effective Time will pay within the time and in the manner prescribed by law) all Taxes that were or are due and payable as set forth in such Tax Returns.

     (c) Each of the Company, the MLP and, where applicable, the Company's subsidiaries has established (and until the Effective Time will maintain) on its books and records reserves adequate to pay all Taxes of the Company, the MLP or such respective subsidiary, as the case may be, in accordance with GAAP, which are reflected in the most recent consolidated financial statements of the Company and its subsidiaries and the MLP contained in the Company SEC Documents and/or the MLP SEC Documents, as applicable, to the extent required by GAAP.

     (d) There are no, and, as of the Effective Time, there will be no liens for Taxes, which in the aggregate exceed $500,000 upon the assets of the Company and/or any of its subsidiaries and/or the MLP except liens for Taxes not yet due or payable, or not yet delinquent.

     (e) Each of the Company and its subsidiaries and the MLP has complied (and until the Effective Time will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

     (f) Except as disclosed in Section 3.14(f) of the Company Disclosure Schedule, neither the Company nor any subsidiary thereof nor the MLP has requested any extension of time within which to file any federal income Tax Return or any state income or franchise Tax Return, which Tax Return has not been filed as of the date hereof.

     (g) Neither the Company nor any subsidiary thereof nor the MLP has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any federal income Taxes, federal income Tax Returns, state income or franchise Taxes or state income or franchise Tax Returns.

     (h) No deficiency for any Tax which, alone or in the aggregate with any other deficiency or deficiencies, would exceed $500,000, has been proposed, asserted, or assessed against the Company and/or any subsidiary thereof and/or the MLP that has not been resolved and paid in full or otherwise settled, no audits or other administrative proceedings are presently in progress or pending or threatened in writing with regard to any Taxes or Tax Returns of the Company and/or any subsidiary thereof and/or the MLP, and no written claim is currently being made by any authority in a jurisdiction where any of the Company or any subsidiary thereof or the MLP, as the case may be, does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

     (i) Except as disclosed on Section 3.14(i) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries nor the MLP has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with the Internal Revenue Service that would have any continuing effect after the Effective Time. "Tax Ruling" shall mean a written ruling of the Internal Revenue Service or a state taxing authority relating to Taxes. "Closing Agreement" shall mean a written and legally binding agreement with a Taxing authority relating to Taxes.

     (j) The Company and each of its subsidiaries and the MLP have made available (or, in the case of Tax Returns filed after the date hereof, will make available at such time and place as the Parent may reasonably

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request) to the Parent complete and accurate copies of such Tax Returns, and amendments thereto, filed by the Company and/or its subsidiaries and/or the MLP as the Parent may reasonably request.

     (k) Except as disclosed on Section 3.14(k) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries nor the MLP is a party to any agreement relating to allocating or sharing of the payment of, or liability for, Taxes.

     (l) Neither the Company nor any of its subsidiaries nor the MLP is required to include in income any adjustment pursuant to Code Section 481.

     (m) Neither the Company nor any of its subsidiaries nor the MLP has made or entered into, or holds any assets subject to, a consent filed pursuant to
Section 341(f) of the Code and the regulations thereunder.

     (n) Except as set forth in Section 3.14(n) of the Company Disclosure Schedule, the disallowance of a deduction under Section 162(m) of the Code for the employee remuneration will not apply to any amount paid or payable by the Company or any of its subsidiaries or the MLP under any contract, plan, program, arrangements or understanding currently in effect.

     (o) Assuming that the Effective Time occurs in 1996, the total aggregate amounts that may be characterized as excess parachute payments (within the meaning of Code Section 280(G)(b)(1)), and the related Excise Tax Gross Up Payments (within the meaning of the Severance Agreements and the SERP), with respect to the Company and/or any subsidiary thereof and/or the MLP will not exceed $12,400,000 and $7,200,000, respectively, provided that any amount under the Management Bonus Plan (or any similar plan maintained by Parent and/or any subsidiary thereof) shall not be considered a parachute payment.

     (p) Except as disclosed on Section 3.14(p) of the Company Disclosure Schedule, there is no unresolved issue of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other taxing authority with respect to Taxes of the Company or any of its subsidiaries or the MLP.

     (q) To the best of the knowledge of the Company, there are no deferred intercompany gains, intercompany gains that have not yet been taken into account, or excess loss accounts (within the meaning of the Treasury Regulations under Code Section 1502) with respect to the Company or any of its subsidiaries.

     (r) To the best of the knowledge of the Company, no foreign person directly or indirectly holds (within the meaning of Code section 897(c)(3)) more than 5 percent of the stock of the Company.

     Section 3.15. Properties. Section 3.15 of the Company Disclosure Schedule contains a true and complete list (identifying the relevant owners, lessors and lessees) of all real properties owned or leased by the Company or any of its subsidiaries. Each of the Company and its subsidiaries has good and marketable title to all properties, assets and rights of any kind whatsoever (whether real, personal or mixed, and whether tangible or intangible) owned by it (collectively, the "Company Assets"), in each case free and clear of any mortgage, security interest, deed of trust, claim, charge, title defect or other lien or encumbrance, except (a) as shown on the consolidated balance sheet of the Company and its subsidiaries dated June 30, 1996 and the notes thereto, and the consolidated balance sheet of the Company and its subsidiaries dated as of December 31, 1995 and the notes thereto, each as contained in the Company SEC Documents, (b) for any mortgage, security interest, deed of trust, claim, charge, title defect or other lien or encumbrance arising by reason of (i) taxes, assessments or governmental charges not yet delinquent or which are being contested in good faith, (ii) deposits to secure public or statutory obligations in lieu of surety or appeal bonds entered into in the ordinary course of business, and (iii) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof ("Permitted Liens"), or (c) as set forth on
Section 3.15 of the Company Disclosure Schedule. Except as set forth in Section
3.15 of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened condemnation proceedings against or affecting any material Company Assets, and none of the material Company Assets is subject to any commitment or other arrangement for its sale to a third party outside the ordinary course of business.

     Section 3.16. Environmental Matters. Neither the Company nor any of its subsidiaries is the subject of any federal, state, local or foreign investigation, and neither the Company nor any of its subsidiaries has received any notice or claim, nor entered into any negotiations or agreements with any third party, relating to any material liability or remedial action or potential material liability or remedial action under any Environmental Laws (as defined below). There are no pending or, to the knowledge of the Company, threatened actions, suits, claims or proceedings against or affecting the Company or any of its subsidiaries or any of their properties, assets or operations in connection with any such Environmental Laws. The properties, assets and operations of the Company and its subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety and to the protection and clean-up of natural environment and activities or conditions relating thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), except as disclosed in the "Phase I" and other reports identified in Section 3.16 of the Company Disclosure Schedule (true and complete copies of which have been made available to the Parent).

     Section 3.17. Material Contracts and Commitments. (a) Section 3.17 of the Company Disclosure Schedule contains a true and complete list of all of the following contracts, agreements and commitments, whether oral or written ("Contracts"), to which the Company or any of its subsidiaries is a party or by which any of them or any of their material Company Assets is bound, as each such contract or commitment may have been amended, modified or supplemented:

          (i) all Contracts pursuant to which the Company or its subsidiaries holds a leasehold interest in one or more hotel facilities;

          (ii) all Contracts providing for management of any hotel by the Company or any of its subsidiaries or management by any other person of a hotel owned or leased by the Company or any of its subsidiaries;

          (iii) all Contracts granting a franchise or license to utilize a brand name or other rights of a hotel chain or system;

          (iv) all partnership, joint venture or limited liability company Contracts with any person;

          (v) all loan agreements, notes, bonds, debentures, debt instruments, evidences of indebtedness, debt securities, or other Contracts relating to any indebtedness of the Company or any of its subsidiaries in an amount in excess of $1,000,000, or involving the direct or indirect guaranty or suretyship by the Company or any of its subsidiaries of any indebtedness in an amount in excess of $1,000,000;

          (vi) all Contracts (entered into since the formation of the Company) relating to any merger, consolidation, business combination, share exchange, business acquisition, or for the purchase, acquisition, sale or disposition of any Company Assets outside the ordinary course of business; and

          (vii) all stockholder Contracts to which the Company or any of its subsidiaries is a party; and all other Contracts entered into by the Company or any of its subsidiaries with stockholders of the Company who are beneficial owners of five percent or more of the voting securities of the Company.

     (b) The Company has heretofore made available to the Parent true and complete copies of all of the Contracts required to be set forth in Section 3.17 of the Company Disclosure Schedule. Each such Contract is valid and binding in accordance with its terms, and is in full force and effect (except as set forth in Section 3.17 of the Company Disclosure Schedule). Neither the Company nor any of its subsidiaries is in default in any material respect with respect to any such Contract, nor (to the knowledge of the Company) does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. To the knowledge of the Company, no other party to any such Contract is in default in any material respect with respect to any such Contract. Except as set forth in Section 3.17 of the Company Disclosure Schedule, no party has given any written or (to the knowledge of the Company) oral notice of termination or cancellation of any such Contract or that it intends to assert a breach of, or seek to terminate or cancel, any such Contract as a result of the transactions contemplated hereby.

     Section 3.18. Intellectual Property. The Company and its subsidiaries own or possess adequate licenses or other valid rights to use all material trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights, service marks, trade secrets, applications for trademarks and for service marks, and other proprietary rights and information used or held for use in connection with the business of the Company and its subsidiaries as currently conducted, and the Company has no knowledge of any assertion or claim challenging the validity of any of the foregoing.

     Section 3.19. Opinion of Financial Advisor. The Company has received the opinion of Smith Barney Inc. to the effect that the Merger Consideration to be received by the stockholders of the Company (other than the Parent and its affiliates) is fair to such stockholders from a financial point of view.

     Section 3.20. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its affiliates, other than Smith Barney Inc. (the fees and expenses of which shall be paid in full by the Company). The Company has heretofore furnished to the Parent a true and complete copy of all agreements between the Company and such firm pursuant to which such firm would be entitled to any payment relating to the Merger or the transactions contemplated hereby.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE PARENT

     The Parent hereby represents and warrants to the Company as follows:

     Section 4.1. Organization and Qualification. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, operations, properties, financial condition or results of operations of the Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect"). The Parent has heretofore delivered to the Company true and complete copies of the certificate of incorporation, by-laws and all other charter or similar organization documents, each as amended to date, of the Parent and Merger Sub.

     Section 4.2. Capitalization. (a) The authorized capital stock of the Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Parent Preferred Stock"). As of July 15, 1996, (i) 23,077,461 shares of Parent Common Stock were issued and outstanding, (ii) 1,760,275 shares of Parent Common Stock were reserved for future issuance upon exercise of outstanding options to purchase Parent Common Stock ("Parent Options"), granted to directors, officers, employees and consultants of the Parent pursuant to the Parent's 1994 Equity Participation Plan, (iii) no shares of Parent Common Stock were held in the treasury of the Parent and (iv) no shares of Parent Preferred Stock were issued or outstanding or reserved for issuance. Since such date, no additional shares of capital stock of the Parent have been issued or reserved for issuance, and no options or other rights to purchase or otherwise acquire shares of capital stock of the Parent have been issued or granted, other than (A) shares of Parent Common Stock issued upon exercise of Parent Options granted as aforesaid, (B) as contemplated hereby and (C) as described in Section 4.2 of the Disclosure Schedule delivered by the Parent to the Company concurrently with the execution of this Agreement (the "Parent Disclosure Schedule"). Except as set forth above in this paragraph, no shares of capital stock or other equity or voting securities of the Parent are issued, reserved for issuance, or outstanding. All of the outstanding shares of capital stock of the Parent are, and all shares thereof which may be issued upon exercise of Parent Options will upon issuance be, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. The shares of Parent Common Stock to be issued to holders of Company Common Stock in connection with the Merger have been duly authorized and, when issued and delivered to such holders in accordance with this Agreement, will be validly issued, fully paid and nonassessable and free of any preemptive rights.

     (b) Except as contemplated hereby or as set forth in Section 4.2 of the Parent Disclosure Schedule, (i) no bonds, debentures, notes or other indebtedness or obligations of the Parent or any of its subsidiaries entitling the holders thereof to have the right to vote (or which are convertible into, or exercisable or exchangeable for, securities entitling the holders thereof to have the right to vote) with the stockholders of the Parent or any of its subsidiaries on any matter are issued, reserved for issuance, or outstanding,
(ii) there are no options, warrants, calls, subscriptions, convertible or exchangeable securities, or other rights, agreements or commitments of any character obligating the Parent or any of its subsidiaries to grant, issue, transfer or sell, or cause to be granted, issued, transferred or sold, any shares of capital stock, or any other equity or voting security or equity or voting interest, of the Parent or any of its subsidiaries or obligating the Parent or any of its subsidiaries to grant, issue, extend or enter into any right, agreement or commitment with respect to the foregoing, (iii) there are no obligations (absolute, contingent or otherwise) of the Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, or other equity or voting security or equity or voting interest, of the Parent or any of its subsidiaries, and (iv) there are no voting trusts, proxies or other agreements or understandings to which the Parent or any of its subsidiaries is a party or by which the Parent or any of its subsidiaries is bound with respect to the voting of any shares of capital stock, or any other equity or voting security or interest, of the Parent or any of its subsidiaries.

     (c) The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $.01 per share ("Merger Sub Common Stock"), of which 100 shares are issued and outstanding. The Parent owns directly all the outstanding shares of Merger Sub Common Stock. The outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights.

     Section 4.3. Subsidiaries. (a) Section 4.3 of the Parent Disclosure Schedule accurately sets forth the name and jurisdiction of incorporation or organization of each subsidiary of the Parent. Each of the subsidiaries of the Parent is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the subsidiaries of the Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Parent Material Adverse Effect. The Parent has heretofore made available to the Company true and complete copies of the certificate of incorporation, by-laws, partnership agreement and all other charter or organization documents, each as amended to date, of each subsidiary of the Parent.

     (b) All of the outstanding shares of capital stock of, or other equity interests in, each of the subsidiaries of the Parent are duly authorized and validly issued and (in the case of shares of capital stock) are fully paid and nonassessable, and (except as set forth in Section 4.3 of the Parent Disclosure Schedule) all such shares or other equity interests owned directly or indirectly by the Parent are owned free and clear of all liens, security interests, claims, pledges, rights of first refusal, limitations on voting rights, charges or other encumbrances of any nature whatsoever.

     Section 4.4. Authorization, Validity and Enforceability. Each of the Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and (subject only to the approval, by the holders of a majority of the total votes cast in person or by proxy at a duly called and held meeting of holders of Parent Common Stock, of the issuance of Parent Common Stock pursuant to this Agreement, as required under the rules and requirements of Nasdaq (the "Parent Stockholder Approval")) to consummate the Merger and the other transactions contemplated hereby to be consummated by the Parent. The execution, delivery and performance of this Agreement by the Parent and Merger Sub and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and Merger Sub and no other corporate proceedings on the part of the Parent or Merger

Sub are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby (other than the Parent Stockholder Approval). This Agreement has been duly executed and delivered by each of the Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of the Parent and Merger Sub, enforceable against each of the Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

     Section 4.5. No Conflict or Violation. Subject to (i) making the filings and obtaining the approvals identified in Section 4.6 and (ii) obtaining the material non-governmental consents identified in Section 4.5 of the Parent Disclosure Schedule and (iii) the Parent Stockholder Approval, the execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance by each of the Parent and Merger Sub of its obligations hereunder and the consummation by the Parent and Merger Sub of the Merger and the other transactions pursuant hereto will not, (a) conflict with or violate the certificate of incorporation, by-laws or other charter or organization document of the Parent, Merger Sub or any other subsidiary of the Parent, (b) conflict with or violate any material law, statute, rule, regulation, order, judgment, writ, injunction or decree applicable to the Parent, Merger Sub or any other subsidiary of the Parent or any of their respective properties or assets, or (c) result in a violation or breach of or constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), require any consent, approval or authorization under, result in the loss of a material benefit or result in any provision becoming applicable or effective under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Parent, Merger Sub or any other subsidiary of the Parent pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent, Merger Sub or any other subsidiary of the Parent is a party or by which the Parent, Merger Sub or any other subsidiary of the Parent or any material property or asset of the Parent, Merger Sub or any other subsidiary of the Parent may be bound or affected, except in the case of each of clauses (b) and (c) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be reasonably likely to result in a Parent Material Adverse Effect or prevent the Parent or Merger Sub from performing its obligations under this Agreement in any material respect.

     Section 4.6. Consents and Approvals. The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance by each of the Parent and Merger Sub of its obligations hereunder and the consummation by the Parent and Merger Sub of the transactions contemplated hereby will not, require the Parent or Merger Sub to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except (a) for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and state antitakeover laws, (ii) the pre-merger notification and report requirements of the HSR Act, (iii) filing and recordation of the Certificate of Merger as required by the DGCL, (iv) consents, approvals, authorizations, orders, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages and (v) filings relating to the matters set forth in Section 5.17 or 5.18, and (b) where the failure to obtain such consents, approvals, authorizations and permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent the Parent or Merger Sub from performing its obligations under this Agreement in any material respect or from consummating the Merger or any other transaction pursuant hereto.

     Section 4.7. SEC Documents and Financial Statements. (a) The Parent has filed all forms, reports, statements and other documents required to be filed by it with the SEC since December 13, 1994 (such forms, reports, statements and other documents, excluding the Registration Statement referred to below, are hereinafter referred to as the "Parent SEC Documents"). The Parent SEC Documents filed by the Parent with the SEC prior to and after the date of this Agreement
(i) complied, or will comply, when filed, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and

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regulations thereunder, and (ii) did not, or will not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes or schedules thereto) contained in or incorporated by reference in the Parent SEC Documents filed prior to and after the date of this Agreement (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) and (ii) fairly present or will fairly present in all material respects the consolidated financial position of the Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Parent and its subsidiaries for the periods indicated therein (subject, in the case of unaudited interim financial statements, to normal recurring year-end audit adjustments which would not be material in amount or effect).

     Section 4.8. No Undisclosed Liabilities. Neither the Parent nor any of its subsidiaries has any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or disclosed or reserved against in, a consolidated balance sheet of the Parent and its subsidiaries or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (a) debts, liabilities and obligations that were so reserved on, or disclosed or reflected in, the consolidated balance sheet of the Parent and its subsidiaries as of June 30, 1996 and the notes thereto, included in the Quarterly Report on Form 10-Q of the Parent for the quarter then ended, or the consolidated balance sheet of the Parent and its subsidiaries as of December 31, 1995 and the notes thereto, included in the Annual Report on Form 10-K of the Parent for the year then ended, (b) debts, liabilities or obligations arising in the ordinary course of business since June 30, 1996 and (c) debts, liabilities and obligations contemplated hereby or as set forth on Section 4.8 of the Parent Disclosure Schedule.

     Section 4.9. Absence of Certain Changes. Since December 31, 1995, except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement or as specifically contemplated by this Agreement or as set forth in Section 4.2 or Section 4.9 of the Parent Disclosure Schedule, (a) the Parent and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and (b) there has not been (i) any change, event, occurrence or circumstance in the business, operations, properties, financial condition or results of operations of the Parent or any of its subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect (except for changes, events, occurrences or circumstances (A) with respect to general economic or industry conditions or (B) arising as a result of the transactions contemplated hereby), (ii) any material change by the Parent in its accounting methods, principles or practices, (iii) any declaration, setting aside or payment of any dividend or distribution or capital return in respect of any capital stock of, or other equity interest in, the Parent or any of its subsidiaries (other than dividends by such subsidiaries in accordance with their respective charters or partnership agreements, as the case may be, (iv) any material revaluation for financial statement purposes by the Parent or any of its subsidiaries of any asset (including, without limitation, any writing down of the value of any property, investment or asset or writing off of notes or accounts receivable), (v) other than payment of compensation for services rendered to the Parent or any of its subsidiaries in the ordinary course of business or the grant of Parent Options as described in Section 4.2 or any transactions described in Section 4.12 of the Parent Disclosure Schedule, any material transactions between the Parent or any of its subsidiaries, on the one hand, and any (A) officer or director of the Parent or any of its subsidiaries,
(B) record or beneficial owner of five percent (5%) or more of the voting securities of the Parent, or (C) affiliate of any such officer, director or beneficial owner, on the other hand, or (vi) other than pursuant to the terms of the plans, programs or arrangements specifically referred to in Section 4.12 or in the ordinary course of business consistent with past practice, any material increase in or establishment of any bonus, insurance, welfare, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other material increase in the

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compensation payable or to become payable to any employees, officers, directors or consultants of the Parent or any of its subsidiaries.

     Section 4.10. Litigation. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement, there is no action, suit, claim, proceeding or investigation pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries or any properties or assets of the Parent or any of its subsidiaries by or before any court, other Governmental Entity or arbitrator which could reasonably be expected to prevent or substantially delay consummation of the Merger or any of the other transactions contemplated hereby in any material respect, or otherwise prevent the Parent or Merger Sub from performing its obligations under this Agreement in any material respect. Except as disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement, neither the Parent nor any of its subsidiaries nor any property or asset of the Parent or any of its subsidiaries is subject to any order, writ, injunction, judgment, decree or award which could reasonably be expected to prevent or substantially delay consummation of the Merger or any of the other transactions pursuant hereto in any material respect, or otherwise prevent the Parent or Merger Sub from performing its obligations under this Agreement in any material respect.

     Section 4.11. Compliance. The Parent is not in conflict with, or in default or violation of, and none of its subsidiaries is in conflict in any material respect with, or in default or violation in any material respect of, its respective certificate of incorporation, by-laws or other charter or organization documents. Neither the Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (a) any material law, statute, rule, regulation, order, judgment, writ, injunction or decree applicable to the Parent or any of its subsidiaries or any of their respective properties or assets (excluding any law, statute, rule, regulation or order relating to the consumption, sale or serving of alcoholic beverages), or (b) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent or any of its subsidiaries is a party or by which the Parent or any of its subsidiaries or any material property or asset of the Parent or any of its subsidiaries may be bound or affected. The Parent and its subsidiaries hold all licenses, permits, approvals and other authorizations of Governmental Entities, and are in substantial compliance with all applicable laws and governmental regulations in connection with their businesses as now being conducted.

     Section 4.12. Employee Benefit Plans. (a) The Parent has made available to the Company copies of all summary plan descriptions (whether or not required to be furnished under ERISA) existing or in effect during or within the past five years, which have been distributed to any present or former employees, officers or directors of the Parent or any of its subsidiaries ("Parent Personnel"), with respect to each plan which is subject to ERISA and each other material agreement, arrangement or commitment which is an employment or consulting agreement, executive or incentive compensation plan, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, employee stock option or stock purchase plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any commitment arising under the laws of any jurisdiction, severance, holiday, vacation, Christmas or other bonus plans, maintained by the Parent or any of its subsidiaries or with respect to which the Parent or any of its subsidiaries has liability or makes or has an obligation to make contributions (each, a "Parent Employee Plan").

     (b) Except as disclosed in Section 4.12 of the Parent Disclosure Schedule, there are no Parent Personnel who are entitled to any medical, dental or life benefit to be paid after termination of employment other than required by
Section 601 of ERISA, Section 4980B of the Code or applicable state law.

     (c) There is no material liability in the nature of a retroactive rate adjustment or loss-sharing or similar arrangement, with respect to any Parent Employee Plan which is an employee welfare benefit plan.

     (d) All contributions or payments due with respect to any periods prior to the Effective Time under any Parent Employee Plan have been made or appropriate charges have been made on the financial statements. Each Parent Employee Plan by its terms and operation is in substantial compliance with all applicable laws (including, but not limited to, ERISA, the Code and the Age Discrimination in Employment Act of 1967, as amended).

     (e) There are no actions, suits or claims pending or threatened (other than routine noncontested claims for benefits) and, to the knowledge of the Parent, no set of circumstances exist which may reasonably give rise to such a claim against any Parent Employee Plan or administrator or fiduciary of any such Parent Employee Plan which is reasonably likely to result in a Parent Material Adverse Effect. As to each Parent Employee Plan for which an annual report is required to be filed under ERISA or the Code, all such filings, including schedules, have been made on a timely basis.

     (f) Except as disclosed in Section 4.12 of the Parent Disclosure Schedule, neither the Parent nor any of its subsidiaries (or any entity that is or was at any time required to be aggregated with the Parent or any of its subsidiaries under Section 414(b), (c), (m) or (o) of the Code) has at any time maintained, contributed to or been required to contribute to any plan subject to Title IV of ERISA or Section 412 of the Code.

     (g) The Parent has applied for a determination letter from the Internal Revenue Service to the effect that the Employee Retirement Savings Plan maintained by the Parent is qualified under Sections 401(a) and 401(k) of the Code.

     (h) Neither the Parent nor any of its subsidiaries (or, to the knowledge of the Parent, any other person, including any fiduciary) has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Parent Employee Plans (or their trusts), the Parent, any of its subsidiaries or any person whom the Parent or any of its subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

     (i) None of the assets of the Parent Employee Plans is invested in any property constituting employer real property or an employer security within the meaning of Section 407(d) of ERISA.

     (j) Except as required under this Agreement, the events contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any Parent Personnel to severance pay or other similar payments under any Parent Employee Plan or law, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Parent Employee Plan or compensation to any Parent Personnel, (iii) result in any payments (including parachute payments) under any Parent Employee Plan or law becoming due to any Parent Personnel, or (iv) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Parent Employee Plan.

     Section 4.13. Tax Matters. (a) The Parent and each of its subsidiaries, and any affiliated group (within the meaning of Code Section 1504) of which the Parent or any of its subsidiaries is or was a member, have (i) filed all federal income and material state Tax Returns required to be filed by applicable law and all such federal income and material state Tax Returns (A) were true, complete and correct in all respects (and as to Tax Returns not filed as of the date hereof but filed at or prior to the Effective Time, will be true, complete and correct in all respects) (B) reflect the liability for Taxes of the Parent and each of its subsidiaries, and (C) were filed on a timely basis and (ii) within the time and in the manner prescribed by law, paid (and until the Effective Time will pay within the time and in the manner prescribed by law) all Taxes that were or are due and payable as set forth in such Tax Returns.

     (b) Each of the Parent and, where applicable, its subsidiaries has established (and until the Effective Time will maintain) on its books and records reserves adequate to pay all Taxes of the Parent or any such subsidiary, as the case may be, in accordance with GAAP, which are reflected in the most recent consolidated financial statements of the Parent and its subsidiaries contained in the Parent SEC Documents, to the extent required by GAAP.

     (c) No deficiency for any Tax which, alone or in the aggregate with any other deficiency or deficiencies, would exceed $500,000, has been proposed, asserted, or assessed against the Parent and/or any subsidiary thereof that has not been resolved and paid in full or otherwise settled.

     Section 4.14. Properties. Each of the Parent and its subsidiaries has good and marketable title to all properties, assets and rights of any kind whatsoever (whether real, personal or mixed, and whether tangible or intangible) owned by it (collectively, the "Parent Assets"), in each case free and clear of any mortgage, security interest, deed of trust, claim, charge, title defect or other lien or encumbrance, except (a) as shown on

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

the consolidated balance sheet of the Parent and its subsidiaries dated June 30, 1996 and the notes thereto, and the consolidated balance sheet of the Parent and its subsidiaries dated as of December 31, 1995 and the notes thereto, each as contained in the Parent SEC Documents, (b) for Permitted Liens or (c) as set forth in Section 4.14 of the Parent Disclosure Schedule. Except as set forth in
Section 4.14 of the Parent Disclosure Schedule, there are no pending or, to the knowledge of the Parent, threatened condemnation proceedings against or affecting any material Parent Assets, and none of the material Parent Assets is subject to any commitment or other arrangement for its sale to a third party outside the ordinary course of business.

     Section 4.15. Environmental Matters. Neither the Parent nor any of its subsidiaries is the subject of any federal, state, local or foreign investigation, and neither the Parent nor any of its subsidiaries has received any notice or claim, nor entered into any negotiations or agreements with any third party, relating to any material liability or remedial action or potential material liability or remedial action under any Environmental Laws. There are no pending or, to the knowledge of the Parent, threatened actions, suits, claims or proceedings against or affecting the Parent or any of its subsidiaries or any of their properties, assets or operations in connection with any such Environmental Laws. The properties, assets and operations of the Parent and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws, except as disclosed in the "Phase I" and other reports identified in
Section 4.15 of the Parent Disclosure Schedule (true and complete copies of which have been made available to the Company).

     Section 4.16. Intellectual Property. The Parent and its subsidiaries own or possess adequate licenses or other valid rights to use all material trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights, service marks, trade secrets, applications for trademarks and for service marks, and other proprietary rights and information used or held for use in connection with the business of the Parent and its subsidiaries as currently conducted, and the Parent has no knowledge of any assertion or claim challenging the validity of any of the foregoing, except as set forth in Section 4.16 of the Parent Disclosure Schedule.

     Section 4.17. Labor Matters. There is no pending or, to the knowledge of the Parent, threatened material labor dispute, strike or work stoppage against the Parent or any of its subsidiaries. Neither the Parent nor its subsidiaries, nor their respective representatives or employees, has committed any material unfair labor practices in connection with the operation of the respective businesses of the Parent or its subsidiaries, and there is no pending or, to the knowledge of the Parent, threatened charge or complaint against the Parent or its subsidiaries by the National Labor Relations Board or any comparable state agency which, if adversely determined, would have a Parent Material Adverse Effect.

     Section 4.18. Material Contracts and Commitments. (a) Section 4.18 of the Parent Disclosure Schedule contains a true and complete list of all of the following contracts, agreements and commitments, whether oral or written, to which the Parent is a party, as each such contract, agreement or commitment may have been amended, modified or supplemented:

          (i) contracts, agreements or commitments granting any person the right to require that the Parent register any securities of the Parent under the Securities Act; and

          (ii) contracts, agreements or commitments granting any shareholder of the Parent the (i) right to have any designees nominated as directors, (ii) pre-emptive rights, rights of first refusal, rights of first offer or similar rights with respect to the Parent's capital stock, or (iii) any other rights or privileges not possessed by all common stockholders of the Company.

     (b) Except as set forth in Section 4.18 of the Parent Disclosure Schedule, each of the Parent's management contracts, franchise agreements and leases of real property (the "Parent Contracts") is valid and binding in accordance with its terms, and is in full force and effect. Except as set forth in Section 4.18 of the Parent Disclosure Schedule, neither the Parent or any of its subsidiaries is in default in any material respect with respect to any such Parent Contracts, nor (to the knowledge of the Parent) does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. Except as set forth in Section 4.18 of the Parent Disclosure Schedule, no party has given any written or (to the knowledge of the Company) oral notice of termination or cancellation of any such Parent Contract or that it intends to assert a breach of, or seek to terminate or cancel, any such Parent Contract, in each case as a result of the transactions contemplated hereby. The Parent has no knowledge of any existing facts or circumstances that have given rise to any right of RFS Partnership, L.P. to terminate any of the leases between the Parent or its subsidiaries and RFS Partnership, L.P.

     Section 4.19. Financing. The Parent has heretofore furnished to the Company true and complete copies of all written commitments (including a commitment from GE Investment Management Incorporated, or an affiliate thereof, to purchase $100,000,000 of Parent Common Stock) to obtain financing in contemplation of the Merger.

     Section 4.20. Opinion of Financial Advisor. The Parent has received the opinion of Morgan Stanley & Co. Incorporated, to the effect that the Merger Consideration to be paid to the stockholders of the Company is fair to the Parent from a financial point of view.

     Section 4.21. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its affiliates, other than Morgan Stanley & Co. Incorporated (the fees and expenses of which shall be paid in full by the Parent).

                                   ARTICLE V

                                   COVENANTS

     Section 5.1. Interim Operations. (a) From the date of this Agreement until the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless the Parent has consented in writing thereto, the Company shall, and shall cause each of its subsidiaries to:

          (i) conduct its business and operations only in the ordinary course of business consistent with past practice;

          (ii) use its reasonable efforts to preserve intact the business organizations, goodwill, rights, licenses, permits and franchises of the Company and its subsidiaries, and maintain their existing relationships with customers, suppliers and other persons having business dealings with them;

          (iii) use its commercially reasonable efforts to keep in full force and effect adequate insurance coverages and maintain and keep its properties and assets in good repair, working order and condition, normal wear and tear excepted;

          (iv) not amend or modify its respective certificate of incorporation, by-laws, partnership agreement or other charter or organization documents;

          (v) not authorize for issuance, issue, sell, grant, deliver, pledge or encumber or agree or commit to issue, sell, grant, deliver, pledge or encumber any shares of any class or series of capital stock of the Company or any of its subsidiaries or any other equity or voting security or equity or voting interest in the Company or any of its subsidiaries, any securities convertible into or exercisable or exchangeable for any such shares, securities or interests, or any options, warrants, calls, commitments, subscriptions or rights to purchase or acquire any such shares, securities or interests (other than issuances of Company Common Stock upon exercise of Company Options granted prior to the date of this Agreement to directors, officers, employees and consultants of the Company in accordance with the Company Incentive Plan as currently in effect);

          (vi) not (A) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, (B) in solely the case of the Company, declare, set aside or pay any dividends on, or make other distributions in respect of, any of the Company's capital stock, or (C) repurchase, redeem or otherwise acquire, or agree or commit to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity or debt securities or equity interests of the Company or any of its subsidiaries;

          (vii) not amend or otherwise modify the terms of any Company Options or the Company Incentive Plan the effect of which shall be to make such terms more favorable to the holders thereof or persons eligible for participation therein;

          (viii) other than in the ordinary course of business consistent with past practice, not increase the compensation payable or to become payable to any directors, officers or employees of the Company or any of its subsidiaries, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or officer of the Company or any of its subsidiaries, or establish, adopt, enter into or amend in any material respect or take action to accelerate any material rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer of employee of the Company of any of its subsidiaries;

          (ix) not acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisition of stock, equity securities or interests, or assets) any corporation, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets of any other person outside the ordinary course of business consistent with past practice or any interest in any real properties (whether or not in the ordinary course of business);

          (x) not incur, assume or guarantee any indebtedness for borrowed money (including draw-downs on letters or lines of credit) or issue or sell any notes, bonds, debentures, debt instruments, evidences of indebtedness or other debt securities of the Company or any of its subsidiaries or any options, warrants or rights to purchase or acquire any of the same, except for (A) renewals of existing bonds and letters of credit in the ordinary course of business not to exceed $10,000,000 and (B) advances, loans or other indebtedness in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $5,000,000;

          (xi) not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any properties or assets of the Company or any of its subsidiaries (other than in the ordinary course of business consistent with past practice);

          (xii) not authorize or make any capital expenditures (including by lease) in excess of $10,000,000 in the aggregate through December 31, 1996 (and not in excess of $2,500,000 during January 1997) for the Company and all of its subsidiaries;

          (xiii) not make any material change in any of its accounting or financial reporting (including Tax accounting and reporting) methods, principles or practices, except as may be required by GAAP;

          (xiv) not make any tax election or settle or compromise any federal, state, local or foreign income tax liability either not in accordance with prior practice or which could reasonably be expected to have a Company Material Adverse Effect;

          (xv) except in the ordinary course of business consistent with past practice, not amend, modify or terminate any Contract required to be listed in Section 3.17 of the Company Disclosure Schedule or waive, release or assign any material rights or claims thereunder;

          (xvi) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

          (xvii) not take any action that would, or would be reasonably likely to, result in any of the representations and warranties set forth in this Agreement not being true and correct in any material respect or any of the conditions set forth in Article VI not being satisfied; and

          (xviii) not agree or commit in writing or otherwise to do (or, in the case of clauses (i) through (iii), to do anything inconsistent with) any of the foregoing.

     (b) From the date of this Agreement until the Effective Time, except as set forth in Section 5.1 of the Parent Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless the Company has consented in writing thereto, the Parent shall, and shall cause each of its subsidiaries to:

          (i) not amend or modify its certificate of incorporation, by-laws, or other charter or organization documents in any manner which adversely affects the rights, powers or privileges of holders of the Parent Common Stock;

          (ii) not (A) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, (B) declare, set aside or pay any dividends on, or make other distributions in respect of, any of the Parent's capital stock (other than regular quarterly cash dividends consistent with past practice);

          (iii) not take any action that would, or would be reasonably likely to, result in any of the representations and warranties set forth in this Agreement not being true and correct in any material respect or any of the conditions set forth in Article VI not being satisfied; and

          (iv) not agree or commit in writing or otherwise to do any of the foregoing.

     (c) The parties hereto shall perform the provisions set forth in Section
5.1 of the Parent Disclosure Schedule relating to the Red Lion La Posada and Village Motor Inn joint ventures.

     Section 5.2. No Solicitation. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its subsidiaries shall, nor shall it or any of its subsidiaries authorize or permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant, consultant or other expert retained by or acting on behalf of it or any of its subsidiaries) (collectively, "Representatives") to, directly or indirectly, initiate or solicit any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to any of its stockholders) concerning, or that may reasonably be expected to lead to, an Alternative Transaction (any such proposal or offer being hereinafter referred to as an "Alternative Transaction Proposal"), and (b) that it will notify the Parent as soon as practicable (and in any event within 48 hours) if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any of its subsidiaries; provided, however, that nothing contained in this Section 5.2 shall prohibit the Board of Directors of the Company from, to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Transaction Proposal. The Company agrees that prior to furnishing any such information to, or entering into any discussions or negotiations with, any person or entity concerning an Alternative Transaction Proposal, the Company shall (i) receive from such person or entity an executed confidentiality agreement in customary form on terms not less favorable to the Company than the terms of the confidentiality agreement dated June 25, 1996 between the Parent and the Company, providing for confidentiality of information furnished by the Company to the Parent and its Representatives in connection with the transactions contemplated hereby (the "Parent Confidentiality Agreement"), and (ii) provide written notice to the Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity. Notwithstanding anything herein to the contrary, nothing in this Section 5.2 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VII hereof), or (y) permit the Company to enter into any binding agreement (other than a confidentiality agreement as aforesaid) with respect to an Alternative Transaction Proposal for as long as this Agreement remains in effect, or (z) affect any other obligation of the Company under this Agreement. For purposes of this Agreement, "Alternative Transaction" shall mean any of the following involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company and its subsidiaries, determined on a consolidated basis in accordance with GAAP; (iii) any tender offer or exchange offer for 15% of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) the acquisition by any person or entity of beneficial ownership or the right to acquire beneficial ownership of, or the formation or existence of any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the Company (other than through the vesting of Company Options granted to directors, officers, employees and consultants of the Company in accordance with the Company Incentive Plan as currently in effect); or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement or commitment to engage in any of the foregoing.

     Section 5.3. Access to Information. (a) From the date of this Agreement until the Effective Time, upon reasonable prior notice to the other, each of the Company and the Parent shall (and shall cause each of its subsidiaries to) give the other such party and its Representatives reasonable access at reasonable hours to the officers, employees, agents, books, records, properties, offices, hotels and other facilities of it and its subsidiaries, and shall furnish promptly to the other such party and its Representatives such financial and operating data and other information concerning the business, operations, properties, contracts, records and personnel of it and its subsidiaries as the other such party may from time to time reasonably request. All information obtained by the Company or the Parent pursuant to this Section 5.3(a) shall be kept confidential in accordance with the Parent Confidentiality Agreement and the confidentiality agreement dated August 12, 1996 between the Company and the Parent, providing for confidentiality of information furnished by the Parent to the Company and its Representatives in connection with the transactions contemplated hereby (the "Company Confidentiality Agreement"). No representations and warranties or conditions to the consummation of the Merger contained herein or in any certificate or instrument delivered in connection herewith shall be deemed waived or otherwise affected by any such investigation made by the parties or their respective Representatives.

     (b) From the date of this Agreement until the Effective Time, upon reasonable prior notice to the Company, the Company shall (and shall cause each of its subsidiaries to) give the investment banks, commercial banks, financial institutions and other persons providing debt or equity financing to the Parent in connection with the transactions contemplated hereby or retained by the Parent in connection with any securities offerings contemplated by the Parent, and their respective Representatives, reasonable access at reasonable hours to the officers, employees, agents, books, records, properties, offices, hotels and other facilities of the Company and its subsidiaries, and shall furnish promptly to such persons and their respective Representatives such financial and operating data and other information concerning the business, operations, properties, contracts, records and personnel of the Company and its subsidiaries as such persons may from time to time reasonably request for such purposes (provided that such investment banks, commercial banks, financial institutions and other persons shall enter into confidentiality agreements upon terms similar to the Parent Confidentiality Agreement or otherwise in customary form).

     Section 5.4. Notice of Certain Matters. The Company shall give prompt notice to the Parent, and the Parent and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company or of the Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.5. Further Actions. (a) Each of the parties hereto shall use all commercially reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, and consult and fully cooperate with and provide reasonable assistance to each other party hereto and their respective Representatives in order, to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable hereafter, including, without limitation, (i) using all commercially reasonable good faith efforts to make all filings, applications, notifications, reports, submissions and registrations with, and to obtain all consents, approvals, authorizations or permits of, Governmental Entities or other persons or entities as are necessary for the consummation of the Merger and the other transactions contemplated hereby (including, without limitation, pursuant to the HSR Act, the Securities Act, the Exchange Act, Blue Sky Laws and other

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applicable laws and regulations), and (ii) taking such actions and doing such things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the Merger as specified in Article VI of this Agreement to be fully satisfied. Prior to making any application to or filing with any Governmental Entity or other person or entity in connection with this Agreement, the Company, on the one hand, and the Parent and Merger Sub, on the other hand, shall provide the other with drafts thereof and afford the other a reasonable opportunity to comment on such drafts. At the Closing, each of the parties hereto shall execute each agreement or instrument to which it is a party.

     (b) Without limiting the generality of the foregoing, each of the Parent and the Company agree to cooperate and use all commercially reasonable efforts to vigorously contest and resist any action, suit, proceeding or claim, and to have vacated, lifted, reversed or overturned any injunction, order, judgment or decree (whether temporary, preliminary or permanent), that delays, prevents or otherwise restricts the consummation of the Merger or any other transaction contemplated by this Agreement, and to take any and all actions (including, without limitation, the disposition of assets, divestiture of businesses, or the withdrawal from doing business in particular jurisdictions) as may be required by Governmental Entities as a condition to the granting of any such necessary approvals or as may be required to avoid, vacate, lift, reverse or overturn any injunction, order, judgment, decree or regulatory action (provided, however, that in no event shall any party hereto take, or be required to take, any action that would have a Company Material Adverse Effect or that, individually or in the aggregate, would have a Parent Material Adverse Effect).

     (c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, privileges, immunities and franchises of either the Company or Merger Sub, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     Section 5.6. Proxy Statement; Registration Statement. (a) As promptly as practicable after the execution of this Agreement, (i) the Company shall prepare and file with the SEC (with appropriate requests for confidential treatment) under the Exchange Act a proxy statement/prospectus and a form of proxy (or, to the extent a Parent Stockholders' Meeting, as defined below, is required to be held, the Company and the Parent shall prepare and file with the SEC under the Exchange Act a joint proxy statement/prospectus and forms of proxies) (such proxy statement/prospectus or joint proxy statement/prospectus, as the case may be, together with any amendments thereof or supplements thereto, in each case in the form or forms delivered to the stockholders of the Company and, if applicable, the stockholders of the Parent, the "Proxy Statement") relating to the Company Stockholders' Meeting and the vote of the stockholders of the Company with respect to the Merger (and, if applicable, the Parent Stockholders' Meeting and the vote of the stockholders of the Parent with respect to the issuance of Parent Common Stock in connection with the Merger) and (ii) following clearance by the SEC of the Proxy Statement, the Parent shall prepare and file with the SEC under the Securities Act a registration statement on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, the "Registration Statement"), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be distributed to holders of shares of Company Common Stock and Company Options pursuant to the Merger. The Parent and the Company will cause the Registration Statement and the Proxy Statement to comply in all material respects with the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of the Parent and the Company shall use all commercially reasonable efforts to have or cause the Registration Statement to become effective (including clearing the Proxy Statement with the SEC) as promptly as practicable thereafter, and shall take any and all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Without limiting the generality of the foregoing, each of the Parent and the Company agrees to use all commercially reasonable efforts, after consultation with the other such party, to respond promptly to any comments made by the SEC with respect to the Proxy Statement (including each preliminary version thereof) and the Registration Statement (including each amendment thereof and supplement thereto). Each of the Parent and the Company shall, and shall cause its respective representatives to, fully cooperate with the other such party and its respective representatives in the preparation of the Proxy Statement and the Registration Statement, and shall, upon request, furnish the other such party with all

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information concerning it and its affiliates, directors, officers and stockholders as the other may reasonably request in connection with the preparation of the Proxy Statement and the Registration Statement. The Proxy Statement shall include the determination and recommendation of the Board of Directors of the Company that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger and, if applicable, the determination and recommendation of the Board of Directors of the Parent that the stockholders of the Parent vote in favor of the approval of the issuance of Parent Common Stock pursuant to this Agreement; provided, however, that the Board of Directors of the Company or the Parent may withdraw, modify or change such respective recommendation if either such Board of Directors determines in good faith, based upon the advice of outside counsel, that making such recommendation, or the failure to so withdraw, modify or change its recommendation, or the failure to recommend any other offer or proposal, could reasonably be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law. As promptly as practicable after the Registration Statement shall have become effective, the Company shall (and, to the extent a Parent Stockholders' Meeting is required to be held, the Parent shall) cause the Proxy Statement to be mailed to its stockholders.

     (b) Without limiting the generality of the foregoing, (i) the Company and the Parent shall each notify the other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, and (ii) the Company and the Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Proxy Statement or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings.

     (c) The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement and the Registration Statement shall not (i) at the time the Registration Statement is declared effective, (ii) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock (or, if applicable, holders of Parent Common Stock), (iii) at the time of the Company Stockholders' Meeting or, if applicable, the Parent Stockholder's Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its affiliates or its or their respective officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform the Parent of such event or circumstance.

     (d) The information supplied by the Parent for inclusion or incorporation by reference in the Proxy Statement and the Registration Statement shall not (i) at the time the Registration Statement is declared effective, (ii) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock (or, if applicable, holders of Parent Common Stock), (iii) at the time of the Company Stockholders' Meeting or, if applicable, the Parent Stockholder's Meeting and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Parent or any of its affiliates or its or their respective officers or directors should be discovered by the Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Parent shall promptly inform the Company of such event or circumstance.

     (e) The Parent agrees to file a post-effective amendment to the Registration Statement as soon as practicable after the Effective Time to register the offer and sale or other distribution by Mr. Tod McClaskey or his successors, assigns, heirs or legal representatives ("McClaskey") of all the shares (the "McClaskey Shares") of Parent Common Stock that McClaskey may receive as a distribution from the Partnership following its receipt of the Stock Consideration. The Parent agrees to use its best efforts to cause such post-

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

effective amendment to thereafter become effective and to remain effective and usable for a period of at least six months in the aggregate (excluding any "blackout" periods provided in the next sentence). The Parent may, upon written notice to McClaskey at his address as it appears on the records of the Company, suspend the offering and sale of securities owned by McClaskey pursuant to such post-effective amendment, for a period not to exceed 90 days if there exists at the time material non-public information relating to the Company (including, without limitation, the planned release of any earnings statements or other financial information) that, in the reasonable opinion of the Parent, should not be disclosed. The Parent shall pay all expenses incident to the registration of the McClaskey Shares under this Section 5.6(e).

     Section 5.7. Meetings of Stockholders. (a) As promptly as practicable after the date of this Agreement, the Company and its Board of Directors will
(i) duly call and hold a special meeting of stockholders of the Company (the "Company Stockholders' Meeting") for the purpose of considering and voting upon the approval and adoption of this Agreement and the approval of the Merger (which Company Stockholders' Meeting shall, to the extent feasible, be held on the same day or as soon as practicable after the date on which the Registration Statement becomes effective and on the same day or as soon as practicable after the date on which the Parent Stockholders' Meeting is held, if one is held) and
(ii) use all commercially reasonable efforts to solicit from the stockholders of the Company proxies in favor of such approvals and to secure the vote or consent of stockholders required by the DGCL to effect the Merger.

     (b) As promptly as practicable after the date of this Agreement, the Parent will use all commercially reasonable efforts to solicit letters from holders of a majority of the outstanding shares of Parent Common Stock containing such holders' support for the issuance of Parent Common Stock pursuant to this Agreement, and, if the Parent is able to secure such letters, to apply for, and obtain an exemption from, any and all requirements of the Nasdaq for the Parent to obtain the Parent Stockholder Approval. In the event that the Parent is unable to obtain such exemption on or before fifteen (15) business days after the date hereof, it and its Board of Directors will, as promptly as practicable thereafter, (i) duly call and hold a meeting of its stockholders (the "Parent Stockholders' Meeting") for the purpose of considering and voting upon the approval of such issuance (which Parent Stockholders' Meeting shall, to the extent feasible, be held on the same day or as soon as practicable after the date on which the Registration Statement becomes effective and on the same day or as soon as practicable after the date on which the Company Stockholders' Meeting is held) and (ii) use all commercially reasonable efforts to solicit from the stockholders of the Parent proxies in favor of such approval and to secure the vote or consent of stockholders required by the rules of Nasdaq to obtain the Parent Stockholder Approval.

     Section 5.8. Nasdaq Quotation of Parent Common Stock. The Parent shall use all commercially reasonable efforts to cause the Parent Common Stock to be issued in the Merger to be approved for quotation on Nasdaq (subject to official notice of issuance) prior to the Effective Time.

     Section 5.9. Letters of Accountants. (a) The Company shall use all commercially reasonable efforts to cause to be delivered to the Parent "comfort" letters of Deloitte & Touche, LLP, the Company's independent public accountants, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated the date on which the Registration Statement shall become effective and as of the Effective Time, each addressed to the Parent, in form and substance reasonably satisfactory to the Parent, concerning the procedures undertaken by them with respect to the financial statements and information of the Company and its subsidiaries contained in the Registration Statement and the other matters contemplated by the AICPA Statement and otherwise reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     (b) The Parent shall use all commercially reasonable efforts to cause to be delivered to the Company "comfort" letters of KPMG Peat Marwick LLP, the Parent's independent public accountants, of the kind contemplated by the AICPA Statement, dated the date on which the Registration Statement shall become effective and as of the Effective Time, each addressed to the Company, in form and substance reasonably satisfactory to the Company, concerning the procedures undertaken by them with respect to the financial statements and information of the Parent and its subsidiaries contained in the Registration Statement and the other matters contemplated by the AICPA Statement and otherwise reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     Section 5.10. Affiliate Letters. At least thirty (30) days prior to the Effective Time, as well as at the Closing, the Company shall deliver to the Parent a list of names and addresses of all persons who may be deemed "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act, including without limitation all directors and executive officers of the Company. The Company shall use all commercially reasonable efforts to deliver or cause to be delivered to the Parent, at or prior to the Closing, an affiliate letter agreement, in the form attached hereto as Exhibit A, from each of the affiliates of the Company identified in the foregoing lists and each person who may be deemed to have become an "affiliate" of the Company within the meaning of such Rule 145 after delivery of the first such list delivered hereunder and prior to the Effective Time. The Surviving Company shall be entitled to place legends as specified in such affiliate letter agreements on the certificates evidencing any Parent Common Stock to be received by such affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such affiliate letter agreements.

     Section 5.11. Public Announcements. Unless otherwise required by applicable law or stock exchange requirements or requirements of Nasdaq, at all times prior to the earlier of the Effective Time or the termination of this Agreement, no party hereto shall or shall permit any of its subsidiaries to (and each party shall use its reasonable best efforts to cause its affiliates and Representatives not to) issue any press release concerning this Agreement, the Merger or any other transaction contemplated hereby, without prior consultation with the other parties hereto.

     Section 5.12. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of Representatives) shall be borne by the party which incurs such cost or expense; provided, however, that (a) the filing fee in connection with the filings under the HSR Act required in connection herewith, and (b) all out-of-pocket costs and expenses related to the printing, filing and mailing (as applicable) of the Proxy Statement and the Registration Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement and the Registration Statement shall be borne equally by the Company, on the one hand, and the Parent and Merger Sub, on the other hand.

     Section 5.13. Indemnification. (a) From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company or any of its subsidiaries (the "Indemnified Parties") against any losses, claims, damages, judgments, settlements, liabilities, costs or expenses (including without limitation reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time (including, without limitation, in connection with the Merger and the other transactions contemplated by this Agreement), to the fullest extent that the Company or such subsidiaries would have been permitted, under applicable law and the Certificate of Incorporation or By-laws of the Company or the organizational documents of such subsidiaries each as in effect on the date of this Agreement, to indemnify such person (and the Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law upon receipt from the Indemnified Party to whom expenses are advanced of a written undertaking to repay such advances as contemplated by Section 145(e) of the
DGCL). The Parent and Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing this Section 5.13. If the indemnity provided by this Section 5.13(a) is not available with respect to any Indemnified Party, then the Parent and Surviving Corporation, on the one hand, and the Indemnified Party, on the other hand, shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

     (b) In the event of any such claim, action, suit, proceeding or investigation, (i) any Indemnified Party wishing to claim indemnification under this Section 5.13 shall, upon becoming aware of any such claim, action, suit, proceeding or investigation, promptly notify the Surviving Corporation thereof (provided that the failure to provide such notice shall not relieve the Parent or the Surviving Corporation of any liability or obligation it may have to such Indemnified Party under this Section unless such failure materially prejudices the Parent or the Surviving Corporation), and shall deliver to the Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL, (ii) the Parent or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to the Parent and the Surviving Corporation, (iii) the Parent and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (not to be unreasonably withheld); and provided, further, that neither the Parent nor the Surviving Corporation shall be liable under this Section 5.13 for the fees and expenses of more than one counsel for all Indemnified Parties in any single claim, action, suit, proceeding or investigation, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such claim, action, suit, proceeding or investigation such that additional counsel is required to be retained by such Indemnified Parties under applicable standards of professional conduct.

     (c) Unless otherwise required by law, (i) at the Effective Time, the Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain provisions providing for exculpation of director and officer liability and indemnification by the Surviving Corporation of the Indemnified Parties not less favorable to the Indemnified Parties than those provisions providing for exculpation of director and officer liability and indemnification by the Company of the Indemnified Parties contained in the Certificate of Incorporation and By-Laws of the Company as in effect on the date of this Agreement, and (ii) the Surviving Corporation and the Company's subsidiaries shall not amend, repeal or modify any such provisions contained in their respective certificates of incorporation and by-laws, or other organizational documents of such subsidiaries, to reduce or adversely affect the rights of Indemnified Parties thereunder in respect of actions or omissions by them occurring at or prior to the Effective Time.

     (d) From and after the Effective Time until the sixth anniversary thereof, the Parent shall cause the Surviving Corporation to maintain, without any gaps or lapses in coverage, directors' and officers' liability insurance covering the Indemnified Parties who are covered, in their capacities as directors and officers of the Company, by the existing directors' and officers' liability insurance of the Company in force on the date of this Agreement, with respect to losses or claims arising out of acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time, and upon terms no less favorable to the Indemnified Parties than such existing directors' and officers' liability insurance; provided, however, that the Surviving Corporation shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (which current annual premium the Company represents and warrants to be $474,000), and that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of such limit, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to such limit. The Company hereby represents and warrants to the Parent that it has heretofore furnished to the Parent a true and complete copy of the existing directors' and officers' liability insurance policy in force on the date of this Agreement (including a list of the named insureds and beneficiaries thereunder).

     (e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

     Section 5.14. Employee Benefits Matters. (a) The Parent shall require the Surviving Corporation to (i) honor the terms of the Severance Agreements in the forms attached hereto as Exhibit C-1 for the officers, general managers and director-level employees who will be party thereto (the "Severance Agreements"),
(ii) maintain the Company severance policy, the terms of which are attached hereto as Exhibit C-2 (the "Severance Policy"), and (iii) maintain the Headquarters Severance Plan, the terms of which are attached as Exhibit C-3. Such Headquarters Severance Plan shall terminate in accordance with its terms, and the

Severance Policy shall terminate on the first anniversary of the Effective Time (except that such plans and policies shall be effective with respect to any layoff or terminations resulting from a reorganization or consolidation on or after the first anniversary and before the second anniversary). Upon termination of the Severance Policy, the Parent shall require the Surviving Corporation to provide severance benefits no less favorable than those provided from time to time to similarly situated employees of Parent.

     (b) A copy of the Company's Senior Executive Transition Bonus Plan is attached hereto as Exhibit C-4 (the "Transition Bonus Plan"). The Parent acknowledges that the Company shall make payments under such Transition Bonus Plan to the persons, and in the respective amounts, specified in Exhibit C-4 at the Effective Time; provided, however, that in no event shall such amounts, in the aggregate, exceed $2,000,000.

     (c) The Company shall have the right to pay bonuses in order to retain the services of certain employees in an amount not to exceed $100,000 in the aggregate at or prior to the Effective Time. Such bonuses shall be awarded in the sole discretion of the Company's Chief Executive Officer, after consultation with the Parent.

     (d) A copy of the Supplemental Retirement Income Agreement with David Johnson, as amended, is attached hereto as Exhibit C-5 (the "SERP"). The Parent acknowledges that the Company shall make the payments to Mr. Johnson under the SERP at the Effective Time.

     (e) The Parent shall require the Company to maintain the Red Lion Hotel, Inc. Management Bonus Plan as attached hereto as Exhibit C-6 (the "Management Bonus Plan"), to calculate the amounts payable under such Management Bonus Plan on a basis consistent with the terms and past practice of the Company, including terms relating to proration of bonuses upon employee layoffs, and to make payments under such Management Bonus Plan with respect to the Company's fiscal year ending December 31, 1996.

     (f) For purposes of determining eligibility to participate, vesting, entitlement to benefits and in all other respects where length of service is relevant under any employee benefit plan or arrangement of the Company or its subsidiaries (including for severance but not for pension benefit accruals to the extent not permitted by law), employees of the Company and its subsidiaries as of the Effective Time shall receive service credit for service with the Company and any of its subsidiaries to the same extent such service was credited under the Company's employee benefit plans immediately prior to the Effective Time.

     Section 5.15. Takeover Statutes. The Company and the Parent will cooperate and take all actions reasonably necessary to (a) exempt the Merger from the requirements of any applicable "fair price", "moratorium", "control share acquisition" or other form of antitakeover law or regulation and (b) render inapplicable the prohibitions on business combinations contained in Section 203 of the DGCL and eliminate or minimize the validity or applicability to the Merger of any state takeover law.

     Section 5.16. Certification of Stockholder Vote. At or prior to the Closing, the Company shall deliver to the Parent a certificate executed by the Secretary of the Company setting forth (a) the number of shares of Company Common Stock voted in favor of approval and adoption of this Agreement and the Merger and the number of shares of Company Common Stock voted against approval and adoption of this Agreement and the Merger and (b) the number of Dissenting Shares.

     Section 5.17. Conveyance Taxes. The Company and the Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed at or before the Effective Time.

     Section 5.18. Gains Tax. The Company shall pay, without deduction or withholding from any amount payable to the holders of Company Common Stock, any New York State Tax on Gains Derived from Certain Real Property Transfers (the "Gains Tax"), New York State Real Estate Transfer Tax, New York City Real Property Transfer Tax and New York State Stock Transfer Tax (the "Transfer Taxes") and any similar Taxes imposed upon stockholders by any other State of the United States, including pursuant to Revised Code of Washington Section
82.45.060 (and any penalties and interest with respect to such taxes), which become payable in connection with the transactions contemplated by this Agreement, on behalf of the stockholders of the Company. The Company and the Parent shall cooperate in the preparation, execution and filing of any required returns with respect to such taxes (including returns on behalf of the stockholders of the Company) and in the determination of the portion of the consideration allocable to the real property of the Company and its subsidiaries in New York State and City (or in any other jurisdiction, if applicable). The terms of the Proxy Statement shall provide that the stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 5.18 in the preparation of any return with respect to the Gains Tax and the Transfer Taxes and any similar taxes, if applicable.

     Section 5.19. FIRPTA Certificate. At the Closing, the Company shall cause the Partnership to provide to the Parent a valid certification of non-foreign status of the Partnership pursuant to Section 1445(b)(2) of the Code and Treasury Regulation Section 1.1445-2(b)(2). Such certification shall conform to the model certification provided in Treasury Regulation Section 1.1445-2(b)(2)(iii)(B), or shall be in a form otherwise acceptable to the Parent.

                                   ARTICLE VI

                                   CONDITIONS

     Section 6.1. Conditions to Each Party's Obligation To Effect the
Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) Effective Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of the Parent or the Company, threatened by the SEC, and all necessary approvals under Blue Sky Laws relating to the issuance or trading of the Parent Common Stock to be issued to the stockholders of the Company in connection with the Merger shall have been received.

          (b) Stockholder Approvals. This Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, and the Parent Stockholder Approval shall have been obtained or the Parent shall have received an exemption from the requirements of Nasdaq to obtain the Parent Stockholder Approval in form and substance reasonably satisfactory to the Parent and the Company.

          (c) HSR Act. The waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

          (d) Governmental and Regulatory Consents. All consents, approvals, authorizations, orders or permits required to be obtained by the Company, the Parent, Merger Sub or their respective subsidiaries prior to the Effective Time from, or filings or registrations required to be made by any of the same prior to the Effective Time with, any Governmental Entity in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except (i) where the failure to have obtained or made any such consent, approval, authorization, order, permit, filing or registration would not have a Company Material Adverse Effect or a Parent Material Adverse Effect following the Effective Time and (ii) for any such consent, approval, authorization, order, permit, filing or registration related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages.

          (e) Nasdaq Quotation of Parent Common Stock. The Parent Common Stock to be issued to the stockholders of the Company in connection with the Merger shall have been approved for quotation on Nasdaq subject only to official notice of issuance.

          (f) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits the consummation of the Merger or any other material transaction pursuant to this Agreement; provided, however, that the parties shall use their best efforts to cause any such decree, judgment or other order to be vacated or lifted.

     Section 6.2. Additional Conditions to Obligations of the Parent. The obligation of the Parent to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any qualification contained therein as to materiality, including without limitation the phrases "material", "in all material respects", "substantial" or "substantially", and "Company Material Adverse Effect") shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except (i) for changes specifically permitted or required by this Agreement, (ii) that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct as of such particular date, and (iii) where the failure to be so true and correct would not, individually or in the aggregate, have or be reasonably likely to have a Company Material Adverse Effect.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (c) No Material Adverse Change. From the date of this Agreement until the Effective Time, there shall not have occurred any change, event, occurrence or circumstance in the business, operations, properties, financial condition or results of operations of the Company or any of its subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect (except for changes, events, occurrences or circumstances (i) with respect to general economic or industry conditions or (ii) arising as a result of the transactions contemplated hereby).

          (d) Third Party Consents. The Company shall have obtained, and hereby agrees to exercise diligent efforts to obtain, the written consent, in form and substance reasonably satisfactory to the Parent, of the Partnership and/or RLH Partnership, L.P. to the change in the name under which the hotel properties, which are subject to the Master Lease dated as of August 1, 1995 between the Company, as tenant, and RLH Partnership, L.P., as landlord, are operated to "Doubletree" or a variation thereof designated by the Parent.

          (e) Certificate. The Parent shall have received a certificate executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect set forth in clauses (a) through (d) of this Section 6.2.

          (f) Comfort Letter. The Parent shall have received the "comfort" letter from the Company's independent public accountant, dated as of the Effective Time, as described in Section 5.9(a).

          (g) Company Shareholder Support Agreement. The Company Shareholder Support Agreement shall be in full force and effect in accordance with its terms. The Partnership shall have performed and complied with all covenants and agreements required to be performed or complied with by the Partnership.

          (h) Dissenting Stockholders. Holders of not more than 10% of the outstanding shares of Company Common Stock shall have demanded appraisal rights for their shares of Company Common Stock in accordance with the DGCL.

     Section 6.3. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Parent contained in this Agreement (without giving effect to any qualification contained therein as to materiality, including without limitation the phrases "material", "in all material respects", "substantial" or "substantially", and "Parent Material Adverse Effect") shall be true and correct in all material respects, as of the Effective Time as though made on and as of the Effective Time, except (i) for changes specifically permitted or required by this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct as of such particular date, and
     (iii) where the failure to be so true and correct would not, individually or in the aggregate, have or be reasonably likely to have a Parent Material Adverse Effect.

          (b) Agreements and Covenants. The Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (c) No Material Adverse Change. From the date of this Agreement until the Effective Time, there shall not have occurred any change, event, occurrence or circumstance in the business, operations, properties, financial condition or results of operations of the Parent or any of its subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect (except for changes, events, occurrences or circumstances (i) with respect to general economic or industry conditions or (ii) arising as a result of the transactions contemplated hereby).

          (d) Certificate. The Company shall have received a certificate executed on behalf of the Parent by the Chief Executive Officer or Chief Financial Officer of the Parent to the effect set forth in clauses (a) through (c) of this Section 6.3.

          (e) Comfort Letter. The Company shall have received the "comfort" letter from the Parent's independent public accountant, dated as of the Effective Time, as described in Section 5.9(b).

          (f) Registration Rights Agreement; Partnership Services
     Agreement. The Parent shall have entered into (i) a registration rights agreement, substantially in the form attached hereto as Exhibit B (the "Registration Rights Agreement"), with each affiliate of the Company identified therein and (ii) a Partnership Services Agreement, substantially in the form attached hereto as Exhibit D (the "Partnership Services Agreement"), with the Partnership.

          (g) Parent Shareholder Support Agreements. Each of the Parent Shareholder Support Agreements shall be in full force and effect in accordance with its terms. Each stockholder of the Parent that is a party to a Parent Shareholder Support Agreement shall have performed and complied with all covenants and agreements required to be performed or complied with by such party thereunder.

          (h) Dissenting Stockholders. Holders (other than the Partnership and all other directors, officers and affiliates of the Company) of not more than 10% of the outstanding shares of Company Common Stock shall have demanded appraisal rights for their shares of Company Common Stock in accordance with the DGCL.

                                  ARTICLE VII

                                  TERMINATION

     Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval and adoption of this Agreement by the stockholders of the Company or any Parent Stockholder Approval (or exemption therefrom as contemplated hereunder):

          (a) by mutual consent of the Parent and the Company; or

          (b) by action of the Board of Directors of either the Parent or the Company if:

             (i) the Merger shall not have been consummated by January 31, 1997 (provided that the right to terminate this Agreement under this clause
        (i) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

             (ii) the Parent shall not have received an exemption from the requirements of Nasdaq to obtain the Parent Stockholder Approval, and the Parent Stockholder Approval shall not have been obtained upon a vote at a Parent Stockholders' Meeting duly convened therefor or at any adjournment thereof; or

             (iii) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable (provided, that the party seeking to terminate this Agreement pursuant to this clause (iii) shall have used all reasonable efforts to remove such injunction, order or decree); or

          (c) by action of the Board of Directors of the Company (i) if, by reason of an Alternative Transaction Proposal being made, the Board of Directors of the Company determines that it will not recommend approval of the Merger by the stockholders of the Company, or withdraws such recommendation, whether before or after approval and adoption of this Agreement by the stockholders of the Company, or (ii) if the Final Parent Stock Price is equal to or less than $29.38; or

          (d) by action of the Board of Directors of the Parent, if (i) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to the Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Transaction Proposal to the stockholders of the Company, or (ii) all of the conditions to the Merger set forth in Section 6.1 and 6.2 have been satisfied, and the Parent is unable to consummate the Merger or to pay the Merger Consideration as a result of its failure to obtain financing in an amount necessary to consummate the Merger or to pay the Merger Consideration due to the nonfulfillment of (A) either of the conditions precedent set forth in paragraphs (vi) and (xv) of the section entitled "Conditions Precedent: A. To the Initial Loans" contained in the senior debt commitment letter dated September 12, 1996 by and among Morgan Stanley Senior Funding, Inc., The Bank of Nova Scotia and the Parent or (B) either of the conditions precedent set forth in paragraphs 8 or 9 of the section entitled "Conditions to Funding" contained in the bridge loan commitment letter dated September 10, 1996 by and among Morgan Stanley Group, Inc., The Bank of Nova Scotia, First Union Corporation, Societe Generale Investment Corporation and the Parent; or (iii) the Final Parent Stock Price is equal to or less than $25.71.

Notwithstanding the foregoing, if any fee would be due under Section 7.2 as a result of any such termination, the ability of the Company to terminate this Agreement pursuant to Section 7.1(c)(i) and the ability of the Parent to terminate this Agreement pursuant to Section 7.1(b)(ii) or 7.1(d)(ii) is conditioned upon the payment by the Company or the Parent, as the case may be, of any amounts owed by it in accordance with Section 7.2(a).

     Section 7.2. Effect of Termination. (a) In the event that this Agreement is terminated pursuant to Section 7.1(c)(i) or 7.1(d)(i), then the Company shall pay the Parent a cash fee of $25,000,000, which amount shall be payable by wire transfer of immediately available funds simultaneously with any such termination pursuant to Section 7.1(c)(i) and no later than two (2) business days after such termination pursuant to Section 7.1(d)(i). The Company acknowledges that the agreements contained in this Section 7.2(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 7.2(a), and, in order to obtain such payment, the Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.2(a), the Company shall pay to the Parent its costs and expenses (including attorneys' fees) in connection with such suit.

     (b) In the event that this Agreement is terminated pursuant to Section 7.1(b)(ii) (other than primarily as a result of the breach of this Agreement by the Company), then the Parent shall pay the Company a cash fee of $25,000,000, which amount shall be payable by wire transfer of immediately available funds simultaneously with any such termination, if the terminating party is the Parent, and in no event later than two business (2) days after any such termination, if the terminating party is the Company. In the event that this Agreement is terminated pursuant to Section 7.1(d)(ii) (other than primarily as a result of the breach of this Agreement by the Company), then the Parent shall pay the Company a cash fee of $12,000,000, which fee shall be the sole and exclusive remedy of the Company for the failure of the parties to consummate the Merger, and which fee shall be payable by wire transfer of immediately available funds simultaneously with any such termination. The Parent acknowledges that the agreements contained in this
Section 7.2(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if the Parent fails to promptly pay any amounts due pursuant to this Section 7.2(b), and, in order to obtain such payment, the Company commences a suit which results in a judgment against the Parent for the fee set forth in this Section 7.2(b), the Parent shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit.

     (c) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, all obligations and liabilities of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 7.2 and Section 5.12 and except for the provisions of Article VIII, the Company Confidentiality Agreement and the Parent Confidentiality Agreement. Nothing herein shall prejudice the ability of the non-breaching party to seek damages from any other party for any willful breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

     Section 7.3. Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party or parties to be bound thereby.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1. Nonsurvival of Representations, Warranties and
Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger and thereafter neither the Parent, Merger Sub or the Company, nor any affiliate, officer, director, employee or shareholder shall have any liability with respect thereto; provided, however, that the agreements contained in Articles I and II, Sections 5.13 and 5.14, this Article VIII, the Registration Rights Agreement, the Affiliate Letters, the Partnership Services Agreement, the Company Shareholder Support Agreement, the Parent Shareholder Support Agreements and any other covenant or agreement which contemplates performance after the Effective Time shall survive the Merger.

     Section 8.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

          (a) if to the Parent or Merger Sub, to

           Doubletree Corporation
           410 North 44th Street
           Suite 700
           Phoenix, Arizona 85008
           Attention: Chief Financial Officer
           Telecopier: (602) 220-6602

           with a copy to:

           Dewey Ballantine
           1301 Avenue of the Americas
           New York, New York 10019-6092
           Attention: William J. Phillips, Esq.
           Telecopier: (212) 295-6333

          (b) if to the Company, to

           Red Lion Hotels, Inc.
           4001 Main Street
           Vancouver, Washington 98663
           Attention: Chief Executive Officer
           Telecopier: (360) 693-1739

           with a copy to:

           Latham & Watkins
           505 Montgomery Street, Suite 1900
           San Francisco, California 94111-2586
           Attention: Peter F. Kerman, Esq.
           Telecopier: (415) 395-8095

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered or on the fifth business day after being deposited in the United States mail, if mailed.

     Section 8.3. Certain Definitions. The following terms shall, when used in this Agreement, have the following respective meanings:

          (a) "affiliate" shall have the meaning assigned to such term in
     Section 12(b)-2 of the Exchange Act.

          (b) "business day" shall have the meaning set forth in Rule 14d-1(c)(6) under the Exchange Act.

          (c) "person" means any natural person, corporation, limited liability company, partnership, unincorporated organization, government or department or agency thereof, or other legal entity.

          (d) "subsidiary" of any person means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which such person directly or indirectly owns or controls at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any partnership or other organization of which such person directly or indirectly owns a 50% or greater equity interest.

     Section 8.4. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 2.3(f), 5.13 and 8.6 nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 8.5. Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Parent Confidentiality Agreement, the Parent Shareholder Support Agreements, the Company Confidentiality Agreement, the Company Shareholder Support Agreement, the Registration Rights Agreement, the Partnership Services Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     Section 8.6. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement by the stockholders of the Company or the Parent Stockholder Approval is obtained, but, after any such approval or any Parent Stockholder Approval, no amendment shall be made which by law requires further approval by the stockholders of the Company or the Parent without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. After the Effective Time, none of the Sections or Articles specified in
Section 8.1 may be amended.

     Section 8.7. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     Section 8.8. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 8.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in the Delaware Courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

     Section 8.10. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 8.11. Incorporation of Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein. Inclusion of information in the Company Disclosure Schedule or the Parent Disclosure Schedule does not constitute an admission or acknowledgement of the materiality of such information.

     Section 8.12. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders.

     Section 8.13. Headings. The headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     Section 8.14. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all which counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     IN WITNESS WHEREOF, the Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          DOUBLETREE CORPORATION

                                          By: /s/  RICHARD FERRIS

                                            ------------------------------------
                                              Name: Richard Ferris
                                              Title: Co-Chairman

                                          RLH ACQUISITION CORP.

                                          By: /s/  DAVID HEUCK

                                            ------------------------------------
                                              Name: David Heuck
                                              Title: Vice President

                                          RED LION HOTELS, INC.

                                          By: /s/  DAVID J. JOHNSON

                                            ------------------------------------
                                              Name: David J. Johnson
                                              Title: President, CEO and Chairman

                                                                      APPENDIX B

                          OPINION OF SMITH BARNEY INC.

September 12, 1996

The Board of Directors
Red Lion Hotels, Inc.
4001 Main Street
Vancouver, Washington 98663

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Red Lion Hotels, Inc. ("Red Lion"), of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of September 12, 1996 (the "Merger Agreement"), by and among Doubletree Corporation ("Doubletree"), RLH Acquisition Corp., a wholly owned subsidiary of Doubletree ("Merger Sub"), and Red Lion. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Red Lion (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of Red Lion (the "Red Lion Common Stock") will be converted into the right to receive (A) $21.30 in cash, plus if the effective time of the Merger (the "Effective Time") does not occur on or prior to November 18, 1996, interest accruing at a fluctuating rate per annum equal to the prime interest rate from time to time of Bankers Trust Company, compounded daily, on $30.106 plus such accrued interest, for the period commencing on November 18, 1996 and ending the day on which the Effective Time occurs (the "Cash Consideration") and (B) 0.2398 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of Doubletree (the "Doubletree Common Stock") (such number of shares of the Doubletree Common Stock, the "Stock Consideration," and together with the Cash Consideration, the "Merger Consideration"); provided, however, that (a) if the Final Doubletree Stock Price (as defined below) is equal to or less than $31.22, the Exchange Ratio shall be equal to the sum of 0.2398 plus the quotient obtained by dividing $0.8806 by the Final Doubletree Stock Price; (b) if the Final Doubletree Stock Price is greater than $31.22 and equal to or less than $34.89, then the Exchange Ratio shall be equal to the quotient obtained by dividing $8.3657 by the Final Doubletree Stock Price; (c) if the Final Doubletree Stock Price is equal to or greater than $38.56 but less than $42.23, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.2463 by the Final Doubletree Stock Price; (d) if the Final Doubletree Stock Price is equal to or greater than $42.23 but less than $44.07, then the Exchange Ratio shall be equal to the difference of 0.2398 minus the quotient obtained by dividing $0.8806 by the Final Doubletree Stock Price; and (e) if the Final Doubletree Stock Price is equal to or greater than $44.07, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.6866 by the Final Doubletree Stock Price. As used herein, the "Final Doubletree Stock Price" means the "volume-weighted average quote" of the reported sales prices per share of the Doubletree Common Stock quoted on The Nasdaq Stock Market's National Market, as reported by Bloomberg, L.P., for the ten consecutive trading days (on which shares of the Doubletree Common Stock are actually traded) immediately preceding the second business day prior to the Effective Time.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Red Lion and certain senior officers and other representatives and advisors of Doubletree concerning the businesses, operations and prospects of Red Lion and Doubletree. We examined certain publicly available business and financial information relating to Red Lion and Doubletree as well as certain financial forecasts and other data for Red Lion and Doubletree which were provided to or otherwise discussed with us by the respective managements of Red Lion and Doubletree,

The Board of Directors
Red Lion Hotels, Inc.
September 12, 1996
Page 2

including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Red Lion Common Stock and the Doubletree Common Stock; the respective companies' historical and projected earnings and operating data; and the capitalization and financial condition of Red Lion and Doubletree. We also considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Red Lion and Doubletree. We also evaluated the potential pro forma financial impact of the Merger on Doubletree. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Red Lion and Doubletree that such forecasts and other information and data were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of Red Lion and Doubletree and the strategic implications and operational benefits anticipated to result from the Merger. We are not expressing any opinion as to what the value of the Doubletree Common Stock actually will be when issued to Red Lion stockholders pursuant to the Merger or the prices at which the Doubletree Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Red Lion and Doubletree nor have we made any physical inspection of the properties or assets of Red Lion and Doubletree. In arriving at our opinion, we did consider unsolicited proposals received by Red Lion, but we were not authorized to solicit, and did not solicit, interest from any other party with respect to any alternative business strategies or transaction involving Red Lion. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to Red Lion in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Red Lion and Doubletree for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided financial advisory and investment banking services to Red Lion unrelated to the proposed Merger, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with Red Lion and Doubletree.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Red Lion in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent; provided that our opinion may be included in its entirety in any filing made by Red Lion or Doubletree with the Securities and Exchange Commission with respect to the Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above

The Board of Directors
Red Lion Hotels, Inc.
September 12, 1996
Page 3

and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Red Lion Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,


/s/ SMITH BARNEY INC.
SMITH BARNEY INC.

                                                                      APPENDIX C

                  OPINION OF MORGAN STANLEY & CO. INCORPORATED

                                             MORGAN STANLEY & CO. INCORPORATED
                                             1585 BROADWAY
                                             NEW YORK, NEW YORK 10036

                                             SEPTEMBER 12, 1996

BOARD OF DIRECTORS
DOUBLETREE CORPORATION
410 NORTH 44TH STREET, SUITE 700
PHOENIX, ARIZONA 85008

MEMBERS OF THE BOARD:

     We understand that Red Lion Hotels, Inc. ("Target" or the "Company"), Doubletree Corporation ("Buyer") and RLH Acquisition Corp., a wholly owned subsidiary of Buyer ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 11, 1996 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Target. Pursuant to the Merger, Target will become a wholly owned subsidiary of Buyer, and each outstanding share of common stock, par value $.01 per share, of Target (the "Target Common Stock"), other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenters' rights have been perfected and not withdrawn or lost, will be converted into the right to receive (i) $21.30 in cash, plus interest under certain circumstances as provided in the Merger Agreement, and
(ii) 0.2398 shares of common stock, par value $.01 per share, of Buyer (the "Buyer Common Stock"), subject to adjustment in certain circumstances pursuant to a formula set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the consideration to be paid to the holders of shares of Target Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

     For purposes of the opinion set forth herein, we have:

     (i) analyzed certain publicly available financial statements and other information of the Company and the Buyer, respectively;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

     (iii) reviewed certain 1996 budget information prepared by the management of the Company;

     (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

     (v) analyzed certain internal financial statements and other financial operating data concerning the Buyer prepared by the management of the Buyer;

     (vi) reviewed certain financial projections concerning Target and Buyer prepared by the management of the Buyer;

     (vii) discussed the past and current operations and financial condition and the prospects of the Buyer with senior executives of the Buyer, and analyzed the pro forma impact of the Merger on the Buyer's earnings per share, consolidated capitalization and financial ratios;

     (viii) reviewed and discussed with the management of the Buyer and their legal and other advisors their assessment of certain due diligence, legal and other issues relating to the Merger;

     (ix) reviewed and discussed with the management of the Buyer the synergies and other long-term benefits expected to result from the Merger;

     (x) reviewed the reported prices and trading activity for the Target Common Stock and the Buyer Common Stock;

     (xi) compared the financial performance of the Company and the Buyer and the prices and trading activity of the Target Common Stock and the Buyer Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (xii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (xiii) participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

     (xiv)  reviewed the Merger Agreement and certain related documents; and

     (xv)  performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections and budget information, including the synergies and other long-term benefits expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Buyer. We have not conducted a physical inspection of the properties or facilities of the Company for the Buyer, or made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such appraisals. We have assumed, with the Buyer's consent, that in connection with the receipt of all necessary third-party consents and other appraisals for the proposed Merger, the failure to receive any of such consents or approvals will not have a material adverse impact on the Company or the Buyer. In addition, we have assumed that the Merger will be consummated on the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates have provided financial advisory and financing services for the Target and the Buyer and have received fees for the rendering of these services. In addition, Morgan Stanley or its affiliates (i) have received a mandate to act as lead manager in connection with the proposed issuance of common stock or debt securities of the Buyer (ii) together with the Bank of Nova Scotia, have provided a commitment with respect to Senior Bank Financing to the Buyer in an aggregate principal amount up to $736 million and Morgan Stanley will act as arranger and syndication agent in connection with such Senior Bank Financing and
(iii) together with certain other purchasers, have provided a commitment with respect to the purchase of up to $150 million in principal amount of Senior Subordinated Bridge Notes of the Buyer.

     It is understood that this letter is for the information of the Board of Directors of the Buyer and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Buyer with the Securities and Exchange Commission with respect to the Merger. In addition, we express no opinion and make no recommendation as to how the stockholders of the Buyer should vote at the stockholders' meeting, if any, held in connection with the Merger.

     Based on the foregoing, we are of the opinion on the date hereof that the consideration to be paid to the holders of shares of Target Common Stock of the Company pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/  MAHMOUD A. MAMDANI

                                            ------------------------------------
                                            Mahmoud A. Mamdani
                                            Managing Director

                                                                      APPENDIX D

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

     APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.sec. 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) or (g) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX E

                       SAMPLE EXCHANGE RATIO ADJUSTMENTS

Base Doubletree Stock Price:                $36.7253
Base Value of Stock Consideration:           $8.8060

FINAL DOUBLETREE        PERCENT OF BASE         EXCHANGE     VALUE OF STOCK     PERCENT OF
  STOCK PRICE        DOUBLETREE STOCK PRICE      RATIO       CONSIDERATION      BASE VALUE
----------------     ----------------------     --------     --------------     ----------
    $25.7077                  70.0%              0.2740         $ 7.0448           80.0%
     26.0750                  71.0%              0.2736           7.1329           81.0%
     26.4422                  72.0%              0.2731           7.2209           82.0%
     26.8095                  73.0%              0.2726           7.3090           83.0%
     27.1767                  74.0%              0.2722           7.3970           84.0%
     27.5440                  75.0%              0.2718           7.4851           85.0%
     27.9112                  76.0%              0.2713           7.5732           86.0%
     28.2785                  77.0%              0.2709           7.6612           87.0%
     28.6457                  78.0%              0.2705           7.7493           88.0%
     29.0130                  79.0%              0.2701           7.8373           89.0%
     29.3802                  80.0%              0.2698           7.9254           90.0%
     29.7475                  81.0%              0.2694           8.0135           91.0%
     30.1147                  82.0%              0.2690           8.1015           92.0%
     30.4820                  83.0%              0.2687           8.1896           93.0%
     30.8493                  84.0%              0.2683           8.2776           94.0%
     31.2165                  85.0%              0.2680           8.3657           95.0%
     31.5838                  86.0%              0.2649           8.3657           95.0%
     31.9510                  87.0%              0.2618           8.3657           95.0%
     32.3183                  88.0%              0.2589           8.3657           95.0%
     32.6855                  89.0%              0.2559           8.3657           95.0%
     33.0528                  90.0%              0.2531           8.3657           95.0%
     33.4200                  91.0%              0.2503           8.3657           95.0%
     33.7873                  92.0%              0.2476           8.3657           95.0%
     34.1545                  93.0%              0.2449           8.3657           95.0%
     34.5218                  94.0%              0.2423           8.3657           95.0%
     34.8890                  95.0%              0.2398           8.3657           95.0%
     35.2563                  96.0%              0.2398           8.4538           96.0%
     35.6235                  97.0%              0.2398           8.5418           97.0%
     35.9908                  98.0%              0.2398           8.6299           98.0%
     36.3580                  99.0%              0.2398           8.7179           99.0%
     36.7253                 100.0%              0.2398           8.8060          100.0%
     37.0926                 101.0%              0.2398           8.8941          101.0%
     37.4598                 102.0%              0.2398           8.9821          102.0%
     37.8271                 103.0%              0.2398           9.0702          103.0%
     38.1943                 104.0%              0.2398           9.1582          104.0%
     38.5616                 105.0%              0.2398           9.2463          105.0%
     38.9288                 106.0%              0.2375           9.2463          105.0%
     39.2961                 107.0%              0.2353           9.2463          105.0%
     39.6633                 108.0%              0.2331           9.2463          105.0%
     40.0306                 109.0%              0.2310           9.2463          105.0%
     40.3978                 110.0%              0.2289           9.2463          105.0%
     40.7651                 111.0%              0.2268           9.2463          105.0%
     41.1323                 112.0%              0.2248           9.2463          105.0%
     41.4996                 113.0%              0.2228           9.2463          105.0%
     41.8668                 114.0%              0.2209           9.2463          105.0%
     42.2341                 115.0%              0.2189           9.2463          105.0%
     42.6013                 116.0%              0.2191           9.3344          106.0%
     42.9686                 117.0%              0.2193           9.4224          107.0%
     43.3359                 118.0%              0.2195           9.5105          108.0%
     43.7031                 119.0%              0.2196           9.5985          109.0%
     44.0704                 120.0%              0.2198           9.6866          110.0%
     44.4376                 121.0%              0.2180           9.6866          110.0%
     44.8049                 122.0%              0.2162           9.6866          110.0%
     45.1721                 123.0%              0.2144           9.6866          110.0%
     45.5394                 124.0%              0.2127           9.6866          110.0%
     45.9066                 125.0%              0.2110           9.6866          110.0%
     46.2739                 126.0%              0.2093           9.6866          110.0%
     46.6411                 127.0%              0.2077           9.6866          110.0%
     47.0084                 128.0%              0.2061           9.6866          110.0%
     47.3756                 129.0%              0.2045           9.6866          110.0%
     47.7429                 130.0%              0.2029           9.6866          110.0%

                             RED LION HOTELS, INC.

                                4001 MAIN STREET
                          VANCOUVER, WASHINGTON 98663


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS OF RED LION HOTELS, INC. TO BE HELD ON NOVEMBER 8, 1996.



    The undersigned hereby appoints David J. Johnson and Beth A. Ugoretz, each with full power of substitution, as proxy of the undersigned, to attend the Special Meeting of Stockholders of RED LION HOTELS, INC. (the "Company") to be held at Le Parker Meridien Hotel, Salon Concorde, 119 West 56th Street, New York, New York 10019, on November 8, 1996, commencing at 8:00 a.m. local time, and at any and all adjournments thereof, and to vote all Common Stock of the Company, as designated on the reverse side of this proxy, with all powers the undersigned would possess if personally present at the meeting.


    This Proxy will be voted or withheld from being voted in accordance with the instructions specified. Where no choice is specified, the Proxy will confer discretionary authority and will be voted FOR approval of Proposal 1. This Proxy confers authority for the above named persons to vote in his or her discretion with respect to amendments or variations to the matters identified in the notice of meeting accompanying this Proxy and other matters which may properly come before this meeting.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

/X/    PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
                              FOLLOWING PROPOSAL:

    1. APPROVAL AND ADOPTION of the Agreement and Plan of Merger dated as of September 12, 1996, by and among the Company, Doubletree Corporation and RLH Acquisition Corp. ("RLH"), and the merger of RLH with and into the Company.
                    / / FOR        / / AGAINST        / / ABSTAIN

                                                   Date: , 1996.

                                                   Please sign, date and return
                                                   the proxy card promptly in
                                                   the enclosed envelope.

                                                   -----------------------------
                                                         Please Sign Here

                                                   -----------------------------
                                                    Signature (if held jointly)

    NOTE: Please sign exactly as name appears on stock certificate. When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both tenants sign.